As filed with the Securities and Exchange Commission on February 13, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana	6712	35-1562245
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification No.)

201 North Broadway
Greensburg, Indiana 47240
(812) 663-0157

(Address, including zip code and telephone number,
including area code, of principal executive offices)

James L. Saner, Sr.
President and Chief Executive Officer
201 North Broadway
Greensburg, Indiana 47240
(812) 663-0157

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Karen Ball Woods, Esq. Bose McKinney & Evans LLP 135 North Pennsylvania Street, Suite 2700 Indianapolis, Indiana 46204 (317) 684-5000	Edward L. Lublin, Esq. Blank Rome LLP 600 New Hampshire Avenue, N.W. Washington, D.C., 20037 (202) 772-5933

Approximate date of commencement of proposed sale to public:
As soon as practicable after this Registration Statement becomes effective and upon the effective time of the merger of HFS Bank, F.S.B. with and into a subsidiary of Registrant pursuant to the Agreement and Plan of Merger described in the proxy statement/prospectus included in Part I of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	1,104,571	$15.39	$17,004,814	$1,819.52
Total	1,104,571	$15.39	$17,004,814	$1,819.52

(1)             This registration statement covers the maximum number of shares of common stock of the Registrant which are expected to be issued in connection with the merger.

(2)             Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(f), based on the average of the high and low prices of HFS Bank, F.S.B.’s 1,866,200 outstanding and to be outstanding shares of common stock on February 8, 2006 ($18.40), less the amount of cash to be  paid by Registrant to the shareholders of HFS Bank F.S.B. ($17,333,266).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Dear Shareholder of HFS Bank, F.S.B.:

After careful consideration, the board of directors of HFS Bank, F.S.B. has approved a merger of HFS Bank, F.S.B. with and into MainSource Bank—Hobart, an interim federal savings bank and wholly-owned subsidiary of MainSource Financial Group, Inc. We will hold a special meeting of shareholders on             , 2006 to approve the merger.

If the Merger Agreement is approved at the special meeting, you will be entitled to elect to receive in exchange for each of your shares of HFS common stock either $19.35 in cash or shares of MainSource common stock worth approximately that amount (with the exact number of MainSource common shares determined based on the market value of MainSource common stock shortly before the closing of the merger). Your election may be subject to proration so that MainSource common stock is issued for approximately 52% of HFS common stock, and both the cash and stock consideration are subject to adjustment based on our shareholders’ equity shortly before the closing of the merger. In addition, you will receive cash in lieu of any fractional share you would otherwise receive, based on the market value of MainSource common stock shortly before the closing of the merger.

This proxy statement/prospectus contains information regarding the Merger Agreement, the proposed merger and the companies participating in the merger. We encourage you to read this entire document carefully. In particular, you should carefully read the section captioned “Risk Factors” for a discussion of certain risk factors relating to the Merger Agreement and the merger.

This proxy statement/prospectus also incorporates important business and financial information about MainSource that is not included in or delivered with this document. This business and financial information is available without charge to all HFS shareholders upon written or oral request made to: MainSource Financial Group, Inc., 201 North Broadway, Greensburg, Indiana 47240, Attention: Shareholder Relations, (812) 663-0157 or Shareholder.Relations@mainsourcefinancial.com. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than             , 2006.

Consummation of the merger requires that the holders of two-thirds of the issued and outstanding shares of HFS common stock approve the Merger Agreement. Whether or not you plan to attend the special meeting of shareholders of HFS, please take the time to complete and return your enclosed proxy card. If you do not return your proxy card, the effect will be a vote against the proposed merger. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed merger. If your shares are held by a broker in “street name,” and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

Also enclosed is an election form and instructions for electing your preferred form of merger consideration and exchanging your shares of HFS common stock for shares of MainSource common stock and any cash payments you may be entitled to receive. Please complete and return your election form together with your HFS stock certificates in the separate envelope that is provided for that purpose.

We are enthusiastic about the merger and the strengths and capabilities we will have as part of the MainSource family. I join all of the other members of the HFS board of directors in recommending that you vote in favor of the merger.

Sincerely,

James Greiner, President
HFS Bank, F.S.B.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

The Board of Directors has approved the merger of HFS Bank, F.S.B. into MainSource Bank—Hobart and recommends that shareholders vote in favor of the merger.

HFS BANK, F.S.B.

555 East Third Street
Hobart, Indiana 46342
(219) 942-1175

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON                   , 2006

To the Shareholders of HFS Bank, F.S.B.:

We will hold a special meeting of the shareholders of HFS Bank, F.S.B. on             ,             , 2006, at        p.m., local time, at             , located at             , [Hobart], Indiana, to consider and vote upon:

1.                Merger Proposal.   To approve the Agreement and Plan of Merger dated October 26, 2005 (the “Merger Agreement”), by and between MainSource Financial Group, Inc. and HFS Bank, F.S.B., pursuant to which HFS Bank, F.S.B. will merge with and into MainSource Bank—Hobart, an interim federal savings bank and wholly-owed subsidiary of MainSource Financial Group, Inc.

2.                Other Matters.   To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed merger. The enclosed proxy statement/prospectus is a part of this notice.

The board of directors of HFS recommends that HFS shareholders vote “FOR” adoption of the Merger Agreement.

The board of directors of HFS fixed the close of business on             , 2006 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your proxy is being solicited by the HFS board of directors. The Merger Agreement must be adopted by the affirmative vote of holders of two-thirds of the issued and outstanding shares of HFS common stock in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. YOUR VOTE IS VERY IMPORTANT. You may revoke your proxy at any time before the special meeting or by attending the special meeting and voting in person.

By Order of the Board of Directors
James Greiner, President

Hobart, Indiana
            , 2006

PROXY STATEMENT FOR THE SPECIAL MEETING OF
HFS BANK, F.S.B. SHAREHOLDERS

and

PROSPECTUS OF
MAINSOURCE FINANCIAL GROUP, INC.

The boards of directors of HFS Bank, F.S.B. and MainSource Financial Group, Inc. have unanimously approved an agreement to merge HFS with and into MainSource Bank—Hobart, an interim federal savings bank and wholly-owned subsidiary of MainSource Financial Group, Inc. If the merger is approved by the shareholders of HFS and all other closing conditions are satisfied, each shareholder of HFS will have the option to elect to receive either $19.35 in cash or 1.0348 shares of MainSource common stock (based on the closing price of MainSource common stock on October 25, 2005 and subject to adjustment) for each share of HFS common stock owned before the merger. However, MainSource common stock must be issued in the merger for as close as possible to 52% of the outstanding HFS common stock, so there may be pro rata allocations of cash or stock made to HFS shareholders to ensure that this requirement is satisfied. Each HFS shareholder will also receive cash in lieu of any fractional shares of MainSource common stock that such shareholder would otherwise receive in the merger, based on the market value of MainSource common stock determined shortly before the closing of the merger. The board of directors of HFS believes that the merger is in the best interests of HFS and its shareholders.

This document is a proxy statement that HFS is using to solicit proxies for use at its special meeting of shareholders to be held to vote on the merger. It is also a prospectus relating to MainSource’s issuance of up to 1,104,571 shares of MainSource common stock in connection with the merger.

MainSource common stock is traded on the NASDAQ National Market under the trading symbol “MSFG”. On October 26, 2005, the date of execution of the Merger Agreement, the closing price of a share of MainSource common stock was $18.60. On              , 2006, the closing price of a share of MainSource common stock was $          .

HFS common stock is traded on the over-the-counter market under the trading symbol “HFSK.PK”. On October 26, 2005, the date of execution of the Merger Agreement, the closing price of a share of HFS common stock was $12.50. On              , 2006, the closing price of a share of HFS common stock was $           .

For a discussion of certain risk factors relating to the Merger Agreement and the merger, see the Section captioned “RISK FACTORS” beginning on page 23.

Neither the Securities and Exchange Commission nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated          , 2006, and it
is first being mailed to HFS shareholders on or about          , 2006.

AVAILABLE INFORMATION

As permitted by Securities and Exchange Commission rules, this document incorporates certain important business and financial information about MainSource from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

MainSource Financial Group, Inc.

201 North Broadway

Greensburg, Indiana 47240

Attention: Shareholder Relations

(812) 663-0157

In order to ensure timely delivery of these documents, you should make your request by            , 2006 to receive them before the special meeting.

You can also obtain documents incorporated by reference in this document through the SEC’s website at www.sec.gov. See “Where You Can Find More Information.”

i

Certain Relationships and Related Transactions	78
Management’s Discussion and Analysis of Financial Condition and Results of Operation	78
Interests of Certain Directors and Executive Officers of HFS in the Merger	101
Treatment of Deferred Compensation Plan	101
Employment Agreement with James Greiner	101
Severance Payment	101
Directors of MainSource Bank—Hobart	102
Indemnification and Insurance	102
Dissenter’s Rights of HFS Shareholders	102
Material Federal Income Tax Consequences	104
General	104
Opinion Conditions	104
Exchanges of HFS Common Stock	105
Tax Treatment of the Entities	106
Information Reporting and Backup Withholding	106
Comparison of the Rights of Shareholders	107
Authorized Capital Stock	107
Advance Notice Requirements	107
Composition of Board of Directors	108
Special Meetings of Shareholders	108
Notice of Meetings of Shareholders	108
Voting by Shareholders	108
Dividends	109
Removal of Directors	110
Appraisal Rights of Dissenting Shareholders	110
Anti-Takeover Provisions	110
Independent Registered Public Accounting Firms	114
Legal Matters	114
Where You Can Find More Information	114
HFS Financial Statements	F-1
Annexes
Annex A—Agreement and Plan of Merger	A-1
Annex B—Opinion of Keefe, Bruyette & Woods, Inc.	B-1
Annex C—Part 552.14 of Title 12 of the Code of Federal Regulations (Dissenting Shareholders)	C-1
Annex D—Form of Employment Agreement of James Greiner	D-1

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:            What will I receive in the merger?

A:             If the merger is completed, your shares of HFS common stock will be converted into the right to receive shares of MainSource common stock and/or cash. You are entitled to elect for each HFS share you own whether you want to receive:

•                     $19.35 in cash (subject to adjustment based on changes in HFS’ shareholders’ equity or the number of outstanding HFS shares); or

•                     MainSource common stock.

The number of shares of MainSource common stock you are entitled to receive for each HFS share will be determined by dividing (A) $36,110,970 (subject to adjustment based on changes in HFS’ shareholders’ equity) by (B) the number of outstanding shares of HFS common stock, and then by (C) the average of the per share high and low prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the 10 trading days preceding the third calendar day before the date the merger becomes effective, sometimes referred to as the MainSource average stock price; however, if the MainSource average stock price is less than $17.00 per share, then $17.00 will be used as the average stock price, and if the MainSource average stock price is greater than $21.00 per share, then $21.00 will be used as the average stock price. MainSource will also pay cash in lieu of issuing fractional shares.

The Merger Agreement provides that a number as close as possible to 52% of the outstanding shares of HFS must be converted into MainSource common stock, with the balance of the outstanding HFS shares converted into cash. If HFS shareholder elections would result in the issuance of MainSource common stock for more or less than 52% of the outstanding HFS shares, then your elections may be subject to proration as described under “The Merger Agreement—Election and Allocation Procedures.”  As a result of the proration, you may not receive cash or MainSource shares to the full extent that you elect.

As of                , 2006,  the closing  price for a share of MainSource common stock was $                 and for a share of HFS common stock was $                . You should obtain current market prices for shares of MainSource common stock and HFS common stock prior to making your election. MainSource common stock is listed on the NASDAQ National Market under the symbol “MSFG.”  HFS common stock is traded on the over-the-counter market under the symbol “HFSK.PK.”

Q:            What risks should I consider before I vote on the merger?

A:             You should review the “Risk Factors” section of this proxy statement/prospectus beginning on page 23.

Q:            Will MainSource shareholders receive any shares or cash as a result of the merger?

A:             No. MainSource shareholders will continue to own the same number of MainSource shares they owned before the effectiveness of the merger.

Q:            When is the merger expected to be completed?

A:             We are working to complete the merger as quickly as possible. We must first obtain the necessary  regulatory approvals and the approval of the HFS shareholders at the special meeting being held for shareholders to vote on the merger. We currently expect to complete the merger before the end of the second quarter of 2006.

Q:            What are the tax consequences of the merger to me?

A:             We have structured the merger so that MainSource, HFS and their respective shareholders will not recognize any gain or loss for federal income tax  purposes on the exchange of HFS shares for MainSource shares in the merger. Taxable capital gains may result, however, to the extent an HFS shareholder receives cash instead of MainSource common stock (including cash received in lieu of fractional shares of MainSource common stock) and the cash received exceeds the shareholder’s adjusted basis in the surrendered stock. At the closing, HFS is to receive an opinion from MainSource’s lawyer confirming these tax consequences. See “Material Federal Income Tax Consequences.”

Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q:            Will I have dissenter’s rights?

A:             HFS shareholders will be able to dissent from the proposed merger, but only by complying with the applicable provisions of the United States Code of Federal Regulations summarized under “Dissenter’s Rights of HFS Shareholders.”

Q:            What do I need to do now?

A:             After reading this joint proxy statement/prospectus, mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the                 , 2006 HFS special meeting. You should also complete your Election Form to specify the type of merger consideration you prefer (or provide instructions to your broker if you hold your shares in “street name”). To submit your HFS share certificates for exchange, you should follow the instructions contained in the Election Form.

Q:            If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:             Yes. Your broker will vote your shares on the merger, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the merger, your broker will not be able to vote your shares on the merger, and this will have the effect of voting against the merger.

Q:            Can I change my vote after I have mailed my signed proxy card?

A:             Yes. You can change your vote at any time before your proxy is voted at the special shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated a later date than the first proxy card. Third, you can attend the special meeting and vote in person. Your attendance at the shareholder meeting will not, however, by itself revoke your proxy. If you hold your shares in “street name” and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q:            Should I send in my stock certificates now?

A:             Enclosed is an Election Form and instructions for electing your preferred form of merger consideration and exchanging your shares of HFS common stock for shares of MainSource common stock and any cash payments you may be entitled to receive. You must include your HFS stock certificates with your Election Form.

Q:            How do I elect the form of payment that I prefer in the merger?

A:             An Election Form is enclosed with this proxy statement/prospectus mailed to HFS shareholders. If you wish to make an election, you should complete this Election Form and send it in the envelope provided to the exchange agent,                                                          . For you to make an  effective

election, your properly executed Election Form must be received by the exchange agent before 5:00 p.m., local time, on                 , 2006, the election deadline. You must include your HFS share certificates with your Election Form. If you hold your shares in street name with a broker, you should ask your broker for instructions on tendering your HFS shares. Please read the instructions to the Election Form for information on completing the form. These instructions will also inform you what to do if your share certificates have been lost, stolen or destroyed. Please note that your proxy card and your Election Form must be returned to different addresses and must be mailed separately.

Q:            Which form of payment should I choose?  Why?

A:             The form of  payment you  should elect will  depend upon your  personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have any questions about the form of payment you should elect.

Q:            What will  happen if I don’t make an election as to some or all of my HFS shares?

A:             Your non-election will either be treated as an election for cash, MainSource common stock, or a combination of both, depending on the elections that are made by other shareholders. If you  do not make an election, it is impossible to predict at this point what merger consideration you will receive.

Q:            If I am voting against the Merger Agreement, should I still make an election?

A:             Yes. If the Merger Agreement is approved by the HFS shareholders and becomes effective, you will receive merger consideration based on the Election Form you submit. If you fail to submit an Election  Form, your HFS shares will be treated as described in the preceding answer.

Q:            Can I change my election?

A:             Yes. You can change your election by submitting a new Election Form to the exchange agent so it is received prior to the election deadline set forth on the Election Form. After the election deadline, no changes may be made.

Q:            What will happen if I acquire  shares of HFS common stock from an HFS shareholder after the voting record date?

A:             If you acquire shares of HFS common stock from an HFS shareholder after the voting record date, you must obtain and submit your own Election Form by the election deadline in order for an election to be valid with respect to the shares you acquired. If the shares are registered in your name, the exchange agent will send you a new Election Form although you may submit an Election Form obtained from the selling shareholder or by some other means. If you are not the registered owner of the shares acquired, then you should contact the bank, broker or dealer through which you acquired the shares to request that the bank, broker or dealer submit an Election Form on your behalf. In either case, the Election Form must be submitted by the election deadline.

Q:            Whom should I contact if I have other questions about the merger?

A:             If you have more questions about the Merger Agreement or the merger, you should contact                                               , the exchange agent and information agent for the merger, at                               ,                               ,                               .

You may also contact:

MainSource Financial Group, Inc.		HFS Bank, F.S.B.
201 North Broadway		555 East Third Street
Greensburg, Indiana 47240	or	Hobart, Indiana 46342
Attention: Shareholder Relations		Attention: James Greiner
(812) 663-0157		President
Shareholder.Relations@mainsourcefinancial.com		(219) 942-1175

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption “Where You Can Find More Information.”

The Companies

MainSource Financial Group, Inc.

201 North Broadway

Greensburg, Indiana 47240

(812) 663-0157

MainSource Financial Group is a community-focused, multi-bank, financial services holding company with assets of $1.6 billion. Through its two current banking subsidiaries, MainSource Bank, Greensburg, Indiana, and MainSource Bank of Illinois, Kankakee, Illinois, it operates 54 offices in 23 Indiana counties and six offices in three Illinois counties. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, it provides various related financial services through its banking affiliates. MainSource’s common stock trades on the NASDAQ National Market under the symbol “MSFG.”

HFS Bank, F.S.B.

555 East Third Street

Hobart, Indiana  46342

(219) 942-1175

HFS Bank, F.S.B., is a federal savings bank with its principal office located in Hobart, Indiana. HFS maintains a total of six offices in Hobart, Portage, Griffith and Crown Point, Indiana, and has been serving northwest Indiana since 1934. HFS Bank, F.S.B. had $236.0 million in total assets and $20.7 million in shareholders’ equity as of December 31, 2005. There are currently 1,866,200 shares of stock outstanding which are traded on the over-the-counter market under the symbol “HFSK.PK.”

Special Meeting of Shareholders; Required Vote

The special meeting of HFS shareholders is scheduled to be held at [the Barn at County Line Orchard], located at [200 County Line Road], [Hobart], Indiana, at                  a.m./p.m., local time, on                     2006. At the HFS special meeting, you will be asked to vote to approve the Merger Agreement. Only HFS shareholders of record as of the close of business on            , 2006 are entitled to notice of, and to vote at, the HFS special meeting and any adjournments or postponements of the HFS special meeting.

Approval of the Merger Agreement requires the affirmative vote of holders of two-thirds of the issued and outstanding shares of HFS common stock. As of the record date, there were [1,866,200] shares of HFS common stock outstanding. The directors and executive officers of HFS (and their affiliates), as a group, beneficially owned  [        ] shares of HFS common stock, representing approximately [    ]% of the outstanding shares of HFS common stock as of the record date. No approval by MainSource shareholders is required.

The Merger and the Merger Agreement

MainSource’s acquisition of HFS is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, HFS will be merged with and into MainSource

Bank—Hobart, an interim federal savings bank and wholly-owned subsidiary of MainSource, with MainSource Bank—Hobart surviving. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus.

What HFS Shareholders Will Receive in the Merger

At the effective time of the merger, 52% of the shares of common stock of HFS that are issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive shares of MainSource common stock. The number of shares of MainSource common stock that will be issued for each HFS share converted into MainSource common stock will be determined by dividing (A) $36,110,970 (subject to adjustment based on changes in HFS’ shareholders’ equity) by (B) the number of outstanding shares of HFS common stock, and then by (C) the average of the per share high and low sales prices of a share of MainSource common stock as quoted on the NASDAQ National Market during the 10 trading days preceding the third calendar day before the date the merger becomes effective, sometimes referred to as the MainSource average stock price; however, if the MainSource average stock price is less than $17.00 per share, then $17.00 will be used as the average stock price, and if the MainSource average stock price is greater than $21.00 per share, then $21.00 will be used as the average stock price. The remaining 48% of the shares of common stock of HFS are being purchased by MainSource for cash.

If the merger is completed, shares of HFS common stock that you own immediately before the completion of the merger will be converted into the right to receive shares of MainSource common stock and/or cash. By way of example only, as of [                    ], 2006,  and assuming no adjustment in the merger consideration based on HFS’s stockholders’ equity, for each share of HFS common stock that you own, you would receive either [                    ] shares of MainSource common stock, based on MainSource’s [                    ], 2006 closing price of $[    ] per share on that date, or $19.35 in cash.

HFS shareholders will not receive fractional shares of MainSource common stock. Instead, you will receive a cash payment for any fractional shares in an amount equal to the product of (a) the fraction of a share of MainSource common stock to which you are entitled multiplied by (b) the average of the per share high and low sales prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the third calendar day preceding the effective time of the merger.

Election and Allocation Procedures

Enclosed with this proxy statement/prospectus is an election form and instructions for electing your preferred form of merger consideration and exchanging your shares of HFS common stock for shares of MainSource common stock and any cash payments you may be entitled to receive. You may elect to receive all stock, all cash, or any combination of stock and cash with respect to your shares, subject to allocation as described below, or you may make no election. Please complete and return your election form together with your HFS stock certificates in the separate envelope that is provided for that purpose. To be effective, an election form must be properly completed, signed and actually received by the exchange agent not later than 5:00 p.m., local time, on [         ], 2006 or such other time and date as the parties may agree in writing, referred to as the election deadline. In order to be deemed properly completed, the election form must be accompanied by one or more stock certificates (or indemnity satisfactory to MainSource and the exchange agent if such certificates are lost, stolen or destroyed) representing all shares of HFS common stock covered by such election form, together with duly executed transmittal materials included in or required by the election form. If your election form is not properly completed and returned with your HFS stock certificates prior to the election deadline, your shares will be treated as if no election had been made with respect to such shares.

The Merger Agreement provides that a number as close as possible to approximately 52% of the outstanding shares of HFS must be converted into MainSource common stock, with the balance of the outstanding HFS shares converted into cash. If the number of shares elected to be converted into MainSource common stock equals 52%, then:

•       all shares for which a cash election has been made and all shares for which no election has been made will be converted into the right to receive cash consideration; and

•       all shares for which an election to receive MainSource common stock has been made will be converted into the right to receive shares of MainSource common stock.

If the number of shares electing to receive MainSource common stock is less than 52%, then:

•       all shares for which an election to receive MainSource common stock has been made will be converted into the right to receive shares of MainSource common stock; and

•       the shares for which no election has been made will be eliminated and converted into elections to receive MainSource common stock by first eliminating and converting the blocks of shares for which no election has been made which cover the largest number of shares of HFS common stock, and then eliminating and converting the blocks of shares for which no election has been made which cover the next largest number of shares and continuing this process until 52% of the total number of shares of HFS common stock outstanding at the effective time will be converted into MainSource common stock; and

•       if, following the elimination and conversion of all shares for which no election has been made, the number of shares electing to receive MainSource common stock still is less than 52%, the number of shares for which an election to receive cash has been made will be eliminated and converted to an election to receive MainSource common stock in the same manner as the shares for which no election has been made, until 52% of the total number of shares of HFS common stock outstanding at the effective time will be converted into MainSource common stock.

If the number of shares for which an election to receive MainSource common stock has been made exceeds 52%, then:

•       all shares for which no election has been made will be converted into the right to receive cash consideration;

•       the shares for which an election to receive MainSource common stock has been made will be eliminated and converted into cash by first eliminating and converting blocks of shares for which an election to receive MainSource common stock has been made which cover the smallest number of shares of HFS common stock and then eliminating and converting the blocks of shares for which an election to receive MainSource common stock has been made which cover the next smallest number of shares and continuing this process until 52% of the total number of shares of HFS common stock outstanding at the effective time will be converted into MainSource common stock; provided, however, that at such time as the stock elections of shareholders who have made stock elections with respect to fewer than 200 shares of HFS common stock have been eliminated and converted into cash, if the number of shares for which an election to receive MainSource common stock still exceeds 52%, the exchange agent shall allocate pro rata from among the remaining shareholders who elected to receive MainSource common stock a sufficient number of shares and convert such shares into cash.

Should MainSource change the number of shares of MainSource common stock issued and outstanding prior to the effective time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource common stock, and the record date is prior to the effective time, the MainSource common stock consideration will be adjusted so HFS shareholders will receive, in the aggregate, a number of shares of MainSource common stock representing the same percentage of outstanding shares of MainSource common stock at the effective time as would have been represented by the number of shares of MainSource common stock the shareholders of HFS would have received if any of the foregoing actions had not occurred.

A reduction in the percentage of HFS shares for which an election to receive the cash consideration may be made, with a corresponding increase in the percentage of HFS shares for which an election to receive MainSource common stock may be made, if necessary to allow MainSource’s tax counsel to deliver its opinion as to the qualification of the merger as a “reorganization” under Section 368(a) of the Internal Revenue Code. The risk that you will receive a portion of the merger consideration in a form that you did not elect could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you had elected, including the recognition of taxable gain to the extent cash is received. Please see the section captioned “Material Federal Income Tax Consequences.”

Recommendation of HFS Board of Directors

The HFS board of directors approved the Merger Agreement and the proposed merger. The HFS board believes that the Merger Agreement, including the merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, HFS and its shareholders, and therefore recommends that HFS shareholders vote “FOR” the proposal to approve the Merger Agreement. In reaching its decision, the HFS board of directors considered a number of factors, which are described in the section captioned “Description of the Merger—HFS’ Reasons for the Merger and Recommendation of the Board of Directors.”  Because of the wide variety of factors considered, the HFS board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

Opinion of HFS’ Financial Advisor

In connection with the merger, the HFS board of directors received an oral and a written opinion, dated October 26, 2005, from HFS’ financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the consideration to be paid to holders of HFS common stock pursuant to the Merger Agreement was fair, from a financial point of view, to those holders. The full text of KBW’s written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in rendering its opinion, is attached to this document as Annex B. We encourage you to read the entire opinion carefully. The opinion of KBW is directed to the HFS board of directors and does not constitute a recommendation to any HFS shareholder as to how to vote at the HFS special meeting, the form of consideration to be elected or any other matter relating to the proposed merger.

Reasons for the Merger

The HFS board of directors determined that the Merger Agreement and the merger consideration were in the best interests of HFS and its shareholders and recommends that HFS shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In its deliberations and in making its determination, the HFS board of directors considered many factors including, without limitation, the following:

•       the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both HFS and MainSource;

•       MainSource’s access to capital and managerial resources relative to that of HFS;

•       the premium represented by the value of the merger consideration over the current book value of HFS common stock and the trading prices for that stock prior to the announcement of the merger;

•       its desire to provide shareholders with the prospects for greater future appreciation on their investments in HFS common stock than HFS could achieve independently;

•       the greater liquidity of MainSource common stock, which is traded on the NASDAQ National Market;

•       the opinion delivered by Keefe, Bruyette & Woods that the merger consideration is fair, from a financial standpoint, to the shareholders of HFS;

•       HFS’ potential to better serve its customers and enhance its competitive position in the communities in which it operates due to MainSource’s more diverse financial products and services;

•       the effect of the merger on HFS’ employees, customers and community; and

•       MainSource’s long-term growth strategy.

Because of the wide variety of factors considered, the HFS board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

MainSource’s board of directors concluded that the Merger Agreement is in the best interests of MainSource and its shareholders. In deciding to approve the Merger Agreement, MainSource’s board of directors considered a number of factors, including, without limitation, the following:

•              management’s view that the acquisition of HFS provides an attractive opportunity to further expand into northwest Indiana, which it considers a desirable market;

•              HFS’ community banking orientation and its compatibility with MainSource and its subsidiaries;

•              a review of the demographic, economic and financial characteristics of the markets in which HFS operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•              management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality of HFS; and

•              the likelihood of regulators approving the merger without undue conditions or delay.

Regulatory Approvals

Under the terms of the Merger Agreement, the merger cannot be completed until MainSource receives the necessary regulatory approval of each of the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision. MainSource has filed the respective applications, but as of the date of this proxy statement/prospectus, has not received the approval of the Federal Reserve Board or the Office of Thrift Supervision.

New MainSource Shares Will be Eligible for Trading on NASDAQ

The shares of MainSource common stock to be issued in the merger can be traded on the NASDAQ National Market.

Conditions to the Merger

The obligation of MainSource and HFS to consummate the merger is subject to the satisfaction or waiver, on or before completion of the merger, of a number of conditions, including:

•              approval of the Merger Agreement at the special meeting by two-thirds of the issued and outstanding shares of HFS common stock;

•              approval of the transaction by the appropriate regulatory authorities;

•              the representations and warranties made by the parties in the Merger Agreement must be true and correct in all material respects as of the effective date of the merger or as otherwise required in the Merger Agreement;

•              the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective date;

•              the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

•              the MainSource registration statement (of which this proxy statement/prospectus is a part) relating to the issuance of MainSource shares pursuant to the Merger Agreement must have been declared effective by the SEC, no stop order can have been issued or threatened and the shares of MainSource common stock to be issued pursuant to the Merger Agreement must be eligible to be traded on the NASDAQ National Market;

•              HFS’ investment banker must have reconfirmed its fairness opinion stating that the merger consideration relating to the merger of HFS with and into MainSource is fair to the shareholders of HFS from a financial point of view;

•              James Greiner must have entered into his employment agreement with MainSource Bank—Hobart; and

•              HFS must have received an opinion of Bose McKinney & Evans LLP, counsel to MainSource, dated the effective date, to the effect that the merger of HFS with and into MainSource constitutes a “reorganization” within the meaning of Section 368 of the Internal Revenue Code;

Termination

Subject to conditions and circumstances described in the Merger Agreement, either MainSource or HFS may terminate the Merger Agreement, in certain circumstances, including without limitation, if the merger has not been consummated by June 30, 2006, if the HFS shareholders do not approve the Merger Agreement at the HFS special meeting, or the respective boards of directors of MainSource and HFS mutually agree to terminate the Merger Agreement. HFS may terminate the Merger Agreement if the MainSource average stock price is less than $15.00 per share and MainSource may terminate the Merger Agreement if the MainSource average stock price is greater than $23.00 per share. In addition each of MainSource and HFS may terminate the Merger Agreement at any time prior to the effective time upon certain conditions as described in more detail below in “The Merger Agreement—Termination.”

Termination and Expense Fees

If MainSource terminates the Merger Agreement because HFS’ board of directors fails to recommend approval of the Merger Agreement to its shareholders or because HFS terminates the Merger Agreement to accept another acquisition proposal, HFS must pay MainSource a $1,000,000 termination fee, plus $200,000 in expenses. If MainSource terminates the Merger Agreement because HFS breaches its representations, warranties, or covenants resulting in a material adverse effect (as defined in the Merger

Agreement), other than a breach of HFS’ covenants to maintain a rating of at least 2 from its latest safety and soundness and compliance examination and the maintain a CRA rating of satisfactory, and MainSource is not in breach of the Merger Agreement, HFS must pay MainSource a $200,000 expense fee. If HFS terminates the Merger Agreement because MainSource breaches its representations, warranties, or covenants resulting in a material adverse effect and HFS is not in breach of the Merger Agreement, MainSource must pay HFS a $200,000 expense fee.

Interests of Officers and Directors in the Merger That are Different From Yours

You should be aware that some of HFS’ directors and officers may have interests in the merger that are different from, or in addition to, their interests as shareholders. HFS’ board of directors was aware of these interests and took them into account in approving the merger. For example, the Merger Agreement obligates MainSource to enter into an employment agreement with James Greiner. In addition, James Greiner will receive a change-in-control or other severance payment from HFS in connection with the merger.

MainSource is also obligated under the Merger Agreement to provide continuing indemnification to the officers and directors of HFS as provided in in charter documents (or comparable organization documents), and to provide such directors and officers with directors’ and officers’ liability insurance for a period of three years, subject to certain conditions set forth in the Merger Agreement.

Accounting Treatment of the Merger

The merger will be accounted for as a purchase transaction in accordance with U.S. generally accepted accounting principles.

Certain Differences in Shareholder Rights

When the merger is completed, HFS shareholders, whose rights are governed by HFS’ charter documents and the laws of the United States, may become MainSource shareholders, and their rights will then be governed by MainSource’s articles of incorporation and by-laws and Indiana law.

Tax Consequences of the Merger

MainSource and HFS expect the merger to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•              an HFS shareholder exchanging all of his or her shares of HFS common stock solely for cash in the merger will recognize gain or loss in an amount equal to the difference between the amount of cash received and the HFS shareholder’s aggregate tax basis in the shares of HFS common stock surrendered for cash;

•              an HFS shareholder exchanging all of his or her shares of HFS common stock solely for MainSource common stock in the merger will not recognize any gain or loss (except with respect to cash received instead of fractional shares of MainSource common stock);

•              an HFS shareholder exchanging all of his or her shares of HFS common stock for a combination of MainSource common stock and cash in the merger will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received in the merger and (2) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the MainSource common stock received in the merger over (b) the HFS shareholder’s aggregate tax basis in its HFS common stock surrendered in exchange for MainSource common stock and cash; and

•              HFS shareholders will recognize gain or loss, if any, on any fractional shares of MainSource common stock for which cash is received equal to the difference between the amount of cash received and the HFS shareholder’s allocable tax basis in the fractional shares.

To review the tax consequences of the merger to HFS shareholders in greater detail, please see the section “Material Federal Income Tax Consequences.”

Resales of MainSource Common Stock

Shares of MainSource common stock which HFS’ shareholders receive in the merger will be freely transferable by the holders, except for those shares held by holders who may be “affiliates” of HFS. Affiliates generally include directors, executive  officers and holders of 10% or more of HFS common  stock. HFS has agreed to provide to MainSource the  written  agreement  of each person who may be deemed its “affiliate” that such  person will not dispose of any shares of MainSource common stock he or she receives in the merger, except in compliance with the Securities Act of 1933.

Comparative Per Share Data

The following table shows information about our book value per share, cash dividends per share, and diluted earnings per share, and similar information as if the Merger had occurred on the date indicated (which we refer to as “pro forma” information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions.

The information listed as “Per Equivalent HFS Share” was obtained by multiplying the pro forma amounts by an assumed exchange ratio of 1.0522, using an estimated price of $18.39 per share of MainSource stock. We present this information to reflect the fact that some HFS shareholders will receive shares of MainSource common stock for each share of HFS common stock exchanged in the merger. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

				Per
	MainSource	HFS	Pro Forma	Equivalent
	Historical	Historical	Combined	HFS Share
Book Value per share: At September 30, 2005	11.99	11.14	12.44	13.09
Cash dividends per share:
Nine month period ended September 30, 2005	0.390	0.320	0.390	0.410
Year ended December 31, 2004	0.476	0.410	0.476	0.501
Diluted earnings per share:
Nine-month period ended September 30, 2005	1.03	.63	1.04	1.09
Year ended December 31, 2004	1.48	.83	1.35	1.42

Market Prices and Share Information

The following table presents quotation information for MainSource common stock on the NASDAQ National Market and HFS common stock in the over-the-counter market on October 25, 2005 and                   , 2006. October 25, 2005 was the last business day prior to our announcement of the signing of the

Merger Agreement.                  , 2006 was the last practicable trading day for which information was available prior to the date of this joint proxy statement/prospectus.

	MainSource Common Stock			HFS Common Stock
	High	Low	Close	High	Low	Close
	(Dollars per share)
October 25, 2005	18.71	18.29	18.70	12.50	12.50	12.50
, 2006

The following table shows the closing price per share of MainSource common stock and the equivalent per share price for HFS common stock assuming a shareholder receives only MainSource common stock in exchange for his or her HFS common stock and giving effect to the merger on (1) October 25, 2005, which is the last day on which MainSource common stock traded preceding the public announcement of the proposed merger; and (2)                 , 2006, which is the last practicable trading day before the printing of this document.

	Closing Price of		Equivalent Price
	MainSource	Exchange	Per Share of
	Common Stock	Ratio	HFS Common Stock
October 25, 2005	$18.70	1.0348	$19.35
, 2006	$		$

We urge you to obtain current market quotations for MainSource common stock and HFS common stock. We expect that the market price of MainSource common stock will fluctuate between the date of this document and the date on which the merger is completed and thereafter. Because the market price of MainSource common stock is subject to fluctuation, the number and value of the shares of MainSource common stock that HFS shareholders will receive in the merger may increase or decrease prior to the merger.

SELECTED CONSOLIDATED FINANCIAL DATA OF MAINSOURCE

The selected consolidated financial data presented below as of the nine months ended September 30, 2005 is derived from MainSource’s unaudited financial statements, and the data for each of the years in the five-year period ended December 31, 2004, is derived from MainSource’s audited historical financial statements. Per share amounts have been adjusted to reflect all completed stock dividends and splits.  This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Nine Months Ended Sept. 30,	December 31,
	2005	2004	2003	2002	2001	2000
		(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	$39,519	$50,002	$44,232	$45,050	$41,768	$39,089
Provision for loan losses	940	600	1,325	2,995	2,136	1,658
Noninterest income	14,363	19,544	19,443	14,379	11,486	9,591
Noninterest expense	36,030	45,880	40,448	35,610	34,311	33,168
Income before income tax	16,912	23,066	21,902	20,824	16,807	13,854
Income tax	4,264	6,273	6,597	6,813	5,630	4,000
Net income	12,648	16,793	15,305	14,011	11,177	9,854
Dividends paid on common stock	4,760	5,421	4,873	4,485	4,121	4,121
Per Common Share*
Earnings per share (basic)	$1.03	$1.48	$1.37	$1.24	$0.99	$0.88
Earnings per share (diluted)	1.03	1.48	1.37	1.24	0.99	0.88
Dividends paid**	0.39	0.476	0.435	0.397	0.365	0.342
Book value—end of period	11.99	10.68	9.47	8.88	7.78	6.94
Market price—end of period	17.73	23.88	19.47	14.52	10.10	8.09
At Period End
Total assets	$1,639,510	$1,549,379	$1,442,729	$1,251,760	$1,178,392	$1,216,936
Investment securities	472,363	428,686	425,542	351,143	276,304	294,395
Loans, excluding held for sale	977,400	929,005	855,471	740,167	760,785	790,550
Allowance for loan losses	12,463	11,698	11,509	9,517	8,894	8,716
Total deposits	1,318,831	1,226,367	1,191,310	1,034,307	1,014,687	1,053,570
Notes payable	—	9,100	12,500	2,400	4,062	6,510
Federal Home Loan Bank advances	61,627	90,981	62,751	50,235	20,346	22,463
Subordinated debentures	29,898	29,898	29,898	30,425	22,425	22,425
Shareholders’ equity	161,533	123,320	105,424	99,771	87,872	78,005
Financial Ratios
Return on average assets	1.10%	1.13%	1.14%	1.16%	0.93%	0.85%
Return on average common shareholders’ equity	12.32	14.70	15.07	14.90	13.24	13.76
Allowance for loan losses to total loans (period end) (excluding held for sale)	1.28	1.26	1.35	1.29	1.17	1.10
Shareholders’ equity to total assets (period end)	9.85	7.96	7.31	7.97	7.46	6.41
Average equity to average total assets	8.91	7.67	7.57	7.77	7.04	6.20
Dividend payout ratio	37.63	32.28	31.84	32.01	36.87	41.82

*                     Adjusted for stock splits and dividends

**               Dividends paid by MainSource Financial Group without restatement for pooling of interests

SELECTED FINANCIAL DATA OF HFS

The selected financial data presented below as of the six months ended September 30, 2005, is derived from HFS’ unaudited financial statements, and the data for each of the years in the five-year period ended March 31, 2005, is derived from HFS’ audited historical financial statements. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and the Financial Statements and the notes thereto appearing elsewhere in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	Six Months	Six Months
	Ended	Ended
	September 30,	September 30,	March 31,
	2005	2004	2005	2004	2003	2002	2001
			(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	$3,098	$2,848	$5,840	$5,640	$6,246	$5,978	$6,221
Provision for loan losses	70	61	166	195	376	135	100
Noninterest income	747	695	1,376	1,594	1,680	1,299	1,212
Noninterest expense	2,489	2,216	4,619	4,456	4,578	4,320	4,223
Income before income tax	1,286	1,266	2,431	2,583	2,972	2,822	3,110
Income tax	464	454	874	903	1,082	999	1,172
Net income	822	812	1,557	1,680	1,890	1,823	1,938
Per Common Share
Earnings per share (basic)	$0.44	$0.43	$0.83	$0.90	$1.02	$0.99	$1.06
Earnings per share (diluted)	0.44	0.43	0.83	0.90	1.02	0.99	1.05
At Year End
Total assets	$235,822	$231,655	$235,703	$233,250	$229,141	$226,085	$209,791
Loans, net	180,444	180,250	177,609	177,825	173,578	175,872	169,051
Interest-bearing deposits	10,522	—	10,425	11,422	12,631	20,372	7,974
Investment securities held-to-maturity	—	—	—	—	—	11,239	17,435
Investment securities available-for-sale	26,402	33,873	29,776	28,175	27,090	3,000	—
Deposits	142,004	137,020	141,604	139,230	135,515	132,752	122,793
Federal Home Loan Bank advances	70,433	71,775	70,533	71,711	72,565	73,697	68,561
Shareholders’ equity	20,787	20,196	20,270	19,924	19,040	17,658	16,342
Financial Ratios
Interest rate spread	2.57%	2.36%	2.43%	2.36%	2.70%	2.64%	2.93%
Net interest margin	2.73	2.54	2.60	2.54	2.90	2.86	3.16
Return on average assets	0.69	0.70	0.66	0.73	0.85	0.84	0.95
Return on average equity	8.04	8.16	7.77	8.69	10.36	10.80	12.50
Equity to assets ratio	8.81	8.72	8.60	8.54	8.31	7.81	7.79
Nonperforming assets to total assets	0.95	0.60	0.47	0.66	1.11	0.83	0.47
Allowance for loan losses to total loans	0.69	0.66	0.66	0.65	0.88	0.69	0.70
Allowance for loan losses to total nonperforming loans	55.88	93.99	122.26	79.95	67.12	71.66	119.65
Net charge-offs to total loans	—	0.01	0.09	0.32	0.03	0.06	0.02

RECENT DEVELOPMENTS AFFECTING MAINSOURCE

MainSource continually is presented with and seeks out acquisition opportunities to enhance its banking franchise in the four-state region of Indiana, Illinois, Kentucky, and Ohio. MainSource expects to continue pursuing opportunities that may arise, although no assurances can be given as to the timing of any future acquisitions, if any.

As of the date of this proxy statement/prospectus, MainSource is a party to the following definitive merger agreements with acquisition candidates in addition to the HFS Merger Agreement:

Union Community Bancorp

On August 23, 2005, MainSource entered into a definitive agreement to merge Union Community Bancorp (“Union Community”) of Crawfordsville, Indiana, into MainSource. Union Community’s subsidiary financial institution, Union Federal Savings and Loan Association (“Union Federal”), will be merged simultaneously into a newly formed subsidiary of MainSource.

The agreement provides that shareholders of Union Community will have the right to elect to receive cash in the approximate amount of $27.33 per share, or approximately 1.495 shares of MainSource common stock (valued at $27.33, based on MainSource’s August 22, 2005, closing price) for each share of Union Community common stock owned by them. Based on MainSource’s August 22, 2005, closing price, and including the anticipated cash out of certain Union Community stock options, the transaction value is estimated at $56.0 million. MainSource expects to issue approximately 1.6 million shares of its common stock in the transaction.

The amount of cash or stock payable to Union Community’s shareholders may be adjusted at the time of closing based on the value of Union Community’s consolidated shareholders’ equity as of the end of the month prior to closing, after certain adjustments prescribed by the agreement have been made, and the closing price of MainSource’s common stock prior to closing. However, merger consideration for 55% of the outstanding Union Community common stock must be paid in shares of MainSource common stock, and there may be allocations of cash or stock made to shareholders (on the basis of the smallest to the largest shareholders) to ensure that this requirement is satisfied.

The transaction, which is expected to close in the first quarter of 2006, is subject to various regulatory approvals and the approval of Union Community’s shareholders.

Peoples Ohio Financial Corporation

On September 28, 2005, MainSource entered into a definitive agreement to merge Peoples Ohio Financial Corporation (“Peoples”) of Troy, Ohio, into MainSource. Peoples’ subsidiary bank, Peoples Savings Bank of Troy (“Peoples Savings”), will be merged simultaneously into a newly formed subsidiary of MainSource.

The Agreement provides that shareholders of Peoples will have the right to elect to receive cash in the approximate amount of $5.60 per share, or approximately 0.3068 shares of MainSource common stock (based on MainSource’s September 27, 2005 closing price of $18.25) for each share of Peoples common stock owned by them. Based on MainSource’s September 27, 2005, closing price, and including the anticipated cash out of certain Peoples stock options, the transaction value is estimated at $42.0 million . MainSource expects to issue approximately 1.7 million shares of its common stock in the transaction.

The amount of cash or stock payable to Peoples’ shareholders may be adjusted at the time of closing based on the value of Peoples’ consolidated shareholders’ equity as of the end of the month prior to closing, after certain adjustments prescribed by the agreement have been made, and the closing price of MainSource’s common stock prior to closing. However, merger consideration for 75% of the outstanding

Peoples common stock must be paid in shares of MainSource common stock, and there may be allocations of cash or stock made to shareholders (on the basis of the smallest to the largest shareholders) to ensure that this requirement is satisfied.

The transaction, which is expected to close in the second quarter of 2006, is subject to various regulatory approvals and the approval of Peoples’ shareholders.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 2005 combines the historical consolidated balance sheets of MainSource and HFS as if the merger had been effective on September 30, 2005. As discussed in “Recent Developments Affecting MainSource,” MainSource has two other acquisitions pending (Peoples and Union Community), which are expected to close in 2006. These acquisition targets have also been presented in the pro forma balance sheet as if these mergers were effective as of September 30, 2005. The Unaudited Pro Forma Combined Condensed Statements of Income for the nine month period ended September 30, 2005 and for the year ended December 31, 2004, present the combined results of operations of MainSource and HFS as if the merger had been effective on January 1 of each respective year. The pro forma income statements also include the pending mergers of Peoples and Union Community as if these mergers were also effective as of January 1 of each period presented. During 2005, MainSource acquired The Madison Bank & Trust Company (“Madison”). This merger was effective on August 26, 2005, and balance sheet accounts were reflected in MainSource’s September 30, 2005 quarterly report on Form 10-Q. For the pro forma income statements, the Madison acquisition is presented as if Madison were acquired on January 1 for each period presented.

The Unaudited Pro Forma Combined Condensed financial information and accompanying notes reflect the application of the purchase method of accounting for the merger. Under this method of accounting, intangible assets (such as core deposit intangibles) are identified and the recorded assets and liabilities of each of the acquisition targets are marked to their estimated fair values as of September 30, 2005, through an allocation of the purchase price. Any excess of purchase price remaining after the allocation of the purchase price to assets and liabilities is recorded as goodwill. The estimated core deposit intangibles are amortized on an accelerated method over their estimated useful lives, generally ten years. Goodwill is not amortized, but is tested at least annually for impairment. If goodwill is determined to be impaired, an impairment loss will be recorded at that time. The pro forma combined figures are simply arithmetical combinations of MainSource’s, HFS’, and the other acquisition targets’ separate financial results in order to assist you in analyzing the future prospects of MainSource. The pro forma combined figures illustrate the possible scope of the change in MainSource’s historical figures caused by the HFS merger and the other mergers. You should not assume that MainSource, HFS, and the other acquisition targets would have achieved the pro forma combined results if the merger had actually occurred during the period presented. The actual fair value adjustments to the assets and liabilities of HFS and the other acquisition targets and the identification and valuation of intangible assets will be made on the basis of appraisals and evaluations that will be made as of the date the mergers are completed. Thus, the actual fair value adjustments may differ significantly from those reflected in these pro forma financial statements. In the opinion of MainSource’s management, the estimates used in the preparation of these pro forma financial statements are reasonable under the circumstances.

The combined company expects to achieve merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any potential savings that are expected to result from the consolidation of the operations of MainSource, HFS, and the other acquisition targets, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings. MainSource’s, HFS’, and the other acquisition targets’ consolidated financial statements are prepared in conformity with United States’ generally accepted accounting principles. In the opinion of MainSource and HFS, the unaudited pro forma condensed combined financial statements include all adjustments necessary to present fairly the results of the periods presented.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2005
(Dollars in thousands)

	MainSource	HFS	Adjustments		Pro Forma Combined	Union Community	Adjustments		Peoples	Adjustments		Pro Forma Combined
Cash and cash equivalents	$51,911	$15,303	$(17,484)	A	$64,730	$9,910	$(26,967)	A	$5,912	$(11,107)	A	$67,478
			15,000	D			15,000	D		10,000	D
Securities	472,363	26,402	—		498,765	3,109	—		4,262	—		506,136
Loans	979,410	181,690	(1,200)	F	1,159,900	220,186	(1,804)	F	175,876	(3,957)	F	1,550,201
Allowance for loan losses	(12,463)	(1,246)	—		(13,709)	(1,080)			(751)			(15,540)
Restricted stock	10,929	4,595	—		15,524	3,799	—		5,806	—		25,129
Premises and equipment	28,131	4,605	—		32,736	4,034	—		3,967	—		40,737
Goodwill	55,560	—	17,811	A	73,371	2,393	27,257	A	—	17,830	A	118,458
							(2,393)			—
Purchased intangible assets	5,544	—	2,662	E	8,206	530	3,200	E	—	3,775	E	15,181
							(530)			—
Cash surrender value of life insurance	25,135	2,347	—		27,482	7,115	—		4,405	—		39,002
Other assets	22,990	2,126	601	C	25,717	5,204	(432)	C	1,132	(75)	C	31,546
Total	$1,639,510	$235,822	$17,390		$1,892,722	$255,200	$13,331		$200,609	$16,466		$2,378,328
Noninterest bearing deposits	$166,009	$11,072	$—		177,081	$3,882	$—		$15,029	$—		195,992
Interest bearing deposits	1,152,822	130,932	(507)	F	1,283,247	172,426	(266)	F	108,640	(108)	F	1,563,939
Short-term borrowings	47,884	—	—		47,884	—	—		—	—		47,884
Federal Home Loan Bank advances	61,627	70,433	3,471	F	135,531	42,742	583	F	49,381	(260)	F	227,977
Subordinated debentures	29,898	—	—		29,898	—	—		—	—		29,898
Line of credit	7,000	—	15,000	D	22,000	—	15,000	D	—	10,000	D	47,000
Other liabilities	12,737	2,598	1,484	B	16,819	2,955	2,113	B	2,023	1,627	B	25,537
Total liabilities	1,477,977	215,035	19,448		1,712,460	222,005	17,430		175,073	11,259		2,138,227
Common stock	6,880	1,866	(1,866)	A	7,391	20,889	(20,889)	A	7,462	(7,462)	A	9,020
		—	511	A			792	A	—	837	A
Treasury stock	(4,860)	—	—		(4,860)	—	—		(1,064)	1,064	A	(4,860)
Additional paid in capital	105,102	859	(859)	A	123,320	—	—		69	(69)	A	181,530
		—	18,218	A			28,304	A	—	29,906	A
Retained earnings	55,277	18,371	(18,371)	A	55,277	13,789	(13,789)	A	18,465	(18,465)	A	55,277
Accumulated other comprehensive income	(866)	(309)	309	A	(866)	(29)	29	A	(30)	30	A	(866)
Other equity components	—	—	—		—	(1,454)	1,454	G	634	(634)	A	—
Total shareholders’ equity	161,533	20,787	(2,058)		180,262	33,195	(4,099)		25,536	5,207		240,101
Total liabilities & shareholders’ equity	$1,639,510	$235,822	$17,390		$1,892,722	$255,200	$13,331		$200,609	$16,466		$2,378,328

FOOTNOTES

A                   Represents the impact of the purchase of the outstanding stock of each entity including the elimination of the targets’ equity.

The purchase price allocation for HFS is summarized as follows:
Common stock	18,779
Cash to holders of HFS common stock	17,334
Offering Costs	(50)
Acquisition expenses	150
Total purchase price	36,213
Allocated to:
Historical book value of HFS’s assets and liabilities	20,787
Adjustments:
Accrual of remaining professional fees	(316)
Accrual of fee for termination of data processing contract	(1,200)
Accrual of additional compensable vacation and sick days	(150)
Accrual of change-in-control payments to certain HFS employees	(596)
Tax benefit on above adjustments (excluding non-deductible professional fees)	778
Adjusted book value of HFS’s assets and liabilities	19,303
To adjust HFS assets and liabilities to fair value:
Loans	(1,200)
Deposits	507
Borrowings	(3,471)
Core deposit intangible	2,662
Deferred taxes	601
Total allocation of purchase price	18,402
Excess of purchase price over allocation to identifiable assets and liabilities	17,811
The purchase price allocation for Union Community is summarized as follows:
Common stock	29,146
Cash to holders of Union Community common stock	23,847
Cash to holders of Union Community stock options	2,970
Acquisition expenses	150
Offering costs	(50)
Total purchase price	56,063
Allocated to:
Historical book value of Union Community’s assets and liabilities	33,195
Adjustments:
Accrual of remaining professional fees	(485)
Accrual of fee for termination of data processing contract	(1,842)
Record additional liability related to termination of defined benefit plan	(23)
Accrual of change-in-control payments to certain Union Community employees	(849)
Write-off Union Community’s goodwill	(2,393)
Write-off Union Community’s core deposit intangible	(530)
Tax benefit on above adjustments (excluding non-deductible professional fees)	1,086
Adjusted book value of UCBC’s assets and liabilities	28,159
To adjust Union Community assets and liabilities to fair value:
Loans	(1,804)
Deposits	266
Borrowings	(583)
Core deposit intangible	3,200
Deferred taxes	(432)
Total allocation of purchase price	28,806
Excess of purchase price over allocation to identifiable assets and liabilities	27,257
The purchase price allocation for Peoples is summarized as follows:
Common stock	30,793
Cash to holders of Peoples common stock	10,264
Cash to holders of Peoples stock options	693
Offering Costs	(50)
Acquisition expenses	150
Total purchase price	41,850

Allocated to:
Historical book value of Peoples assets and liabilities	25,536
Adjustments:
Accrual of remaining professional fees	(370)
Record additional liability related to termination of defined benefit plan	(700)
Accrual of additional compensable vacation and sick days	(56)
Accrual of change-in-control payments to certain Peoples employees	(1,339)
Tax benefit on above adjustments (excluding non-deductible professional fees)	838
Adjusted book value of Peoples assets and liabilities	23,909
To adjust Peoples assets and liabilities to fair value:
Loans	(3,957)
Deposits	108
Borrowings	260
Customer list intangible	500
Core deposit intangible	3,275
Deferred taxes	(74)
Total allocation of purchase price	24,020
Excess of purchase price over allocation to identifiable assets and liabilities	17,830

B                   Represents certain adjustments (and the related tax liability) to be made prior to the closing of each transaction per the merger agreement as detailed in footnote A. For the HFS transaction, these adjustments are detailed on page 29 of this Form S-4.

C                   To record deferred taxes on purchase accounting adjustments at an estimated tax rate of 40%.

D                  Represents short-term borrowings to fund the cash portion of the consideration paid to targets’ shareholders. It is anticipated that targets will have excess shareholders’ equity at the time of closing and MainSource anticipates using all or a portion of such equity to immediately reduce the borrowings on its line of credit. Therefore, for purposes of these pro forma financial statements, the interest expense related to the line of credit has been ignored as it is not deemed material.

E                   Represents the estimated value of the core deposit and/or customer list intangible recorded in each transaction. For purposes of these pro forma financial statements, these intangibles will be amortized using an accelerated method over a 10-year life.

F                    To adjust interest-earning assets and interest-bearing liabilities of acquisition targets to estimated fair value.

G                  Amount represents unearned/unvested shares held by Union Community’s ESOP and RRP. With the termination of the ESOP, the excess of the fair value over the outstanding debt will be allocated to the participants and treated as compensation expense. Also, at the time of closing of the merger, unvested RRP shares will vest and expense will be recognized on any unearned shares. Both of these items are non-recurring items directly attributable to the closing of the transaction and are not expected to have a continuing impact on MainSource and are therefore not included in the pro formas.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Nine Months Ended September 30, 2005
(Dollars in thousands except per share data)

MainSource	Madison	Adjustments	HFS	Adjustments	Pro Forma Combined	Union Community	Adjustments	Peoples	Adjustments	Pro Forma Combined
Interest income	$58,824	$4,495	$—	F	$9,570	$225	A,G	$73,114	$10,680	$359	A	$8,575	$424	A	$93,152
Interest expense	19,305	2,229	(475)	B	4,974	(741)	B	25,292	5,234	(119)	B	3,030	130	B	33,567
Net interest income	39,519	2,266	475		4,596	966		47,822	5,446	478		5,545	294		59,585
Provision for loan losses	940	—	—		110	—		1,050	472	—		153	—		1,675
Net interest income after provision for loan losses	38,579	2,266	475		4,486	966		46,772	4,974	478		5,392	294		57,910
Non-interest income	14,363	915	—		1,095	—		16,373	502	—		1,694	—		18,569
Non-interest expense	36,030	2,380	375	C	3,737	240	C	42,762	5,275	228	C	4,944	340	C	53,549
Income before income tax	16,912	801	100		1,844	726		20,383	201	250		2,142	(46)		22,930
Income tax	4,264	320	40	D	665	290	D	5,579	(8)	100	D	667	(18)	D	6,320
Net income	$12,648	$481	$60		$1,179	$436		$14,804	$209	$150		$1,475	$(28)		$16,610
Basic earnings per share	$1.03							$1.04							$0.95
Diluted earnings per share	1.03							1.04							0.95
Weighted average shares outstanding(E)
Basic	12,239,519		919,703			1,021,153		14,180,375		1,584,887			1,674,443		17,439,705
Diluted	12,254,174		919,703			1,021,153		14,195,030		1,584,887			1,674,443		17,454,360

FOOTNOTES

A                    To record amortization/accretion of the fair value adjustment of loans using a method that approximates the effective interest method.

B                     To record amortization/accretion of the fair value adjustment of deposits and borrowings.

C                     To record amortization of the core deposit and/or customer list intangibles using an accelerated method over 10 years. For Union Community, the amount is net of the elimination of the $60 of core deposit intangible amortization recorded in the period.

D                    To record the impact of taxes at an estimated blended rate of 40%.

E                     Share amounts include the number of shares expected to be issued for each transaction. The number of shares issued will vary depending on the stock price of MainSource at the time of closing. For purposes of this presentation, a stock price of $18.39 was used for MainSource, which represents the average of the ten days’ closing prices ending with January 20, 2006.

F                     Madison was acquired on August 26, 2005 and operating results in the September 30, 2005 Form 10-Q include Madison from that date forward. Pro forma amounts for Madison reflect estimated amounts for the period from January 1 - August 25, 2005. Prior to the merger with MainSource, Madison was a subsidiary of National City Corporation. Investable assets of approximately $130 million were held in an intercompany cash account with National City which earned a minimal amount of interest income. Had this entity been merged into MainSource for the full period above, interest income would have been substantially higher as excess funds would have been invested in higher-yielding investment securities.

G                    Adjustment to interest income at HFS also includes the estimated accretion related to the purchase accounting adjustments for investment securities. Fair value of investment securities at Union Community and Peoples approximates book value.

Unaudited Pro Forma Condensed Combined Statement of Income
For the Twelve Months Ended December 31, 2004
(Dollars in thousands except per share data)

	MainSource	Madison	Adjustments		HFS	Adjustments		Pro Forma Combined	Union Community	Adjustments		Peoples	Adjustments		Pro Forma Combined
Interest income	$ 71,841	$ 4,655	$ —	F	$ 12,282	$ 299	A,G	$ 89,077	$ 13,977	$ 487	A	$ 10,887	$ 565	A	$ 114,993
Interest expense	21,839	2,305	(525)	B	6,551	(988)	B	29,182	6,320	(159)	B	3,941	162	B	39,446
Net interest income	50,002	2,350	525		5,731	1,287		59,895	7,657	646		6,946	403		75,547
Provision for loan losses	600	386	—		177	—		1,163	103	—		330	—		1,596
Net interest income after provision for loan losses	49,402	1,964	525		5,554	1,287		58,732	7,554	646		6,616	403		73,951
Non-interest income	19,544	1,444	—		1,352	—		22,340	732	—		2,163	—		25,235
Non-interest expense	45,880	3,248	500	C	4,490	319	C	54,437	5,733	304	C	6,468	453	C	67,395
Income before income tax	23,066	160	25		2,416	968		26,635	2,553	342		2,311	(50)		31,791
Income tax	6,273	64	10	D	862	387	D	7,596	756	136	D	722	(20)	D	9,190
Net income	$ 16,793	$ 96	$ 15		$ 1,554	$ 581		$ 19,039	$ 1,797	$ 206		$ 1,589	$ (30)		$ 22,601
Basic earnings per share	$ 1.48							$ 1.35							$ 1.30
Diluted earnings per share	1.48							1.35							1.30
Weighted average shares outstanding(E)
Basic	11,355,665		1,688,094			1,021,153		14,064,912		1,584,887			1,674,443		17,324,242
Diluted	11,371,994		1,688,094			1,021,153		14,081,241		1,584,887			1,674,443		17,340,571

FOOTNOTES

A                    To record amortization/accretion of the fair value adjustment of loans using a method that approximates the effective interest method.

B                     To record amortization/accretion of the fair value adjustment of deposits and borrowings.

C                     To record amortization of the core deposit and/or customer list intangibles using an accelerated method over 10 years. For UCBC, the amount is net of the elimination of the $80 of core deposit intangible amortization recorded in the period.

D                    To record the impact of taxes at 40%.

E                     Share amounts include the number of shares expected to be issued for each transaction. The number of shares issued will vary depending on the stock price of MainSource at the time of closing. For purposes of this presentation, a stock price of $18.39 was used for MainSource, which represents the average of the ten days’ closing prices ending with January 20, 2006. Shares for Madison represent shares issued in connection with public offering closed in 2005.

F                     Prior to the merger with MainSource, Madison was a subsidiary of National City Corporation. Investable assets of approximately $130 million were held in an intercompany cash account with National City which earned a minimal amount of interest income. Had this entity been merged into MainSource for the full period above, interest income would have been substantially higher as excess funds would have been invested in higher-yielding investment securities.

G                    Adjustment to interest income at HFS also includes the estimated accretion related to the purchase accounting adjustments for investment securities. Fair value of investment securities at Union Community and Peoples approximates book value.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled “Caution About Forward-Looking Statements.”

RISKS RELATED TO THE MERGER TRANSACTION

You may not receive the form of merger consideration that you elect.

The Merger Agreement provides that in the aggregate shares of MainSource common stock must be issued for a number as close as possible to 52% of the outstanding shares of HFS common stock, subject to possible reduction to qualify the merger as a “reorganization” under Section 368(a) of the Internal Revenue Code. Although HFS shareholders will have the opportunity to elect the form of merger consideration they prefer to receive, the Merger Agreement provides for a proration of the merger consideration among certain HFS shareholders in the event the HFS shareholders collectively elect to receive MainSource common stock for more or less than 52% of the outstanding shares of HFS common stock.

If you are an HFS shareholder, depending on which form of merger consideration you elect to receive and which form of merger consideration other HFS shareholders elect to receive, your election may be subject to proration and, therefore, you may not receive all or a portion of the merger consideration in the form you elect. This may result in adverse tax consequences to you. You will not know which form of merger consideration you will receive until after we complete the merger.

You will not know the closing date value of the shares of MainSource common stock at the time that you make your election.

In the merger, HFS shareholders may receive, at their election and subject to proration and adjustment as described in this proxy statement/prospectus, shares of MainSource common stock for each share of HFS common stock that they own. MainSource does not know the number of shares of MainSource common stock to be issued for each share of HFS common stock or what the per share market price of its common stock will be at the time of the closing. As a result, you will not know the exact share exchange ratio or the value of the shares of MainSource common stock at the time you must make your election. The value of MainSource common stock on the closing date of the merger may be greater or less than the market price of MainSource common stock on the date of this proxy statement/prospectus, the date of the HFS special meeting, or the date you submit your form of election. Please see the section captioned “The Merger—Structure of the Merger” for a further discussion of the consideration to be paid to HFS shareholders by MainSource in the merger.

Unanticipated costs related to the mergers could reduce MainSource’s future earnings per share.

MainSource believes it has reasonably estimated the likely costs of integrating the operations of HFS and the other banks it is acquiring into MainSource and the incremental costs of operating such banks as a part of the MainSource family. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses, such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of MainSource after the mergers. If unexpected costs are incurred, the mergers could have a dilutive effect on MainSource’s earnings per share. In other words, if the mergers are completed and MainSource incurs such unexpected costs and expenses as a result of the mergers, MainSource believes that the earnings per share of MainSource common stock could be less than they would have been if the mergers had not been completed.

MainSource may be unable to successfully integrate HFS’ operations and the operations of the other banks it is acquiring and retain employees of such banks.

The mergers involve the integration of HFS and the other banks MainSource is acquiring as MainSource subsidiary banks. The difficulties of integrating the operations of HFS and such other banks with MainSource and its other subsidiary banks include:

•       coordinating geographically separated organizations;

•       integrating personnel with diverse business backgrounds;

•       combining different corporate cultures; and

•       retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of MainSource, its subsidiary banks and HFS and the other banks MainSource is acquiring and the loss of key personnel. The integration of HFS and such other banks as MainSource subsidiary banks will require the experience and expertise of certain key employees of HFS and such other banks who are expected to be retained by MainSource. We cannot be sure, however, that MainSource will be successful in retaining these employees for the time period necessary to successfully integrate HFS’ and such other banks’ operations as subsidiary banks of MainSource. The diversion of management’s attention and any delays or difficulties encountered in connection with the mergers, along with the integration of HFS and the other banks as MainSource subsidiary banks, could have an adverse effect on the business and results of operation of MainSource.

If the merger is not completed, HFS will have incurred substantial expenses without realizing the expected benefits.

HFS has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of several conditions. We cannot guarantee that these conditions will be met. HFS expects to incur approximately [$                      ] in merger related expenses, which include legal, accounting and financial advisory expenses and which excludes the investment banker’s commission on the sale and any termination fees, if applicable. These expenses could have a material adverse impact on the financial condition of HFS because it would not have realized the expected benefits of the merger. There can be no assurance that the merger will be completed.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire HFS.

Until the completion of the merger, with some exceptions, HFS is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than MainSource. In addition, HFS has agreed to pay a termination fee and expenses of $1.2 million to MainSource if the HFS board of directors does not recommend approval of the Merger Agreement to the HFS shareholders or if HFS terminates the Merger Agreement to accept another acquisition proposal. These provisions could discourage other companies from trying to acquire HFS even though such other companies might be willing to offer greater value to HFS’ shareholders than MainSource has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on HFS’ financial condition.

Certain of HFS’ officers and directors have interests that are different from, or in addition to, interests of HFS’ shareholders generally.

Certain of HFS’  officers and directors have interests in the merger that are in addition to, or different from, the interests of HFS’ shareholders. HFS’ board was aware of these conflicts of interest when it approved the Merger Agreement. These interests include:

•       the severance payment payable to James Greiner pursuant to his employment agreement with HFS as a result of the consummation of the merger;

•       the employment agreement to be entered into with MainSource Bank - Hobart by James Greiner; and

•       the continuation of indemnification and insurance coverage for acts and omissions in their capacities as HFS officers and directors.

For a more detailed discussion of these interests, see “Interests of Certain Directors and Executive Officer of HFS in the Merger.”

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your HFS shares.

HFS intends the merger to qualify as a reorganization (or part of a reorganization) within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service (“IRS”) will not provide a ruling on the matter, MainSource and HFS will, as a condition to closing, obtain an opinion from MainSource’s legal counsel that the merger will constitute a reorganization (or part of a reorganization) for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization (or part of a reorganization), you generally would recognize gain or loss on each share of HFS common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the sum of the amount of cash and/or the fair market value of the MainSource common stock received in exchange for that share upon completion of the merger.

RISKS RELATED TO MAINSOURCE

MainSource and its subsidiaries are extensively regulated.

Like HFS, the operations of MainSource and its subsidiaries are subject to extensive regulation by federal, state, and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on them.

Policies adopted or required by these governmental authorities can affect MainSource’s business operations and the availability, growth, and distribution of MainSource’s investments, borrowings, and deposits. In addition, the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation periodically conduct examinations of MainSource’s bank subsidiaries and may impose various requirements or sanctions. As a federal savings bank, MainSource Bank—Hobart will be regulated by the Office of Thrift Supervision and will be subject to its policies and requirements.

Proposals to change the laws governing financial institutions are frequently raised in Congress and before bank regulatory authorities. Changes in applicable laws or policies could materially affect MainSource’s business, and the likelihood of any major changes in the future and their effects are impossible to determine. Moreover, it is impossible to predict the ultimate form any proposed legislation might take or how it might affect MainSource.

An economic slowdown in Indiana, Illinois, and Ohio could hurt MainSource’s business  and lower the value of your shares.

Because MainSource will focus its business in Indiana, Illinois, and Ohio following the merger, an economic slowdown in these states could hurt its business. An economic slowdown could have the following consequences:

•       loan delinquencies may increase;

•       problem assets and foreclosures may increase;

•       demand for the products and services of MainSource’s bank subsidiaries may decline; and

•       collateral (including real estate) for loans made by MainSource’s bank subsidiaries may decline in value, in turn reducing customers’ borrowing power, and making existing loans less secure.

MainSource’s historical growth and financial performance trends may not continue if its acquisition strategy is not successful.

Growth in asset size and earnings through acquisitions is an important and continuing part of the MainSource business strategy. As consolidation of the banking industry continues, the competition for suitable acquisition candidates may increase. MainSource competes with other banking companies for acquisition opportunities, and many of these competitors have greater financial resources and acquisition experience than that of MainSource. MainSource may also need additional debt or equity financing in the future to fund acquisitions. Such financing might not be available or, if it is available, may not be in amounts and on terms acceptable to MainSource. MainSource may also use its common stock as the consideration for an acquisition or it may issue additional common stock and use the proceeds for an acquisition. The issuance of additional MainSource common stock will dilute the equity interest of existing MainSource shareholders, including HFS shareholders who have elected to receive MainSource common stock in this merger, and it may have a dilutive effect on earnings per share. If MainSource is unable to locate suitable acquisition candidates willing to sell on acceptable terms, or it is unable to obtain financing necessary to continue its acquisition strategy, MainSource would be required to find other methods to grow its business and it might not grow at the same rate it has in the past, or at all.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document, including information incorporated into this document by reference, that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Securities Exchange Act, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions and Answers About the Merger and the Special Meeting,” “Summary,” “Risk Factors,” “The Merger—Background of the Merger,” “The Merger—MainSource’s Reasons for the Merger,” and “The Merger—HFS’ Reasons for the Merger.”  You can identify these statements from our use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements include statements relating to:

•       MainSource’s goals, intentions and expectations;

•       MainSource’s business plans and growth strategies; and

•       estimates of MainSource’s risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section of this proxy statement/prospectus.

Because of these and other uncertainties, MainSource’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, MainSource’s past results of operations do not necessarily indicate MainSource’s future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. MainSource is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. MainSource qualifies all of its forward-looking statements by these cautionary statements.

Further information on other factors which could affect the financial results of MainSource before and after the merger is included in MainSource’s filings with the SEC, incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

SPECIAL MEETING OF HFS’ SHAREHOLDERS

Date, Place, Time and Purpose

MainSource’s and HFS’ boards of directors are sending you this proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the HFS board of directors will ask you to vote on a proposal to approve the Merger Agreement. The special meeting will be held at [the Barn at County Line Orchard], located at [200 County Line Road, one mile south of Route 6], [Hobart], Indiana, at                a.m./p.m., local time, on                   , 2006.

Record Date, Voting Rights, Quorum and Required Vote

HFS has set the close of business on [                  ], 2006, as the record date for determining the holders of HFS common stock entitled to notice of and to vote at the special meeting. Only HFS shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were [1,866,200] shares of HFS common stock outstanding and entitled to vote at the special meeting. There must be a majority of HFS’ issued and outstanding shares present in person or by proxy at the special meeting in order for the vote on the Merger Agreement to occur.

Approval of the Merger Agreement will require the affirmative vote of at least two-thirds of HFS’ issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as voting against the Merger Agreement.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

HFS shareholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted “FOR” approval of the Merger Agreement.

You may revoke your proxy before it is voted by:

•       filing with the Secretary of HFS a duly executed revocation of proxy;

•       submitting a new proxy with a later date; or

•       voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: HFS Bank, F.S.B., 555 East Third Street, Hobart, Indiana  46342, Attention: Secretary.

Solicitation of Proxies

HFS will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of HFS may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. HFS will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

THE MERGER

Structure of the Merger

The purpose of this special meeting is to vote on the approval of the Merger Agreement, by and between MainSource and HFS, and the merger of HFS into MainSource Bank - Hobart contemplated by the Merger Agreement.

If the merger is completed, your shares of HFS common stock will be converted into the right to receive shares of MainSource common stock and/or cash. You are entitled to elect for each HFS share you own whether you want to receive:

•       cash equal to the Purchase Price (which currently is $36,110,970, subject to adjustment based on changes in HFS’ shareholders’ equity) divided by the number of HFS’ outstanding shares at closing, or $19.35 per share if the merger was completed as of the date of this proxy statement/prospectus (the “Cash Consideration”); or

•       a number of shares of MainSource common stock determined as set forth below (the “Exchange Ratio”), which would be                    shares if the merger was completed as of the date of this proxy statement/prospectus.

The number of shares of MainSource common stock you are entitled to receive for each HFS share will be determined as of the closing of the transaction by dividing the Cash Consideration by the average of the per share closing prices of a share of MainSource common stock as quoted on the NASDAQ National Market during the 10 trading days preceding the third calendar day before the date the merger becomes effective (the “MainSource Average Stock Price”). If the MainSource Average Stock Price is less than $17.00 per share, the Exchange Ratio will be equal to the Cash Consideration divided by $17.00. However, if the MainSource Average Stock Price is greater than $21.00 per share, the Exchange Ratio will be equal to the Cash Consideration divided by $21.00.

If, as of the last business day of the month preceding the month in which the closing of the merger takes place (the “Computation Date”), HFS’ shareholders’ equity, determined after making adjustments for the items listed below, and tax effecting those adjustments where appropriate, is less than $19,250,000, the Purchase Price will be reduced on a dollar-for-dollar basis by an amount equal to the difference between $19,250,000 and the actual shareholders’ equity, as so adjusted, as of the Computation Date. If, as of the Computation Date, such shareholders’ equity is greater than $19,750,000, the Purchase Price will be increased on a dollar-for-dollar basis by an amount equal to the difference between $19,750,000 and the actual shareholders’ equity, as so adjusted, as of the Computation Date. The adjustments to be made in computing shareholders’ equity are the following:

•       the accrual or payment of fees payable to HFS’ investment advisors with respect to the transactions contemplated by the Merger Agreement;

•       the accrual or payment of any change-in-control payment owed or payable to James Griener as a result of the consummation of the merger;

•       the accrual or payment of $1,200,000 to terminate HFS’ data processing contract with The Bisys Group, Inc.;

•       the accrual in full of any deferred compensation plan maintained by HFS;

•       the accrual or payment of the cost to extend the duration of the insurance tail coverage policy described in the Merger Agreement from three to six years, if so elected by HFS; and

•       the accrual of all compensable vacation and sick days for employees of HFS.

For purposes of the calculation of HFS’ shareholders’ equity, MainSource and HFS agreed that the mark-to-market adjustment to equity of HFS’ investment portfolio shall be $(327,571). [If the merger closed as of the date of this proxy statement/prospectus, no adjustments to the merger consideration would be required as a result of this net worth provision.]

The Merger Agreement provides that 52% of the outstanding shares of HFS must be converted into MainSource common stock, with the balance of the outstanding HFS shares converted into cash. If HFS shareholder elections would result in the issuance of MainSource common stock for more or less than 52% of the outstanding HFS shares, then your elections may be subject to proration as described under “The Merger Agreement—Election and Allocation Procedures.”  As a result of the proration, you may not receive cash or MainSource shares to the full extent that you elect.

MainSource also will pay cash in lieu of issuing fractional shares based on the MainSource Average Stock Price.

Under the Merger Agreement, the officers and directors of MainSource serving at the effective time of the merger will continue to serve as the officers of MainSource after the merger is consummated. Similarly, the officers of MainSource Bank - Hobart serving at the effective time will continue to serve as officers of MainSource Bank - Hobart following the closing. In addition, upon the consummation of the merger, James Greiner will be appointed the President of MainSource Bank - Hobart. The directors of MainSource Bank - Hobart following the effective time of the merger will consist of James Greiner, Richard E. Anderson, Patricia A. Rees, Joel A. Remaley and Robert J. Schacht.

Background of the Merger

From time to time in 2004, the board of directors of HFS had discussed and considered HFS’s potential strategic alternatives, including the possible sale or merger of HFS. In addition, the board met with representatives of other entities involved in the banking and thrift industry, including investment bankers specializing in the industry, to become more familiar with industry participants.

In December 2004, representatives of KBW met with the Board of HFS to review alternative strategic directions, including remaining independent, and advice regarding a possible strategic affiliation with other entities. Discussions included:  (1) an analysis of competition; (2) the liquidity of HFS’s stock; (3) the status of the current merger market, the relative pricing and the opportunities that might be available for HFS; and (4) a list of potential merger partners. All of these issues were analyzed in conjunction with HFS’s goal to continue to increase shareholder value. On January 20, 2005, HFS engaged KBW to provide investment-banking services in connection with the possible sale or merger of HFS.

KBW, working with HFS, prepared a Confidential Investor Memorandum containing financial and operating information about HFS. In early February 2005, KBW, on behalf of HFS, began a confidential inquiry and contacted 26 potential candidates. Fifteen of those candidates executed confidentiality agreements, including MainSource, and received the Confidential Investor Memorandum. In late February, five financial institutions submitted preliminary non-binding indications of interest to acquire HFS. Those institutions that declined to submit a bid cited the following reasons: no interest in market area and location, overlap, not commercial enough, not ready to enter Indiana, and the small size of the institution.

Upon receipt of the preliminary indications of interest KBW reviewed with the HFS board the pricing and terms of each proposal. After discussion with the HFS board, it was determined to go back to two parties submitting a proposal and allow the potential acquirors to refine or strengthen their proposal. The potential acquirors were given access to additional information and management of HFS during this time period to answer questions about the operations of HFS and provide additional information to revise their proposal. From this process, both parties submitted revised proposals at the end of March.

These two proposals included MainSource’s original proposal of 65% stock and 35% cash at $19.46 and an indication of interest from another bidder for an all cash deal at a less attractive price.

HFS determined that the MainSource proposal was acceptable and further discussions commenced on more complete terms. Due diligence and discussion of the definitive agreement commenced in April 2005. Upon completion of the due diligence and after further negotiation, the pricing and terms were changed to 52% stock and 48% cash at $19.35 per share.

At a meeting of the MainSource board of directors held on April 18, 2005, the MainSource board discussed the proposed acquisition terms and authorized MainSource management to continue negotiations and due diligence with HFS. At meetings of the board on May 16, 2005, and July 18, 2005, the Board approved the terms of the non-binding letter of intent between MainSource and HFS and authorized MainSource’s management to negotiate the terms of a definitive agreement.

Between June 30, 2005 and October 26, 2005, the parties and their respective counsel negotiated the terms of the merger agreement, employment agreement and affiliate agreements and HFS and MainSource prepared their disclosure schedules to the merger agreement.

On September 19, 2005, the MainSource board voted unanimously to approve a draft of the definitive merger agreement in substantially the form of the draft agreement that had been circulated to the board, and authorized the President of MainSource to execute the definitive agreement with such changes as he deemed necessary and appropriate.

On October 3, 2005, the HFS board met with KBW and HFS’s legal counsel. Prior to this meeting, the definitive agreement and fairness presentation was distributed to HFS’s board for their review. At this HFS board meeting, HFS’s legal counsel reviewed the terms of the merger agreement and other relevant documents and the contemplated transaction. KBW delivered its preliminary opinion that the merger consideration was fair, from a financial point of view, to the holders of HFS common stock. After a thorough discussion of the transaction, including a review of the due diligence findings, the HFS board voted unanimously to approve the merger agreement and authorized execution of the merger agreement and related documents, subject to the final clarifications of several items. Upon resolution of the final items and signing of the definitive agreement on October 26, 2005, KBW delivered its final fairness opinion.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but constitutes the material factors considered by the Board. In reaching its determination to approve and recommend the Merger Agreement, the Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the Merger Agreement were the product of arm’s length negotiations between representatives of HFS and MainSource.

HFS’ Reasons for the Merger

The HFS board of directors determined that the Merger Agreement and the merger consideration were in the best interests of HFS and its shareholders and recommends that HFS shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

In its deliberations and in making its determination, the HFS board of directors considered many factors including, without limitation, the following:

•       the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both HFS and MainSource;

•       MainSource’s access to capital and managerial resources relative to that of HFS;

•       the premium represented by the value of the merger consideration over the current book value of HFS common stock and the trading prices of the stock prior to the announcement of the merger;

•       its desire to provide shareholders with the prospects for greater future appreciation on their investments in HFS common stock than HFS could achieve independently;

•       the greater liquidity of MainSource common stock, which is traded on the NASDAQ National Market;

•       the opinion delivered by KBW that the merger consideration is fair, from a financial standpoint, to the shareholders of HFS;

•       HFS’ potential to better serve its customers and enhance its competitive position in the communities in which it operates due to MainSource’s more diverse financial products and services;

•       the effect of the merger on HFS’ employees, customers and community; and

•       MainSource’s long-term growth strategy.

Because of the wide variety of factors considered, the HFS board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

MainSource’s Reasons For the Merger

MainSource’s board of directors concluded that the merger is in the best interests of MainSource and its shareholders. In deciding to approve the merger, MainSource’s board of directors considered a number of factors, including, without limitation, the following:

•       management’s view that the acquisition of HFS provides an attractive opportunity to expand into new communities within the northwest Indiana area, which it considers a desirable market;

•       HFS’ community banking orientation and its compatibility with MainSource and its subsidiaries;

•       a review of the demographic, economic and financial characteristics of the markets in which HFS operates, including existing and potential competition and history of the market areas with respect to financial institutions;

•       management’s review of the business, operations, earnings and financial condition, including capital levels and asset quality of HFS; and

•       the likelihood of regulators approving the merger without undue conditions or delay.

Funding of the Merger

MainSource will need cash in the amount of approximately $17.3 million to fund the cash consideration portion of the purchase price. The primary source for the cash portion of the purchase price will be internal cash and, to the extent necessary, short-term borrowings on MainSource’s existing line of credit with U.S. Bank. Any short-term borrowings are anticipated to be repaid with cash generated at closing of the merger as a result of HFS’ excess shareholders’ equity, which is anticipated to be approximately $4 million at the time of the closing. To the extent MainSource is unable to eliminate the short-term borrowings within a short period of time after the effective date of the merger, MainSource will obtain long-term debt to pay off its line of credit.

Effects of the Merger

The  respective boards of  directors of  MainSource and HFS believe that, over the long-term, the merger will be beneficial to MainSource shareholders, including the current  shareholders of HFS who will become MainSource shareholders if the merger is completed. The MainSource board of directors believes that one of the potential benefits of the merger is the cost savings that may be realized by combining the two companies and integrating HFS as a subsidiary of MainSource, which savings are expected to enhance MainSource’s earnings.

MainSource expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the merger, which will enable MainSource to achieve economies of scale in these areas. Promptly following the completion of the merger, which is expected to occur during the second quarter of 2006, MainSource plans to begin the process of eliminating redundant functions, and eliminating duplicative expenses.

The amount of any cost savings MainSource may realize in 2006 will depend upon how quickly and efficiently MainSource is able to implement the processes outlined above during the year.

MainSource believes  that it will  achieve cost  savings  based on the assumption that it will be able to:

•       reduce data processing costs;

•       reduce staff;

•       achieve economies of scale in advertising and marketing budgets;

•       reduce legal and accounting fees; and

•       achieve other savings through reduction or elimination of miscellaneous items such as insurance premiums, travel and automobile expense, and investor relations expenses.

MainSource has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

MainSource also believes that the merger will be beneficial to the customers of HFS as a result of the additional products and services offered by MainSource and its subsidiary banks and because of the increased lending capability.

Opinion of Financial Advisor to HFS

On January 20, 2005, KBW was retained by HFS to evaluate HFS’s strategic alternatives and to evaluate any specific proposals that might be received regarding an acquisition of HFS. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. The HFS Board selected KBW on the basis of the firm’s reputation and its experience and expertise in transactions similar to the merger.

Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to shareholders of HFS. KBW delivered its opinion to the HFS Board that, as of October 26, 2005, the merger consideration is fair, from a financial point of view, to the shareholders of HFS. No limitations were imposed by the HFS Board upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the HFS Board and to the reference to the entire opinion attached hereto as Annex B.

The full text of the opinion of KBW, which is attached as Annex B to this proxy statement/prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this proxy statement/prospectus is qualified in its entirety by reference to the opinion.

In connection with this opinion KBW reviewed certain financial and other business data supplied by HFS, including (i) the Agreement and Plan of Merger, (ii) unaudited quarterly report for the three months ended June 30, 2005, (iii) Annual Reports for the years ended March 31, 2005, 2004 and 2003 and (iv) other information KBW deemed relevant. KBW also discussed with senior management and directors of HFS the current position and prospective outlook for HFS. KBW reviewed financial and stock market data of comparable institutions and the financial and structural terms of several other recent transactions involving mergers and acquisitions of comparable institutions or proposed changes of control of comparably situated companies.

Analysis of Recent Comparable Acquisition Transactions

In rendering its opinion, KBW analyzed certain comparable merger and acquisition transactions of both pending and completed thrift deals, comparing the acquisition price relative to tangible book value, last twelve months’ earnings, and premium to core deposits. All comparative metrics were as of each respective deal’s announcement date. The analysis included a comparison of the minimum, median and maximum of the above ratios for pending and completed acquisitions announced on or after January 1, 2004, where the seller was a thrift and pricing metrics were available, based on the following three criteria:

      (i)  Target had total assets between $100 million and $600 million

  (ii)  Target had a tangible equity / tangible assets ratio between 8.00% and 11.00%

(iii) Target was headquartered in the Midwest region of the United States

The selected comparable transactions that the three criteria produced included the following:

Acquiror	Target
Hometown Community Bncp, Inc.	Progressive Bancorp, Inc.
Main Street Trust Inc.	Citizens First Financial Corp.
MidCountry Financial Corp.	FSF Financial Corp.
Northbrook Investments	North Bancshares Inc.
Oak Hill Financial Inc.	Lawrence Financial Holdings
Park National Corp.	First Federal Bancorp, Inc.
WesBanco Inc.	Winton Financial Corp.

KBW derived the minimum, median and maximum pricing metrics of the three aforementioned criteria as stated below:

	Price to
	Tangible Book	LTM Earnings		Core Deposit Premium
Minimum	112.5%	15.0	x	1.4%
Median	170.9%	22.9	x	14.0%
Maximum	209.5%	38.3	x	20.9%
Consideration: $19.35 per share	175.1%	23.2	x	11.0%

KBW viewed the three aforementioned criteria as the most appropriate in deriving a comparable transaction value based on HFS’s size, capital base and earnings. KBW viewed the fact that the combined criteria produced a comparable group with seven transactions, as being significant for the purposes of comparison. KBW viewed the three resulting metrics (price to tangible book value, price to last twelve months’ earnings and core deposit premium) from the comparable group on a minimum, median and maximum basis, as the three key metrics used to evaluate the fairness, from a financial point of view, of the transaction.

Given that the value of the consideration to be paid in the merger, as of the date of the opinion, is in the range of values for all three metrics and above the median on two of the three metrics,  KBW believes that this analysis supports the fairness, from a financial point of view, to HFS and its shareholders of the consideration to be paid in the merger.

Discounted Cash Flow Analysis

KBW performed four discounted cash flow analyses to estimate a range of intrinsic values per share of HFS common stock.  This range was determined by adding (1) the present value, which is a representation of the current value of a sum that is to be received some time in the future, of the estimated future cash flows that HFS could generate over the next five years and (2) the present value of a terminal value, which is a representation of the value of an entity at a specified time in the future. The terminal value was determined by applying a range of price to earnings multiples based on similar publicly traded institutions and comparative transactions. KBW calculated the following four intrinsic valuation ranges:  (1) Market Sensitivity Analysis based on a trading multiple; (2) Market Sensitivity Analysis based on a transaction multiple; (3) Budget Sensitivity Analysis based on a trading multiple (4) Budget Sensitivity Analysis based on a transaction multiple.

The Market Sensitivity Analysis based on a trading multiple applied a range of year five terminal value multiples of 16.5x to 18.5x based on a midpoint price to last twelve months earnings multiple of 17.4x. The midpoint terminal multiple was based on the median price to last twelve months earnings multiple for Midwestern publicly traded thrifts with total assets between $100 million and $500 million. The discount rate applied to the projected cash flows and calculated terminal value ranged from 10.0% to 14.0%. The Market Sensitivity Analysis based on a trading multiple resulted in a range of per share intrinsic values from $12.11 to $15.49, with a midpoint of $13.63.

The Market Sensitivity Analysis based on a transaction multiple applied a range of year five terminal value multiples of 21.0x to 25.0x based on a midpoint price to last twelve months earnings multiple of 23.0x. The midpoint terminal multiple was based on the median price to last twelve months earnings multiple paid for Midwestern thrifts with assets between $100 million and $500 million, announced on or after January 1, 2004. The discount rate applied to the projected cash flows and calculated terminal value ranged from 10.0% to 14.0%. The Market Sensitivity Analysis based on transaction multiples resulted in a range of per share intrinsic values from $14.54 to $19.68, with a midpoint of $16.93.

The Budget Sensitivity Analysis based on a trading multiple applied a range of 20% under/over performance of projected earnings for each of the aforementioned periods. The terminal value was calculated using a terminal multiple of 17.4x. The discount rate applied to the projected cash flows and calculated terminal value ranged from 10.0% to 14.0%. The Budget Sensitivity Analysis based on a trading multiple resulted in a range of per share intrinsic values from $10.08 to $17.73, with a midpoint of $13.63.

The Budget Sensitivity analysis based on a transaction multiple applied a range of 20% under/over performance of the projected earnings for each of the aforementioned periods. The terminal value was calculated using a terminal multiple of 23.0x. The discount rate applied to the projected cash flows and calculated terminal value ranged from 10.0% to 14.0%. The Budget Sensitivity Analysis based on a trading multiple resulted in a range of per share intrinsic values from $12.49 to $22.07, with a midpoint of $16.93.

The value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, exceeds the four intrinsic value ranges derived from the discounted cash flow analyses. KBW believes that these analyses support the fairness, from a financial point of view, to HFS and its shareholders of the consideration to be paid in the merger.

The intrinsic values of HFS derived using discounted cash flow analysis do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings estimates, terminal values, and discount rates.

Based on the above analyses KBW concluded that the consideration to be paid in the merger, was fair, from a financial point of view, to shareholders of HFS. This summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW’s analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors, could create an incomplete or potentially misleading view of the evaluation process.

In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by HFS and MainSource. In its review, with the consent of the HFS Board, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities and potential or contingent liabilities of HFS or MainSource.

The fairness opinion of KBW is limited to the fairness as of its date, from a financial point of view, of the consideration to be paid in the merger and does not address the underlying business decision to effect the merger (or alternatives thereto) nor does it constitute a recommendation to any shareholder of HFS as to how such shareholder should vote with respect to the proposed merger.

Furthermore, KBW expresses no opinion as to the price or trading range at which shares of the pro forma entity will trade following the consummation of the merger.

KBW is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and HFS. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

KBW will receive a fee of 1.00% of the closing deal value, as set forth in the Engagement Letter dated January 20, 2005, for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the proxy statement/prospectus, KBW has received $75,000 of such fee and the remainder of the fee is due upon the close of the transaction. If the merger is completed, KBW will pay $15,000 of the fees that it receives to David A. Noyes & Company and HFS will pay such firm $25,000 in connection with certain brokerage services provided by that firm to HFS.

THE MERGER AGREEMENT

Conditions to the Merger

The obligation of MainSource to complete the merger is subject to the satisfaction or waiver of a number of conditions, including:

•       The representations and warranties made by HFS in the Merger Agreement must be true and correct in all material respects as of the effective date of the merger or as otherwise required in the Merger Agreement unless the inaccuracies do not and will not have a material adverse effect (as defined in the Merger Agreement) on HFS, and officers of HFS must have certified to this effect;

•       The covenants made by HFS must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time, and officers of HFS must have certified to this effect;

•       MainSource must have received the required closing deliveries of HFS as described in the Merger Agreement;

•       The MainSource registration statement (of which this proxy statement/prospectus is a part) relating to the issuance of MainSource shares pursuant to the Merger Agreement must have been declared effective by the SEC and no stop order must have been issued or threatened, and all state securities approvals, authorizations and exemptions required to offer and sell the shares must have been received by MainSource;

•       The appropriate regulatory authorities must have approved the transaction without any conditions, restrictions or requirements that the MainSource board of directors reasonably determines in good faith would have a material adverse effect or reduce the benefits of the transactions described in the Merger Agreement to such a degree that MainSource would not have entered into the Merger Agreement had it known about them at the date the Merger Agreement was signed;

•       The Merger Agreement must have been approved at the special meeting by at least two-thirds of the issued and outstanding shares of HFS common stock;

•       HFS’ investment banker must have reconfirmed its fairness opinion dated October 26, 2005, stating that the merger consideration relating to the merger of HFS with and into MainSource is fair to the shareholders of HFS from a financial point of view (a copy of the October 26, 2005 fairness opinion is attached to this proxy statement/prospectus as Annex B);

•       James Greiner must have entered into his employment agreement with MainSource Bank—Hobart (a copy of the form of this agreement is attached as Annex D); and

•       MainSource must have received an opinion of Bose McKinney & Evans LLP, counsel to MainSource, dated the effective date, to the effect that the merger of HFS with and into MainSource constitutes a “reorganization” within the meaning of Section 368 of the Internal Revenue Code.

The obligation of HFS to complete the merger is subject to the satisfaction or waiver of a number of conditions, including:

•       The representations and warranties made by MainSource in the Merger Agreement must be true and correct in all material respects as of the effective date of the merger or as otherwise required in the Merger Agreement unless the inaccuracies do not and will not have a material adverse effect (as defined in the Merger Agreement) on MainSource, and officers of MainSource must have certified to this effect;

•       The covenants made by MainSource must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time, and officers of MainSource must have certified to this effect;

•       HFS must have received the required closing deliveries of MainSource as described in the Merger Agreement;

•       The MainSource registration statement (of which this proxy statement/prospectus is a part) relating to the issuance of MainSource shares pursuant to the Merger Agreement must have been declared effective by the SEC and no stop order must have been issued or threatened, and all state securities approvals, authorizations and exemptions required to offer and sell the shares must have been received by MainSource;

•       The appropriate regulatory authorities must have approved the transaction without any conditions, restrictions or requirements that the HFS board of directors reasonably determines in good faith would have a material adverse effect or reduce the benefits of the transactions described in the Merger Agreement to such a degree that HFS would not have entered into the Merger Agreement had it known about them at the date the Merger Agreement was signed;

•       The Merger Agreement must have been approved at the special meeting by at least two-thirds of the issued and outstanding shares of HFS common stock;

•       HFS’ investment banker must have reconfirmed its October 26, 2005, fairness opinion stating that the merger consideration relating to the merger of HFS with and into MainSource is fair to the shareholders of HFS from a financial point of view (a copy of the October 25, 2005 fairness opinion is attached to this proxy statement/prospectus as Annex B);

•       MainSource Bank—Hobart must have entered into an employment agreement with James Greiner (a copy of the form of this agreement is attached as Annex D); and

•       HFS must have received an opinion of Bose McKinney & Evans LLP, counsel to MainSource, dated the effective date, to the effect that the merger of HFS with and into MainSource constitutes a “reorganization” within the meaning of Section 368 of the Internal Revenue Code.

Expenses

Except as otherwise provided in the Merger Agreement, HFS and MainSource will be responsible for their own respective expenses incidental to the merger. See “Termination and Expense Fees.”

Treatment of HFS 401(k) Plan

After closing of the merger, MainSource will succeed HFS as the participating employer in the HFS 401(k) plan. MainSource will discontinue participation in the HFS 401(k) plan and amend the MainSource 401(k) plan so that employees of HFS who become employees of MainSource will accrue benefits pursuant to the MainSource 401(k) plan. In addition, former HFS employees participating in the MainSource 401(k) plan will receive credit for eligibility, vesting and contribution purposes, for the service of such employees with HFS or its predecessors prior to the effective time.

Employee Benefit Matters

The Merger Agreement requires MainSource to make available to the employees of HFS who continue as employees of MainSource or any subsidiary substantially the same employee benefits on substantially the same terms and conditions as MainSource offers to similarly situated employees. HFS employees will receive full credit for prior service with HFS or its predecessors for purposes of the eligibility, level of benefits, vesting and period of service requirements after the merger. HFS employees who become employees of MainSource or its subsidiaries will become eligible to participate in MainSource’s employee benefit plans as soon as reasonably practicable after the effective time, and will not be subject to any waiting periods or pre-existing condition limitations under the medical, dental and health plans of MainSource or its subsidiaries in which they are eligible to participate at the effective time, unless otherwise required by the insurance company or other vendor offering the particular benefit.

Termination

Subject to conditions and circumstances described in the Merger Agreement, either MainSource or HFS may terminate the Merger Agreement if, among other things, any of the following occur:

•       the merger has not been consummated by June 30, 2006;

•       HFS shareholders do not approve the Merger Agreement at the HFS special meeting; or

•       the respective boards of directors of MainSource and HFS mutually agree to terminate the Merger Agreement.

Additionally, MainSource may terminate the Merger Agreement at any time prior to the effective time if any of the following occur:

•       a breach by HFS of any representation or warranty contained in the Merger Agreement that would be reasonably likely, individually or in the aggregate with other breaches to result in a material adverse effect (as defined in the Merger Agreement) on the business or assets of HFS, unless the breach is cured within 30 days from the giving of written notice to HFS of such breach and the cure does not result in a material adverse effect;

•       a breach by HFS of any of the covenants or agreements contained in the Merger Agreement that would be reasonably likely, individually or in the aggregate with other breaches to result in a material adverse effect on the business or assets of HFS, unless the breach is cured within 30 days from the giving of written notice to HFS of such breach and the cure does not result in a material adverse effect;

•       the board of directors of MainSource shall reasonably determine that the merger contemplated by the Merger Agreement has become impracticable by reason of commencement or threat of any material claim, litigation or proceeding against MainSource, HFS, or MainSource Bank—Hobart, or any director or officer of any of such entities relating to the Merger Agreement or the merger which has, or is reasonably likely to result in the restraint or prohibition of the merger or the obtaining of material damages;

•       there has been a material adverse effect in the business, assets, capitalization, financial condition or results of operations of HFS as of the effective time, as compared to that in existence as of June 30, 2005;

•       HFS’ board of directors submits, or intends to submit, the Merger Agreement to the shareholders without recommending the approval of the Merger Agreement;

•       HFS’ board of directors submits the Merger Agreement with a recommendation of approval to the HFS shareholders for a vote, but the shareholders of HFS do not approve and adopt the merger and the Merger Agreement;

•       the MainSource Average Stock Price is greater than $23.00 per share; or

•       HFS fails to maintain a composite rating of at least two (2) from its latest safety and soundness and compliance examination, or fails to maintain a Community Reinvestment Act (“CRA”) rating of satisfactory or better.

HFS may terminate the Merger Agreement at any time prior to the effective time if any of the following occur:

•       a breach by MainSource of any representation or warranty contained in the Merger Agreement that would be reasonably likely, individually or in the aggregate with other breaches to result in a material adverse effect, unless the breach is cured within 30 days from the giving of written notice to MainSource of such breach and the cure does not result in a material adverse effect on the business or assets of MainSource;

•       a breach by MainSource of any of the covenants or agreements contained the Merger Agreement that would be reasonably likely, individually or in the aggregate with other breaches, to result in a material adverse effect on MainSource, unless the breach is cured within 30 days after the giving of written notice to MainSource of such breach and any such cure would not result in a material adverse effect on the business or assets of MainSource;

•       there has been a change constituting a material adverse effect in the financial condition, results of operations, business, assets or capitalization of MainSource on a consolidated basis as of the effective time, as compared to that in existence on June 30, 2005;

•       the board of directors of HFS shall reasonably determine that the merger contemplated by the Merger Agreement has become impracticable by reason of commencement or threat of any material claim, litigation or proceeding against MainSource, HFS or MainSource Bank—Hobart, or any director or officer of any such entities relating to the Merger Agreement or the merger which has, or is reasonably likely to result in the restraint or prohibition of the merger or the obtaining of material damages;

•       HFS’ board of directors submits the Merger Agreement with a recommendation of approval to the HFS shareholders for a vote, but the shareholders of HFS do not approve and adopt the merger and the Merger Agreement;

•       the MainSource Average Stock Price is less than $15.00 per share; or

•       HFS enters into an agreement to merge or consolidate HFS with another entity.

Termination and Expense Fees

MainSource may demand a $1,000,000 termination fee from HFS, plus reimbursement of expenses incurred in connection with the merger transactions, in the aggregate amount of $200,000, if the Merger Agreement is terminated by MainSource because HFS’ board of directors submits, or intends to submit, the Merger Agreement to the shareholders of HFS without recommending the approval of the Merger Agreement or because HFS terminates the Merger Agreement to accept another acquisition proposal, and MainSource is not in breach of the Merger Agreement.

MainSource may demand reimbursement of expenses incurred in connection with the merger transactions, in the aggregate amount of $200,000, if the Merger Agreement is terminated by MainSource because there is a breach of the Merger Agreement by HFS that would be reasonably likely to result in a material adverse effect that remains uncured for 30 days, other than a breach resulting from HFS’ failure to maintain a rating of at least two (2) from its latest safety and soundness and compliance examination or failure to maintain a CRA rating of satisfactory, and MainSource is not in breach of the Merger Agreement.

HFS may demand reimbursement of expenses incurred in connection with the merger transactions, in the aggregate amount of $200,000, if the Merger Agreement is terminated by HFS because there is a breach of the Merger Agreement by MainSource that would be reasonably likely to result in a material adverse effect that remains uncured for 30 days and HFS is not in breach of the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

HFS Restrictions.

Under the Merger Agreement, HFS has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, HFS is required to conduct its business substantially in the manner as it is presently being conducted and in the ordinary course of business.

The following is a summary of the more significant restrictions imposed upon HFS, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of MainSource, HFS may not:

•       make any change in the capitalization or the number of issued and outstanding shares of HFS;

•       authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock of HFS;

•       distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders; except that HFS may pay to its shareholders its usual and customary cash dividend of no greater than $0.11 per share for any quarterly period;

•       redeem any of its outstanding shares of common stock;

•       merge, combine, consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business;

•       purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary in managing its investment portfolio;

•       make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

•       except the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $75,000 in the aggregate;

•       make any investment subject to any restrictions, whether contractual or statutory, which materially impair the ability of HFS to dispose freely of such investment at any time, or subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens required to be granted in connection with acceptance by HFS of government deposits or advances;

•       promote to a new position or increase the rate of compensation (other than promotions and compensation increases in the ordinary course of business and in accordance with past practices), or enter into any agreement to promote to a new position or increase the rate of compensation, of any director, officer or employee of HFS, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of HFS (except for agreements with present employees in the ordinary course of business and in accordance with past practices);

•       except as contemplated by the Merger Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans,  any deferred compensation, bonus or collective bargaining agreement, any group insurance or health contract or policy, or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of HFS, or materially change the level of benefits or payments under any of the foregoing or materially increase or decrease any severance or termination pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

•       amend, modify or restate HFS’ organizational documents;

•       give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of HFS, or enter into any agreement or commitment relative to the foregoing;

•       fail to maintain HFS’ reserve for loan losses at the greater of either (A) 0.60% of total gross loans outstanding, or (B) the amount calculated by HFS each quarter concsistent with past practice, provided that at least $45,000 of the reserve for loan losses remains unallocated; (as of September 30, 2005, HFS’ reserve for loan losses was $1,246,260 or 0.67% of total gross loans outstanding);

•       fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, except as being contested in good faith;

•       issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of HFS;

•       except for obligations disclosed within the Merger Agreement, Federal Home Loan Bank overnight advances, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the HFS financial statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation in an aggregate amount exceeding $25,000;

•       open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, except to the extent pursuant to any such plans in effect on the date of the Merger Agreement and except for renovations and improvements not in excess of $15,000 per branch or $50,000 in the aggregate;

•       pay (except in accordance with written agreements in effect on the date of the Merger Agreement) or commit to pay any management or consulting or other similar type of fees; or

•       enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated or permitted by the Merger Agreement and legal, accounting and fees related to the merger) requiring payments by HFS that exceed $25,000  individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

MainSource Restrictions.

The following is a summary of the more significant restrictions imposed upon MainSource, subject to the exceptions set forth in the Merger Agreement. In particular, without the prior consent of HFS, MainSource may not:

•       take any action that is intended or reasonably likely to result in any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any respect at or prior to the effective time, any of the conditions to the merger not being satisfied, a material violation of any provision of the Merger Agreement, a material delay in the consummation of the merger, except, in each case, as may be required by applicable law or regulation, or the merger not being treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; or

•       purchase or otherwise acquire MainSource common stock in violation of Regulation M under the Securities Exchange Act.

MainSource Covenants.

MainSource has agreed to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement. HFS has agreed to cooperate with MainSource in connection with obtaining the regulatory approvals. Those employees of HFS as of the effective time who are terminated by MainSource Bank—Hobart within one year after the effective date, are entitled to severance benefits on the same terms and conditions as HFS currently offers to similarly situated officers and employees as set forth in HFS’ Severance Pay Plan. Thereafter, in the event MainSource Bank—Hobart terminates an individual who was previously employed by HFS, such individual shall be entitled to severance benefits on substantially the same terms as MainSource offers to similarly situated officers and employees of MainSource.

The Merger Agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger Agreement—Employee Benefit Matters” and “Interests of Certain Directors and Officers of HFS in the Merger.”

Indemnification of Directors and Officers of HFS

Subject to the limitations set forth in the Merger Agreement, MainSource will maintain a directors’ and officers’ liability insurance tail coverage policy for three years after the effective time to cover the present and former officers and directors of HFS with respect to claims against such directors and officers arising from facts or events which occurred before the effective time, with coverages at least the same as the coverages as were in effect under HFS’ director and officer liability policy on the date of the Merger Agreement. If HFS elects to extend the coverage of such policy to a period of no more than six years beginning on the date the merger is consummated, HFS may do so by paying or accruing for payment the additional incremental premium cost for such extention and deducting the premium cost from HFS’ stockholders’ equity. In addition, for six years after the effective time, MainSource will indemnify, defend and hold harmless the present and former officers and directors of HFS against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the effective time to the full extent then permitted under HFS’ charter documents as in effect on the date of the Merger Agreement.

Management and Operations After the Merger

The officers and directors of MainSource serving at the effective time will continue to serve as the officers and directors of MainSource until such time as their successors have been duly elected and qualified or until their earlier resignation, death or removal from office. The Articles of Incorporation and

By-Laws of MainSource in existence as of the effective time will remain the Articles of Incorporation and By-Laws of MainSource following the effective time, until such Articles of Incorporation and By-Laws are further amended as provided by applicable law.

The name of the surviving bank resulting from the merger of HFS into MainSource Bank—Hobart will be “MainSource Bank—Hobart.”  Its principal office will be located at 555 East Third Street, Hobart, Lake County, Indiana, and its branches will consist of the branch offices of HFS as of the effective time. The officers of MainSource Bank—Hobart at the effective time will continue to serve as the officers of MainSource Bank—Hobart after the effective time until such time as their successors have been duly elected and qualified or until their earlier resignation, death or removal from office. In addition, immediately after the effective time, James Greiner will be appointed the President of MainSource Bank—Hobart. The directors of MainSource Bank—Hobart following the effective time will consist of James Greiner and four other individuals mutually acceptable to MainSource and HFS, until such time as their successors have been duly elected and qualified or until their earlier resignation, death or removal as a director. The Charter and Code of Bylaws of MainSource Bank—Hobart in existence at the effective time will remain the Charter and Code of Bylaws of MainSource Bank—Hobart following the effective time, until such Charter and Code of Bylaws shall be further amended as provided by applicable law.

No Solicitation

Except as provided in the Merger Agreement, HFS will not permit or authorize its directors, officers, employees, agents or representatives to initiate, solicit or encourage, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock or similar transaction relating to HFS or to which HFS may become a party. HFS will promptly communicate to MainSource the terms of any proposal or offer which HFS may receive.

Resales of MainSource Common Stock by HFS Shareholders

All shares of MainSource common stock issued to HFS shareholders in connection with the merger will be freely transferable, except that shares received by persons deemed to be “affiliates” of HFS under the Securities Act at the time of the special meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover any resales of the shares of MainSource common stock to be received by HFS shareholders upon completion of the merger, and no person may use this proxy statement/prospectus in connection with any resale. Based on the number of shares of MainSource common stock anticipated to be received by HFS affiliates in the merger, it is expected that Rule 145 will not limit the amount of shares that former HFS shareholders will be able to sell into the market. Persons who may be deemed affiliates of HFS for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of HFS common stock. Pursuant to the Merger Agreement, HFS has agreed to use its best efforts to cause each of its affiliates to execute a written affiliate agreement to the effect that those affiliates will not offer or sell or otherwise dispose of any of the shares of MainSource common stock issued to those affiliates in the merger in violation of the Securities Act or the related SEC rules and regulations.

Effective Time of Merger

Unless otherwise mutually agreed to by the parties, the effective time will occur on the fifth business day immediately following the date on which the last of the conditions of the Merger Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the closing, but subject to the delivery at the closing of such certificates, opinions and other instruments and documents) is fulfilled or waived following the fulfillment of all conditions precedent to the merger transactions set forth in the Merger Agreement and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the merger transactions, and in no event (other than as set forth in the Merger Agreement) will the effective time occur later than June 30, 2006.

Election and Allocation Procedures

The term “cash consideration” means an amount equal to the merger consideration of $36,110,970, subject to adjustment, divided by the number of shares of HFS common stock outstanding as of the effective time. The term “stock consideration” means the number of shares of MainSource common stock equal to the quotient arrived at by dividing the cash consideration by the average of the per share closing prices of a share of MainSource common stock as quoted on the NASDAQ National Market during the 10 trading days preceding the third calendar day preceding the effective time, subject to adjustment. The term “cash election” means an election by the holder of shares of HFS common stock to receive the cash consideration. The term “stock election” means an election by the holder of shares of HFS to receive the stock consideration. The term “mixed election” means an election by the holder of shares of HFS common stock to receive cash consideration with respect to some of such holder’s shares and stock consideration with respect to such holder’s remaining shares. The term “non-election” means the holder of the HFS common stock makes no election or has no preference as to receipt of cash consideration or stock consideration. Shares of HFS stock as to which a cash election has been made are referred to as “cash election shares,” shares of HFS common stock as to which a stock election has been made are referred to as “stock election shares” and shares of HFS common stock as to which no election has been made are referred to as “non-election shares.”  The term “stock conversion number” means 52% of the total number of shares of HFS common stock outstanding at the effective time.

Enclosed with this proxy statement/prospectus is an election form and instructions for electing your preferred form of merger consideration and exchanging your shares of HFS common stock for shares of MainSource common stock and any cash payments you may be entitled to receive. You may elect to receive all stock, all cash, or any combination of stock and cash with respect to your shares, subject to allocation as described below, or you may make no election. Please complete and return your election form together with your HFS stock certificates in the separate envelope that is provided for that purpose. To be effective, an election form must be properly completed, signed and actually received by the exchange agent not later than 5:00 p.m., local time, on [      ], 2006 or such other time and date as the parties may agree in writing, referred to as the election deadline. In order to be deemed properly completed, the election form must be accompanied by one or more stock certificates (or indemnity satisfactory to MainSource and the exchange agent if such certificates are lost, stolen or destroyed) representing all shares of HFS common stock covered by such election form, together with duly executed transmittal materials included in or required by the election form. If your election form is not properly completed and returned with your HFS stock certificates prior to the election deadline, your shares will be treated as if no election had been made with respect to such shares.

The Merger Agreement provides that a number as close as possible to approximately 52% of the outstanding shares of HFS must be converted into MainSource common stock, with the balance of the outstanding HFS shares converted into cash. If the number of shares elected to be converted into MainSource common stock equals 52%, then:

•       all shares for which a cash election has been made and all shares for which no election has been made will be converted into the right to receive cash consideration; and

•       all shares for which an election to receive MainSource common stock has been made will be converted into the right to receive shares of MainSource common stock.

If the number of shares electing to receive MainSource common stock is less than 52%, then:

•       all shares for which an election to receive MainSource common stock has been made will be converted into the right to receive shares of MainSource common stock; and

•       the shares for which no election has been made will be eliminated and converted into elections to receive MainSource common stock by first eliminating and converting the blocks of shares for which no election has been made which cover the largest number of shares of HFS common stock, and then eliminating and converting the blocks of shares for which no election has been made which cover the next largest number of shares and continuing this process until 52% of the total number of shares of HFS common stock outstanding at the effective time will be converted into MainSource common stock; and

•       if, following the elimination and conversion of all shares for which no election has been made, the number of shares electing to receive MainSource common stock still is less than 52%, the number of shares for which an election to receive cash has been made will be eliminated and converted to an election to receive MainSource common stock in the same manner as the shares for which no election has been made, until 52% of the total number of shares of HFS common stock outstanding at the effective time will be converted into MainSource common stock.

If the number of shares for which an election to receive MainSource common stock has been made exceeds 52%, then:

•       all shares for which no election has been made will be converted into the right to receive cash consideration;

•       the shares for which an election to receive MainSource common stock has been made will be eliminated and converted into cash by first eliminating and converting blocks of shares for which an election to receive MainSource common stock has been made which cover the smallest number of shares of HFS common stock and then eliminating and converting the blocks of shares for which an election to receive MainSource common stock has been made which cover the next smallest number of shares and continuing this process until 52% of the total number of shares of HFS common stock outstanding at the effective time will be converted into MainSource common stock; provided, however, that at such time as the stock elections of shareholders who have made stock elections with respect to fewer than 200 shares of HFS common stock have been eliminated and converted into cash, if the number of shares for which an election to receive MainSource common stock still exceeds 52%, the exchange agent shall allocate pro rata from among the remaining shareholders who elected to receive MainSource common stock a sufficient number of shares and convert such shares into cash.

As such, there is a risk that even if you properly elect to receive all cash, all or a portion of the merger consideration you receive may be in the form of shares of common stock which you did not elect to receive. Similarly, there is a risk that even if you properly elect to receive all stock, all or a portion of the merger consideration you receive may be in the form of cash which you did not elect to receive.

A pro rata reduction in the cash consideration you may receive (and a corresponding increase in the stock consideration you receive) will be made if necessary to allow MainSource’s tax counsel to deliver its opinion as to the qualification of the merger as a “reorganization” under Section 368(a) of the Internal Revenue Code. Accordingly, the risk that you will receive a portion of the merger consideration in a form that you did not elect could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you had elected (including the recognition of taxable gain to the extent cash is received). Please see the section captioned “Material Federal Income Tax Consequences.”

Should MainSource change the number of shares of MainSource common stock issued and outstanding prior to the effective time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource common stock, and the record date for that transaction is prior to the effective time, the stock consideration will be adjusted so the shareholders receive, in the aggregate, a number of shares of MainSource common stock representing the same percentage of outstanding shares of MainSource common stock at the effective time as would have been represented by the number of shares of MainSource common stock the shareholders of HFS would have received if any of the foregoing actions had not occurred.

Exchange and Payment Procedures

At and after the effective time, each certificate representing shares of HFS common stock will represent only the right to receive merger consideration in accordance with the terms of the Merger Agreement. MainSource will reserve a sufficient number of shares of MainSource common stock to be issued as a part of the merger consideration and will deposit with the exchange agent an estimated amount of cash to be issued as part of the merger consideration. MainSource will cause a certificate representing the number of whole shares of MainSource common stock that each holder of HFS common stock has the right to receive, if any, and a check in the amount of any cash that such holder has the right to receive, if any, to be delivered to such shareholder upon delivery to MainSource of certificates representing the holder’s shares of HFS common stock.

No dividends or other distributions on MainSource common stock with a record date occurring after the effective time will be paid to the holder of any unsurrendered old certificate representing shares of HFS common stock converted into the right to receive shares of MainSource common stock until the holder surrenders such old certificate in accordance with the Merger Agreement. The stock transfer books of HFS will be closed immediately at the effective time, and after the effective time there will be no transfers on the stock transfer records of HFS of any shares of HFS common stock. MainSource will be entitled to rely on HFS’ stock transfer books to establish the identity of those persons entitled to receive merger consideration. If any old certificate is lost, stolen, or destroyed, MainSource will issue the appropriate merger consideration in exchange for the lost, stolen or destroyed certificate if the person claiming such old certificate to be lost, stolen, or destroyed makes an affidavit of that fact and, if required by MainSource, that person posts a bond in such amount as MainSource may reasonably direct as indemnity against any claim that may be made with respect to the old certificate.

                                    will serve as the exchange agent for purposes of mailing and receiving the election forms, tabulating the results and distributing the merger consideration pursuant to the terms of the Merger Agreement.

Fractional Shares

No fractional shares of MainSource common stock will be issued in the merger. Rather, MainSource will pay each holder of HFS common stock an amount in cash (without interest) determined by multiplying such fraction by the MainSource average stock price.

Regulatory Approvals for the Merger

Under the terms of the Merger Agreement, the merger cannot be completed until MainSource receives the necessary regulatory approval of each of the Board of Governors of the Federal Reserve System and the Office of Thrift Supervision. MainSource has filed the respective applications, but as of the date of this proxy statement/prospectus, has not received the approval of the Federal Reserve Board or the Office of Thrift Supervision.

Accounting Treatment of the Merger

MainSource will account for the merger under the “purchase” method of accounting in accordance with accounting principles generally accepted in the United States. Using the purchase method of accounting, the assets and liabilities of HFS will be recorded by MainSource at their respective fair values at the time of the completion of the merger. The excess of MainSource’s purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

NASDAQ National Market System Listing

MainSource common stock currently is listed on the NASDAQ National Market under the symbol “MSFG.” The shares to be issued to the HFS shareholders as merger consideration also will be eligible for trading on the NASDAQ National Market.

DESCRIPTION OF HFS

General Information

HFS was chartered by the Federal Home Loan Bank Board (the “FHLBB”), predecessor to the Office of Thrift Supervision (the “OTS”), in 1934. HFS is a member of the Federal Home Loan Bank of Indianapolis (the “FHLBI”) and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund (the “SAIF”) as administered by the Federal Deposit Insurance Corporation (the “FDIC”).

The business of HFS consists primarily of attracting deposits from the general public and using such funds to originate mortgage loans on single family residences, multifamily housing, and to a lesser extent on nonresidential property. HFS also makes nonmortgage loans such as automobile, business, and personal loans.

HFS’s Internet address is www.hfsbank.com. HFS makes available free of charge on www.hfsbank.com its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after it files such material with, or furnishes it to, the OTS. In addition, HFS will provide, at no cost, paper or electronic copies of its reports and other filings made with the OTS. Requests should be directed to:

Investor Relations
HFS Bank F.S.B.
P.O. Box 487
Hobart, IN 46342-0487

The information on the website listed above, is not and should not be considered part of this joint proxy statement/prospectus and is not incorporated by reference in this document. This website is and is only intended to be an inactive textual reference.

HFS has engaged from time to time in purchasing loans and loan participations in the secondary market. HFS also invests in various federal and government agency obligations and other investment securities permitted by applicable laws and regulations, including mortgage-backed securities.

HFS’ primary sources of income are interest on loans and investment securities. Its principal expenses are interest paid on deposit accounts and borrowings, and overhead expenses incurred in the operation of HFS.

The operations and profitability of thrift institutions, including those of HFS, are significantly affected by local and national economic conditions and by related monetary, fiscal, and regulatory policies of federal government agencies, such as the FRB and the OTS. Lending activities are influenced by a number of factors including the demand for housing, conditions in the construction industry, and availability of funds. Sources of funds for lending activities include savings deposits, loan principal payments, proceeds from sales of loans, and borrowings from the FHLBI and other sources. Deposit flows at HFS are influenced by a number of factors including interest rates on competing investments, stock market activity, and levels of personal income.

HFS’s principal assets are comprised of both short-term and long-term loans, which have either a fixed or variable rate of interest. In a declining interest rate environment, both fixed and variable rate loans will respond rapidly to declining market interest rates due to the accelerated refinancing of fixed-rate loans and the downward repricing of adjustable rate loans. In an increasing interest rate environment, principal repayments of fixed rate loans will decline, while variable rate loans will reprice in an upward manner. HFS’s cost of funds on demand and passbook deposits will react rapidly to changes in market interest rates due to the relatively short-term nature of the deposits. HFS’s cost of funds on certificates of deposits will react less rapidly to changes in market interest rates due to the relatively longer-term nature of the deposits. HFS’s cost of funds on borrowings will react very slowly to changes in market interest rates due to the relatively long-term nature of the borrowings. Consequently, the levels of both short-term and long-term interest rates significantly influence HFS’s results of operations.

In recent years, HFS has attempted to reduce this interest rate risk by selling a portion of its long-term fixed rate loans and by shortening average asset maturities through the origination and purchase of adjustable rate and short-term fixed rate loans, and investment securities. Levels of noninterest income, operating expenses, and income taxes also affect HFS’s profitability.

Market Area Competition

HFS experiences strong competition both in originating real estate loans and in attracting deposits. HFS competes for real estate loans with commercial banks, mortgage banking companies, insurance companies, and other institutional lenders located in HFS’s market area and, to a lesser extent nationwide, many of which have greater financial resources than HFS. HFS’s competition for deposits comes from other thrift institutions, commercial banks, and credit unions located in HFS’s marketing area, as well as from government securities and the stock market. HFS’s marketing area consists primarily of Lake and Porter counties, located in northwest Indiana. The principal methods generally used by HFS to attract deposits include competitive interest rates, advertising, providing a variety of financial services, and convenient office locations.

Lending Activities

General.   Historically, HFS has concentrated its lending activities primarily in the origination of conventional residential mortgage loans. At the present time, HFS’s lending activities are in four principal areas: residential mortgage loans, home equity loans, consumer loans, and commercial and business loans.

Residential Mortgage Loans.   HFS currently offers conventional mortgage loans. The types of conventional mortgage loans primarily being offered by HFS are: (i) adjustable-rate mortgage loans whose rates and monthly payments are adjusted periodically based on the movement of a U.S. Treasury index; (ii) balloon mortgage loans of five- and seven-year terms amortized over thirty years; and (iii) fixed-rate, fixed-term loans. Adjustable-rate loans typically adjust every one, three, or five years and have annual caps of two percent. When balloon mortgage loans mature, they are either repaid, renewed, or converted to another type of mortgage loan. If the borrower chooses to renew or convert these loans, they may do so at the then current lending rates and terms.

HFS’s mortgage loans are offered at competitive rates at amortization terms of up to 30 years. Monthly payments may include required escrow amounts. Mortgage loans are available on one-to-four family units, but may be considered on units of larger size. Most loans are on single-family homes.

Home Equity Loans.   Home equity loans are available for up to 100 percent of the appraised value of the secured property less any mortgages or related liabilities. Interest rates vary depending on the percentage of appraised value. All home equity loans are secured by first or second mortgages on one-to-four family owner occupied properties. The initial term of the loan is generally five to ten years. HFS originates both closed-end home equity loans with fixed interest rates and open-end line of credit home equity loans with adjustable interest rates. All origination fees are waived on the openend line of credit home equity loans. Origination fees are usually charged on closed-end home equity loans except during special marketing promotions.

Consumer Loans.   Consumer loans are offered for household, auto, personal and similar purposes. HFS also offers loans secured by deposits and overdraft loans in connection with its checking accounts. The repayment periods on consumer loans generally range from one to five years. The majority of HFS’s consumer loans have fixed interest rates. Consumer loans generally have shorter terms and higher interest rates than residential loans but involve somewhat higher credit risks, particularly for unsecured loans.

Commercial and Business Loans.   Commercial loans are available for business and commercial purposes. The principal types of commercial loans made by HFS are either secured by real estate or equipment. The real estate generally consists of properties such as office buildings, churches, hotels, and land development loans. Individual personal guarantees may also be required as additional security. These loans are usually written for terms of ninety days to ten years with periodic rate adjustments during the term of the loan. The periodic rate adjustments are based on the national prime lending rate or a U.S. Treasury index rate.

Loan Originations.   HFS is authorized to make real estate loans throughout the United States. At March 31, 2005, approximately 90% of HFS’s real estate loans receivable were secured by real estate located in the State of Indiana.

Mortgage and consumer loans come from a number of sources including depositors, current borrowers, walk-in customers, advertisement, referrals of real estate brokers and builders, and direct solicitation of retail and commercial businesses. Commercial loans are obtained by direct solicitation, referrals, advertisement and walk-in customers.

HFS believes that it has maintained a conservative posture with regard to the loan amount in relationship to the appraised value of any particular property. Generally, residential mortgage loans made by HFS are originated between 70 and 95 percent of appraised value. Residential mortgage loans in excess of 80 percent of appraised value require private mortgage insurance. Loans made by HFS on multi-family and commercial properties generally have a loan to value ratio below 80 percent.

The original contractual loan payment period for residential loans originated by HFS normally ranges from ten to thirty years and for commercial real estate loans from three to ten years. Because residential borrowers may refinance or prepay their loans, such loans normally remain outstanding for a substantially shorter period of time. Experience has indicated that, because of prepayments in connection with refinancing and sales of property, residential loans, in general, remain outstanding an average of less than twelve years.

Loan Underwriting.   All of HFS’s mortgage lending is subject to the loan origination procedures prescribed by the Board of Directors. All property securing real estate loans made by HFS is appraised by independent fee appraisers. Each approved loan application must contain an appraisal less than six months old and, in connection with loans on new property, the appraisal is subject to a recertification of value at the time of completion. Detailed loan applications are obtained to determine the borrower’s ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements, and confirmations. The applications, appraisals, and other items are then reviewed by HFS’s loan committee, depending upon the size and type of loan, applying the underwriting standards established by the Board of Directors. Mortgage loans are approved by the loan committee appointed by the Board of Directors. HFS’s consumer lending officer approves automobile and consumer loans subject to loan authority limits.

In making one-to-four family home mortgage loans, HFS, as part of the loan application, charges the applicant for its out-of-pocket costs in reviewing the application, such as the appraisal and credit report fees, whether or not the loan is closed. The interest rate charged is normally the prevailing rate at the time the loan application is approved.

HFS promptly notifies mortgage loan applicants of its decision. If the loan is approved, the terms and conditions are indicated and include the loan amount, interest rate, amortization term, a brief description of the mortgaged property, and requirements of fire and casualty insurance. The borrower has the right to select his own insurance broker or agent. The borrower is required to pay all closing costs of HFS as well as his own costs. Consumer loan borrowers are notified of approval orally. Commercial loan approvals are usually given orally followed by a written confirmation of the terms and conditions upon which the loan will be made.

It is HFS’s policy to obtain title insurance policies certifying or insuring that HFS has the required valid lien on the mortgaged real estate. Borrowers must also obtain hazard insurance policies prior to closing, and when required by federal regulations, flood insurance must be obtained. Borrowers may be required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage loan escrow account, from which HFS makes disbursements for items such as real estate taxes, hazard insurance, and private mortgage insurance premiums.

Loan Underwriting Risks.   Adjustable-rate mortgage loans decrease the risks associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic interest rate adjustment permitted by the adjustable-rate mortgage loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. Historically, these risks have not had an adverse effect on HFS.

While commercial real estate and consumer or other loans provide benefits to HFS’s asset/liability management program by reducing HFS’s exposure to interest rate changes, due to their generally shorter terms, and producing higher yields, such loans may entail significant additional credit risks compared to owner-occupied residential mortgage lending. However, HFS believes that the higher yields and shorter terms compensate HFS for the increased credit risk associated with such loans.

Commercial real estate lending entails significant additional risks when compared with one-to-four family residential lending. For example, commercial loans typically involve larger loan balances to single borrowers or groups of related borrowers, and the payment experience on such loans typically is dependent on the successful operation of the project. These risks can be significantly impacted by the cash flow of the borrowers and supply and demand conditions in the market for the services or products offered by the borrower. In periods of decreasing cash flows, the commercial borrower may permit a lapse in general maintenance of the property causing the value of the underlying collateral to deteriorate.

In addition, due to the type and nature of the collateral, and in some cases, the absence of collateral, consumer lending generally involves more credit risk when compared with one-to-four family residential lending. Consumer lending collections are typically dependent on the borrower’s continuing financial stability, and thus, are more likely to be  adversely affected by job loss, divorce, illness, and personal bankruptcy. In most cases any repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance. The remaining deficiency often does not warrant further substantial collection efforts against the borrower, however a deficiency judgement is normally filed against the borrower.

Purchase and Sale of Loans.   HFS’s residential loan strategy is primarily to originate only loans that are saleable in the secondary mortgage market. In the past, HFS was originating loans for portfolio growth purposes, primarily in adjustable rate and fixed-rate residential real estate loans. In an effort to reduce interest rate risk, HFS will on occasion sell a portion of its thirty-year and fifteen-year fixed-rate loans to the secondary market. No such sales occurred for the year ended March 31, 2005. Participation loans purchased totaled approximately $3.3 million for the year ended March 31, 2005.

Mortgage-Backed Securities.   HFS also invests in mortgage-backed securities. HFS’s mortgage-backed securities having fixed interest rates generally have balloon terms of five or seven years, while the adjustable rate mortgage-backed securities generally have terms of thirty years. The majority of HFS’s mortgage-backed securities were purchased from the Federal Home Loan Mortgage Corporation (“FHMLC”), the Government National Mortgage Association (“GNMA”), and the Federal National Mortgage Association (“FHMLC”).

Loan and Mortgage-Backed Securities Portfolios Composition.   The following table sets forth information concerning the composition of HFS’s loan and mortgage-backed securities portfolio in dollar amounts and in percentages, by type of loan on the dates indicated.

	March 31, 2005		March 31, 2004		March 31, 2003
	Amount	%	Amount	%	Amount	%
Type of Loan:
Real Estate Loans
1 - 4 Family	$125,673,747	68.70%	$128,974,561	70.00%	$135,750,502	75.84%
Multi-Family	8,983,901	4.91%	8,034,264	4.36%	3,978,797	2.22%
Commercial	28,160,226	15.40%	25,750,278	13.98%	18,605,826	10.39%
Construction	11,803,634	6.45%	12,657,295	6.87%	10,258,713	5.73%
Consumer Loans
Automobile	794,720	0.43%	979,486	0.53%	1,245,807	0.70%
Mobile home	2,763,980	1.51%	2,760,630	1.50%	2,760,343	1.54%
Other	350,505	0.19%	424,985	0.23%	500,660	0.28%
Business Loans	4,415,874	2.41%	4,658,428	2.53%	5,901,346	3.30%
Total loans	182,946,587	100.00%	184,239,927	100.00%	179,001,994	100.00%
Add (deduct)
Loans in process	(3,598,053)		(4,675,444)		(3,450,601)
Deferred loan fees	(567,615)		(580,486)		(429,952)
Allowance for loan loss	(1,172,318)		(1,159,045)		(1,543,033)
Loans receivable, net	$177,608,601		$177,824,952		$173,578,408
Mortgage-backed securities
FHLMC	$1,872,053	40.14%	$133,831	12.58%	$172,598	8.71%
GNMA	1,459,683	31.30%	77,789	7.31%	115,680	5.84%
FNMA	1,324,280	28.40%	796,297	74.88%	1,625,044	82.00%
Other	7,565	0.16%	55,539	5.23%	68,475	3.45%
Total mortgage-backed	4,663,581	100.00%	1,063,456	100.00%	1,981,797	100.00%
Securities
Less add (deduct) premium (discount)	30,097		19,569		42,054
Mortgage-backed securities, net	$4,693,678		$1,083,025		$2,023,851

	March 31, 2002		March 31, 2001
	Amount	%	Amount	%
Type of Loan:
Real Estate Loans
1 - 4 Family	$141,392,640	78.07%	$137,998,435	79.90%
Multi-Family	6,050,380	3.34%	5,910,835	3.42%
Commercial	13,916,501	7.68%	12,900,574	7.47%
Construction	8,322,846	4.60%	5,796,636	3.36%
Consumer Loans
Automobile	1,578,017	0.87%	2,114,736	1.22%
Mobile home	2,654,819	1.47%	2,430,362	1.41%
Other	639,465	0.35%	734,944	0.42%
Business Loans	6,560,275	3.62%	4,834,320	2.80%
Total loans	181,114,943	100.00%	172,720,842	100.00%
Add (deduct)
Loans in process	(3,746,032)		(2,250,663)
Deferred loan fees	(274,300)		(233,076)
Allowance for loan loss	(1,222,527)		(1,186,308)
Loans receivable, net	$175,872,084		$169,050,795
Mortgage-backed securities
FHLMC	$3,479,361	75.44%	$4,444,740	73.77%
GNMA	205,705	4.46%	320,050	5.31%
FNMA	838,375	18.18%	1,155,741	19.18%
Other	88,628	1.92%	104,637	1.74%
Total mortgage-backed securities	4,612,069	100.00%	6,025,168	100.00%
Add (deduct) premium (discount)	(42,509)		(50,362)
Mortgage-backed securities, net	$4,569,560		$5,974,806

The following table sets forth cash flow information regarding the mortgage and nonmortgage loan portfolio.

	Year Ended March 31,
	2005	2004
Mortgage loans originated	$75,532,051	$80,787,280
Mortgage loans originated for sale	0	4,349,951
Mortgage loan purchased	3,316,858	5,765,422
Nonmortgage loans originated	7,185,089	5,340,134
Noncash adjustments	352,000	232,069
Total originated and purchased	86,385,998	96,474,856
Mortgage loan principal reductions	78,124,417	79,188,884
Mortgage loan sale proceeds	0	4,451,520
Nonmortgage principal reductions	7,643,689	6,924,761
Noncash adjustments	834,243	1,663,147
Total loan principal reductions	86,602,349	92,228,312
Increase (Decrease) in net loans	$(216,351)	$4,246,544

Loan Commitments.   HFS issues individual loan commitments for financing the purchase of homes or the refinancing of existing home loans. Usually, these commitments are issued for a short period of time, up to 60 days after HFS issues its commitment. These commitments are usually issued at current market rates and fees. HFS also issues to individual loan customers long-term commitments (usually up to six months) to provide financing for homes, which are being built, or to pay off construction loans. HFS usually charges a non-refundable commitment fee for issuing long-term commitments. Commitment fees, rates and other terms of commercial and multifamily residential loans are individually negotiated. The proportion of the total commitments derived from any particular category of loan varies from time to time and depends upon market conditions. At March 31, 2005, HFS had commitments to extend credit totaling $13,053,693 and conditional standby letter of credit commitments totaling $568,135. It is HFS’s experience that substantially all approved loans are funded.

Loan Maturities.   The following table sets forth the loan and mortgage-backed securities portfolios’ maturity structure (in thousands) as of March 31, 2005, for the indicated time periods. Loans and mortgage-backed securities with variable rates of interest are classified as maturing when the principal payments are contractually due, not when the interest rate reprices.

	Mortgage Loans	Other Loans	Mortgage-Backed Securities
Maturity Period:
1 year or less	$17,885	$3,517	$1,026
More than 1 year - 5 years	38,703	4,358	2,736
More than 5 years	118,034	450	902
Total	$174,622	$8,325	$4,664

The following table sets forth the total amount (in thousands) of loans and mortgage-backed securities at March 31, 2005, which have fixed interest rates and adjustable interest rates which mature in more than one year.

	Mortgage Loans	Other Loans	Mortgage-Backed Securities
Fixed interest rates	$115,106	$1,897	$1,642
Adjustable interest rates	41,631	2,911	1,996
Total	$156,737	$4,808	$3,638

Fee Income From Lending Activities.   HFS realizes interest and loan fee income from its lending activities. HFS receives fees for making commitments to originate certain types of mortgage and construction loans on residential and commercial property. HFS receives loan fees and charges related to existing loans, which include prepayment charges, late charges, and assumption fees. HFS also receives similar fees in connection with commercial loans.

Collection Activities.   When a mortgage loan borrower fails to make a required payment on a loan, HFS attempts to cure the deficiency by contacting the borrower. Delinquency notices are sent after 15 days past due and direct contacts are made after a payment is more than 30 days past due, but in many cases in less than 30 days. In most cases deficiencies are cured promptly. If deficiencies are not cured within 90 days, or satisfactory arrangements to cure the delinquency are not made, then HFS will institute measures to foreclose on the property. Periodic inspections are made of the property to determine the status of the collateral. If foreclosed, the property will be sold at a public sale, and usually is purchased by HFS subject to redemption rights of the borrower. Property acquired by HFS through foreclosure or deed in lieu of foreclosure is classified as “Real Estate Owned” until it is sold or otherwise disposed.

Consumer loan borrowers who fail to make payments are contacted to cure the delinquency and in most cases the delinquency is quickly corrected. Delinquency notices are sent after 15 days past due and direct contact is made before the payment is 30 days past due. If after 90 days the delinquency is not corrected or arrangements to correct the deficiency are not made, then HFS initiates action to obtain the collateral or collect the debt through the remedies available. Collateral obtained as a result of loan default is retained by HFS as an asset until sold or otherwise disposed.

Allowance For Loan Losses.   HFS believes the allowance for loan losses is a critical accounting policy that requires the most significant judgements and estimates used in preparation of its consolidated financial statements. The determination of the allowance for loan losses involves management’s ongoing quarterly assessments of the probable estimated losses inherent in the loan portfolio. In determining the appropriate estimate for the allowance for loan losses, management considers a number of factors relative to both specific credits in the loan portfolio, previous loss experience, and macro-economic factors relative to the local and national economy.

Factors relative to specific credits that are considered include a customer’s payment history, recent financial performance, an assessment of the value of collateral held, knowledge of the customer’s character, the financial strength and commitment of any guarantors, the existence of any customer or industry concentrations, changes in a customer’s competitive environment, and any other issues that may impact a customer’s ability to meet its obligations.

Economic factors that are considered include, but are not limited to, levels of unemployment and inflation, specific plant or business closings in HFS’s market area, the impact of strikes or other work stoppages, and the general trend of key economic indicators.

In addition to specific customers who may pose potential credit problems, management considers its historical losses, delinquency trends, and changes in the composition of the overall portfolio in providing for an allowance against outstanding loans that have not been specifically classified.

HFS’s general loan loss valuation allowance is subject to review by the OTS and the FDIC. As of March 31, 2005, the general valuation allowance for losses on loans totaled $1,172,318. Management considers HFS’s allowance for loan losses to be adequate in consideration of current economic conditions and the characteristics of the loan portfolio. However, there can be no assurance HFS will not sustain losses in any future period which could exceed the current level of the general valuation allowance.

It is management’s policy to provide for estimated losses on loans when it determines that losses are expected to be incurred on the underlying properties through the establishment of specific loan loss reserves. Loan loss calculations are based on current appraisals or net realizable value calculations.

The following table sets forth an analysis of HFS’s allowance for loan losses for the periods indicated.

	Year Ended March 31,
	2005	2004	2003	2002	2001
Balance at beginning of year	$1,159,045	$1,543,033	$1,222,527	$1,186,308	$1,116,914
Provision for loan losses	165,650	195,450	375,500	135,425	100,225
Charge-offs during the year
Residential real estate	124,234	149,888	24,256	41,662	9,805
Commercial real estate	5,399	369,375	—	—	—
Real estate construction	—	—	—	—	—
Consumer	4,765	30,466	38,733	66,036	25,503
Business	29,113	39,122	3,364	—	—
Total charge-offs	163,511	588,851	66,353	107,698	35,308
Recoveries during the year
Residential real estate	3,536	—	—	—	—
Consumer	7,598	9,413	11,359	8,492	4,477
Business	—	—	—	—	—
Total recoveries	11,134	9,413	11,359	8,492	4,477
Net charge-offs	152,377	579,438	54,994	99,206	30,831
Balance at end of year	$1,172,318	$1,159,045	$1,543,033	$1,222,527	$1,186,308
Ratio of allowance to total loans at the end of the period	0.66%	0.65%	0.88%	0.69%	0.70%
Ratio of net charge-offs to loans at period end	0.09%	0.32%	0.03%	0.06%	0.02%
Ratio of allowance to nonaccrual loans at the end of the period	122.26%	79.95%	67.12%	87.91%	137.61%
Ratio of allowance to nonperforming loans at the end of the period	122.26%	79.95%	67.12%	71.66%	119.65%

The following table sets forth the breakdown of the allowance for loan losses by loan category for the periods indicated.

	At March 31, 2005		At March 31, 2004		At March 31, 2003
	Amount	% of Loans in Category To Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
Allowance:
Mortgage loans:
Residential	$561,708	74.97%	$564,600	74.36%	$753,596	78.06%
Commercial	271,282	15.17%	281,911	13.98%	426,554	10.39%
Construction	46,532	5.18%	53,308	6.87%	51,157	5.73%
Other loans:
Business	133,672	2.49%	139,753	2.53%	182,993	3.30%
Consumer	64,429	2.19%	75,963	2.26%	86,477	2.52%
Unallocated	94,695		43,510		42,256
Total Allowance	$1,172,318	100.00%	$1,543,033	100.00%	$1,543,033	100.00%

	At March 31, 2002		At March 31, 2001
	Amount	% of Loans in Category To Total Loans	Amount	% of Loans in Category to Total Loans
Allowance:
Mortgage loans:
Residential	$601,613	81.41%	$571,964	83.32%
Commercial	202,773	7.68%	129,006	7.47%
Construction	16,565	4.60%	9,802	3.36%
Other loans:
Business	196,808	3.62%	145,030	2.80%
Consumer	99,393	2.69%	166,821	3.05%
Unallocated	105,375		163,685
Total Allowance	$1,222,527	100.00%	$1,186,308	100.00%

Non-Performing Loans.   Loans are reviewed on a regular basis and are placed on a nonaccrual status at the time the loans become contractually past due 90 days or more, and when, in the judgment of management, the probability of collection is deemed to be insufficient to warrant further accrual. When a loan is placed on a nonaccrual status, previously accrued but unpaid interest is deducted from interest income. When HFS is unable to resolve a delinquency satisfactorily, it will undertake foreclosure and other proceedings, as necessary, to minimize any potential loss.

Loans on which the accrual of interest was discontinued or reduced amounted to $958,850 at March 31, 2005, as compared to $1,449,651 at March 31, 2004. For the year ended March 31, 2005, $56,159 of interest income would have been recorded if nonaccruing loans were current in accordance with their original terms, as compared to $110,832 for the year ended March 31, 2004. For the year ended March 31, 2005, interest income totaling $40,830 was received on nonaccrual loans. At March 31, 2005, nonaccrual loans consisted of twelve mortgage loans totaling $894,329 secured by single family dwelling units and one mortgage loan totaling $64,521 secured by nonresidential property.

The following table sets forth information concerning nonperforming assets. Loans are considered nonperforming when either interest or principal becomes 90 days or more past due:

	At March 31,
	2005	2004	2003	2002	2001
Nonaccruing loans:
Residential mortgage loans	$894,329	$1,249,437	$1,609,849	$860,059	$862,108
Multi-family and commercial real estate	64,521	196,671	222,039	76,326	—
Consumer loans	—	3,543	12,666	—	—
Business loans	—	—	—	—	—
Total nonaccruing	$958,850	$1,449,651	$1,844,554	$936,385	$862,108
Total as a percentage of total assets	0.41%	0.62%	0.80%	0.41%	0.41%
Accruing loans delinquent 90 days or more
Residential mortgage loans	$—	$—	$—	$303,572	$118,550
Multi-family and commercial real estate	—	—	—	—	—
Consumer loans	—	—	—	11,695	10,854
Business loans	—	—	—	—	—
Total accruing	$—	$—	$—	$315,267	$129,404
Total as a percentage of total assets	0.00%	0.00%	0.00%	0.14%	0.06%
Impaired assets	$0	$0	$454,345	$454,345	$—
Total impaired assets	$0	$0	$454,345	$454,345	$—
Total nonperforming loans	$958,850	$1,449,651	$2,298,899	$1,705,997	$991,512
Total nonperforming loans to total assets	0.41%	0.62%	1.00%	0.75%	0.47%
Repossessed assets:
Residential mortgage loans	$0	$0	$227,122	$180,157	$—
Multi-family and commercial real estate	151,104	84,970	—	—	—
Consumer loans	0	0	20,943	—	—
Business loans	—	—	—	—	—
Total repossessed assets	$151,104	$84,970	$248,065	$180,157	$—
Total as a percentage of total assets	0.06%	0.04%	0.11%	0.08%	—
Total nonperforming assets	$1,109,954	$1,534,621	$2,546,964	$1,886,154	$991,512
Percentage of nonperforming assets to total assets	0.47%	0.66%	1.11%	0.83%	0.47%

Classified Assets.   HFS has adopted a Classification of Assets Policy whereby all loans that are in arrears 30 days or more and all other assets and investments of HFS are reviewed and classified as necessary. In addition, in connection with examinations of savings associations, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful, and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that HFS will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values questionable, and there is a significant possibility of loss. An asset classified as Loss is considered uncollectible and of such little value that continuance as an asset of HFS is not warranted. HFS’s classified loans were as follows on the indicated dates:

	At March 31,
	2005	2004
Substandard	$900,617	$1,163,960
Doubtful	0	0
Loss	0	0
Totals	$900,617	$1,163,960

Assets classified substandard at March 31, 2005, consisted of ten single family mortgage loans totaling $749,513 (principal and interest payments were all in excess of 90 days past due along with loan to collateral values in excess of 60) and one parcel of real estate owned totaling $151,104.

Real Estate Owned and Repossessed Assets.   HFS classifies real estate acquired as a result of foreclosure or by deed in lieu of foreclosure as real estate owned (“REO”) until the property is sold. REO is recorded at the lower of the related loan balance, less any specific allowance for loss, or estimated fair value less costs to dispose of the property at the date of acquisition. At the time of transfer to foreclosed real estate, a charge is recorded to the loan valuation allowance if the estimated fair value is less than cost. Subsequent valuations are periodically performed by management, and if necessary, additional provisions for losses are established by a charge to noninterest expense if the carrying value exceeds its estimated fair value less costs to dispose. At March 31, 2005, REO totaled $151,104, consisting of one nonresidential real estate parcel. The property was subsequently sold.

Investment Activities.   HFS has the authority to invest in various types of investments, including United States Treasury obligations, securities of various federal agencies, municipal securities, certificates of deposit at insured savings and loans and at banks, mutual funds, and federal funds. The table below sets forth certain information regarding the carrying value, weighted average yields and stated maturities of HFS’s investments. At March 31, 2005, with the exception of FHLBI stock, HFS held no securities of a single issuer in an amount in excess of 10% of HFS’s Stockholders’ Equity.

	At March 31, 2005
	One Year or Less		One to Five Years		Five to Ten Years		More than Ten Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Fair	Average	Fair	Average	Fair	Average	Fair	Average	Fair	Average
	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield
Interest bearing deposits	$10,424,759	2.82%	$—		$—		$—		$10,424,759	2.82%
Mortgage-backed securities	—		867,530	4.11%	—		3,811,000	4.34%	4,678,530	4.30%
U.S. government and agency securities	1,826,460	2.85%	22,967,968	2.86%	—		—		24,794,428	2.86%
Municipal securities	—		303,424	3.29%			—		303,424	3.29%
FHLBI stock	—		—		—		—		4,547,600	4.25%
Totals	$12,251,219	2.82%	$24,138,922	2.90%	$—		$3,811,000	4.34%	$44,748,741	3.14%

Historically, HFS has maintained its liquid assets at a level believed adequate to meet requirements of normal banking activities, repayment of maturing debt and potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is provided. Management is not aware of any trends, demands, commitments, events, or uncertainties which will result or which are likely to result in a material increase or decrease in the current level of liquidity.

The following table sets forth certain information regarding the fair value and amortized cost of HFS’s investment portfolio at the dates indicated.

	At March 31		At March 31
	2005		2004
	Fair Value	Amortized Cost	Fair Value	Amortized Cost
Interest-bearing deposits	$10,424,759	$10,424,759	$11,421,989	$11,421,989
U.S. government and agency securities	24,794,428	25,446,452	26,763,644	26,728,717
Municipal securities	303,424	308,318	314,818	311,826
Mortgage-backed securities	4,678,530	4,693,678	1,096,193	1,083,025
FHLBI stock	4,547,600	4,547,600	4,354,700	4,354,700
Total investments	$44,748,741	$45,420,807	$43,951,344	$43,900,257

	At March 31
	2003
	Fair Value	Amortized Cost
Interest-bearing deposits	$12,630,539	$12,630,539
U.S. government and agency securities	25,033,541	24,919,651
Mortgage-backed securities	0	0
FHLBI stock	2,056,286	2,023,851
Total investments	4,140,800	4,140,800

Deposit Activities.   Deposits are an important source of HFS’s funds for use in lending and for other general business purposes. HFS currently offers several types of deposit programs including passbook and statement accounts, checking accounts, money market accounts, fixed-rate and fixed-term certificates of deposit, and negotiable rate certificates of deposit for balances in excess of $98,000. HFS is authorized to accept noninterest bearing demand (checking) deposits from individuals or organizations. HFS also actively markets its certificates of deposit to local educational and governmental organizations. Public sector deposits totaled approximately $6.4 million at March 31, 2005.

The following table sets forth HFS’s certificates of deposits of $100,000 or more outstanding at March 31, 2005.

Maturity	Amount
3 months or less	$5,276,278
Over 3 months through 6 months	3,844,815
Over 6 months through 12 months	4,831,679
Over 12 months	8,937,190
Total	$22,889,962

Borrowings.   In addition to deposits, HFS derives funds from loan repayments and advances from the FHLBI. Loan repayments are a relatively stable source of funds, while savings inflows and outflows are significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in normal sources of funds, such as savings inflows at less than projected levels. They may also be used on a longer-term basis to support expanded activities.

At March 31, 2005, HFS had $70,533,260 in borrowings from the FHLBI. In addition, HFS has established a line of credit with the FHLBI for $2,000,000, which had a $108,728 average daily balance outstanding during the fiscal year ended March 31, 2005. There was no outstanding balance on the line of credit at March 31, 2005. These funds are available as needed to meet short-term cash requirements.

The following table summarizes HFS’s short-term borrowings during the periods indicated. Short-term borrowings are obtained from the FHLBI and have floating interest rates. There was no outstanding balance of short-term borrowings at March 31, 2005, 2004, and 2003.

	At or for the Year Ended March 31,
	2005	2004	2003
Highest month-end balance of short-term Borrowings during the year	$2,000,000	$—	$—
Average month-end balance of short-term Borrowings during the year	166,667	—	—
Weighted average interest rate of short-term Borrowings during the year	1.95%	1.28%	1.75%
Weighted average interest rate of short-term Borrowings at end of the year	—	—	—

Rate/Volume Analysis.   The following table describes the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected HFS’s interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), (iii) changes in rate-volume (change in rate multiplied by the change in volume), and (iv) the net change.

	Year Ended March 31, 2005				Year Ended March 31, 2004
	Compared to				Compared to
	Year Ended March 31, 2004				Year Ended March 31, 2003
	Increase (Decrease)				Increase (Decrease)
			Rate				Rate
	Volume	Rate	Volume	Net	Volume	Rate	Volume	Net
Interest-earning assets:
Loans receivable	$86,766	$(398,029)	$(3,022)	$(314,285)	$173,586	$(1,202,502)	$(16,733)	$(1,045,649)
Investment securities	109,513	(66,619)	(12,179)	30,715	285,665	(168,776)	(70,136)	46,753
Mortgage-backed securities	91,016	15,010	32,102	138,128	(173,714)	(127,921)	86,100	(215,535)
FHLBI stock	10,050	(32,179)	(2,103)	(24,232)	17,127	(32,289)	(1,818)	(16,980)
Other interest-earning assets	(57,858)	78,640	(36,417)	(15,635)	3,792	(61,260)	(910)	(58,378)
Total	239,487	(403,177)	(21,619)	(185,309)	306,456	(1,592,748)	(3,497)	(1,289,789)
Interest-bearing liabilities:
Deposits
Checking	(4,968)	(150)	(428)	(5,546)	31,472	(156,426)	(15,994)	(140,948)
Savings	11,084	(30,012)	(2,881)	(21,809)	22,209	(170,457)	(12,550)	(160,798)
Certificates	74,360	(357,626)	(17,450)	(300,716)	68,784	(384,020)	(2,352)	(317,588)
Borrowed funds	(28,522)	(17,753)	(10,981)	(57,256)	(62,110)	(13,790)	11,313	(64,587)
Total	51,954	(405,541)	(31,740)	(385,327)	60,355	(724,693)	(19,583)	(683,921)
Net increase (decrease) in net interest income	$187,533	$2,364	$10,121	$200,018	$246,101	$(868,055)	$16,086	$(605,868)

Service Corporation Activities.   HFS has one wholly owned service corporation subsidiary, Multi-Service Corporation, incorporated under the laws of the State of Indiana (“MSC”). MSC offers personal investment services to HFS’s customers through a discount brokerage franchise. At March 31, 2005, HFS had invested $1,266,783 in MSC. Net income for the MSC totaled $76,347, $158,342, and $132,496, respectively for the years ended March 31, 2005, 2004, and 2003.

Personnel.   At March 31, 2005, HFS employed 59 full-time employees and 17 part-time employees. HFS employees are not represented by a collective bargaining group.

Regulation

Economic Conditions, Government Policies, Legislation, and Regulation.   Our profitability, like that of most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by us on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by us on our interest-earning assets, such as loans extended to its clients and securities held in its investment portfolio, will initially comprise the major portion of our earnings. These rates are highly sensitive to many factors that are beyond our control, such as inflation, recession and unemployment, and the impact which future changes in domestic and foreign economic conditions might have on us cannot be predicted.

Our business is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System (the “FRB”). The FRB implements national monetary policies (with objectives such as curbing inflation and combating recession) through its open-market operations in U.S. Government securities by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds and discount rates applicable to borrowings by depository institutions. The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on us of any future changes in monetary and fiscal policies cannot be predicted.

From time to time, legislation, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the U.S. Congress, in the state legislatures, and before various regulatory agencies. This legislation may change banking statutes and our operating environment in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. We cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on our financial condition or results of operations.

In addition, a number of state attorneys general and state bank commissioners have joined in a lawsuit seeking to limit the ability of federal regulators to preempt state law on behalf of federally chartered banks and thrifts such as HFS. In the event the suit is successful, HFS could be subject to additional regulation and compliance costs.

Regulation of Savings Associations in General.   Savings associations are extensively regulated under both federal and state law. These regulations are intended primarily for the protection of depositors and the SAIF and not for the benefit of stockholders of HFS. The following information describes certain aspects of regulations applicable to the savings association, and does not purport to be complete. The discussion is qualified in its entirety by reference to all particular statutory or regulatory provisions.

Savings associations are subject to regulatory oversight by the OTS. As such, savings associations are required to register and file reports with the OTS and are subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over savings associations.

Recent Legislation

The Sarbanes-Oxley Act of 2002.   The Sarbanes-Oxley Act of 2002 addresses accounting oversight and corporate governance matters, including:

•       the creation of a five-member oversight board appointed by the Securities & Exchange Commission that sets standards for accountants and have investigative and disciplinary powers;

•       the prohibition of accounting firms from providing various types of consulting services to public clients and requiring accounting firms to rotate partners among public client assignments every five years;

•       increased penalties for financial crimes;

•       expanded disclosure of corporate operations and internal controls and certification of financial statements;

•       enhanced controls on and reporting of insider trading; and

•       statutory separations between investment bankers and analysts.

The new legislation and its implementing regulations has resulted in increased costs of compliance, including certain outside professional costs.

USA Patriot Act of 2001.   The USA Patriot Act of 2001 (the “Patriot Act”) is intended is to strengthen the U.S law enforcement and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the Patriot Act on financial institutions of all kinds is significant and wide ranging. The Patriot Act contains sweeping anti-money laundering and financial transparency laws and requires various regulations, including:

•       due diligence requirements for financial institutions that administer, maintain, or manage private banks accounts or correspondent accounts for non-US persons;

•       standards for verifying customer identification at account opening;

•       rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering; and

•       reports by non-financial trades and businesses filed with the Treasury Department’s Financial Crimes Enforcement Network for transactions exceeding $10,000, and filing of suspicious activities reports by securities brokers and dealers if they believe a customer may be violating U.S. laws and regulations.

The Patriot Act’s regulations require financial institutions to, among other things, incorporate into their written money laundering plans a board approved customer identification program implementing reasonable procedures for:

•       verifying the identity of any person seeking to open an account, to the extent reasonable and practicable;

•       maintaining records of the information used to verify the person’s identity; and

•       determining whether the person appears on any list of known or suspected terrorists or terrorist organizations within a reasonable time after the account is opened.

“Account” is defined as a formal banking or business relationship established to provide ongoing services, dealings, or other financial transactions, and includes a relationship to establish a safety deposit box or other safekeeping services, or cash management, custodian and trust services.

Financial Services Modernization Legislation.   The Financial Services Modernization Act (also known as the Gramm-Leach-Bliley Act) repealed the two affiliation provisions of the Glass-Steagall Act: Section 20, which restricted the affiliation of Federal Reserve Member Bank with firms “engaged principally” in specified securities activities; and Section 32, which restricts officer, director, or employee interlocks between a member bank and any company or person “primarily engaged” in specified securities activities. In addition, the Financial Services Modernization Act also contains provisions that:

•       expressly preempt any state law restricting the establishment of financial affiliations, primarily related to insurance;

•       provide an enhanced framework for protecting the privacy of consumer information;

•       adopt a number of provisions related to the capitalization, membership, corporate governance, and other measures designed to modernize the Federal Home Loan Bank system;

•       modify the laws governing the implementation of the Community Reinvestment Act (the “CRA”); and

•       address a variety of other legal and regulatory issues affecting both day-to-day operations and long-term activities of financial institutions.

HFS does not believe that the Financial Services Modernization Act will have a material adverse effect on the operations of HFS in the near-term. However, to the extent that the act permits Bank, securities firms, and insurance companies to affiliate, the financial services industry may experience further consolidation. The Financial Services Modernization Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis and which unitary savings and loan holding companies already possess. Nevertheless, this act may have the result of increasing the amount of competition that HFS faces from larger institutions and other types of companies offering financial products, many of which may have substantially more financial resources than HFS.

Regulation of HFS

General.   As a federally chartered, SAIF-insured savings association, HFS is subject to extensive regulation by the OTS and the FDIC. Lending activities and other investments of HFS must comply with various statutory and regulatory requirements. HFS is also subject to certain reserve requirements promulgated by the FRB.

The OTS, in conjunction with the FDIC, regularly examines HFS and prepares reports for the consideration of HFS’s Board of Directors on any deficiencies found in the operations of HFS. The relationship between HFS and depositors and borrowers is also regulated by federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of mortgage documents utilized by HFS.

HFS must file reports with the OTS and the FDIC concerning its activities and financial condition, in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with or acquisitions of other financial institutions. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the SAIF and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulations, whether by the OTS, the FDIC, or the Congress could have a material adverse impact on HFS and its operations.

Privacy.   Federal banking rules limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. Pursuant to these rules, financial institutions must provide:

•       initial notices to customers about their privacy policies, describing the conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates;

•       annual notices of their privacy policies to current customers; and

•       a reasonable method for customers to “opt out” of disclosures to nonaffiliated third parties.

These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. Since FSMA’s enactment, a number of states have implemented their own versions of privacy laws. HFS has implemented its privacy policies in accordance with the law.

Interagency Guidance on Response Programs to Protect Against Identity Theft.   On August 12, 2003, the federal bank and thrift regulatory agencies requested public comment on proposed guidance that would require financial institutions to develop programs to respond to incidents of unauthorized access to customer information, including procedures for notifying customers under certain circumstances. The proposed guidance:

•       interprets previously issued interagency customer information security guidelines that require financial institutions to implement information security programs designed to protect their customers’ information; and

•       describes the components of a response program and sets a standard for providing notice to customers affected by unauthorized access to or use of customer information that could result in substantial harm or inconvenience to those customers, thereby reducing the risk of losses due to fraud or identity theft.

We are not able at this time to determine the impact of any such proposed guidance on our financial condition or results of operation.

Federal Home Loan Bank System.   HFS is a member of the FHLB System, which consists of 12 district Federal Home Loan Banks subject to supervision and regulation by the Federal Housing Finance Board (“FHFB”). The Federal Home Loan Banks provide a central credit facility primarily for member institutions. As a member of the FHLBI, HFS is required to acquire and hold shares of capital stock in the FHLBI in an amount at least equal to 1% of the aggregate unpaid principal of its home mortgage loans, home purchase contracts, and similar obligations at the beginning of each year, or 1/20 of its advances (i.e., borrowings) from the FHLBI, whichever is greater. HFS is in compliance with this requirement with an investment in FHLBI stock at March 31, 2005 of $4,547,600.

The FHLBI serves as a reserve or central bank for its member institutions within its assigned district. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes advances to members secured by certain prescribed collateral in accordance with policies and procedures established by the FHFB and the Board of Directors of the FHLBI. Long-term advances may only be made for the purpose of providing funds for residential housing finance. Members must meet standards of community investment or service established by the FHLBI in order to maintain continued access to long-term advances. As of March 31, 2005, HFS had advances totaling $70,533,260 outstanding.

Liquidity Requirements.   Under OTS regulations, a savings association is required to maintain an amount of liquid assets (including cash, certain time deposits and savings accounts, bankers’ acceptances, certain government obligations, and certain other investments) to ensure its safe and sound operation.

HFS maintains liquid assets in compliance with these regulations. Monetary penalties may be imposed upon an institution for violations of liquidity requirements.

Loans-to-One Borrower Limitations.   Savings associations generally are subject to the lending limits applicable to national banks. With certain limited exceptions, the maximum amount that a savings association or a national bank may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. Savings associations are additionally authorized to make loans to one borrower, for any purpose, in an amount not to exceed $500,000 or, by order of the OTS, in an amount not to exceed the lesser of $30,000,000 or 30% of unimpaired capital and surplus to develop residential housing, provided:

•       the purchase price of each single-family dwelling in the development does not exceed $500,000;

•       the savings association is in compliance with its fully phased-in capital requirements;

•       the loans comply with applicable loan-to-value requirements; and

•       the aggregate amount of loans made under this authority does not exceed 150% of unimpaired capital and surplus.

At March 31, 2005, HFS’s loans-to-one-borrower limit was $3,277,264 based upon the 15% of unimpaired capital and surplus measurement. At March 31, 2005 HFS’s largest single lending relationship had an outstanding balance of $1,998,539, and consisted of a loan secured by a warehouse in HFS’s lending area, and was performing in accordance with its terms

Qualified Thrift Lender Test.   Savings institutions must meet a qualified thrift lender (“QTL”) test, which test may be met either by maintaining a specified level of assets in qualified thrift investments as specified in the Home Owners’ Loan Act, as amended (“HOLA”), or by meeting the definition of a “domestic building and loan association” in section 7701 of the Internal Revenue Code of 1986, as amended (the “Code”). If HFS maintains an appropriate level of certain specified investments (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualifies as a QTL or a domestic building and loan association, it will continue to enjoy full borrowing privileges from the FHLB. The required percentage of investments under HOLA is 65% of assets while the Code requires investments of 60% of assets. An association must be in compliance with the QTL test or definition of domestic building and loan association on a monthly basis in nine out of every 12 months. Associations that fail to meet the QTL test will generally be prohibited from engaging in any activity not permitted for both a national bank and a savings association. As of March 31, 2005, HFS was in compliance with its QTL requirements and met the definition of a domestic building and loan association.

Branching.   Subject to certain limitations, the HOLA and the OTS regulations currently permit federally chartered savings institutions such as HFS to establish branches in any state of the United States. Federal savings associations with branches in more than one state must satisfy either the QTL or the DBLA test on a state-by-state basis. The authority for a federal savings institution to establish an interstate branch network would facilitate a geographic diversification of the institution’s activities. This authority under the HOLA and the OTS regulations preempts any state law purporting to regulate branching by federal savings institutions.

Regulatory Capital Requirements.   The federal banking agencies have adopted risk-based minimum capital guidelines intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk to 100% for assets with relatively high credit risk.

The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization’s total capital is divided into tiers. “Tier I capital” consists of (i) common equity, (ii) qualifying noncumulative perpetual preferred stock, (iii) a limited amount of qualifying cumulative perpetual preferred stock and (iv) minority interests in the equity accounts of consolidated subsidiaries (including trust-preferred securities), less goodwill and certain other intangible assets. Not more than 25% of qualifying Tier I capital may consist of trust-preferred securities. “Tier II capital” consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier I capital, a limited amount of the allowance for loan and lease losses and a limited amount of unrealized holding gains on equity securities. “Tier III capital” consists of qualifying unsecured subordinated debt. The sum of Tier II and Tier III capital may not exceed the amount of Tier I capital.

The guidelines require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

As shown below, HFS’s regulatory capital (in thousands) exceeded all regulatory requirements to be classified as adequately capitalized as of March 31, 2005.

	Amount	% of Assets
GAAP Capital	$20,676	8.7%
Tangible Capital:
Regulatory requirement	$3,546	1.5%
Actual	20,676	8.7%
Excess	$17,130	7.2%
Leverage (Core) Capital:
Regulatory requirement	$9,455	4.0%
Actual	20,676	8.7%
Excess	$11,221	4.7%
Risk-Based Capital:(1)
Regulatory requirement	$11,430	8.0%
Actual	21,848	15.3%
Excess	$10,418	7.3%

Premiums for Deposit Insurance

Through The Bank Insurance Fund (“BIF”), the FDIC insures our customer deposits up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the FDIC’s determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

FDIC-insured depository institutions pay an assessment rate equal to the rate assessed on deposits insured by the SAIF. The assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. Due to continued growth in deposits and some recent bank failures, the BIF is nearing its minimum reserve ratio (which is the ratio of the net worth of the BIF to the value of the aggregate total domestic deposits held in all BIF members) of 1.25% of insured deposits as mandated by law. If the ratio drops below 1.25%, it is likely the FDIC will be required to assess premiums on all banks for the first time since 1996. Any increase in assessments or the assessment rate could have a material adverse effect on HFS’s earnings, depending on the amount of the increase. Furthermore, the FDIC is authorized to raise insurance premiums under certain circumstances.

The FDIC is authorized to terminate a depository institution’s deposit insurance upon a finding by the FDIC that the institution’s financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution’s regulatory agency. The termination of deposit insurance for HFS could have a material adverse effect on HFS’s earnings.

All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the FHFB. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the first half of 2005 at approximately 1.54 cents for each $100 of assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC’s insurance funds and do not vary depending on a depository institution’s capitalization or supervisory evaluations.

Federal Reserve System.   The FRB requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW, and Super NOW checking accounts) and non-personal time deposits. As of March 31, 2005, HFS met its reserve requirements.

Dividend and Other Capital Distribution Limitations.   OTS regulations impose limitations upon all capital distributions by savings associations, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. Generally, OTS regulations require a savings association to file an application if:

•       it is not eligible for expedited treatment of its other applications under OTS regulations;

•       the total amount of all of capital distributions, including the proposed capital distribution, for the applicable calendar year exceeds its net income for that year to date plus retained net income for the preceding two years;

•       it would not be at least adequately capitalized, under the prompt corrective action regulations of the OTS following the distribution; or

•       the association’s proposed capital distribution would violate a prohibition contained in any applicable statute, regulation, or agreement between the savings association and the OTS, or the FDIC, or violate a condition imposed on the savings association in an OTS-approved application or notice.

Alternatively, a savings association must give the OTS notice of a capital distribution if the savings association is not required to file an application, but:

•       would not be well capitalized under the prompt corrective action regulations of the OTS following the distribution;

•       the proposed capital distribution would reduce the amount of or retire any part of the savings association’s common or preferred stock or retire any part of debt instruments like notes or debentures included in capital, other than regular payments required under a debt instrument approved by the OTS; or

•       the savings association is a subsidiary of a savings and loan holding company.

If neither the savings association nor the proposed capital distribution meet any of the above listed criteria, the OTS does not require the savings association to submit an application or give notice when making the proposed capital distribution. The OTS may prohibit a proposed capital distribution that would otherwise be permitted if the OTS determines that the distribution would constitute an unsafe or unsound practice. Further, a federal savings association, like HFS, cannot distribute regulatory capital that is needed for its liquidation account.

Affiliate Restrictions.   Transactions between a savings association and its “affiliates” are subject to quantitative and qualitative restrictions under Sections 23A and 23B of the Federal Reserve Act. Affiliates of a savings association include, among other entities, the savings association’s holding company and companies that are under common control with the savings association.

In general, Sections 23A and 23B and OTS regulations issued in connection therewith limit the extent to which a savings association or its subsidiaries may engage in certain “covered transactions” with affiliates to an amount equal to 10% of the association’s capital and surplus, in the case of covered transactions with any one affiliate, and to an amount equal to 20% of such capital and surplus, in the case of covered transactions with all affiliates. In addition, a savings association and its subsidiaries may engage in covered transactions and certain other transactions only on terms and under circumstances that are substantially the same, or at least as favorable to the savings association or its subsidiary, as those prevailing at the time for comparable transactions with nonaffiliated companies. A “covered transaction” is defined to include a loan or extension of credit to an affiliate; a purchase of investment securities issued by an affiliate; a purchase of assets from an affiliate, with certain exceptions; the acceptance of securities issued by an affiliate as collateral for a loan or extension of credit to any party; or the issuance of a guarantee, acceptance, or letter of credit on behalf of an affiliate.

In addition, under the OTS regulations, a savings association may not make a loan or extension of credit to an affiliate unless the affiliate is engaged only in activities permissible for bank holding companies; a savings association may not purchase or invest in securities of an affiliate other than shares of a subsidiary; a savings association and its subsidiaries may not purchase a low-quality asset from an affiliate; and covered transactions and certain other transactions between a savings association or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices. With certain exceptions, each loan or extension of credit by a savings association to an affiliate must be secured by collateral with a market value ranging from 100% to 130% (depending on the type of collateral) of the amount of the loan or extension of credit.

The OTS regulations generally exclude all non-bank and non-savings association subsidiaries of savings associations from treatment as affiliates, except to the extent that the OTS or the FRB decides to treat such subsidiaries as affiliates. The regulation also requires savings associations to make and retain records that reflect affiliate transactions in reasonable detail, and provides that certain classes of savings associations may be required to give the OTS prior notice of affiliate transactions.

Safety and Soundness Standards.   The federal banking agencies have adopted guidelines designed to assist them in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) asset growth; (v) earnings; and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to assetquality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets; (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses; (iii) compare problem asset totals to capital; (iv) take appropriate corrective action to resolve problem assets; (v) consider the size and potential risks of material asset concentrations; and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.

Predatory Lending.   The term “predatory lending,” much like the terms “safety and soundness” and “unfair and deceptive practices,” is far-reaching and covers a potentially broad range of behavior. As such, it does not lend itself to a concise or a comprehensive definition. But typically predatory lending involves at least one, and perhaps all three, of the following elements:

•       making unaffordable loans based on the assets of the borrower rather than on the borrower’s ability to repay an obligation (“asset-based lending”);

•       inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced (“loan flipping”); and

•       engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower.

FRB regulations aimed at curbing such lending significantly widen the pool of high-cost home-secured loans covered by the Home Ownership and Equity Protection Act of 1994, a federal law that requires extra disclosures and consumer protections to borrowers. The following triggers coverage under the act:

•       interest rates for first lien mortgage loans in excess of 8 percentage points above comparable U.S. Treasury securities,

•       subordinate-lien loans of 10 percentage points above U.S. Treasury securities, and

•       fees such as optional insurance and similar debt protection costs paid in connection with the credit transaction, when combined with points and fees if deemed excessive.

In addition, the regulations bar loan flipping by the same lender or loan servicer within a year. Lenders also will be presumed to have violated the law, which provide that loans should not be made to people unable to repay them, unless they document that the borrower has the ability to repay. Lenders that violate the regulations face cancellation of loans and penalties equal to the finance charges paid.

HFS does not expect these rules and potential state action in this area to have a material impact on its financial condition or results of operation. State action in this area, however, could impact HFS’ operations. See “Economic Conditions, Government Policies, Legislation and Regulation.”

Annual Independent Audit.   Savings associations that are publicly traded must obtain and file an annual independent audit. Title II of the Sarbanes-Oxley Act of 2002 sets forth standards for auditor independence. It prohibits a registered public accountant from performing an audit for a public company contemporaneously with providing that company with delineated non-audit services, including internal audit outsourcing services. HFS’s auditors satisfy these requirements for independence.

Prompt Corrective Action.   The prompt corrective action regulation of the OTS requires certain mandatory actions and authorizes certain other discretionary actions to be taken by the OTS against a savings bank that falls within certain undercapitalized capital categories specified in the regulation.

The regulation establishes five categories of capital classification: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” Under the regulation, the risk-based capital, leverage capital, and tangible capital ratios are used to determine an institution’s capital classification. At March 31, 2005, HFS met the capital requirements of “well capitalized” institutions under applicable OTS regulations.

In general, the prompt corrective action regulation prohibits an insured depository institution from declaring any dividends, making any other capital distribution, or paying a management fee to a controlling person if, following the distribution or payment, the institution would be within any of the three undercapitalized categories. In addition, adequately capitalized institutions may accept Brokered Deposits only with a waiver from the FDIC and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew, or roll-over Brokered Deposits.

If the OTS determines that an institution is in an unsafe or unsound condition, or if the institution is deemed to be engaging in an unsafe and unsound practice, the OTS may, if the institution is well capitalized, reclassify it as adequately capitalized; if the institution is adequately capitalized but not well capitalized, require it to comply with restrictions applicable to undercapitalized institutions; and, if the institution is undercapitalized, require it to comply with certain restrictions applicable to significantly undercapitalized institutions.

Real Estate Lending Standards.   Under joint regulations of the federal banking agencies, including the OTS, savings institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. An institution’s real estate lending policy must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Interagency Guidelines”) that have been adopted by the federal banking agencies. The Interagency Guidelines, among other things, call upon depository institutions to establish internal loan-to-value limits specified in the Interagency Guidelines for the various types of real estate loans. The Interagency Guidelines state that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits not exceeding those specified, but require that the aggregate amount of loans with torn-to-value ratios in excess of certain specified levels may not exceed the amount of the savings association’s total capital. (Amounts in excess of core capital must be deducted on a dollar-for-dollar basis from this capital.)

Federal Consumer Credit and Non-Discrimination Legislation.   HFS’s mortgage lending activities arc subject to the provisions of various federal and state statutes, including, among others, the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, the Fair Housing Act and the regulations promulgated thereunder. These statutes and regulations, among other things, prohibit discrimination on the basis of race, gender or other designated characteristics, prohibit unfair and deceptive trade practices, require the disclosure of certain basic information to mortgage borrowers concerning credit terms and settlement costs, and otherwise regulate terms and conditions of credit and the procedures by which credit is offered and administered. Each of the foregoing statutes provides for various administrative, civil and, in limited circumstances, criminal enforcement procedures, and violations thereof may also lead to class actions seeking actual and/or punitive damages.

Community Reinvestment Act and Fair Lending Developments.   HFS is subject to certain fair lending requirements and reporting obligations involving home mortgage lending operations and CRA activities. The CRA generally requires the federal banking agencies to evaluate the record of a financial institution in meeting the credit needs of its local communities, including low- and moderate-income neighborhoods. A savings association may be subject to substantial penalties and corrective measures for a violation of certain fair lending laws. The federal banking agencies may take compliance with such laws and CRA obligations into account when regulating and supervising other activities. A savings association’s compliance with its CRA obligations is based on a performance-based evaluation system that bases CRA ratings on an institution’s lending service and investment performance. As of the latest CRA Examinations, HFS received a rating of “satisfactory” in complying with its CRA obligations.

Properties

Set forth below is certain information regarding HFS’s properties at March 31, 2005. Unless otherwise noted, all offices are owned by HFS and are full service offices.

Location	Date Facility Opened	Type	Net Book Value
555 East Third St. Hobart, Indiana	1959	Owned	$714,375
5959 Route 6 Portage, Indiana	1979	Owned	$742,937
926 North Broad St. Griffith, Indiana	1990	Owned	$592,116
114 North Main St. Crown Point, Indiana	1994	Leased	$0
5200 Central Ave. Portage, Indiana	1998	Owned	$360,499
11330 Broadway Crown Point, Indiana	2004	Owned	$1,414,470

At March 31, 2005, the net book value of all of HFS’s offices, including land, buildings, furniture, fixtures, leasehold improvements, and equipment was $4,733,183.

Legal Proceedings

There are no material pending legal proceedings to which HFS or its subsidiary is a party or to which any of their properties are subject.

Security Holder Matters

The book value of HFS common stock was $11.086 at December 31, 2005. During the nine months ended December 31, 2005, HFS paid quarterly cash dividends totaling $.325 per share. During the year ended March 31, 2005, HFS paid quarterly cash dividends totaling $.415 per share and during the year ended March 31, 2004, HFS paid quarterly cash dividends totaling $.395 per share. HFS’s common stock trades in the over-the-counter market under the symbol “HFSK.PK.” HFS had approximately 347 shareholders of record as of December 31, 2005. This does not reflect the number of persons or entities who held stock in nominee or “street” name through various brokerage firms. At December 31, 2005, there were 1,866,200 shares outstanding.

The following table sets forth the range of high and low bid quotations for each of the four quarters in the fiscal years ended March 31, 2006, 2005 and 2004, as published by the National Quotations Bureau, Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

	Fiscal 2005		Fiscal 2004			Fiscal 2003
Quarter Ended	High Bid	Low Bid	Quarter Ended	High Bid	Low Bid	Quarter Ended	High Bid	Low Bid
June 30, 2005	$13.50	$12.10	June 30, 2004	$13.25	$11.25	June 30, 2003	$14.00	$11.25
Sept. 30, 2005	13.00	12.00	Sept. 30, 2004	13.00	11.25	Sept. 30, 2003	14.00	12.75
Dec. 31, 2005	18.75	12.50	Dec. 31, 2004	13.50	12.25	Dec. 31, 2003	13.25	12.80
Mar. 31, 2006 (through January 31, 2006)	18.45	18.10	Mar. 31, 2005	14.00	12.50	Mar. 31, 2004	13.50	12.50

Ownership of HFS Common Stock

The following table sets forth certain information regarding the beneficial ownership of the HFS common stock as of January 31, 2006 by: (i)  each person or entity who is known by HFS to own beneficially 5% or more of the HFS common stock, (ii) the directors of HFS, (iii) the executive officers of HFS named in the Summary Compensation Table included in HFS’s proxy statement relating to the 2005 annual meeting of shareholders (which consists only of Mr. Greiner) and (iv) all directors and executive officers of HFS as a group. The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, include securities as to which the person has or shares voting or investment power. Shares of  HFS common stock which a person has the right to acquire within 60 days after January 31, 2006 are deemed outstanding for computing the share ownership and percentage ownership of the person having such right, but are not deemed outstanding for computing the percentage of any other person. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, to the knowledge of HFS, the named beneficial owner has sole voting and dispositive power with respect to the shares shown as owned by them.

Name of Beneficial Owner	HFS Common Stock Beneficially Owned as of January 31, 2006	Percent of Class	Notes
5% Beneficial Owners
George Novogroder 875 North Michigan Avenue Chicago, Illinois	155,411	8.3	(1)
Directors and Named Executive Officers
Richard E. Anderson	81,760	4.4	(2)
Edward H. Bowles	28,600	1.5
James H. Greiner	179,276	9.6	(3)
Patricia A. Rees	15,200	0.8	(4)
Joel A. Remaley	70,708	3.8
Robert J. Schacht	32,412	1.7	(5)
All directors and executive officers as a group (12 persons)	419,196	22.5	(6)

(1)          Includes 8,000 shares of HFS common stock held by R&N 1010 Partnership of which Mr. Novogroder is a general partner and has a 50% interest for which Mr. Novogroder shares voting and dispositive power.

(2)          Includes 4,800 shares of HFS common stock owned by the children of Mr. Anderson for which Mr. Anderson shares voting and dispositive power. Also includes 35,048 shares of HFS common stock owned by the spouse of Mr. Anderson and 96 shares owned by Mr. Anderson’s children for which Mr. Anderson has no voting or dispositive power and which Mr. Anderson disclaims beneficial ownership.

(3)          Includes 920 shares of HFS common stock owned by the children of Mr. Greiner. Also includes 65,218 shares of HFS common stock owned by the spouse of Mr. Greiner, and 8,495 shares held in an individual retirement account for the benefit of Mr. Greiner’s spouse for which Mr. Greiner has no voting and investment power. Mr. Greiner disclaims beneficial ownership of the shares owned individually by his spouse and the shares held in an individual retirement account for the benefit of his spouse. Mr. Greiner’s address is: c/o HFS Bank, F.S.B., 555 East Third Street, Hobart, Indiana  46342. Mr. Greiner is the only named named executive officer.

(4)          Includes 9,600 shares of HFS common stock held jointly with the mother of Ms. Rees for which Ms. Rees has shared voting and dispositive power. Also, includes 3,000 shares of HFS common stock owned by the Patricia A. Rees Attorney at Law Pension Plan.

(5)          Includes 32,212 shares of HFS common stock owned by the spouse of Mr. Schacht for which Mr. Schacht has no voting or dispositive power and as to which Mr. Schacht disclaims beneficial ownership.

(6)          Includes a total of 11,240 shares owned by the executive officers of HFS who are not named executive officers.

Management of HFS

Upon completion of the merger, Richard E. Anderson, James H. Greiner, Patricia A. Rees, Joel A. Remaley and Robert J. Schacht will be appointed to the board of directors of MainSource Bank—Hobart and Mr. Greiner will become the President and a director of MainSource Bank-Hobart. Set forth below is certain information concerning these persons.

Biographical Information

The principal occupation during the past five years of the following persons is set forth below. These persons have held their present positions for at least five years, unless otherwise stated.

Richard E. Anderson, age 58, is a member of the law firm of Anderson & Ward, P.C., which firm provides legal services on behalf of HFS. Mr. Anderson has been a director since 1986.

James H. Greiner, age 62, has served as the President, Chief Executive Officer and a director of HFS since 1981.

Patricia A. Rees, age 50, is an attorney in Hobart, Indiana and the Chairman of the Board of Rees Funeral Homes, Inc., Hobart, Indiana. Ms. Rees has been a director since 1997.

Joel A. Remaley, age 66, is owner of the Country Lounge Restaurant of Hobart, Indiana, and was the founder and publisher of Herald News Group, a community newspaper chain in Lake and Porter Counties, Indiana. Mr. Remaley has been a director since 1989.

Robert J. Schacht, age 55, is Operations Advisor for Exelon Corporation. Mr Schacht is a retired Executive Vice President and Chief Operating Officer of the Northern Indiana Public Service Company Subsidiary of NIPSCO. Mr. Schacht has been a director since 1997.

Director Compensation.

Each director, excluding directors who are also officers, currently receives a retainer of $5,300 per year plus $850 per monthly Board meeting attended. Directors Emeritus receive a monthly fee of $466.67 if they served on the Board for less than 12 years. Directors Emeritus with more than 12 years of service receive a monthly fee in an amount equal to the number of years of Board service multiplied by 2% of the director fee, up to a maximum amount of 70% of the director fee. Fees paid to all directors and Directors Emeritus totaled $81,760 for the fiscal year ended March 31, 2005.

Summary Compensation Table.

The following table sets forth the name and compensation of the Chief Executive Officer of HFS for the fiscal years ended March 31, 2005, 2004, and 2003. No other executive officer received a salary and bonus in excess of $100,000 during the fiscal years ended March 31, 2005, 2004, and 2003.

		Annual Compensation(1)			Long-term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual compensation	Securities Underlying Options (#)	All Other Compensation(2)
James H. Greiner	2005	$163,710	$14,262	—	—	$14,523
President, Chief	2004	160,500	39,250	—	—	13,811
Executive	2003	157,000	34,576	—	—	25,019

(1)          For the fiscal years ended March 31, 2005, 2004, and 2003, there were no (a) perquisites over the lesser of $50,000 or 10% of any of Mr. Greiner’s total salary and bonus; (b) payments of above-market preferential earnings on deferred compensation; (c) tax payment reimbursements; or (d) preferential discounts on stock.

(2)          Includes amounts contributed to the profit sharing plan of HFS in the amount of $10,387, $4,815, and $15,700, the dollar value of life insurance premiums paid by HFS for the benefit of Mr. Greiner in the amount of $1,760, $1,760, and $1,760, and $2,376, $2,376, and $2,376, attributed to the personal use of an automobile provided by HFS during the fiscal years ended March 31, 2005, 2004, and 2003, respectively.

Employment Agreement

HFS entered into an employment agreement with James H. Greiner, the President and Chief Executive Officer and a director of HFS on April 1, 2005. The agreement provides for a three-year term. The contract extends monthly for an additional month to maintain the three year term if the Board of Directors of HFS Bank determine to extend it, unless notice not to extend is given. The agreement provides for a base salary at the annual rate of $188,710 subject to such upward adjustments as may be deemed appropriate by the Board of Directors of HFS. Under the Agreement, Mr. Greiner is also entitled to participate in any bonus programs, incentive compensation programs, profit sharing plans, retirement plans, stock option plans, stock purchase plans, and disability benefit plans made available to executive officers of HFS. In addition, Mr. Greiner is entitled to a yearly physical examination, the use of an automobile, a whole, split-dollar, or executive compensation life insurance policy in a minimum amount of $100,000, and such other fringe benefits as the Board may deem appropriate. In the event Mr. Greiner becomes permanently disabled, the agreement provides that he will continue to be compensated for a minimum of one year following disability or the remaining term of the agreement, whichever is less.

The agreement may be terminated by HFS with or without cause. If the agreement is terminated with cause (as defined in the agreement), Mr. Greiner will have no right to receive compensation or benefits for any period after such termination. If the agreement is terminated without cause, Mr. Greiner is entitled to receive certain benefits, which are estimated to have a value of approximately $641,156 at March 31, 2005.

The agreement also provides that, in the event of a “change in ownership or control” of HFS as the result of which Mr. Greiner is subject to loss of position, responsibilities, or duties, Mr. Greiner may terminate his employment with HFS and receive certain benefits. In such event, Mr. Greiner also has the right to cause HFS to purchase within a three-month period after such termination, any stock options he holds for a price equal to the fair market value of the shares subject to such options minus their option price. As of March 31, 2005, Mr. Greiner has no such options benefits. Such benefits, however, will be reduced to the extent they constitute “excess parachute payments,” defined in the Internal Revenue Code of 1986, as amended (the “Code”), generally as the amount by which payments contingent on a change in ownership or control exceed three times the employee’s average annual compensation over five years.

Benefits

Profit Sharing Plan.   Effective January 1, 1970, the Board of Directors of HFS established a profit sharing plan for employees of HFS. On April 1, 2003 the Board of Directors authorized a 401(k) feature to the Profit Sharing Plan. Employees are eligible to participate in the 401(k) plan the first of the next month, which follows the completion of six months of service with HFS and upon attaining the age of 21. Employees are eligible to receive a 3% 401(k) contribution each pay period after the completion of 12 months of service and age 21. Annual contributions to the profit sharing plan are made at the discretion of the Board of Directors of HFS under a formula provided for in the plan based upon each employee’s salary. Profit sharing contributions are allocated among participants of the plan who were in the employ of HFS on the last day of the plan year and who have at least 1,000 hours and 12 months of service during the plan year. For the fiscal year ended March 31, 2005, HFS contributed $44,595 to the 401(k) portion of the profit sharing plan and $49,122 towards the annual discretionary contribution.

Contributions by HFS vest over a six-year period commencing at the end of the second full year of plan membership as to 20% of HFS’s contribution and rising 20% a year to 100% at the end of the sixth full year of plan membership. If a participant’s employment is terminated for any reason, the participant is entitled only to the vested portion, if any, of the participant’s account.

Director and Executive Deferred Compensation Plan.   HFS has adopted a Director Deferred Compensation Plan and an Executive Deferred Compensation Plan (collectively, the “Deferred Compensation Plans”) for the benefit of directors and executive officers of HFS. The Deferred Compensation Plans are non-qualified benefit plans in which eligible directors and executive officers voluntarily elect to defer some or all of his or her compensation. Amounts deferred under the Deferred Compensation Plans are not included in taxable income to the individual and are not a deductible expense to HFS. HFS intends to use contributed amounts to purchase whole life insurance contracts to assist HFS in meeting its obligation to pay benefits upon the death, disability, or retirement of the participant.

Upon retirement, HFS will begin paying benefits based on the amount contained in a participant’s deferred compensation account. The benefits will be paid in 120 equal monthly installments. If a participant dies after benefit payments have commenced but before receiving all such payments, HFS will pay the remaining benefits to the participant’s beneficiary upon the same terms. The Deferred Compensation Plans also provide for a lump sum payment in the event the participant’s employment is terminated in connection with a change in control.

HFS is not permitted to deduct for income tax purposes the compensation that is deferred by a participant or any interest that accrues on a deferred compensation account. The annual deferrals and interest accruals, however, are an expense for financial reporting purposes. When benefit payments are includable in a participant’s gross taxable income, HFS may deduct the payments. Generally, during the preretirement period, there is no reportable income to the participant for amounts deferred. Payments to a participant upon retirement are included in the taxable income of the participant. HFS’s directors and officers deferred compensation totaling $63,003 and $64,790 in 2005 and 2004, respectively. Interest expense on deferred compensation totaled $31,706 and $29,658 for 2005 and 2004, respectively.

Certain Relationships and Related Transactions

HFS, like many financial institutions, has followed a policy of granting various types of loans to its officers and directors. Except as disclosed below, the loans made to such persons: (a) were made in the ordinary course of business; (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers of HFS; and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. All loans by HFS to its officers and directors are subject to OTS regulations restricting loans and other transactions with affiliated persons of HFS. A savings institution is permitted to make loans to executive officers, trustees, and principal stockholders on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program of HFS that is widely available to employees of HFS or its affiliates and does not give preference to any Insider over other employees of HFS or its affiliates. Loans to officers, directors and employees of HFS, and their affiliates, amounted to $3,243,714, or 16.0 % of the stockholders’ equity, at March 31, 2005.

The law firm of Anderson & Ward, P.C., of which Richard E. Anderson, a director of HFS, is a partner, performs general legal services on behalf of HFS. The law firm of Anderson & Ward, P.C. received fees in the amount of $63,153 for services rendered to HFS and its affiliates for the fiscal year ended March 31, 2005.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The Bank’s profitability depends primarily upon the difference between the average yield earned on its interest-earning assets such as loans and securities and the average rate paid on its interest-bearing liabilities such as deposits and borrowings. This difference is referred to as the net interest margin. The difference between the interest earned on interest-earning assets and the interest paid on interest-bearing liabilities is referred to as net interest income. Interest income from interest-earning assets is a function of the amount of interest-earning assets outstanding during the period and the rate earned on those interest-earning assets. Interest expense related to interest-bearing liabilities is a function of the amount of interest-bearing liabilities outstanding during the period and the rate paid on those interest-bearing liabilities.

The Bank’s principal assets are comprised of both short-term and long-term loans, which have either a fixed or variable rate of interest. In a declining interest rate environment, both fixed and variable rate loans will respond rapidly to declining market interest rates due to the accelerated refinancing of fixed-rate loans and the downward repricing of adjustable rate loans. In an increasing interest rate environment, principal repayments of fixed rate loans will decline, while variable rate loans will reprice in an upward manner. The Bank’s cost of funds on demand and passbook deposits will react rapidly to changes in market interest rates due to the relatively short-term nature of the deposits. The Bank’s cost of funds on certificates of deposits will react less rapidly to changes in market interest rates due to the relatively longer-term nature of the deposits. The Bank’s cost of funds on borrowings will react very slowly to changes in market interest rates due to the relatively long-term nature of the borrowings. Consequently, the levels of both short-term and long-term interest rates significantly influence the Bank’s results of operations. Levels of noninterest income, operating expenses and income taxes also affect the Bank’s profitability.

Executive Summary for the Nine Months Ended December 31, 2005

HFS’s net income totaled $167,393, or $0.09 per common share, for the three months ended December 31, 2005, which represents a $220,811 (56.9%) decrease from the three months ended

December 31, 2004, in which net income of $388,204, or $0.21 per common share, was recorded. This reflected the negative impact of a $79,593 (122.5%) increase in the provision for loan losses and a $306,778 (26.6%) increase in noninterest expenses. These declines were partially offset by a $38,904 (2.6%) increase in net interest income, a $38,577 (11.6%) increase in noninterest income, and an $88,079 (40.1%) decrease in income tax expense. The return on average assets (“ROA”) and return on average equity (“ROE”), were 0.29% and 3.25%, respectively, compared with 0.66% and 7.70% for the same period one year ago.

The $38,904 (2.6%) increase in net interest income reflected a 27 basis points increase in the yield earned on average earning assets and a $0.8 million increase in the balance of average earning assets. The increase was negatively impacted by a $0.3 million increase in average interest-bearing liabilities and a 23 basis points increase in the average cost of deposits and borrowings. Average deposits increased by $2.1 million, while average borrowings decreased by $1.8 million. The average cost of deposits increased by 38 basis points while the average cost of borrowings increased by 4 basis points.

Provisions for loan losses totaled $144,593 for the three-month period ended December 31, 2005, which represented a $79,593 (122.5%) increase from the same period one year ago. Provisions were warranted due to loan growth activity and an increase in nonperforming loans.

The $38,577 (11.6%) increase in noninterest income was primarily the result of increases in deposit fees and gains on the sale of loans for the three months ended December 31, 2005, as compared to the prior three months ended December 31, 2004. The $306,778 (26.6%) increase in noninterest expenses was due to increases in compensation, occupancy, data processing, and other expenses. The increase in other expenses consisted of attorney and consulting fees related to merger agreement with MainSource which totaled $218,857 for the quarter ended December 31, 2005. The increases in compensation, occupancy, and data processing expenses were primarily attributed to the opening of a new branch office in November 2004 and the replacement of HFS’s computer systems in September 2004. The recently constructed branch office is located in an area experiencing rapid residential and commercial growth and was opened with the anticipation that HFS will capture some of this growth in the form of new deposits and loan originations. The $88,079 (40.1%) decrease in income tax expense was impacted by a $308,890 (50.8%) decrease in income before taxes and an increase in the effective tax rate paid by HFS to 44.0% for the three months ended December 31, 2005, as compared to 36.1% for the three months ended December 31, 2004.

Executive Summary for Fiscal Year Ended March 31, 2005

The Bank’s net income totaled $1,556,935, or $0.83 per common share for the year ended March 31, 2005, representing a $122,512 (7.3%) decrease from the year ended March 31, 2004, in which net income of $1,679,447, or $.90 per common share, was recorded. This reflected the negative impact of a 13.7% decrease in noninterest income and a 3.7% increase in noninterest expenses. These declines were partially offset by a 3.5% increase in net interest income, a 15.2% decrease in provision for loan losses, and a 3.2% decline in income tax expense. The return on average assets (ROA) and return on average equity (ROE), were 0.66% and 7.77%, respectively, compared with .73% and 8.69% for the same period one year ago. The 3.5% increase in net interest income reflected a 14 basis point decline in the yield earned on average earning assets, partially offset by a $2.3 million, or a 1.1%, increase in the balance of average earning assets. The increase was also favorably impacted by a 21 basis point decline in the average cost of deposits and borrowings, which was partially offset by a $2.4 million increase in average interest bearing liabilities. Average deposits increased by $3.0 million, while average borrowings declined by $0.5 million. The average cost of deposits decreased by 27 basis points while the average cost of borrowings only declined by 2 basis points. The Bank’s fixed rate FHLBI borrowings continue to impact earnings, as the average cost of these borrowings was 5.59% for the year ended March 31, 2005, as compared to 5.61% for the prior year ended March 31, 2004. Based upon current market rates of interest, significant monetary penalties preclude the Bank from making prepayments on the borrowings. However, if interest rates continue to increase, the prepayment penalties should decline. The Bank will review the borrowings and related prepayment penalties as conditions warrant.

The 15.2% decrease in provision for loan losses reflected a decline in the amount of nonperforming loans and related charge-offs during the current year ended March 31, 2005, as compared to the prior year. The Bank’s nonperforming loans declined by $.5 million, or 33.9%, totaling $1.0 million at March 31, 2005, as compared to $1.5 million at March 31, 2004. The level of charge-offs related to nonperforming loans declined to $163,511 for the year ended March 31, 2005, as compared to $588,851 for the prior year ended March 31, 2004.

The 13.7% decrease in noninterest income was primarily the result of declines in deposit service charges, gains on the sale of loans, and gains on the sale of real estate owned. The 3.7% increase in noninterest expenses was the result of increased expenses related to compensation, occupancy, and other expenses. Contributing to these increased expenses, was the opening of a branch office in Crown Point, Indiana in November 2004. The 3.2% decline in income tax expense was impacted by a 5.9% decrease in income before taxes and an increase in the effective tax rate paid by the Bank to 36.0% for the year ended March 31, 2005, as compared to 35.0% for the same period one year ago.

Critical Accounting Policies

The Bank has established various accounting policies that govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. The significant accounting policies of the Bank are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management and are therefore considered critical accounting policies.

The Bank believes the determination of the allowance for loan losses is a critical accounting estimate that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. The determination of the allowance for loan losses involves management’s ongoing quarterly assessments of the probable estimated losses inherent in the loan portfolio. In determining the appropriate estimate for the allowance for loan losses, management considers a number of factors relative to both specific credits in the loan portfolio, previous loss experience and macro-economic factors relative to the local and national economy.

Factors relative to specific credits that are considered include a customer’s payment history, recent financial performance, an assessment of the value of collateral held, knowledge of the customer’s character, the financial strength and commitment of any guarantors, the existence of any customer or industry concentrations, changes in a customer’s competitive environment, and any other issues that may impact a customer’s ability to meet its obligations.

Economic factors that are considered include, but are not limited to, levels of unemployment and inflation, specific plant or business closings in the Bank’s market areas, the impact of strikes or other work stoppages, and the general trend of key economic indicators.

In addition to specific customers who may pose potential credit problems, management considers its historical losses, delinquency trends and changes in the composition of the overall portfolio in providing for an allowance against outstanding loans that have not been specifically classified.

Based on the above factors, management believes the allowance for loan losses is adequate at March 31, 2005 and December 31, 2005. However, no assurance can be given that the Bank will not, in any particular period, sustain losses that are significant in relation to the amount reserved, or that subsequent evaluations of the loan portfolio will not require increases in the allowance for loan losses.

Financial Condition at December 31, 2005, Compared to March, 31, 2005

Assets

Total assets at December 31, 2005 were $235,959,678, a $256,991 (0.1%) increase from total assets of $235,702,687 at March 31, 2005.

Investment securities classified as available for sale decreased by $3,840,853 (12.9%) to $25,935,529 at December 31, 2005, as compared to $29,776,382 at March 31, 2005. Maturities and calls totaling $2,817,370, along with principal repayments on mortgage-backed securities totaling $1,199,003 were partially offset by an increase of $60,520 in the market value of securities and purchases of available for sale securities totaling $115,000.

Net loans receivable increased by $4,985,182 (2.8%), to $182,593,783 at December 31, 2005, as compared to $177,608,601 at March 31, 2005. For the nine-month period ended December 31, 2005, loans originated and purchased totaled approximately $71.7 million, as compared to $71.0 million for the same period one year ago. Principal repayments on loans, including loan sales, totaled approximately $66.7 million for the nine-month period ended December 31, 2005, as compared to $68.5 million for the same period one year ago. Refinancing activity has declined as most borrowers who have had the ability to refinance have already done so.

Premises and equipment decreased by $188,364 (4.0%), totaling $4,544,819 at December 31, 2005, as compared to $4,733,183 as of March 31, 2005. The decrease was attributed to normal depreciation expense.

The value of Federal Home Loan Bank of Indianapolis (“FHLBI”) stock held by the Bank increased by $47,500 (1.0%) to $4,595,100 at December 31, 2005, as compared to $4,547,600 at March 31, 2005. The increase was the result of a stock dividend paid by the FHLBI on April 21, 2005.

Net accrued interest receivable on interest-bearing deposits, investments, and loans decreased by $4,477 (0.4%), to $1,018,628 at December 31, 2005, as compared to $1,014,151 at March 31, 2005. The change was attributed primarily to an increase in the specific interest loss reserve required for loans on nonaccrual status.

Bank-owned life insurance increased by $65,644 (2.9%), to $2,368,758 at December 31, 2005, as compared to $2,303,114 at March 31, 2005. The change was attributed an increase in the cash surrender value of the insurance. The Bank-owned life insurance is used to finance director and officer deferred compensation benefits.

Other assets decreased by $517,216 (33.1%), totaling $1,047,680 at December 31, 2005, as compared to $1,564,896 at March 31, 2005. The decline was primarily the result of a decrease in deferred taxes and real estate owned. Additional information regarding foreclosed real estate and other repossessed assets can be found on page 16.

Liabilities and Stockholders’ Equity

Total liabilities at December 31, 2005 were $215,270,279, a $162,231 (0.1%) decrease from $215,432,510 at March 31, 2005. Total deposits were $144,181,030 at December 31, 2005, a $2,577,281 (1.8%) increase from the deposits total of $141,603,749 at March 31, 2005. The change in total deposits was due to a $5,463,660 (13.9%) increase in checking account deposits which was partially offset by a $2,676,601 (9.4%) decrease in passbook savings deposits and a $209,778 (0.3%) decrease in certificates of deposits.

In addition to deposits, the Bank uses FHLBI advances as a source of both short-term and long-term funding. FHLBI advances totaled $68,256,968 at December 31, 2005, a $2,276,292 (3.2%) decrease from total FHLBI advances of $70,533,260 at March 31, 2005. Of the $68,256,968 in advances outstanding, $57,000,000 (83.5%) of this total consisted of putable advances. These advances were issued to the Bank at a rate below similar term advances in exchange for an option that allows the FHLBI to convert the fixed rate advance into a variable rate advance after a specified period of time. The Bank has an option to repay the putable advances on the conversion date. In a rising interest rate environment, the conversion of the putable fixed rate advances to relatively higher variable rate advances could have an adverse impact on earnings. In a decreasing interest rate environment, the putable advances maintain their fixed rate of interest, and as such, the Bank is unable to restructure the advances in order to reduce its cost of funds. Being unable to restructure borrowings in a period of relatively low interest rates, as had been the case during recent years, has had an adverse impact on the earnings of the Bank.

Escrows decreased $763,498 (39.9%) to $1,152,415 at December 31, 2005, as compared to $1,915,913 at March 31, 2005. Escrows for borrowers’ real estate taxes are normally paid in semiannual installments during the months of May and November.

Accrued expenses and other liabilities increased $300,278 (21.8%) to $1,679,866 at December 31, 2005, as compared to $1,379,588 at March 31, 2005. The change was primarily due to increases in miscellaneous accrued liabilities such as those for taxes and accounts payable.

The Bank's stockholders' equity increased $419,222 (2.1%), totaling $20,689,399 as of December 31, 2005, as compared to $20,270,177 at March 31, 2005. Contributing to the increase was net income totaling $989,183 and a decrease in the accumulated other comprehensive loss totaling $36,553. Partially offsetting this increase were cash dividends paid totaling $606,514. Due to the increase in stockholders’ equity, which was partially offset by an increase in total assets, the equity to asset ratio increased to 8.77% at December 31, 2005, as compared to 8.60% at March 31, 2005.

Non-Performing Assets

The following table sets forth information concerning nonperforming assets. Loans are considered nonperforming when either interest or principal becomes 90 days or more past due:

	At December 31, 2005	At March 31, 2005
Nonaccruing loans:
Residential mortgage loans	$2,205,753	$894,329
Multi-family and commercial real estate	394,112	64,521
Consumer loans	1,807	0
Business loans	283,849	0
Total nonaccruing	$2,885,521	$958,850
Total as a percentage of total assets	1.22%	0.41%
Accruing loans delinquent 90 days or more:
Residential mortgage loans	$0	$0
Multi-family and commercial real estate	0	0
Consumer loans	0	0
Total accruing	$0	$0
Total as a percentage of total assets	0%	0%
Impaired assets	$0	$0
Total impaired assets	$0	$0
Total nonperforming loans	$2,885,521	$958,850
Total nonperforming loans to total assets	1.22%	0.41%
Repossessed assets:
Residential real estate	$0	$0
Non residential real estate	0	151,104
Mobile homes	0	0
Total repossessed assets	$0	$151,104
Total as a percentage of total assets	0%	0.06%
Total nonperforming assets	$2,885,521	$1,109,954
Percentage of nonperforming assets to total assets	1.22%	0.47%

Loans are reviewed on a regular basis and can be placed on a nonaccrual status at any time as conditions warrant or when the loan becomes contractually past due 90 days or more, and, based on the loan's collateral value, the probability of interest collection is deemed to be insufficient to warrant further accrual of interest. When a loan is placed on a nonaccrual status, previously accrued but unpaid interest is deducted from interest income through the establishment of a specific interest loss reserve. When the Bank is unable to resolve a delinquency satisfactorily, it will undertake foreclosure and other proceedings, as necessary, to minimize potential losses.

Non-performing loans on which the accrual of interest was discontinued totaled $2,885,521 at December 31, 2005, an increase of $1,926,671 (200.9%) from the March 31, 2005 total of $958,850. The December 31, 2005 total consisted of 42 mortgage loans totaling $2,205,753 secured by single family dwelling units, three mortgage loans totaling $394,112 secured by nonresidential real estate, one business loan totaling $283,849 secured by inventory, accounts receivable, as well junior real estate liens, and two consumer loans totaling $1,807. Included in the single family nonperforming loan total of $1,926,671, are 24 mortgages on residential rental real estate owned by one borrower totaling $857,288. The Bank has placed the loans on nonaccrual status and is in the processing of initiating legal proceedings against the borrower. Subsequent to December 31, 2005, two nonresidential real estate loans included in the above listing totaling $302,114 were paid current.

Allowance for Loan Losses and Summary of Loan Loss Experience

Credit risk is the risk of loss from a customer default on a loan. The Bank has in place a process to identify and manage its credit risk. The process includes initial credit review and approval, periodic monitoring to measure compliance with credit agreements and internal credit policies, monitoring changes in the risk ratings of loans, identification of problem loans and special procedures for the collection of problem loans. The risk of loss is difficult to quantify and is subject to fluctuations in values and general economic conditions and other factors. Allowances for loan losses are maintained through provisions for loan losses, which are charged directly to current earnings. The determination of the allowance for loan losses is a critical accounting estimate, which involves estimates and management’s judgment on a number of factors such as net charge-offs, delinquencies in the loan portfolio and general economic conditions. The Bank's general loan loss valuation allowance is subject to review by the OTS and the Federal Deposit Insurance Corporation (“FDIC”).

The Bank considers the allowance for loan losses of $1,363,364 adequate to cover losses inherent in the loan portfolios as of December 31, 2005. However, no assurance can be given that the Bank will not, in any particular period, sustain loan losses that are sizeable in relation to the amount reserved, or that subsequent evaluations of the loan portfolio, in light of factors then prevailing, including economic conditions and the Bank’s ongoing credit review process, will not require significant increases in the allowance for loan losses. Among other factors, a protracted economic slowdown and/or a decline in commercial or residential real estate values in the Bank’s markets may have an adverse impact on the adequacy of the allowance for loan losses by increasing credit risk and the risk of potential loss.

The following table reflects the activity in the allowance for loan losses for the nine months ended December 31, 2005.

2005
Beginning Balance April 1	$1,172,318
Charge offs	(27,629)
Recoveries on assets previously charged off	4.082
Provisions charged to expense	214,593
Balance at December 31	$1,363,364

Foreclosed Assets

The Bank classifies real estate acquired as a result of foreclosure or by deed in lieu of foreclosure as real estate owned until the property is sold. Real estate owned is recorded at the lower of the related loan balance, less any specific allowance for loss, or estimated fair value less estimated costs to dispose of the property at the date of acquisition. At the time of transfer to real estate owned, a charge is recorded to the loan valuation allowance if the estimated fair value is less than cost. Subsequent valuations are periodically performed by management, and if necessary, additional provisions for loss are established by a charge to noninterest expense if the carrying value exceeds its estimated fair value less estimated costs to dispose. As of December 31, 2005, the Bank had no foreclosed assets.

Liquidity

The Bank's primary sources of funds are deposits, FHLBI advances, loan payments, loan payoffs, investment maturities, and the sale of available-for-sale assets. Although the Bank continues to rely on core retail deposits as its chief source of funds, the use of FHLBI advances continues to be an important component of the Bank's liquidity. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit inflows and outflows fluctuate depending on interest rates and economic conditions. However, management does not expect any of these fluctuations to occur in amounts that would affect the Bank’s ability to meet consumer demand for liquidity.

Capital

At December 31, 2005, stockholders' equity totaled $20,689,399 or 8.77% of total assets, as compared to $20,270,177, or 8.60% of total assets at March 31, 2005. The following table illustrates the Bank's compliance with the OTS capital requirements as of December 31, 2005.

	Amount	Percent
Risk-based capital/risk-weighted assets
Actual	$22,422,138	15.25%
Required to be well capitalized	14,707,339	10.00%
Core capital/risk-weighted assets
Actual	21,058,774	14.32%
Required to be well capitalized	8,824,404	6.00%
Core capital/adjusted total assets
Actual	21,058,774	8.90%
Required to be well capitalized	11,828,561	5.00%

Risk-based capital consists of core capital totaling $21,058,774 plus allowable capital totaling $1,363,364, which represents the allowance for loan losses. Core capital consists of stockholders’ equity totaling $20,689,399 plus accumulated losses on available for sale securities, net of taxes totaling $369,375. Risk-weighted capital assets totaled $147,073,392 as of December 31, 2005.

Results of Operation for the Nine Months Ended December 31, 2005, Compared to the Nine Months Ended December 31, 2004

General

The Bank earned net income totaling $989,183 for the nine months ended December 31, 2005, representing a $210,632 (17.6%) decrease from the nine months ended December 31, 2004 in which net income totaling $1,199,815 was reported. The ROA for the nine months ended December 31, 2005 was 0.56%, as compared to 0.69% for the nine months ended December 31, 2004. The ROE was 6.44% for the nine months ended December 31, 2005, as compared to 8.01% for the nine months ended December 31, 2004. Basic and diluted earnings per share were $0.53 for the nine months ended December 31, 2005, as compared to $0.64 per share for the nine months ended December 31, 2004.

Net Interest Income

Interest income on loans totaled $8,703,324 for the nine months ended December 31, 2005, as compared to $8,329,577 for the nine months ended December 31, 2004, an increase of $373,747 (4.5%). The increase can be attributed to both an increase in the average yield earned and the average balance of loans outstanding for the current nine months, as compared to the same period one year ago. The average yield earned increased due to adjustable rate loans repricing upwards as a result of the increases in short-term interest rates and also current period originated fixed rate loans having relatively higher coupon rates. Average outstanding balances increased as the result of new loan originations and purchases exceeding loan repayments.

Interest income from investments decreased by $88,530 (15.5%), totaling $483,311 for the nine months ended December 31, 2005, as compared to $571,841 for the same period one year ago. The change was attributable to both a decrease in the average balance of investments outstanding and a decline in the average yield earned during the current nine months, as compared to the same period one year ago. Balances decreased due to cash inflows from called or matured investment securities exceeding outflows for purchases. The average yield earned decreased due to the maturities or calls of higher yielding securities.

Interest income on mortgage-backed securities totaled $122,866 for the nine months ended December 31, 2005, as compared to $131,842 for the nine months ended December 31, 2004, a decrease of $8,976 (6.8%). The decrease can be attributed to a decline in the average balance of mortgage-backed securities outstanding for the current nine months, as compared to the same period one year ago. This decrease was partially offset by an increase in the average yield earned.

Dividend income on FHLBI stock totaled $149,773 for the nine months ended December 31, 2005, as compared to $141,696 for the nine months ended December 31, 2004, an increase of $8,077 (5.7%). The change can be attributed to an increase in the average yield earned and an increase in the average number of shares owned by the Bank. Balances increased because of stock dividends received from the FHLBI.

Interest income on other interest-earning assets totaled $280,418 for the nine months ended December 31, 2005, as compared to $51,266 for the nine months ended December 31, 2004, an increase of $229,152 (447.0%). The change can be attributed to an increase in the average balance outstanding and an increase in the average yield earned. Balances increased due to relatively higher levels of interest earning deposits on hand during the current period. Yields increased as a result of relatively higher interest rates in effect for the interest earning deposits during the current period, as compared to the same period one year ago.

The combined weighted average yield on total interest-earning assets increased to 5.74% for the nine months ended December 31, 2005, as compared to 5.49% for the nine months ended December 31, 2004.

Interest expense on deposits increased $283,452 (15.3%), totaling $2,135,116 for the nine months ended December 31, 2005, as compared to $1,851,664 for the nine months ended December 31, 2004. The change was the result of an increase in the average cost of deposits and an increase in average deposit balance outstanding, as compared to the same period one year ago. The average cost changed due to the increase in market interest rates, while average deposit balances increased due to an increase in average checking and certificates of deposits balances.

Interest expense on borrowings decreased by $58,891 (1.9%), totaling $2,973,643 for the nine months ended December 31, 2005, as compared to $3,032,534 for the nine months ended December 31, 2004. The decline was the result of a decrease in the average balance of borrowings outstanding, which was partially offset by a slight increase in the average cost of borrowings outstanding. Balances decreased due to scheduled principal repayment activity and the calling of one putable advance.

The combined weighted average rate paid on total interest-bearing liabilities was 3.17% for the nine months ended December 31, 2005, as compared to 3.07% for the nine months ended December 31, 2004.

The Bank's interest rate spread increased to 2.57% for the nine months ended December 31, 2005, as compared to 2.42% for the nine months ended December 31, 2004. The net interest margin increased to 2.73% for the nine months ended December 31, 2005, as compared to 2.58% for the nine months ended December 31, 2004. The increases in both the interest rate spread and interest margin were a result of an increase in both short-term and long-term interest rates.

Provision For Loan Losses

Provision for losses increased $88,943 (70.8%) totaling $214,593 for the nine month period ended December 31, 2005, as compared to $125,650 for the nine month period ended December 31, 2004. The appropriateness of the current period provision is determined through a disciplined and consistent process that combines a review of current activity with a risk assessment weighting by loan type. While the overall quality of the loan portfolio remains sound, provisions during the current period were warranted because of loan growth activity and an increase in nonperforming loans. Impacted by provisions less net charge-offs, the allowance for loan losses totaled $1,363,364 at December 31, 2005, representing a $191,046 (16.3%) increase from the allowance total of $1,172,318 at March 31, 2005. The Bank’s nonperforming loans increased by $1,926,671 (200.9%) to $2,885,521 at December 31, 2005, as compared to $958,850 at March 31, 2005. The percentage of nonperforming loans to assets increased to 1.22% at December 31, 2005, as compared to 0.41% at March 31, 2005.

Noninterest Income

Noninterest income increased by $90,542 (8.8%) totaling $1,117,937 for the nine months ended December 31, 2005, as compared to $1,027,395 for the nine months ended December 31, 2004. Factors contributing to the change were increases in fees and services charges, gains on the sales of loans, and gains on the sales of real estate owned. Partially offsetting these increases was a decline in other income. Other income consists primarily of brokerage service revenues, ATM revenues, safe deposit box income, and revenues from money order and traveler check sales.

Noninterest Expense

Noninterest expense increased by $579,274 (17.2%) totaling $3,949,520 for the nine months ended December 31, 2005, as compared to $3,370,246 for the nine months ended December 31, 2004. The change was due to increases in compensation, occupancy, data processing and other expenses. Other expenses primarily consist of legal and consulting fees, office supplies expense, postage expense, correspondent bank charges, and audit fees. The increases in compensation, occupancy, and data processing expenses were primarily attributed to the opening of a new branch office in November 2004 and the replacement of the Bank’s computer systems in September 2004. The increases in other expenses were primarily attributed to attorney and consulting fees related to merger agreement with MainSource which totaled $257,868 for the nine month period ended December 31, 2005.

Income Tax Expense

Income tax expense decreased by $78,134 (11.6%) totaling $595,574 for the nine months ended December 31, 2005, as compared to $673,708 for the nine months ended December 31, 2004. The change was due to a decrease in income before taxes of $288,766 (15.4%) partially offset by an increase in the effective tax rate paid by the Bank. The Bank's effective combined federal and state income tax rate increased to 37.6% for the nine-month period ended December 31, 2005, as compared to 36.0% for the same period one year ago.

Average Balances

The following table sets forth certain information relating to the consolidated balance sheets and reflects the annualized yield on average assets and average liabilities for the periods indicated. The annualized yields and costs include amortization fees, discounts, and premiums, which are considered adjustments to yields. Balances of nonperforming loans are included in the average balances.

	Nine Months Ended December 31, 2005			Nine Months Ended December 31, 2004
			Average			Average
	Average		Yield/	Average		Yield/
Yield Analysis	Balance	Interest	Cost	Balance	Interest	Cost
Interest-earning assets:
Loans receivable	$182,356,593	$8,703,324	6.36%	$181,907,032	$8,329,577	6.11%
Investment securities	23,510,564	483,311	2.73%	27,234,939	571,841	2.79%
Mortgage-backed securities	4,095,865	122,866	4.00%	4,521,044	131,842	3.89%
FHLBI Stock	4,591,645	149,773	4.33%	4,441,013	141,696	4.23%
Other interest-bearing assets	11,513,832	280,418	3.23%	5,907,252	51,266	1.15%
Total interest-earning assets	226,068,499	9,739,692	5.74%	224,011,280	9,226,222	5.49%
Noninterest-earning assets	10,778,736			9,367,818
Total assets	$236,847,235			$233,379,098
Interest-bearing liabilities:
Deposits
Checking	$42,203,043	185,643	0.58%	38,513,947	100,637	0.35%
Savings	27,260,282	85,213	0.41%	27,792,656	83,166	0.40%
Certificates	74,137,707	1,864,260	3.34%	72,814,826	1,667,861	3.04%
Total deposits	143,601,032	2,135,116	1.97%	139,121,429	1,851,664	1.77%
Borrowed funds	70,402,796	2,973,643	5.61%	72,056,622	3,032,534	5.59%
Total interest-bearing liabilities	214,003,828	5,108,759	3.17%	211,178,051	4,884,198	3.07%
Noninterest-bearing liabilities	2,350,137			2,225,551
Total liabilities	216,353,965			213,403,602
Stockholders' equity	20,493,270			19,975,496
Total liabilities and equity	$236,847,235			$233,379,098
Net interest income/ Net rate spread		$4,630,933	2.57%		$4,342,024	2.42%
Net interest-earning assets/ Net Interest rate margin	$12,064,671		2.73%	$12,833,229		2.58%

Financial Condition at March 31, 2005, Compared to March 31, 2004

Assets

Total assets at March 31, 2005, were $235,702,687, a $2,452,325 (1.1%) increase from total assets of $233,250,362 at March 31, 2004. Cash and cash equivalents decreased $1,133,059 (7.4%), to $14,154,760 at March 31, 2005, as compared to $15,287,819 at March 31, 2004. The decrease was primarily due to a $1,601,727 increase in investment securities, a $1,750,597 increase in premises and equipment, and a $1,177,520 decrease in FHLBI advances, which were partially offset by a $2,373,352 increase in deposit balances.

Investment securities increased by $1,601,727 (5.7%) to $29,776,382 at March 31, 2005, as compared to $28,174,655 at March 31, 2004. The increase was primarily the result of the purchase of mortgage backed securities totaling $5,027,439 during the year ended March 31, 2005. At March 31, 2005, investment securities consisted of federal agency securities totaling $24,794,428, municipal securities totaling $303,424 and mortgage-backed securities totaling $4,678,530. At March 31, 2005, all of the Bank’s investment securities were classified as available for sale and had net unrealized losses, net of taxes, totaling $405,928.

Loan originations and purchases totaled $86,033,998 for the fiscal year ended March 31, 2005, representing a $10,208,789 (10.6%) decrease from prior year originations which totaled $96,242,787. Loan refinancings and new originations decreased slightly due to the market impact of an increase in mortgage loan interest rates. Net loans decreased $216,351, (.1%), to $177,608,601 at March 31, 2005, as compared to $177,824,952 at March 31, 2004.

Net premises and equipment increased by $1,750,597 (58.7%), to $4,733,183 at March 31, 2005, as compared to $2,982,586 as of March 31, 2004. The increase was due to the construction of a branch office located in Crown Point, Indiana and the replacement of the Bank’s computer systems.

Stock in the FHLBI increased by $192,900 (4.4%) to $4,547,600 at March 31, 2005, as compared to $4,354,700 at March 31, 2004. The increase is due to stock dividends received during the current fiscal year ended March 31, 2005.

Interest receivable on investments and loans increased $6,222 (.6%), to $1,014,151 at March 31, 2005, as compared to $1,007,929 at March 31, 2004. The increase was due primarily to interest receivable increases relating to mortgage-backed securities.

Other assets increased $250,289 (6.9%), to $3,868,010 at March 31, 2005, as compared to $3,617,721 at March 31, 2004. The change was primarily the result of increases relating to prepaid expenses and the cash surrender value of Bank-owned life insurance. The Bank-owned life insurance, which totaled $2,303,114 at March 31, 2005, is used to finance director and officer deferred compensation benefits.

Liabilities and Stockholders’ Equity

Total deposits were $141,603,749 at March 31, 2005, a $2,373,352 (1.7%) increase from total deposits of $139,230,397 at March 31, 2004. The change was attributed to increases of $499,858 (1.3%) in checking deposits, $643,327 (2.3%) in passbook deposits, and $1,230,167 (1.7%) in certificates of deposit (CDs).

In addition to deposits, the Bank uses FHLBI advances as a source of both short-term and long-term funding. FHLBI advances totaled $70,533,260 at March 31, 2005, representing a $1,177,520 (1.6%) decrease from total FHLBI advances of $71,710,780 at March 31, 2004. FHLBI advances are primarily used to fund loan originations, investment securities purchases and deposit outflows. Of the $70,533,260 in outstanding advances, $59,000,000 (83.6%) of this total consists of putable advances. These advances are issued to the Bank at a rate below similar term advances in exchange for an option that allows the FHLBI to convert the fixed rate advance into a variable rate advance after a specified period of time. The Bank has an option to repay the putable advances on the conversion date. In a rising interest rate environment, the conversion of the putable fixed rate advances to relatively higher variable rate advances could have an adverse impact on earnings. In a decreasing interest rate environment, the putable advances maintain their fixed rate of interest, and as such, the Bank is unable to restructure the advances in order to reduce its cost of funds. Being unable to restructure borrowings in a declining interest rate environment, as has been the case in recent years, has had an adverse impact on the earnings of the Bank.

Escrows were $1,915,913 at March 31, 2005, a $760,428 (65.8%) increase from $1,155,485 at March 31, 2004. The change was primarily due to a delay in required real estate tax payments by the local taxing authorities. As a result of the delays, escrow balances for borrowers real estate taxes have increased.

Accrued expenses and other liabilities were $1,379,588 at March 31, 2005, a $150,387 (12.2%) increase from $1,229,201 at March 31, 2004. The change was due to increases in payables and accrued expenses.

The Bank’s stockholders’ equity increased $345,678 (1.7%) to $20,270,177 as of March 31, 2005, as compared to $19,924,499 at March 31, 2004. Contributing to the increase was net income of $1,556,935, which was partially offset by a $436,784 decrease in accumulated other comprehensive income and cash dividends paid totaling $774,473. The equity to assets ratio increased to 8.60% at March 31, 2005, as compared to 8.54% at March 31, 2004.

Contractual Obligations

	Within One Year	One to Three Years	Three to Five Years	After Five Years
Deposits	$112,709,933	$17,756,293	$10,424,055	$713,468
Long-term debt obligations(1)	1,276,292	6,972,892	10,284,076	52,000,000
Operating leases(2)	481,501	963,001	521,626

(1)          Consists of debt obligations to the Federal Home Loan Bank of Indianapolis. See Note 6 in the Consolidated Financial Statements.

(2)          Consists of data processing service bureau obligation.

	Expiration by Period
	Within One Year	Greater Than One Year
Letters of credit	$272,283	$295,852
Unfunded loan commitments	4,551,099	8,502,594

Results of Operations for the Year Ended March 31, 2005, Compared to the Year Ended March 31, 2004

General

HFS earned net income totaling $1,556,935 for the year ended March 31, 2005, representing a $122,512 (7.3%) decrease from the year ended March 31, 2004, in which net income of $1,679,447 was recorded. The return on average assets for the year ended March 31, 2005, was .66%, as compared to .73% for the prior year ended March 31, 2004. The return on average equity was 7.77% for the year ended March 31, 2005, as compared to 8.69% for the prior year ended March 31, 2004. Basic and diluted earnings per share were $.83 for the year ended March 31, 2004, as compared to $.90 for the year ended March 31, 2004.

Net Interest Income

Net interest income increased by $200,018 (3.5%) to $5,839,904 for the year ended March 31, 2005, as compared to $5,639,886 for the year ended March 31, 2004. Impacting net interest income were interest rate changes on rate-sensitive assets and liabilities during the current period and average balance increases or decreases applicable to the rate-sensitive portion of the balance sheet. As a result of these factors, total interest income decreased by $185,309 (1.5%) while total interest expense decreased by $385,327 (5.6%), as compared to the same period one year ago.

Interest income on loans totaled $11,115,309 for the year ended March 31, 2005, as compared to $11,429,593 for the year ended March 31, 2004, a decrease of $314,284 (2.7%). Average loan balances outstanding increased as a result of new originations and purchases exceeding principal repayments. The average yield earned on loans decreased because loans originated or refinanced during the current year were at relatively lower rates than the average rates on loan balances outstanding during the prior year ended March 31, 2004.

Interest income from investment securities increased by $30,714 (4.3%) to $746,248 for the year ended March 31, 2005, as compared to $715,534 for the same period one year ago. Average balances increased due to cash outflows for new purchases exceeding cash inflows from matured investment securities. The average yield earned decreased because called securities were replaced with those having relatively lower interest rates. Interest income on mortgage-backed securities totaled $180,685 for the year ended March 31, 2005, as compared to $42,556 for the year ended March 31, 2004, an increase of $138,129 (324.6%). The average balance outstanding increased due to cash outflows for new purchases exceeding cash inflows from principal repayments. The average yield earned increased due to the purchase of higher yielding securities and interest rate repricing increases for variable rate securities, as compared to the same period one year ago.

Income on FHLBI stock totaled $189,121 for the year ended March 31, 2005, as compared to $213,353 for the year ended March 31, 2004, a decrease of $24,232 (11.4%). The average balance outstanding increased due to stock dividends received during the year. The average yield earned decreased due to relatively lower dividend rates paid during the current year, as compared to the prior year ended March 31, 2004. Interest income on other interest-earning assets totaled $110,846 for the year ended March 31, 2005, as compared to $126,482 for the year ended March 31, 2004, a decrease of $15,636 (12.4%). The average balance outstanding decreased due to lower levels of interest-earning assets on deposit during the current year, as compared to the same period one year ago. The average yield earned increased because of a corresponding increase in market interest rates paid on overnight deposits. The combined weighted average yield on total interest-earning assets decreased to 5.50% for the year ended March 31, 2005, as compared to 5.64% for the year ended March 31, 2004.

Interest expense on deposits decreased by $328,072 (11.6%) to $2,494,936 for the year ended March 31, 2005, as compared to $2,823,008 for the year ended March 31, 2004. The average cost of deposits decreased due to their repricing at relatively lower interest rates during the current fiscal year, as compared to the year ended March 31, 2004. The average deposit balance outstanding increased due to increases in passbook, and certificates of deposit balances. Interest expense on borrowings decreased by $57,255 (1.4%) to $4,007,369 for the year ended March 31, 2005, as compared to $4,064,624 for the year ended March 31, 2004. The average balance outstanding decreased due to scheduled principal repayments. The average cost of borrowings declined to 5.59% for the year ended March 31, 2005, as compared to 5.61% for the year ended March 31, 2004. The combined weighted average rate paid on deposits and borrowings was 3.07% for the year ended March 31, 2005, as compared to 3.28% for the year ended March 31, 2004.

The Bank’s interest rate spread increased to 2.43% for the year ended March 31, 2005, as compared to 2.36% for the year ended March 31, 2004. The net interest margin increased to 2.60% for the year ended March 31, 2005 as compared to 2.54% for the year ended March 31, 2004. The increase in both the interest rate spread and interest margin were a result of the Bank’s cost of funds declining by more than the amount of the decline of the Bank’s yield on loans and investments. The Federal Reserve has taken measured steps to increase short-term interest rates during the past year which has had a positive impact on adjustable rate loans that are tied to the Prime interest rate. The repricing of these Prime based loans has served to lessen the decline in the yield on loans. The increase in short-term interest rates has also increased the yield on other interest bearing assets comprised of overnight deposits at the FHLBI. Although short-term interest rates have increased, the Bank’s cost of funds has continued to decline because long-term CDs continue to reprice at relatively lower interest rates. Based upon the projected environment of slightly higher interest rates, the Bank anticipates fiscal 2006 loan originations and refinances to decrease from fiscal 2005 levels unless additional volume can be added through successful marketing efforts. A modest increase in market interest rates is projected to cause the average yield earned on interest-earning assets to stabilize since new originations will have slightly higher rates of interest than those originated during the year ended March 31, 2005. The Bank’s cost of funds is expected to stabilize also as short-term rate increases are partially offset by certificates of deposits repricing at relatively lower rates of interest. As a result, the Bank’s net interest income is projected to increase if sufficient loan growth can be attained and if the Bank’s cost of funds only experiences a modest increase in short-term interest rates. If there is a decline in net interest income, without either an increase in noninterest income or a reduction in noninterest expense, the Bank’s earnings would be negatively impacted.

Provision for Loan Losses

Provisions for loan losses totaling $165,650 were recorded during the year ended March 31, 2005. This represents a $29,800 (15.2%) decrease from prior year provisions totaling $195,450. The appropriateness of the current period provision is determined through a disciplined and consistent process that combines a review of current activity with a risk assessment weighting by loan type. While the overall quality of the loan portfolio remains sound, provisions during the current period were warranted due to loan charge-offs.

Loan charge-offs totaled $163,511 for the current year ended March 31, 2005, as compared to $588,851 for the same period one year ago. Current year charge-offs totaled $124,234 relating to residential real estate, $5,399 relating to nonresidential real estate and $33,878 relating to nonmortgage loans. Impacted by provisions less net charge-offs, the allowance for loan losses totaled $1,172,318 at March 31, 2005, representing a $13,273 (1.1%) increase from the allowance total of $1,159,045 at March 31, 2004. The Bank’s nonperforming loans decreased by $490,801 (33.9%) to $958,850 at March 31, 2005, as compared to $1,449,651 at March 31, 2004. Management considers the Bank’s allowance for loan losses to be adequate in consideration of current and prospective economic conditions and the characteristics of the loan portfolio, including its size, past loan loss experience, and known and inherent risks in the portfolio. The local economy is still heavily influenced by the consolidation of the labor forces at area steel mills. Assessment of the adequacy of the allowance for loan losses involves subjective judgment regarding future events. Thus, there can be no assurance that the Bank will not sustain losses in any future period, which could exceed the present level of the allowance for loan losses.

Noninterest Income

Noninterest income decreased by $218,335 (13.7%) to $1,375,600 for the year ended March 31, 2005, as compared to $1,593,935 for the year ended March 31, 2004. Factors contributing to the change were decreases in fees and service charge income, net gains on the sale of loans and other income. Fees and service charge income declined $52,606 (4.8%), net gains on the sales of loans declined $101,569 (100.0%), and other income declined by $64,160 (15.8%), as compared to the year ended March 31, 2004. Other income consists primarily of gains on the sale of real estate owned, brokerage service revenues, ATM revenues, safe deposit box income and revenues from money order and traveler check sales. Gains on the sale of real estate owned declined by $25,155 (47.3%) as compared to the year ended March 31, 2004.

Noninterest Expense

Noninterest expense increased $162,964 (3.7%) to $4,618,505 for the year ended March 31, 2005, as compared to $4,455,541 for the year ended March 31, 2004. The change was primarily due to increases in compensation, occupancy, and other expenses. Other expenses consist primarily of legal fees, office supplies expense, postage expense, correspondent bank fees and audit fees. Partially offsetting these increases was a decrease associated with data processing expenses. The Bank opened a full service branch office in Crown Point, Indiana in November 2004 which impacted noninterest expenses.

Income Tax Expense

Income tax expense decreased by $28,969 (3.2%) to $874,414, for the year ended March 31, 2005, as compared to $903,383 for the year ended March 31, 2004. This was due to a decrease in income before taxes of $151,481 (5.9%), which was partially offset by an increase in the effective combined federal and state income tax rate to 36.0% for the year ended March 31, 2005, as compared to 35.0% for the same period one year ago.

The following table sets forth certain information relating to the consolidated balance sheet and reflects the yield on average assets and cost of average liabilities for the periods indicated. The yields and costs include amortization of fees, discounts and premiums, which are considered adjustment to yields. Nonperforming loans are included in the average balances.

Average Balance Sheet/Yield Analysis—Fiscal 2005 vs. 2004

	Year Ended March 31, 2005			Year Ended March 31, 2004
Yield Analysis	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets
Loans	$181,504,493	$11,115,309	6.12%	$180,137,007	$11,429,593	6.34%
Investment securities	26,780,805	746,248	2.79	23,217,611	715,534	3.07
Mortgage-backed securities	4,609,029	180,685	3.92	1,468,447	42,556	2.90
FHLBI stock	4,464,277	189,121	4.24	4,262,913	213,353	4.99
Other interest-earning assets	6,990,164	110,846	1.59	12,913,525	126,482	0.98
Total interest-earning assets	224,348,768	12,342,209	5.50	221,999,503	12,527,518	5.64
Noninterest-earning assets	9,804,845			8,405,319
Total assets	$234,153,613			$230,404,822
Interest-bearing liabilities
Deposits
Checking	$39,510,210	153,206	0.39	$40,790,031	158,752	0.39
Savings	27,823,015	110,585	0.40	25,668,137	132,395	0.51
Certificates	72,738,581	2,231,145	3.07	70,657,697	2,531,861	3.57
Borrowed funds	71,683,971	4,007,369	5.59	72,191,937	4,064,624	5.61
Total interest-bearing liabilities	211,755,777	6,502,305	3.07	209,307,802	6,887,632	3.28
Noninterest-bearing liabilities	2,355,358			1,763,908
Total liabilities	214,111,135			211,071,710
Stockholders’ equity	20,042,478			19,333,112
Total liabilities and stockholders’ equity	$234,153,613			$230,404,822
Net interest income/interest rate spread		$5,839,904	2.43%		$5,639,886	2.36%
Net interest margin (net interest income/average interest-earning assets)			2.60%			2.54%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.06			1.06

Results of Operations for the Year Ended March 31, 2004, Compared to the Year Ended March 31, 2003

General

HFS earned net income totaling $1,679,447 for the year ended March 31, 2004, representing a $211,039 (11.2%) decrease from the year ended March 31, 2003, in which net income of $1,890,486 was recorded. The return on average assets for the year ended March 31, 2004 was .73%, as compared to .85% for the year ended March 31, 2003. The return on average equity was 8.69% for the year ended March 31, 2004, as compared to 10.36% for the year ended March 31, 2003. Basic and diluted earnings per share were $.90 for the year ended March 31, 2004, as compared to $1.02 for the year ended March 31, 2003.

Net Interest Income

Net interest income decreased by $605,868 (9.7%) to $5,639,886 for the year ended March 31, 2004, as compared to $6,245,754 for the year ended March 31, 2003. Impacting net interest income were interest rate changes on rate-sensitive assets and liabilities during the current period and average balance increases or decreases applicable to the rate-sensitive portion of the balance sheet. As a result of these factors, total interest income decreased by $1,289,789 (9.3%) while total interest expense decreased by $683,921 (9.0%) for the year ended March 31, 2004, as compared to the year ended March 31, 2003.

Interest income on loans totaled $11,429,593 for the year ended March 31, 2004, as compared to $12,475,242 for the year ended March 31, 2003, a decrease of $1,045,649 (8.4%). Average loan balances outstanding increased as a result of new originations and purchases exceeding principal repayments. The average yield earned on loans decreased because loans originated or refinanced during the year ended March 31, 2004, were at relatively lower rates than the average rates on loan balances outstanding during the year ended March 31, 2003. Interest income from investment securities increased by $46,753 (7.0%) to $715,534 for the year ended March 31, 2004, as compared to $668,781 for the year ended March 31, 2003. Average balances increased due to cash outflows for new purchases exceeding cash inflows from matured investment securities. The average yield earned decreased because called securities were replaced with those having relatively lower interest rates. Interest income on mortgage-backed securities totaled $42,556 for the year ended March 31, 2004, as compared to $258,091 for the year ended March 31, 2003, a decrease of $215,535 (83.5%). The average balance outstanding decreased due to principal repayments and prior year sales exceeding new purchase activity. The average yield earned decreased due to accelerated principal repayments on higher yielding securities and interest rate repricing declines for variable rate securities, as compared to the year ended March 31, 2003. Income on FHLBI stock totaled $213,353 for the year ended March 31, 2004, as compared to $230,333 for the year ended March 31, 2003, a decrease of $16,980 (7.4%). The average balance outstanding increased due to stock dividends received during the year. The average yield earned decreased due to relatively lower dividend rates paid during the year ended March 31, 2004, as compared to the year ended March 31, 2003. Interest income on other interest-earning assets totaled $126,482 for the year ended March 31, 2004, as compared to $184,860 for the year ended March 31, 2003, a decrease of $58,378 (31.6%). The average balance outstanding increased due to higher levels of interest-earning assets on deposit during the year ended March 31, 2004, as compared to the year ended March 31, 2003. The average yield earned decreased because of a corresponding decrease in market interest rates paid on overnight deposits. The combined weighted average yield on total interest-earning assets decreased to 5.64% for the year ended March 31, 2004, as compared to 6.43% for the year ended March 31, 2003.

Interest expense on deposits decreased by $619,334 (18.0%) to $2,823,008 for the year ended March 31, 2004, as compared to $3,442,342 for the year ended March 31, 2003. The average cost of deposits decreased due to declines in deposit interest rates during the year ended March 31, 2004, as compared to the year ended March 31, 2003. The average deposit balance outstanding increased due to increases in demand, passbook, and certificates of deposit balances. Interest expense on borrowings decreased by $64,587 (1.6%) to $4,064,624 for the year ended March 31, 2004, as compared to $4,129,211 for the year ended March 31, 2003. The average balance outstanding decreased due to scheduled principal repayments. The average cost of borrowings remained relatively unchanged. The combined weighted average rate paid on deposits and borrowings was 3.28% for the year ended March 31, 2004, as compared to 3.73% for the year ended March 31, 2003.

The Bank’s interest rate spread decreased to 2.36% for the year ended March 31, 2004, as compared to 2.70% for the year ended March 31, 2003. The net interest margin decreased to 2.54% for the year ended March 31, 2004, as compared to 2.90% for the year ended March 31, 2003. The declines in both the interest rate spread and interest margin were a result of a continued decline in market interest rates. This decline caused the Bank’s yield on loans and investments to decrease by more than the amount of the decline in the Bank’s cost of funds paid on deposits and borrowings.

Provision for Loan Losses

Provisions for loan losses totaling $195,450 were recorded during the year ended March 31, 2004. This represents a $180,050 (47.9%) decrease from the year ended March 31, 2003 provisions which totaled $375,500.

While the overall quality of the loan portfolio remained sound, provisions for loan losses during the year ended March 31, 2004 period were warranted because of increased levels of charge-offs. Loan charge-offs totaled $588,851 for the year ended March 31, 2004, as compared to $66,353 for the year ended March 31, 2003. For the year ended March 31, 2004, nonresidential charge-offs totaled $369,375, residential real estate charge-offs totaled $149,888, and nonmortgage loans charge-offs totaled $69,588. Impacted by provisions less net charge-offs, the allowance for loan losses totaled $1,159,045 at March 31, 2004, representing a $383,988  (24.9%) decrease from the allowance  total  of  $1,543,033  at March 31, 2003. The decrease in the allowance reflects the final resolution for several problem loans during 2004. As loans were transferred to real estate owned, a charge was recorded to the loan valuation allowance when the estimated fair value was less than outstanding balance. The Bank’s nonperforming loans decreased by $849,248 (36.9%) to $1,449,651 at March 31, 2004, as compared to $2,298,899 at March 31, 2003.

Noninterest Income

Noninterest income decreased by $86,522 (5.1%) to $1,593,935 for the year ended March 31, 2004, as compared to $1,680,457 for the year ended March 31, 2003. Factors contributing to the change were increases in loan and deposit fee income, net gains on the sale of loans, net gains on the sale of real estate owned, along with increases in other income. Other income consists primarily of brokerage service revenues, ATM revenues, safe deposit box income and revenues from money order and traveler check sales. Offsetting these increase were reductions in gains on the sale of available-for-sale securities and land. During the year ended March 31, 2003, gains on the sale of securities and land totaled $154,538 and $41,696, respectively. There were no sales during the year ended March 31, 2004.

Noninterest Expense

Noninterest expense decreased $122,742 (2.7%) to 4,455,541 for the year ended March 31, 2004, as compared to $4,578,283 for the year ended March 31, 2003. The change was primarily due to decreases in compensation and occupancy expenses. Partially offsetting these declines were increases associated with data processing and other expenses. Other expenses consist primarily of legal fees, office supplies expense, postage expense, correspondent bank fees and audit fees.

Income Tax Expense

Income tax expense decreased by $178,559 (16.5%) to $903,383, for the year ended March 31, 2004, as compared to $1,081,942 for the year ended March 31, 2003. This was due to a decrease in income before taxes of $389,598 (13.1%) and a decrease in the effective combined federal and state income tax rate to 35.0% for the year ended March 31, 2004, as compared to 36.4% for the same period one year ago.

The following table sets forth certain information relating to the consolidated balance sheet and reflects the yield on average assets and cost of average liabilities for the periods indicated. The yields and costs include amortization of fees, discounts and premiums, which are considered adjustment to yields. Nonperforming loans are included in the average balances.

Average Balance Sheet/Yield Analysis—Fiscal 2004 vs. 2003

	Year Ended March 31, 2004			Year Ended March 31, 2003
Yield Analysis	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Interest-earning assets
Loans	$180,137,007	$11,429,593	6.34%	$177,664,896	$12,475,242	7.02%
Investment securities	23,217,611	715,534	3.07	16,268,601	668,781	4.11
Mortgage-backed securities	1,468,447	42,556	2.90	4,491,627	258,091	5.75
FHLBI stock	4,262,913	213,353	4.99	3,967,865	230,333	5.80
Other interest-earning assets	12,913,525	126,482	0.98	12,653,978	184,860	1.46
Total interest-earning assets	221,999,503	12,527,518	5.64	215,046,967	13,817,307	6.43
Noninterest-earning assets	8,405,319			7,862,711
Total assets	$230,404,822			$222,909,678
Interest-bearing liabilities
Deposits
Checking	$40,790,031	158,752	0.39	$36,913,655	299,699	0.81
Savings	25,668,137	132,395	0.51	23,860,724	293,193	1.23
Certificates	70,657,697	2,531,861	3.57	68,992,268	2,849,450	4.13
Borrowed funds	72,191,937	4,064,624	5.61	73,294,402	4,129,211	5.63
Total interest-bearing liabilities	209,307,802	6,887,632	3.28	203,061,049	7,571,553	3.73
Noninterest-bearing liabilities	1,763,908			1,604,859
Total liabilities	211,071,710			204,665,908
Stockholders’ equity	19,333,112			18,243,770
Total liabilities and stockholders’ equity	$230,404,822			$222,909,678
Net interest income/interest rate spread		$5,639,886	2.36%		$6,245,754	2.70%
Net interest margin (net interest income/average interest-earning assets)			2.54%			2.90%
Ratio of average interest-earning assets to average interest-bearing liabilities	1.06			1.06

Market Risk Analysis—Asset/Liability Management

Qualitative Disclosure

HFS engages in formal asset/liability management, the objectives of which are to manage interest rate risk, ensure adequate liquidity, and coordinate sources and uses of funds. The Bank is subject to interest rate risk to the degree that interest-bearing liabilities, primarily deposits and FHLBI advances with short- and medium-term maturities, mature or reprice at different rates than the Bank’s interest-earning assets.

The Bank believes it is critical to manage the relationship between interest rates and the effect on its net portfolio value (NPV). This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. The Bank manages assets and liabilities within the context of the marketplace, regulatory limitations, and within its limits on the amount of change in NPV which is acceptable given certain interest rate changes.

The Office of Thrift Supervision (OTS) uses a net market value methodology to measure the interest rate risk exposure of savings associations. Under this OTS regulation, an institution’s “normal” level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution’s NPV in an amount not exceeding 2% of the present value of its assets. Savings associations, such as the Bank, with less than $300 million in assets and more than a 12% risk-based capital ratio are exempt from this OTS regulation.

Quantitative Disclosure

Presented below, as of March 31, 2005, is an analysis performed by the OTS of the Bank’s interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points based on information voluntarily submitted by the Bank. Due to the current low level of short-term interest rates, the exposure levels for the -300 basis points scenarios at March 31, 2005 and the -200 and -300 basis point scenarios at March 31, 2004 were not calculated by the OTS. Management reviews the OTS measurements on a quarterly basis and adjusts strategies accordingly. The following tables compare net portfolio value at March 31, 2005 and March 31, 2004.

Change	March 31, 2005 (Dollars in Thousands) Net Portfolio Value
In Rates	$ Amount	$ Change	% Change
+300 bp	$17,047	$(9,424)	(36)%
+200 bp	20,995	(5,476)	(21)
+100 bp	24,326	(2,145)	(8)
0 bp	26,471
-100 bp	26,497	26	0
-200 bp	24,164	(2,307)	(9)
-300 bp	N/A	N/A	N/A

Interest Rate Risk Measures:  +200 Basis Point Rate Shock

Pre-Shock MV Ratio: MV as of PV of Assets	10.81%
Exposure Measure: Post-Shock NPV Ratio	8.95%
Sensitivity Measure: Change in NPV Ratio	-186 basis points

Change	March 31, 2004 (Dollars in Thousands) Net Portfolio Value
In Rates	$ Amount	$ Change	% Change
+300 bp	$12,120	$(7,099)	(37)%
+200 bp	15,607	(3,612)	(19)
+100 bp	18,276	(943)	(5)
0 bp	19,219
-100 bp	17,913	(1,307)	(7)
-200 bp	N/A	N/A	N/A
-300 bp	N/A	N/A	N/A

Interest Rate Risk Measures:  +200 Basis Point Rate Shock

Pre-Shock MV Ratio: MV as of PV of Assets	7.91%
Exposure Measure: Post-Shock NPV Ratio	6.69%
Sensitivity Measure: Change in NPV Ratio	-122 basis points

Liquidity Management

The Bank’s primary source of funds is deposits, FHLBI advances, loan payments, loan payoffs, investment maturities and the sale of available-for-sale assets. Although the Bank continues to rely on core retail deposits as its chief source of funds, the use of FHLBI advances continues to be an important component of the Bank’s liquidity. Scheduled loan payments are a relatively stable source of funds, but loan payoffs and deposit inflows and outflows fluctuate, depending on interest rates and economic conditions. However, management does not expect any of these fluctuations to occur in amounts that would affect the Bank’s ability to meet consumer demand for liquidity.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or the same magnitude as the prices of goods and services, because such prices are affected by inflation. In a volatile interest rate environment, liquidity and the maturity structure of the Bank’s assets and liabilities are critical to the maintenance of acceptable performance levels.

New Accounting Pronouncements

Statements of Financial Accounting Standards (SFAS)  No. 123R, Share-Based Payment (Revised 2004)

SFAS 123R establishes standards for the accounting for transactions in which an entity (i) exchanges its equity instruments for goods or services, or (ii) incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of the equity instruments. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant. SFAS 123R will effective for the Bank on April 1, 2006. The Bank has no stock-based compensation awards outstanding as of March 31, 2005. Therefore no additional compensation costs will be recognized unless new awards are granted.

Emerging Issues Task Force (EITF) Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments

EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. Generally, an impairment is considered other-than-temporary unless: (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment’s cost and its fair value. Certain disclosure requirements of EITF 03-1 were adopted in 2003 and the Bank began presenting the new disclosure requirements in its consolidated financial statements for the year ended March 31, 2004. The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. However, in September 2004, the effective date of these provisions was delayed until the finalization of a FASB Staff Position to provide additional implementation guidance.

SEC Staff Accounting Bulletin (SAB) No. 105, Application of Accounting Principles to Loan Commitments

SAB 105 summarizes the views of the staff of the SEC regarding the application of generally accepted accounting principles to loan commitments accounted for as derivative instruments. SAB 105 provides that the fair value of recorded loan commitments that are accounted for as derivatives under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” should not incorporate the expected future cash flows related to the associated servicing of the future loan. In addition, SAB 105 requires registrants to disclose their accounting policy for loan commitments. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of this accounting standard did not have a material impact on the Bank’s financial statements.

American Institute of Certified Public Accountants Statement of Position (SOP) No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer

SOP 03-3 addresses accounting for differences between the contractual cash flows of certain loans and debt securities and the cash flows expected to be collected when loans or debt securities are acquired in a transfer and those cash flow differences are attributable, at least in part, to credit quality. As such, SOP 03-3 applies to loans and debt securities acquired individually, in pools or as part of a business combination and does not apply to originated loans. The application of SOP 03-3 limits the interest income, including accretion of purchase price discounts, which may be recognized for certain loans and debt securities. Additionally, SOP 03-3 does not allow the excess of contractual cash flows over cash flows expected to be collected to be recognized as an adjustment of yield, loss accrual or valuation allowance, such as the allowance for possible loan losses. SOP 03-3 requires that increases in expected cash flows subsequent to the initial investment be recognized prospectively through adjustment of the yield on the loan or debt security over its remaining life. Decreases in expected cash flows should be recognized as impairment. In the case of loans acquired in a business combination where the loans show signs of credit deterioration, SOP 03-3 represents a significant change from current purchase accounting practice whereby the acquiree’s allowance for loan losses is typically added to the acquirer’s allowance for loan losses. SOP 03-3 is effective for loans and debt securities acquired in a transfer by the Bank beginning April 1, 2005. The Bank is evaluating the impact of this standard.

INTERESTS OF CERTAIN DIRECTORS AND EXECUTIVE OFFICERS
OF HFS IN THE MERGER

When considering the recommendations of the HFS board of directors, you should be aware that some of the employees and directors of HFS have interests that are different from, or in conflict with, your interests. The board of directors was aware of these interests when it approved the Merger Agreement. Except as described below, to the knowledge of HFS, the executive officers and directors of HFS do not have any material interest in the merger apart from their interests as shareholders of HFS.

Treatment of Deferred Compensation Plan

HFS has entered into deferred fee or compensation agreements with the following directors and executive officers: James H. Greiner, Richard E. Anderson, Robert J. Schacht, Laura Niedbala, Shirley M. Campbell, Karen G. Shields, Karen L. Nagy, Steven A. Bohn and Richard R. Sauerman. These agreements are non-qualified benefits plans in which the directors or executive officers have elected to defer some or all of their compensation from HFS. Amounts deferred are not included in the taxable income of the individual. Under the Merger Agreement, amounts deferred under these agreements will be paid to the individuals prior to or shortly after the completion of the merger.

Employment Agreement with James Greiner

The Merger Agreement provides that, upon the consummation of the merger, James Greiner will be appointed as the President of MainSource Bank—Hobart. Mr. Greiner will receive an employment contract for his services through the second anniversary of the effective date of the merger, with provisions comparable to those in existing employment agreements entered into by other MainSource subsidiary banks with their executives. MainSource has the right to extend the expiration date of Mr. Greiner’s employment agreement for an additional one year period by serving written notice of an intent to renew the agreement no later than the end of the first anniversary date of the employment agreement.

Under Mr. Greiner’s employment agreement with MainSource Bank—Hobart, he will receive an annualized base salary of $135,000, along with a lump sum incentive payment of $100,000 within 60 days following the effective date of the employment agreement. Mr. Greiner also is entitled to participate in the employee benefit and welfare plans, retirement plans, and insurance programs offered by MainSource Bank—Hobart, but he is not eligible to participate in the MainSource Bank—Hobart Executive Performance Bonus Plan for calendar year 2006 or 2007. MainSource Bank—Hobart will provide Mr. Greiner and his wife coverage through its employee health insurance plan until Mr. Greiner and his wife each reach age 65, subject to Mr. Greiner paying the employee portion of any premiums in accordance with such plan. Mr. Greiner is entitled to paid time-off in accordance with the bank’s policies, and MainSource Bank—Hobart will furnish Mr. Greiner with a non-luxury automobile made by an American manufacturer suitable to the nature of his position and adequate for the performance of his employment. MainSource Bank—Hobart also will pay for Mr. Greiner’s membership in a local country club. Additionally, as long as MainSource Bank—Hobart exists as a separate entity and is not merged or consolidated into another entity, and so long as Mr. Greiner remains employed by MainSource Bank—Hobart under his employment agreement, MainSource will cause Mr. Greiner to be elected to the MainSource Bank—Hobart board of directors.

Severance Payment

Under the Merger Agreement and in connection with the consummation of the merger, James Greiner will terminate his existing employment agreement with HFS in exchange for a lump sum cash payment equal to approximately $508,000, subject to reduction to the extent such payment is not deductible under Section 280G of the Code. HFS has obtained from Mr. Greiner a binding written commitment to accept this lump sum cash payment payable as a result of the merger in lieu of any amount that otherwise would be payable, and any benefits to which he would be entitled, under his employment agreement.

Directors of MainSource Bank—Hobart

Upon completion of the merger, James H. Greiner, Richard E. Anderson, Patricia A. Rees, Joel A. Remaley and Robert J. Schacht will be appointed to the board of directors of MainSource Bank—Hobart. Each of the directors, other than Mr. Greiner, will receive an annual retainer of at least $2,700, payable quarterly, plus $400 for each meeting attended. If any such director is removed without cause during the first 18 months after the merger, that director will be entitled to receive director fees for the balance of such 18 month period.

Indemnification and Insurance

MainSource has agreed to indemnify and hold harmless each director and officer of HFS for six years after the effective time of the merger in connection with any threatened or actual claim, action, or investigation arising out of the fact that any such person is or was a director or officer of HFS at or prior to the effective time regardless of whether such claim is asserted or claimed after the effective time, including all indemnified liabilities based on, or arising out of, or pertaining to the Merger Agreement, the merger, or the transactions contemplated by the Merger Agreement, to the full extent permitted under HFS’ charter documents as in effect on the date of the Merger Agreement.

In addition, MainSource has agreed to maintain a directors’ and officers’ liability insurance tail coverage policy for three years after the effective time to cover the present and former officers and directors of HFS with respect to claims against such directors and officers arising from facts or events which occurred before the effective time, with coverages at least the same as the coverages as were in effect under HFS’ director and officer liability policy on the date of the Merger Agreement. If HFS elects to extend the coverage of such policy to a period of no more than six years beginning on the date the merger is consummated, HFS may do so by paying or accruing for payment the additional incremental premium cost for such extention and deducting the premium cost from HFS’ stockholders’ equity.

DISSENTERS’ RIGHTS OF HFS SHAREHOLDERS

HFS shareholders have dissenters’ rights of appraisal if they object to the merger. What follows is a summary of the material terms of the statutory procedures that an HFS shareholder must follow in order to dissent from the merger and perfect dissenters’ rights under regulations of the OTS. A copy of such regulations is attached as Annex C to this Proxy Statement/Prospectus.

Any HFS shareholder who objects to the merger (a “Dissenting Shareholder”) and who complies with the regulations of the OTS, as described in the Code of Federal Regulations (12 C.F.R. sec. 552.14) may demand the right to receive a cash payment, if the merger is consummated, for the fair value of his or her stock immediately before the effective time of the merger. In order to receive payment, a Dissenting Shareholder must deliver to HFS prior to the shareholders’ meeting a written notice identifying himself or herself and stating his or her intent to dissent and to demand payment for his or her shares if the merger is consummated (an “Intent to Demand Payment”) and must not vote his or her shares in favor of the merger. The Intent to Demand Payment must be in addition to and separate from any proxy or vote against the merger and should be addressed to                                       , HFS Bank, F.S.B., 555 East Third Street, Hobart, Indiana 46342. A VOTE AGAINST THE MERGER WILL NOT ITSELF CONSTITUTE THE REQUIRED WRITTEN NOTICE AND A FAILURE TO VOTE WILL NOT CONSTITUTE A TIMELY WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT.

After consummation of the merger, the Dissenting Shareholder must properly comply with various procedural requirements, including responding to certain notices received from MainSource.

The foregoing discussion is a summary of the material provisions of 12 C.F.R. sec. 552.14, which summarizes dissenters’ rights applicable to the merger. HFS shareholders are strongly encouraged to review carefully the full text of 12 C.F.R. sec. 552.14, which is included as Annex C to this Proxy Statement/Prospectus. The provisions of 12 C.F.R. sec. 552.14 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his or her Dissenting Shareholder’s rights. Any shareholder who intends to dissent from the merger should review the text of those provisions carefully and also should consult with his or her attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS’ RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HFS’ SHAREHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

Any Dissenting Shareholder who perfects his or her right to be paid the fair value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See “Material Federal Income Tax Consequences.”

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of HFS common stock that surrenders all of its common stock for shares of MainSource common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect as of the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens that hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of HFS common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their HFS common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their HFS common stock through, partnerships or other pass-through entities, or persons who acquired their HFS common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

HFS shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions

The completion of the merger is conditioned upon the delivery of an opinion by Bose McKinney & Evans LLP, tax counsel to MainSource, that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code. MainSource expects to be able to obtain the tax opinion if, as expected:

•       MainSource and HFS are able to deliver customary representations to MainSource’s tax counsel;

•       there is no adverse change in U.S. federal income tax law; and

•       the aggregate fair market value of the MainSource common stock delivered as consideration in the merger is equal to or greater than 50% of the sum of (i) the aggregate fair market value of such MainSource common stock; and (ii) the aggregate amount of cash that is considered to be merger consideration.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code will depend upon the facts and law existing at the time that the Merger Agreement was signed in accordance with Treas. Reg. § 1.368-1(e)(2). The following discussion assumes that the merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code.

Exchanges of HFS Common Stock

Exchange of HFS Common Stock Solely for MainSource Common Stock.   An HFS shareholder that exchanges all of its HFS common stock solely for MainSource common stock in the merger will not recognize any gain or loss (except with respect to cash received instead of a fractional share of MainSource common stock, as discussed below). The aggregate tax basis of shares of MainSource common stock received in the merger will be equal to the aggregate tax basis of the shares of HFS common stock surrendered in exchange therefor, and an exchanging HFS shareholder’s holding period in the MainSource common stock received in the merger will include the holding period of the HFS common stock surrendered in exchange therefor.

Exchange of HFS Common Stock Solely for Cash.   An HFS shareholder that exchanges all of its shares of HFS common stock solely for cash in the merger will (unless treated as a dividend under Section 302(b) of the Code as discussed below) recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between the amount of cash received and the HFS shareholder’s aggregate tax basis in the shares surrendered in exchange therefor. The gain or loss will be long-term capital gain or loss if the HFS shareholder’s holding period for its HFS common stock is more than one year as of the date of the exchange. Any gain recognized by a HFS shareholder and classified as a dividend under Section 302 of the Code will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual HFS shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the closing date. Gain treated as ordinary income will be taxed at ordinary income rates. Each HFS shareholder is urged to consult its tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

Exchange of HFS Common Stock for Cash and MainSource Common Stock.   An HFS shareholder that exchanges all of its HFS common stock for a combination of MainSource common stock and cash in the merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the MainSource common stock received in the merger over (b) the HFS shareholder’s aggregate tax basis in its HFS common stock surrendered in exchange therefor.

The gain recognized upon receipt of a combination of stock and cash will be capital gain unless the HFS shareholder’s receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary income to the extent of the holder’s ratable share of accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a HFS shareholder’s receipt of cash has the effect of a distribution of a dividend, the HFS shareholder will be treated as if it first exchanged all of its HFS common stock solely in exchange for MainSource common stock and then MainSource immediately redeemed a portion of that stock for the cash that the holder actually received in the merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a dividend to the HFS shareholder if such receipt is, with respect to the HFS shareholder, “not essentially equivalent to a dividend” or “substantially disproportionate,” each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be “not essentially equivalent to a dividend”, the deemed redemption must result in a “meaningful reduction” in the shareholder’s deemed percentage stock ownership of MainSource following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of MainSource the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of MainSource the shareholder owns immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the HFS shareholder’s holding period for its HFS common stock is more than one year as of the date of the exchange. If, after applying these tests, the deemed redemption results in the gain recognized by a HFS shareholder being classified as a dividend, such dividend will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will be taxable to individual HFS shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 61 days during the 121 day period beginning 60 days before the closing date. The determination as to whether a HFS shareholder will recognize a capital gain or dividend income as a result of its exchange of HFS common stock for a combination of MainSource common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each HFS shareholder is urged to consult its own tax advisor with respect to this determination.

The same analysis concerning dividend treatment will apply to gain recognized upon the receipt of all cash except that the deemed redemption may be treated as if it occurred from HFS and not from MainSource. The tax result should be the same except in cases in which the attribution rules may cause differing constructive ownership results. Accordingly, each HFS shareholder is urged to consult its own tax advisor with respect to this determination.

An HFS shareholder’s aggregate tax basis in the MainSource common stock received in the merger will be equal to the shareholder’s aggregate tax basis in its HFS common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized. An HFS shareholder’s holding period for MainSource common stock received in the merger will include the holding period of the HFS common stock surrendered in the merger.

Cash Received Instead of a Fractional Share of MainSource Common Stock.   Subject to the discussion above regarding possible dividend treatment, an HFS shareholder that receives cash instead of a fractional share of MainSource common stock in the merger will recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received instead of the fractional share and the portion of the shareholder’s tax basis in its HFS common stock that is allocable to the fractional share. The capital gain or loss will be long-term if the holding period for such HFS common stock is more than one year as of the date of the exchange.

Tax Treatment of the Entities

No gain or loss will be recognized by MainSource or HFS as a result of the merger.

Information Reporting and Backup Withholding

In general, an HFS shareholder receiving cash in the merger will be subject to information reporting to the IRS. In addition, backup withholding at the applicable rate (currently 28%) will generally apply if the exchanging HFS shareholder fails to provide an accurate taxpayer identification number or fails to properly certify that it is not subject to backup withholding (generally on a substitute IRS Form W-9). Certain holders (including, among others, U.S. corporations) are not subject to information reporting or backup withholding, but they may still need to furnish a substitute IRS Form W-9 or otherwise establish an exemption. Any amount withheld as backup withholding from payments to an exchanging HFS shareholder will be creditable against the HFS shareholder’s federal income tax liability, provided that it timely furnishes the required information to the IRS. HFS shareholders should consult their tax advisors as to their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

At present, the rights of shareholders of HFS are governed by HFS’ Federal Stock Charter and Code of Bylaws as well as the laws and regulations of the OTS. Upon completion of the merger, the rights of HFS shareholders who receive shares of MainSource common stock in exchange for their shares of HFS common stock and become shareholders of MainSource will be governed by the articles of incorporation and by-laws of MainSource and the laws of the state of Indiana, the state in which MainSource is incorporated. The following discussion summarizes material differences between the rights of HFS’ shareholders and MainSource’s shareholders and is not a complete description of all differences. This discussion is qualified in its entirety by reference to MainSource’s articles of incorporation and by-laws, HFS’ charter and code of bylaws and the applicable provisions of Indiana and federal law.

Authorized Capital Stock

MainSource.   MainSource currently is authorized to issue up to 25,000,000 shares of common stock, no par value, of which                shares were outstanding as of                           , 2006. MainSource is also authorized to issue up to 400,000 shares of preferred stock, no par value. Currently, there are no shares of MainSource preferred stock outstanding. If any series of preferred stock is issued, the MainSource board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred stock.

As of                         , 2006, options to purchase approximately [                    ] shares of MainSource common stock were outstanding.

HFS.   HFS currently is authorized to issue up to 4,000,000 shares of common stock, par value of $1.00 per share, of which [1,866,200] shares were outstanding as of                         , 2006. HFS also is authorized to issue up to 1,000,000 shares of preferred stock, par value of $1.00 per share, with such rights and preferences as the board may determine. Currently, there are no shares of HFS preferred stock outstanding.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

MainSource.   MainSource’s by-laws provide that nominations for the election of directors may be made by its board of directors or by any shareholder entitled to vote for the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements. In addition, MainSource’s by-laws provide that any business to be presented at the annual meeting of shareholders is subject to certain advance notice and informational requirements. MainSource’s by-laws provide that the Secretary of MainSource must receive written notice of any shareholder director nomination or proposal for business at an annual meeting of shareholders no less than 60 nor more than 90 days prior to the meeting, provided, however, that in the event that less than 70 days’ notice of the date of the meeting is given to shareholders or prior to public disclosure of the date of the meeting to shareholders, notice of the nomination or proposal must be received no later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

HFS.   HFS’ charter provides that nominations for the election of directors may be made by its board of directors or by any shareholder entitled to vote for the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements. HFS’ charter provides that the Secretary of HFS must receive written notice of any shareholder director nomination not less than twenty days prior to any meeting of shareholders called for the election of directors; provided, however, that in the event less than thirty days’ notice of the date of the meeting is given to shareholders, nominations made by shareholders must be delievered to the Secretary not later than the tenth day following the day on which the notice of the date of the meeting was mailed. Additionally, HFS’ bylaws provide that shareholder proposals for business to be presented at the annual meeting of shareholders must be delivered to HFS’ principal executive offices at least twenty days before the date of the annual meeting; provided, however, that in the event less than thirty days’ notice of the date of the meeting is given to shareholders, proposals made by shareholders must be delievered to the Secretary not later than the tenth day following the day on which the notice of the date of the meeting was mailed.

Composition of Board of Directors

MainSource.   MainSource’s by-laws state that the number of directors will not be less than five and no more than fifteen, as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he was elected and until his successor shall be elected and qualified, whichever period is longer, or until his death or until he resigns or has been removed. The number of directors currently designated by MainSource is eight.

HFS.   HFS’ charter states that the number of directors shall not be less than five nor more than fifteen, as fixed in HFS’ bylaws. HFS’ bylaws state that the number of directors will be six. The directors are divided into three classes of two directors each and are elected on a staggered basis for a term of three years and until his successor shall be elected and qualified, whichever period is longer, or until his death or until he resigns or has been removed.

Special Meetings of Shareholders

MainSource.   MainSource’s by-laws state that special meetings may be called by the chairman of the board of directors or the chief executive officer, and shall be called by the chairman of the board at the written request of a majority of the members of the board of directors or upon delivery to MainSource’s secretary of a signed and dated written demand for a special meeting from the holders of at least 48% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

HFS.   OTS regulations provide that, unless otherwise provided in the HFS charter, special meetings of shareholders may be called by HFS’ board of directors or upon the request of the holders of 10% or more of the shares entitled to vote at the meeting, or by such other persons as may be specified in the HFS bylaws. HFS’ charter states that a special meeting may be called only by HFS’ chairman of the board of directors or president, and shall be called by HFS’ chairman of the board of directors or president when requested, in writing, by (i) 80% of the whole board of directors or (ii) the holders of at least 20% of the shares outstanding and entitled to vote at the meeting.

Notice of Meetings of Shareholders

MainSource.   MainSource’s by-laws require that notice of a meeting of shareholders must be given to shareholders of record not less than 10 and not more than 60 days before the date of the meeting.

HFS.   HFS’ bylaws require that notice of a meeting of shareholders must be given to shareholders of record not less than ten and not more than fifty days before the meeting.

Voting by Shareholders

MainSource.   The holders of MainSource common stock are entitled to one vote per share on all matters presented for shareholder vote. In accordance with Indiana law, MainSource’s articles of incorporation and by-laws provide that shareholder action is taken by the affirmative vote of the holders of a majority of the shares present at a meeting at which a quorum is present (and in certain cases, a majority of all shares held by each voting group entitled to vote on the issue). Indiana law generally requires that merger, consolidations, sales, leases, exchanges or other dispositions of all or substantially all of the assets of a corporation be approved by the affirmative vote of a majority of the issued and outstanding shares entitled to vote at the shareholders’ meeting, subject in each case to provisions in the corporation’s articles of incorporation requiring a higher percentage vote for certain transactions.

HFS.   Except for certain change-in-control transactions, the holders of HFS common stock are entitled to one vote per share on all matters presented for shareholder vote. OTS regulations generally require the approval of two-thirds of the directors of HFS and the holders of two-thirds of the outstanding stock of HFS entitled to vote thereon for mergers, consolidations and sales of all or substantially all of HFS’ assets. Such regulations permit HFS to merge with another corporation without obtaining the approval of its shareholders if: (i) it does not involve an interim savings association; (ii) HFS’ charter is not changed; (iii) each share of HFS common stock outstanding immediately prior to the effective date of the transaction is to be an identical outstanding share or a treasury share of HFS after such effective date; and (iv) either: (A) no shares of voting stock of HFS and no securities convertible into such stock are to be issued or delivered under the plan of combination or (B) the authorized unissued shares or the treasury shares of voting stock of HFS to be issued or delivered under the plan of combination, plus those initially issuable upon conversion of any securities to be issued or delivered under such plan, do not exceed 15% of the total shares of voting stock of HFS outstanding immediately prior to the effective date of the transaction.

Dividends

MainSource.   The holders of MainSource common stock are entitled to dividends and other distributions when, as and if declared by the MainSource board of directors out of funds legally available therefor. Under Indiana law, a dividend may not be paid if, after giving it effect, (1) MainSource would not be able to pay its debts as they become due in the usual course of business, or (2) MainSource’s total assets would be less than the sum of its total liabilities plus, unless MainSource’s articles of incorporation permitted otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if MainSource were to be dissolved at the time of the dividend.

The amount of dividends, if any, that may be declared by MainSource in the future will necessarily depend upon many factors, including, without limitation, future earnings, capital requirements, business conditions and capital levels of subsidiaries (since MainSource is dependent upon dividends paid by its subsidiaries for its revenues), the discretion of MainSource’s board of directors and other factors that may be appropriate in determining dividend policies.

HFS.   Capital distributions by HFS, as a federally chartered savings bank, to its shareholders are subject to federal regulations. OTS regulations applicable to HFS govern capital distributions by savings institutions, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings institution to make capital distributions. Generally, the regulations create a safe harbor for specified levels of capital distributions for institutions meeting at least their minimum capital requirements, so long as these institutions notify the OTS and receive no objection to the distribution from the OTS. Institutions and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions. A “well capitalized” savings association, such as HFS, will be permitted to make capital distributions during a calendar year in an amount up to the savings association’s net income for the year plus the savings association’s retained net income for the preceding two years, without filing an application for approval of the capital distribution with the OTS.

Removal of Directors

MainSource.   Directors may be removed at a meeting called expressly for the purpose of removing one or more directors, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

HFS.   Under OTS Regulations, shareholders may remove one or more of the directors for cause, as defined in the regulations, by the affirmative vote of a majority of the voting shares. Under HFS’ charter, shareholders may remove one or more directors at any time, without cause, by the affirmative vote at a meeting of the shareholders called for that purpose of (i) the holders of 80% or more of the voting shares, and (ii) the holders of 50% or more of the voting shares not beneficially owned or controlled, directly or indirectly, by a related person (defined as a beneficial owner of 10% or more of the voting shares or an affiliate of HFS that beneficially owned 10% or more of the voting shares within the prior five years).

Appraisal Rights of Dissenting Shareholders

MainSource.   Indiana law provides shareholders of an Indiana corporation that is involved in certain merger, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters’ rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the NASDAQ National Market or a similar market. Accordingly, since the shares of MainSource are currently traded on the NASDAQ National Market, no dissenters’ rights are presently available to MainSource shareholders.

HFS.   Under OTS regulations, a shareholder of a federally chartered savings bank may, under certain circumstances, be entitled to dissenter and appraisal rights. Specifically, any shareholder of a federal savings association that has entered into a merger or consolidation with another depository institution, or an acquisition of all or substantially all of its assets or assumption of all or substantially all of its liabilities by another depository institution, will have the right to demand payment of the fair or appraised value of his or her stock. See  “The Merger Agreement—Dissenters’ Rights of HFS Shareholders” for a description of such rights as they apply to this merger.

Anti-Takeover Provisions

The anti-takeover measures applicable to MainSource and HFS, as described below, may have the effect of discouraging or rendering it more difficult for a person or other entity to acquire control of MainSource or HFS. These measures may have the effect of discouraging certain tender offers for shares of MainSource common stock or HFS common stock which might otherwise be made at premium prices or certain other acquisition transactions which might be viewed favorably by a significant number of shareholders.

MainSource.   Under the business combinations provision of Indiana law, any 10% shareholder of an Indiana corporation, with a class of voting shares registered under Section 12 of the Exchange Act or which has specifically adopted this provision in the corporation’s articles of incorporation, is prohibited for a period of five years from completing a business combination with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. Further, the corporation and a 10% shareholder may not consummate a business combination unless all provisions of the articles of incorporation of the corporation are complied with and a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the business combinations provision of Indiana law.

An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision, but such an election remains ineffective for 18 months and does not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election. MainSource is covered by the business combinations provision of Indiana law. The constitutional validity of the business combinations provision of Indiana law has in the past been challenged and has been upheld by the United States Supreme Court.

In addition to the business combinations provision, Indiana law also contains a “control share acquisition” provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Indiana law provides that, unless otherwise provided in an Indiana corporation’s articles of incorporation or by-laws, certain acquisitions of shares of the corporation’s common stock will be accorded voting rights only if a majority of the disinterested shareholders approves a resolution granting the potential acquiror the ability to vote such shares. Upon disapproval of the resolution, the shares held by the acquiror shall be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. This provision does not apply to a plan of merger if the corporation complies with the applicable merger provisions and is a party to the agreement of merger or plan of share exchange. MainSource is subject to the control share acquisition provision.

In addition to the protections provided by Indiana law, MainSource’s articles of incorporation include the business combination provisions of Indiana law, which were discussed above. Further, this provision cannot be altered, amended or repealed without the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of MainSource common stock entitled to vote thereon, unless the board of directors unanimously approves the amendment.

MainSource’s articles of incorporation also include a provision requiring the board of directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers. This provision requires two-thirds affirmative vote of the issued and outstanding shares of MainSource common stock entitled to vote thereon in order to be altered, amended or repealed, unless the board of directors unanimously recommends the amendment.

As discussed above, MainSource’s articles of incorporation  also provide for the issuance of preferred stock with such rights and preferences as the board may determine, which may be deemed to have an anti-takeover effect.

HFS.   HFS, as a federally chartered savings bank, is subject to the regulations of the OTS, which do not contain anti-takeover protection provisions similar to those under Indiana law. However, HFS’ charter provides any sale, exchange, lease, transfer or other disposition of assets, merger, consolidation or other business combination with a related person must be approved by (i) the holders of 80% or more of the voting shares and (ii) the holders of 50% or more of the voting shares not beneficially owned or controlled, directly or indirectly, by a related person. These provisions do not apply to a business combination which meets certain criteria or to a business combination which has been approved by at least 80% of the whole board of directors (defined as the total number of directors that HFS would have if there were no vacancies). This provision may only be amended with the approval of (i) 80% of the whole board of directors and a majority of the continuing directors (defined as a director that was elected by the shareholders prior to the time that a related person acquired in excess of 10% of the voting stock of HFS or any director designated as a continuing director by a majority of the then existing continuing directors); and (ii) the holders of 80% or more of the voting shares and  the holders of 50% or more of the voting shares not beneficially owned or controlled, directly or indirectly, by a related person.

As discussed above, the charter also provides for the issuance of preferred stock with such rights and preferences as the board may determine, the classification of the board and higher voting requirements for the removal of directors without cause, each of which may be deemed to have an anti-takeover effect.

Indemnification of Officers and Directors

MainSource.   Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the individual’s conduct was in good faith, (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual’s conduct was lawful, or the individual had no reasonable cause to believe that the individual’s conduct was unlawful.

Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

In general, the MainSource articles provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, by reason of the fact that he or she is or was a director or officer of MainSource, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director or officer, shall be indemnified to the fullest extent authorized by the IBCL, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, taxes, and penalties) reasonably incurred or suffered by such person in connection therewith. However, MainSource is not obligated to indemnify any director or officer with respect to any proceeding in which there is a claim asserted directly by the company against any such director or officer, or in any proceeding in which a claim is asserted by any such director or officer against the company and/or any of its directors, officers, employees, or agents.

HFS.   OTS Regulations provide that a savings association must indemnify any director, officer or employee by reason of the fact that he or she is or was a director, officer or employee only (i) if a final judgment on the merits is in his or her favor or (ii) in case of settlement, a final judgment against him or her, or a final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors determine that he or she was acting in good faith and within what he or she reasonably could perceive to be in the scope of his or her employment and in the best interests of the association. An association must give the OTS 60 days notice of its intent to indemnify.

OTS Regulations permit a savings association’s board of directors to advance to an officer, director or other employee the expenses of defending an action brought against him in such capacity and authorize the board to obtain such agreement or to apply such conditions as it deems necessary to ensure repayment in the event the indemnification is later determined to be improper.

In contrast to the Indiana Code, neither OTS Regulations, the HFS charter nor the HFS bylaws requires mandatory indemnification of officers, directors and other employees for reasonable expenses incurred in defense of any claim or action when any such officer, director or employee has prevailed on the merits of such claim or action.

Under OTS Regulations, an association is permitted, but not required, to obtain insurance to protect itself and its directors, officers and employees. Unlike the Indiana Code, OTS Regulations do not permit insurance to be obtained by HFS for losses stemming from the willful or criminal misconduct of any director, officer or employee. HFS maintains insurance to the extent allowed by OTS Regulations for the benefit of its officers and directors.

Amendment of Articles or Incorporation/Charter and By-Laws

MainSource.   Amendments to the MainSource Articles must be approved by a majority vote of MainSource’s Board of Directors and also by a majority vote of the outstanding shares of MainSource’s voting shares. The MainSource By-Laws may be amended only by a majority vote of the total number of directors of MainSource.

HFS.   No amendment to HFS’ charter may be made unless it is first proposed by the Board of Directors, then preliminarily approved by the OTS, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a meeting of the shareholders, subject to certain higher voting requirements described above. The bylaws of HFS may be amended by either (i) the affirmative  vote of 80% of the board of directors and a majority of the continuing directors, or (ii) the affirmative vote of the holders of 80% of the voting shares and an independent majority of shareholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The consolidated financial statements of MainSource as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as set forth in its report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of Crowe Chizek and Company LLC as experts in accounting and auditing.

The consolidated financial statements of HFS as of March 31, 2005 and 2004, and for each of the three years in the period ended March 31, 2005, have been audited by BKD, LLP, independent registered public accounting firm, as set forth in its report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of BKD, LLP as experts in accounting and auditing.

The consolidated financial statements of Union Community as of December 31, 2004, and for the year then ended, have been audited by BKD, LLP, independent  registered public accounting firm, as set forth in its report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of BKD, LLP as experts in accounting and auditing.

The consolidated financial statements of Peoples as of June 30, 2005, and for the year then ended, have been audited by BKD, LLP, independent registered public accounting firm, as set forth in its report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of BKD, LLP as experts in accounting and auditing.

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the MainSource common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Bose McKinney & Evans LLP, Indianapolis, Indiana.

WHERE YOU CAN FIND MORE INFORMATION

MainSource files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that MainSource files at the Securities and Exchange Commission’s public reference room at Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. MainSource’s public filings also are available to the public from commercial document retrieval services and on the World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

Shares of MainSource common stock are traded on the NASDAQ National Market under the symbol “MSFG,” and shares of HFS common stock are traded on the over-the-counter market under the symbol “HFSK.PK.”

MainSource has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of MainSource being offered pursuant to the Merger Agreement. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

The Securities and Exchange Commission allows MainSource to “incorporate by reference” the information filed by MainSource with the Securities and Exchange Commission, which means that MainSource can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

MainSource incorporates by reference the documents and information listed below (file no. 0-12422, except as noted):

(1)         MainSource’s Annual Report on Form 10-K for the year ended December 31, 2004, and Amendment No. 1 to Form 10- K for the year ended December 31, 2004;

(2)         MainSource’s quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005;

(3)         The information described below under the following captions in MainSource’s Form 10-K for the fiscal year ended December 31, 2004: (a) the information concerning share ownership of principal shareholders and concerning directors and executive officers of MainSource under the caption “Security Ownership of Certain Beneficial Owners and Management;” (b) “Executive Compensation;” (c) “Certain Relationships and Related Transactions;” and (d) information concerning directors and executive officers of MainSource under the caption “Directors and Executive Officers of Registrant;”

(4)         MainSource’s Current Reports on Form 8-K filed February 22, 2005, February 24, 2005, March 10, 2005, May 19, 2005, June 22, 2005, September 22, 2005, October 3, 2005, October 19, 2005;

(5)         The Annual Report on Form 10-K for the year ended June 30, 2005 and theQuarterly Reports on Form 10-Q for the quarters ended March 31 and September 30, 2005 of Peoples Ohio Financial Corporation (file no. 0-49619);

(6)         The Annual Report on Form 10-K for the year ended December 31, 2004, and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005, of Union Community Bancorp (file no. 0-23543).

(7)         The description of MainSource’s common stock set forth in the Current Report on Form 8-K filed May 19, 2005. MainSource also incorporates by reference any filings it makes with the Securities and Exchange Commission under Sections 13 (a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date of the HFS special shareholder meeting;

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

All information regarding MainSource in this proxy statement/prospectus has been provided by MainSource, and all information regarding HFS in this proxy statement/prospectus has been provided by HFS.

Index to Consolidated Financial Statements of HFS Bank, F.S.B. and Subsidiary

Report of Independent Registered Public Accounting Firm

Board of Directors
HFS Bank, F.S.B.
Hobart, Indiana

We have audited the accompanying consolidated balance sheets of HFS Bank, F.S.B. as of March 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2005. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HFS Bank, F.S.B. as of March 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Fort Wayne, Indiana
April 27, 2005

HFS BANK, F.S.B. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	March 31
	2005	2004
Assets
Cash and due from banks	$3,730,001	$3,865,830
Interest-bearing deposits	10,424,759	11,421,989
Cash and cash equivalents	14,154,760	15,287,819
Investment securities available for sale	29,776,382	28,174,655
Loans, net of allowance for loan losses of $1,172,318 and $1,159,045	177,608,601	177,824,952
Premises and equipment	4,733,183	2,982,586
Federal Home Loan Bank of Indianapolis stock, at cost	4,547,600	4,354,700
Interest receivable	1,014,151	1,007,929
Other assets	3,868,010	3,617,721
Total assets	$235,702,687	$233,250,362
Liabilities
Deposits	$141,603,749	$139,230,397
Federal Home Loan Bank advances	70,533,260	71,710,780
Advances by borrowers for taxes and insurance	1,915,913	1,155,485
Other liabilities and accrued expenses	1,379,588	1,229,201
Total liabilities	215,432,510	213,325,863
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $1.00 par value
Authorized and unissued, 1,000,000 shares
Common stock, $1.00 par value
Authorized, 4,000,000 shares
Issued and outstanding, 1,866,200 shares	1,866,200	1,866,200
Paid-in capital	858,563	858,563
Accumulated other comprehensive income (loss)	(405,928)	30,856
Retained earnings	17,951,342	17,168,880
Total stockholders’ equity	20,270,177	19,924,499
Total liabilities and stockholders’ equity	$235,702,687	$233,250,362

See notes to consolidated financial statements.

HFS BANK, F.S.B. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended March 31
	2005	2004	2003
Interest Income
Loans receivable	$11,115,309	$11,429,593	$12,475,242
Investment securities	746,248	715,534	668,781
Mortgage-backed securities	180,685	42,556	258,091
FHLB stock dividends	189,121	213,353	230,333
Other interest-bearing assets	110,846	126,482	184,860
Total interest income	12,342,209	12,527,518	13,817,307
Interest Expense
Deposits	2,494,936	2,823,008	3,442,342
Advances from FHLB	4,007,369	4,064,624	4,129,211
Total interest expense	6,502,305	6,887,632	7,571,553
Net Interest Income	5,839,904	5,639,886	6,245,754
Provision for loan losses	165,650	195,450	375,500
Net Interest Income After Provision for Loan Losses	5,674,254	5,444,436	5,870,254
Other Income
Fees and service charges	1,034,734	1,087,340	1,079,274
Net gains on sale of loans		101,569	96,155
Net realized gain on sales of available-for-sale securities			154,538
Other income	340,866	405,026	350,490
Total other income	1,375,600	1,593,935	1,680,457
Other Expenses
Salaries and employee benefits	2,441,905	2,330,817	2,468,936
Premises and equipment expense	617,559	589,469	631,796
Data processing fees	623,989	645,412	613,099
Other expenses	935,052	889,843	864,452
Total other expenses	4,618,505	4,455,541	4,578,283
Income Before Income Tax	2,431,349	2,582,830	2,972,428
Income tax expense	874,414	903,383	1,081,942
Net Income	$1,556,935	$1,679,447	$1,890,486
Earnings Per Share
Basic	$.83	$.90	$1.02
Diluted	.83	.90	1.02

See notes to consolidated financial statements.

HFS BANK, F.S.B. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock					Accumulated Other
	Shares Outstanding	Amount	Paid-in Capital	Comprehensive Income	Retained Earnings	Comprehensive Income (Loss)	Total
Balances, April 1, 2002	1,854,000	$1,854,000	$772,317		$15,031,783		$17,658,100
Net income for 2003				$1,890,486	1,890,486		1,890,486
Other comprehensive income, unrealized gain on securities, net of tax and reclassification adjustment				88,380		$88,380	88,380
Comprehensive income				$1,978,866
Cash dividends ($0.375 per share)					(695,687)		(695,687)
Exercise of stock options	12,200	12,200	57,971				70,171
Tax benefit related to stock options			28,275				28,275
Balances, March 31, 2003	1,866,200	1,866,200	858,563		16,226,582	88,380	19,039,725
Net income for 2004				$1,679,447	1,679,447		1,679,447
Other comprehensive loss, unrealized loss on securities, net of tax				(57,524)		(57,524)	(57,524)
Comprehensive income				$1,621,923
Cash dividends ($0.395 per share)					(737,149)		(737,149)
Balances, March 31, 2004	1,866,200	1,866,200	858,563		17,168,880	30,856	19,924,499
Net income for 2005				$1,556,935	1,556,935		1,556,935
Other comprehensive loss, unrealized loss on securities, net of tax				(436,784)		(436,784)	(436,784)
Comprehensive income				$1,120,151
Cash dividends ($0.415 per share)					(774,473)		(774,473)
Balances, March 31, 2005	1,866,200	$1,866,200	$858,563		$17,951,342	$(405,928)	$20,270,177

See notes to consolidated financial statements.

HFS BANK, F.S.B. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

Year Ended March 31	2005	2004	2003
Cash Flows From Operating Activities
Net income	$1,556,935	$1,679,447	$1,890,486
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	225,503	217,643	247,379
Provision for loan losses	165,650	195,450	375,500
FHLBI stock dividends	(192,900)	(213,900)
(Increase) decrease in deferred income taxes	230,052	185,673	(180,203)
Increase (decrease) in deferred loan fees	(12,871)	150,535	155,652
Amortization of mortgage servicing rights	22,500	32,672	45,334
(Increase) decrease in accrued interest receivable	(6,222)	72,978	46,115
Increase in life insurance value	(90,679)	(103,222)	(108,976)
(Increase) decrease in other assets	(59,659)	(430,960)	265,968
Increase (decrease) in accrued expenses and other liabilities	150,387	8,252	(121,130)
Gain on sale of foreclosed real estate	(28,004)	(53,159)	(16,547)
Gain on sale of loans		(101,569)	(96,155)
Gain on sale of land			(41,696)
Gain on sale of investment securities available for sale			(154,538)
Proceeds from sales of loans		4,451,520	3,506,970
Loans originated for sale		(4,349,951)	(3,410,815)
Net cash provided by operating activities	1,960,692	1,741,409	2,403,344
Cash Flows From Investing Activities
Loans originated	(82,717,140)	(86,127,414)	(74,500,224)
Loans purchased	(3,316,858)	(5,765,422)	(6,036,006)
Principal repayments on loans	85,768,106	86,113,645	81,998,683
Purchase of investment securities held to maturity			(6,500,000)
Proceeds from maturities of investment securities held to maturity			8,910,315
Principal repayments on mortgage-backed securities held to maturity			1,290,808
Purchase of investment securities available for sale	(4,739,955)	(33,449,837)	(35,710,385)
Purchase of mortgage-backed securities available for sale	(5,027,439)		(2,046,631)
Proceeds from sale of investment securities available for sale			11,257,008
Proceeds from maturities of investment securities available for sale	6,025,728	31,328,945	9,550,343
Principal repayments on mortgage-backed securities available for sale	1,416,786	940,826	699,063
Purchase of life insurance policies			(80,000)
Purchase of FHLBI stock			(314,700)
Proceeds from sale of foreclosed real estate	291,334	1,402,916	248,711
Proceeds from sale of land			51,237
Purchase of premises and equipment	(1,976,100)	(128,458)	(338,421)
Net cash used in investing activities	(4,275,538)	(5,684,799)	(11,520,199)
Cash Flows From Financing Activities
Net increase (decrease) in NOW, money market, and super NOW deposits	499,858	(2,630,433)	2,455,073
Net increase in passbook deposits	643,327	2,970,187	2,318,406
Net increase (decrease) in certificate of deposits	1,230,167	3,375,447	(2,009,884)
Proceeds from FHLBI advances	6,000,000		12,000,000
Repayments of FHLBI advances	(7,177,520)	(854,014)	(13,132,334)
Increase (decrease) in advance payments by borrowers for taxes and insurance	760,428	355,410	(78,278)
Proceeds from exercise of stock options			98,446
Dividends paid	(774,473)	(737,149)	(695,687)
Net cash provided by financing activities	1,181,787	2,479,448	955,742
Net Change in Cash and Cash Equivalents	(1,133,059)	(1,463,942)	(8,161,113)
Cash and Cash Equivalents, Beginning of Year	15,287,819	16,751,761	24,912,874
Cash and Cash Equivalents, End of Year	$14,154,760	$15,287,819	$16,751,761
Additional Cash Flows Information
Interest paid	$6,509,019	$6,892,193	$7,645,322
Income tax paid	505,000	1,063,215	1,217,941
Noncash investing activity, transfer of loans to foreclosed real estate	681,464	1,317,162	597,172
Noncash investing activity, transfer of foreclosed real estate to loans	(352,000)	(130,500)	(297,100)

See notes to consolidated financial statements.

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Operations and Summary of Significant Accounting Policies

The accounting and reporting policies of HFS Bank, F.S.B. (Bank) and its wholly owned subsidiary, Multi-Service Corporation, conform to accounting principles generally accepted in the United States of America and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The Bank operates under a federal thrift charter and provides full banking services in a single significant business segment. As a federally-chartered thrift, the Bank is subject to regulation by the OTS and the FDIC.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Lake County, Indiana and surrounding counties. The Bank’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets.

Consolidation—The consolidated financial statements include the accounts of the Bank and its subsidiary, after elimination of all material intercompany transactions and accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

Cash equivalents—The Bank considers all liquid investments with original maturities of three months or less to be cash equivalents.

Investment Securities—Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax.

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for any charge-offs, the allowance for loan losses, any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Generally, loans are placed on nonaccrual status at ninety days past due and interest is considered a loss, unless the loan is well-secured and in the process of collection.

Discounts and premiums on purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Operations and Summary of Significant Accounting Policies (Continued)

Allowance for Loan Losses—The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements.

Premises and equipment are carried at cost net of accumulated depreciation. Buildings and improvements are depreciated using the straight-line method generally over 40 years. Furniture and equipment are depreciated using the straight-line method, with useful lives generally ranging from 3 to 12 years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank (FHLB) system. The required investment in the common stock is based on a predetermined formula.

Stock options are granted under stock-based employee compensation plans that are more fully described in Note 15. The Bank accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plans had an exercise price equal to the market value of the underlying common stock on the grant date. Under the terms of the plans, the options became fully vested when granted. No options were granted during 2003, 2004 or 2005, therefore, no pro forma effect on net income and earnings per share is provided

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 1—Nature of Operations and Summary of Significant Accounting Policies (Continued)

as would be required if the Bank applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

Income tax in the consolidated statements of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank files consolidated income tax returns with its subsidiary.

Earnings per share have been computed based upon the weighted average common and common equivalent shares outstanding during each year.

Note 2—Investment Securities

	2005
March 31	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
Federal agencies	$25,446,452	$1,543	$(653,567)	$24,794,428
Municipal securities	308,318		(4,894)	303,424
Mortgage-backed securities	4,693,678	13,014	(28,162)	4,678,530
Total investment securities	$30,448,448	$14,557	$(686,623)	$29,776,382

	2004
March 31	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
Federal agencies	$26,728,717	$81,046	$(46,119)	$26,763,644
Municipal securities	311,826	2,992		314,818
Mortgage-backed securities	1,083,025	13,307	(139)	1,096,193
Total investment securities	$28,123,568	$97,345	$(46,258)	$28,174,655

The amortized cost and fair value of securities available for sale at March 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale
	Amortized Cost	Fair Value
Less than one year	$1,844,879	$1,826,460
One to five years	23,909,891	23,271,392
	25,754,770	25,097,852
Mortgage-backed securities	4,693,678	4,678,530
Totals	$30,448,448	$29,776,382

As of March 31, 2005 and 2004, mortgage-backed securities consisted primarily of Federal National Mortgage Association and Federal Home Loan Mortgage Corporation issues. The amortized cost of private issue mortgage-backed securities totaled $7,565 and $55,539 at March 31, 2005 and 2004.

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Investment Securities (Continued)

The carrying amount of securities pledged totaled $9,052,829 at March 31, 2005. No securities were pledged at March 31, 2004.

Proceeds from sales of securities available for sale during 2003 were $11,257,008. Gross gains of $154,538 in 2003 were realized on those sales. There were no sales of investment securities during 2005 and 2004.

In 2003, securities with an amortized cost of $7,364,067 were transferred from held to maturity to available for sale to provide additional flexibility in the future structuring of the portfolio as a result of a low interest rate environment. The securities had an unrealized gain of $257,407. There were no securities transferred between classifications during 2005 and 2004.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. The total fair value of these investments was $27,466,961 and $9,644,876 at March 31, 2005 and 2004, which was approximately 92% and 34% of the Bank’s available-for-sale investment portfolio at March 31, 2005 and 2004. These declines resulted from increases in market interest rates.

Based on evaluation of available evidence, including recent changes in market interest rates and information obtained from regulatory filings, management believes the declines in fair value for these securities are temporary.

Should the impairment of any of these securities become other than temporary, the cost basis of the investment will be reduced and the resulting loss recognized in net income in the period the other-than-temporary impairment is identified.

The following tables show our investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2005 and 2004:

	March 31, 2005
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$16,449,371	$(376,805)	$7,843,593	$(276,762)	$24,292,964	$(653,567)
Municipal securities	303,424	(4,894)			303,424	(4,894)
Mortgage-backed securities	2,870,573	(28,162)			2,870,573	(28,162)
Total temporarily impaired securities	$19,623,368	$(409,861)	$7,843,593	$(276,762)	$27,466,961	$(686,623)

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2—Investment Securities (Continued)

	March 31, 2004
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Federal agencies	$9,602,809	$(46,119)	$0	$0	$9,602,809	$(46,119)
Mortgage-backed securities	42,067	(139)			42,067	(139)
Total temporarily impaired securities	$9,644,876	$(46,258)	$0	$0	$9,644,876	$(46,258)

Note 3—Loans and Allowance

March 31	2005	2004
Mortgage loans
First mortgage loans
Fixed rate	$100,399,584	$103,252,327
Variable rate	60,359,664	58,305,132
Second mortgage loans
Fixed rate	2,953,188	2,998,196
Variable rate	10,909,072	10,860,743
Total mortgage loans	174,621,508	175,416,398
Other loans
Automobile loans	794,720	979,486
Mobile home loans	2,763,980	2,760,630
Commercial loans	4,415,874	4,658,428
Other consumer loans	350,505	424,985
Total other loans	8,325,079	8,823,529
Total loans	182,946,587	184,239,927
Less
Loans in process	(3,598,053)	(4,675,444)
Deferred loan fees	(567,615)	(580,486)
Allowance for loan losses	(1,172,318)	(1,159,045)
Net loans	$177,608,601	$177,824,952

Year Ended March 31	2005	2004	2003
Allowance for loan losses
Balances at beginning of fiscal year	$1,159,045	$1,543,033	$1,222,527
Provision for losses	165,650	195,450	375,500
Recoveries on loans	11,134	9,413	11,359
Loans charged off	(163,511)	(588,851)	(66,353)
Balances, March 31	$1,172,318	$1,159,045	$1,543,033

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3—Loans and Allowance (Continued)

There were no impaired loans at March 31, 2005 and 2004.

Nonaccruing loans at March 31, 2005 and 2004, were $958,850 and $1,449,651, respectively. There were no loans delinquent 90 days or more accruing interest at March 31, 2005 and 2004.

The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). With the exception of one loan totaling $47,096, such transactions were made in the ordinary course of business and comply with regulations of the OTS relating to interest rates and collateral for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The one loan totaling $47,096 contained terms relating to interest rates that were not comparable with other customers, but which comply with OTS regulations.

The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, April 1, 2004	$2,780,106
New loans, including renewals	925,957
Payments, etc., including renewals	(462,349)
Balances, March 31, 2005	$3,243,714

Note 4—Premises and Equipment

March 31	2005	2004
Land	$852,621	$848,324
Buildings	4,662,335	3,518,813
Equipment	1,937,722	1,561,014
Total cost	7,452,678	5,928,151
Accumulated depreciation	(2,719,495)	(2,945,565)
Net premises and equipment	$4,733,183	$2,982,586

Note 5—Deposits

March 31	2005	2004
Demand deposits, NOW, money market, and super NOW	$39,257,385	$38,757,527
Passbook	28,347,486	27,704,159
Certificates	73,998,878	72,768,711
Total deposits	$141,603,749	$139,230,397

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5—Deposits (Continued)

Certificates maturing in years ending March 31
2006	$45,105,062
2007	11,306,049
2008	6,450,244
2009	3,413,343
2010	7,010,712
Thereafter	713,468
Total certificates	$73,998,878

The aggregate amount of certificates with a balance of $100,000 or greater was $22,889,962 and $25,753,338 at March 31, 2005 and 2004. Deposits in excess of $100,000 are not federally insured. The Bank’s directors and executive officers had $1,457,038 and $1,586,355 in deposits at the Bank at March 31, 2005 and 2004. These deposits are at comparable rates and terms as to those offered to the Bank’s nonemployee customers.

Note 6—Federal Home Loan Bank Advances

March 31	2005	2004
Federal Home Loan Bank advances, fixed rates ranging from 3.70% to 6.48%, due at various dates through May 2011	$70,533,260	$71,710,780

The Federal Home Loan Bank advances are secured by first mortgage loans totaling $108,106,301 and $111,177,673 at March 31, 2005 and 2004. Advances are subject to restrictions or penalties in the event of prepayment.

	Weighted Average Rate	Amount
Maturities in years ending March 31
2006	5.32%	$1,276,292
2007	5.13	2,583,143
2008	5.66	4,389,749
2009	5.16	10,039,552
2010	6.46	244,524
Thereafter	5.71	52,000,000
Total FHLB advances at March 31, 2005	5.60	$70,533,260

Note 7—Line of Credit

The Bank has a $2 million overdraft line of credit with the FHLB. The interest rate is variable. There was no amount outstanding related to this line of credit at March 31, 2005 and 2004.

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8—Loan Servicing

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of mortgage loans serviced for others totaled $13,567,163 and $14,835,260 at March 31, 2005 and 2004.

Note 9—Income Tax

Year Ended March 31	2005	2004	2003
Income tax expense
Currently payable
Federal	$479,738	$557,130	$1,006,909
State	164,624	160,580	255,236
Deferred
Federal	204,256	145,322	(144,895)
State	25,796	40,351	(35,308)
Total income tax expense	$874,414	$903,383	$1,081,942

Reconciliation of federal statutory to actual tax expense

Year Ended March 31	2005	2004	2003
Federal statutory income tax at 34%	$826,659	$878,162	$1,010,626
Effect of state income taxes	125,677	132,614	145,152
Cash surrender value of life insurance	(38,861)	(35,095)	(37,052)
Tax credits	(51,996)	(51,590)	(52,762)
Other	12,935	(20,708)	15,978
Actual tax expense	$874,414	$903,383	$1,081,942
Effective income tax rate	36.0%	35.0%	36.4%

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9—Income Tax (Continued)

A cumulative net deferred tax asset is included in other assets. The components of the asset are as follows:

March 31	2005	2004
Assets
Allowance for loan losses	$483,288	$482,742
Deferred compensation	229,014	195,069
Unrealized loss on securities available for sale	266,138
Other	4,799	10,211
Total assets	983,239	688,022
Liabilities
Depreciation	(297,065)	(161,730)
State income tax	(17,081)	(25,852)
Differences for expense recognition	(37,103)
Mortgage servicing rights	(17,123)
Unrealized gain on securities available for sale		(20,231)
FHLB stock dividends	(194,220)	(115,879)
Total liabilities	(562,592)	(323,692)
Net deferred tax asset	$420,647	$364,330

Retained earnings include approximately $2,293,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of March 31, 1988 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses including redemption of bank stock or excess dividends, or loss of “bank status” would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $780,000.

Note 10—Other Comprehensive Income

	2005
Year Ended March 31	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount
Unrealized loss on securities
Unrealized holding losses arising during the year	$(723,152)	$286,368	$(436,784)

	2004
Year Ended March 31	Before-Tax Amount	Tax Benefit	Net-of-Tax Amount
Unrealized loss on securities
Unrealized holding losses arising during the year	$(95,238)	$37,714	$(57,524)

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10—Other Comprehensive Income (Continued)

	2003
Year Ended March 31	Before-Tax Amount	Tax Expense	Net-of-Tax Amount
Unrealized loss on securities
Unrealized holding gains arising during the year	$300,863	$(119,142)	$181,721
Less: reclassification adjustment for gains realized in net income	154,538	(61,197)	93,341
Net unrealized gains	$146,325	$(57,945)	$88,380

Note 11—Commitments and Contingent Liabilities

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of March 31 were as follows:

	2005	2004
Commitments to extend credit	$13,053,693	$11,299,895
Letters of credit	568,135	518,603

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include real property, consumer assets and business assets.

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same of that involved in extending loans to customers. Fees for letters of credit issued after December 31, 2002, are initially recorded by the Bank as deferred revenue and are included in earnings at the termination of the respective agreements. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 11—Commitments and Contingent Liabilities (Continued)

The Bank and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.

Note 12—Dividend and Capital Restrictions

With prior approval, current regulations allow the Bank to pay dividends not exceeding net profits (as defined) for the current year plus those for the previous two years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure.

Note 13—Regulatory Capital

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: Total risk-based capital, Tier 1 risk-based capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity’s activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank’s operations. At March 31, 2005 and 2004, the Bank was categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since March 31, 2005, that management believes have changed the Bank’s classification.

The Bank’s actual and required capital amounts (in thousands) and ratios are as follows:

	2005
	Actual		To be Adequately Capitalized(1)		To Be Well Capitalized(1)
March 31	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital(1) (to risk-weighted assets)	$21,848	15.3%	$11,430	8.0%	$14,288	10.0%
Core capital(1) (to risk-weighted assets)	20,676	14.5	5,715	4.0	8,573	6.0
Core capital(1) (to adjusted total assets)	20,676	8.7	9,455	4.0	11,819	5.0
Core capital(1) (to adjusted tangible assets)	20,676	8.7	4,727	2.0	N/A	N/A
Tangible capital(1) (to adjusted total assets)	20,676	8.7	3,546	1.5	N/A	N/A

(1)          As defined by regulatory agencies

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13—Regulatory Capital (Continued)

	2004
	Actual		To be Adequately Capitalized(1)		To Be Well Capitalized(1)
March 31	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total risk-based capital(1) (to risk-weighted assets)	$21,075	15.0%	$11,264	8.0%	$14,080	10.0%
Core capital(1) (to risk-weighted assets)	19,893	14.1	5,632	4.0	8,448	6.0
Core capital(1) (to adjusted total assets)	19,893	8.5	9,328	4.0	11,660	5.0
Core capital(1) (to adjusted tangible assets)	19,893	8.5	4,664	2.0	N/A	N/A
Tangible capital(1) (to adjusted total assets)	19,893	8.5	3,498	1.5	N/A	N/A

(1)          As defined by regulatory agencies

At March 31, 2005, risked-based capital consists of core capital totaling $20,676,105 plus allowable supplementary capital totaling $1,172,318, which represents the allowance for loan losses. Core capital consists of stockholders’ equity totaling $20,270,177 plus accumulated losses on available for sale securities, net of taxes totaling $405,928. Risk-weighted capital assets totaled $142,881,246.

Note 14—Employee Benefit Plans

A profit sharing plan is maintained for all employees of the Bank who work a minimum of 1,000 hours per year, have completed twelve months of service, and have attained the age of 21. Contributions are made at the discretion of the Bank’s Board of Directors under a formula based upon each employee’s salary. Profit sharing expense totaled $84,119, $48,224, and $146,384 for the years ended March 31, 2005, 2004, and 2003.

The Bank has a deferred compensation plan for the benefit of certain directors and officers. The plan is funded by life insurance contracts that have been purchased by the Bank. The Bank’s directors and officers deferred compensation totaling $63,003, $64,790, and $51,074 in 2005, 2004, and 2003. Interest expense on deferred compensation totaled $31,706, $29,658, and $22,592 for 2005, 2004, and 2003.

Note 15—Stock Option Plan

During 1994, the Bank adopted the 1993 Stock Option Plan (the 1993 Plan), which authorized the issuance of 170,440 shares. The 1993 Plan terminated the 1986 Stock Option Plan as to future option grants. The Bank also adopted a Directors’ Stock Option Plan (Directors’ Plan) during fiscal 1994, which authorized the issuance of 84,000 shares. Under the plans, the option price was at least equal the fair market value of the common stock at the date of grant. The options were immediately exercisable at the date of grant and expired March 17, 2003. As of March 31, 2005 and 2004, no remaining shares were authorized for future grants under the 1993 Plan and the Directors’ Plan and there were no options outstanding during 2005 or 2004.

The Bank’s stock option plans are accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations. Although the Bank has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Bank had accounted for its employee stock options under that Statement.

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15—Stock Option Plan (Continued)

Under Statement No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options’ vesting period. For 2005, 2004 and 2003, no pro forma effect on net income and earnings per share of this Statement has been disclosed since there were no options granted during those years.

The following is a summary of the status of the Bank’s stock option plans and changes in those plans as of and for the year ended March 31, 2003.

	2003
Year Ended March 31 Options	Shares	Weighted-Average Exercise Price
Outstanding, beginning of year	12,200	$5.75
Granted
Exercised	(12,200)	5.75
Outstanding and exercisable, end of year	0	0

There were no options outstanding and exercisable as of and during the years ended March 31, 2005 and 2004.

Note 16—Earnings Per Share

Earnings per share (with income and share amounts in thousands) were computed as follows:

	2005			2004			2003
Year Ended March 31	Income	Weighted Average Shares	Per Share Amount	Income	Weighted- Average Shares	Per Share Amount	Income	Weighted- Average Shares	Per Share Amount
Basic Earnings Per Share

Income available to common stockholders	$1,557	1,866	$.83	$1,679	1,866	$.90	$1,890	1,855	$1.02
Effect of Dilutive Stock Options								4
Diluted Earnings Per Share
Income available to common stockholders and assumed conversions	$1,557	1,866	$.83	$1,679	1,866	$.90	$1,890	1,859	$1.02

Note 17—Fair Values of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents—The fair value of cash and cash equivalents approximates carrying value.

Securities and Mortgage-Backed Securities—Fair values are based on quoted market prices.

Loans—For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics.

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17—Fair Values of Financial Instruments (Continued)

The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

Interest Receivable/Payable—The fair values of interest receivable/payable approximate carrying values.

FHLB Stock—Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

Cash Surrender Value of Life Insurance—The fair value of the cash surrender value of life insurance approximates carrying values.

Deposits—The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

Federal Home Loan Bank Advances—The fair value of these borrowings is estimated using a discounted cash flow calculation, based on current rates for similar debt.

The estimated fair values of the Bank’s financial instruments are as follows:

	2005		2004
March 31	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$14,154,760	$14,154,760	$15,287,819	$15,287,819
Investment securities available for sale	29,776,382	29,776,382	28,174,655	28,174,655
Loans, net	177,608,601	183,830,000	177,824,952	181,696,000
Interest receivable	1,014,151	1,014,151	1,007,929	1,007,929
FHLB stock	4,547,600	4,547,600	4,354,700	4,354,700
Cash surrender value of life insurance	2,303,114	2,303,114	2,212,434	2,212,434
Liabilities
Deposits	141,603,749	141,097,000	139,230,397	140,767,000
Federal Home Loan Bank advances	70,533,260	74,004,000	71,710,780	80,816,000
Interest payable	248,427	248,427	248,482	248,482

HFS BANK, F.S.B. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18—Quarterly Results of Operations (Unaudited)

The following table sets forth with all amounts in thousands, except per share data, certain quarterly results for the years ended March 31, 2005 and 2004:

Quarter Ended	Interest Income	Interest Expense	Net Interest Income	Provision for Loan Losses	Net Income	Average Shares Outstanding (Basic)	Average Shares Outstanding (Diluted)	Net Income Per Share (Basic)	Net Income Per Share (Diluted)
06-30-04	$3,028	$1,626	$1,402	$30	$410	1,866	1,866	$.22	$.22
09-30-04	3,078	1,632	1,446	31	402	1,866	1,866	.21	.21
12-31-04	3,120	1,626	1,494	65	388	1,866	1,866	.21	.21
03-31-05	3,116	1,618	1,498	40	357	1,866	1,866	.19	.19
	$12,342	$6,502	$5,840	$166	$1,557	1,866	1,866	$.83	$.83
06-30-03	$3,216	$1,765	$1,451	$41	$459	1,866	1,866	$.25	$.25
09-30-03	3,143	1,738	1,405	51	435	1,866	1,866	.23	.23
12-31-03	3,113	1,718	1,395	51	431	1,866	1,866	.23	.23
03-31-04	3,056	1,667	1,389	52	354	1,866	1,866	.19	.19
	$12,528	$6,888	$5,640	$195	$1,679	1,866	1,866	$.90	$.90

HFS Bank, F.S.B. and Subsidiary
Condensed Consolidated Balance Sheets

	31-Dec-05	31-Mar-05
	(Unaudited)
ASSETS:
Cash and due from banks	$4,811,338	$3,730,001
Interest-earning deposits	9,044,043	10,424,759
Cash and cash equivalents	13,855,381	14,154,760
Investment securities available for sale	25,935,529	29,776,382
Loans (net of allowance for loan losses of $1,363,364 and $1,172,318)	182,593,783	177,608,601
Premises and equipment	4,544,819	4,733,183
Federal Home Loan Bank of Indianapolis (FHLBI) stock, at cost	4,595,100	4,547,600
Interest receivable	1,018,628	1,014,151
Bank-owned life insurance	2,368,758	2,303,114
Other assets	1,047,680	1,564,896
Total assets	$235,959,678	$235,702,687
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposit accounts	$144,181,030	$141,603,749
Advances from FHLBI	68,256,968	70,533,260
Escrows	1,152,415	1,915,913
Accrued expenses and other liabilities	1,679,866	1,379,588
Total liabilities	215,270,279	215,432,510
Stockholders’ Equity:
Capital stock:
Preferred stock, $1 par value. 1,000,000 shares authorized and unissued
Common stock, $1 par value. Authorized 4,000,000 Shares; issued and outstanding 1,866,200	1,866,200	1,866,200
Additional paid-in capital	858,563	858,563
Accumulated other comprehensive income (loss)	(369,375)	(405,928)
Retained earnings	18,334,011	17,951,342
Total stockholders’ equity	20,689,399	20,270,177
Total liabilities and stockholders’ equity	$235,959,678	$235,702,687

See Notes to Condensed Consolidated Financial Statements

HFS BANK, F.S.B. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months	Three Months
	Ended	Ended
	31-Dec-05	31-Dec-04
Interest income:
Loans receivable	$2,953,883	$2,818,857
Investment securities	153,564	182,752
Mortgage-backed securities	39,199	51,362
FHLBI stock dividends	49,224	47,920
Other interest-earning assets	89,504	19,168
Total interest income	3,285,374	3,120,059
Interest expense:
Deposit accounts	760,804	615,923
Advances from FHLBI	991,739	1,010,209
Total interest expense	1,752,543	1,626,132
Net interest income	1,532,831	1,493,927
Provision for loan losses	144,593	65,000
Net interest income after provision for loan losses	1,388,238	1,428,927
Noninterest income:
Fees and service charges	297,964	249,584
Net gains on the sales of loans	4,647	0
Other income	68,898	83,348
Total noninterest income	371,509	332,932
Noninterest expense:
Salaries and employee benefits	685,461	594,342
Premises and equipment expense	188,223	152,125
Data processing expense	167,936	160,384
Other expense	419,266	247,257
Total noninterest expense	1,460,886	1,154,108
Income before taxes	298,861	607,751
Income tax expense	131,468	219,547
Net income	$167,393	$388,204
Basic earnings per share	$0.09	$0.21
Diluted earnings per share	$0.09	$0.21
Dividends per share	$0.110	$0.105

See Notes to Condensed Consolidated Financial Statements

HFS BANK, F.S.B. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Continued)
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	31-Dec-05	31-Dec-04
Interest income:
Loans receivable	$8,703,324	$8,329,577
Investment securities	483,311	571,841
Mortgage-backed securities	122,866	131,842
FHLBI stock dividends	149,773	141,696
Other interest-earning assets	280,418	51,266
Total interest income	9,739,692	9,226,222
Interest expense:
Deposit accounts	2,135,116	1,851,664
Advances from FHLBI	2,973,643	3,032,534
Total interest expense	5,108,759	4,884,198
Net interest income	4,630,933	4,342,024
Provision for loan losses	214,593	125,650
Net interest income after provision for loan losses	4,416,340	4,216,374
Noninterest income:
Fees and service charges	868,561	793,993
Net gains on the sales of loans	36,662	0
Net gains (loss) on the sales of foreclosed assets	1,996	(15,426)
Other income	210,718	248,828
Total noninterest income	1,117,937	1,027,395
Noninterest expense:
Salaries and employee benefits	1,978,929	1,789,796
Premises and equipment expense	545,089	427,055
Data processing expense	504,080	466,718
Other expense	921,422	686,677
Total noninterest expense	3.949,520	3,370,246
Income before taxes	1,584,757	1,873,523
Income tax expense	595,574	673,708
Net income	$989,183	$1,199,815
Basic earnings per share	$0.53	$0.64
Diluted earnings per share	$0.53	$0.64
Dividends per share	$0.325	$0.310

See Notes to Condensed Consolidated Financial Statements

HFS BANK, F.S.B. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	31-Dec-05	31-Dec-04
Cash flows from operating activities:
Net income	$989,183	$1,199,815
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	235,495	152,563
Provision for loan losses	214,593	125,650
FHLBI stock dividends	(47,500)	(145,000)
Increase (decrease) in deferred loan fees	(52,710)	4,956
Amortization of mortgage servicing rights	15,560	15,458
(Increase) in accrued interest receivable	(4,477)	(20,438)
Increase in life insurance value	(65,644)	(69,255)
Decrease in other assets	326,585	118,734
Increase in other liabilities	300,278	78,477
(Gain) loss on sale of repossessed assets	(1,996)	15,426
Gain on sale of loans	(36,662)	0
Proceeds from sale of loans	2,969,702	0
Loans originated for sale	(2,933,040)	0
Net cash provided by operating activities	1,909,367	1,476,386
Cash flows from investing activities:
Loans originated	(67,733,937)	(67,712,106)
Loans purchased	(998,240)	(3,316,858)
Principal repayments on loans	63,696,111	68,500,526
Purchase of available for sale securities	(115,000)	(4,450,000)
Purchase of available for sale mortgage-backed securities	0	(5,027,439)
Proceeds from maturities of available for sale securities	2,817,370	5,920,005
Principal repayments available for sale mortgage-backed securities	1,199,003	1,072,293
Proceeds from sale of foreclosed assets	42,101	237,289
Purchase of premises and equipment	(47,131)	(1,913,784)
Net cash used in investing activities	(1,139,723)	(6,690,074)
Cash flows from financing activities:
Net increase in checking deposits	$5,463,660	$1,963,350
Net decrease in passbook deposits	(2,676,601)	(149,999)
Net increase (decrease) in certificate of deposits	(209,778)	1,338,354
Advances from the FHLBI	0	6,000,000
Repayments of FHLBI advances	(2,276,292)	(7,177,520)
Increase (decrease) in escrows	(763,498)	139,395
Dividends paid	(606,514)	(578,521)
Net cash (used in) provided by financing activities	(1,069,023)	1,535,059
Net decrease in cash and cash equivalents	(299,379)	(3,678,629)
Cash and cash equivalents at the beginning of the year	14,154,760	15,287,819
Cash and cash equivalents at the end of period	$13,855,381	$11,609,190
Supplemental disclosures of cash flow information—
Cash paid during period for:
Interest	$5,059,838	$4,876,937
Income taxes	272,027	300,000
Noncash investing activity—transfer of loans to foreclosed assets	63,001	574,952
Noncash investing activity—transfer of foreclosed assets to loans	(174,000)	0

See Notes to Condensed Consolidated Financial Statements

HFS BANK, F.S.B. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)

	Common Stock					Accumulated Other Comprehensive
	Shares Outstanding	Amount	Paid-in Capital	Comprehensive Income	Retained Earnings	Income (Loss)	Total
Balances, April 1, 2005	1,866,200	$1,866,200	$858,563		$17,951,342	$(405,928)	$20,270,177
Net income for the nine months ended December 31, 2005				$989,183	989,183		989,183
Other comprehensive income, unrealized gain on securities, net of tax				$36,553		36,553	36,553
Comprehensive income				$1,025,736
Cash dividends ($0.325 per share)					(606,514)		(606,514)
Balances, Dec. 31, 2005	1,866,200	$1,866,200	$858,563		$18,334,011	$(369,375)	$20,689,399

See Notes to Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
HFS BANK, F.S.B. AND SUBSIDIARY
(Unaudited)

NOTE 1—Basis of Presentation

Certain information and note disclosures normally included in HFS Bank, F.S.B.’s (the “Bank”) annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes hereto included in the Bank’s Form 10-K annual report for the year ended March 31, 2005, filed with the Office of Thrift Supervision (“OTS”). The accompanying unaudited condensed consolidated financial statements reflect all adjustments that are, in the opinion of the Bank’s management, necessary to fairly present the financial position, results of operations and cash flows of the Bank. Those adjustments consist only of normal recurring adjustments. The results of operations for the nine-month period ended December 31, 2005 is not necessarily indicative of the results to be expected for the full year or any other period.

The condensed consolidated balance sheet of the Bank as of March 31, 2005 has been derived from the audited consolidated balance sheet of the Bank as of that date.

NOTE 2—Earnings Per Share

Basic earnings per share have been computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank. Stock options are regarded as common stock equivalents and are considered in diluted earnings per share computations (see Exhibit 11 attached). There were no stock options granted or outstanding during the periods presented and therefore, no dilutive effect.

NOTE 3—Bank Merger

On October 26, 2005, the Bank entered in an Agreement and Plan of Merger, referred to as the merger agreement, with MainSource Financial Group, Inc., referred to as MainSource. Under the merger agreement, subject to the terms and conditions set forth therein, the Bank would merge into a newly-formed bank subsidiary of MainSource, which would survive the merger and do business as “MainSource Bank—Hobart.”

The merger agreement provides that upon the effective date of the merger, pursuant to election procedures described in the merger agreement, each share of common stock of the Bank will be converted into either (a) a number of shares of MainSource common stock determined as provided below, referred to as the exchange ratio, or (b) cash in an amount equal to the total merger consideration (as defined below) divided by the number of shares of Bank common stock outstanding at the effective time of the merger, referred to as the per share cash consideration; provided, however, that 52% of Bank common stock must be converted into MainSource common stock, except as provided in the merger agreement.

The total merger consideration is $36,110,970, subject to adjustment. If as of the last day of the calendar month ending immediately prior to the Effective Date of the merger, referred to as the measurement date, the Bank’s stockholders’ equity is less than $19,250,000, the total merger consideration will be reduced on a dollar-for-dollar basis by an amount equal to the difference between $19,250,000 and

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
HFS BANK, F.S.B. AND SUBSIDIARY (Continued)
(Unaudited)

NOTE 3—Bank Merger (Continued)

the actual Bank stockholders’ equity as of the measurement date. If at the measurement date, the Bank’s stockholders’ equity is greater than $19,750,000, the total merger consideration will be increased on a dollar-for-dollar basis by an amount equal to the difference between $19,750,000 and the actual Bank stockholders’ equity as of the measurement date.

The Bank’s stockholders’ equity will be determined based upon the balance sheet of the Bank as of the measurement date, prepared in accordance with generally accepted accounting principles consistently applied, after adjustment for the following amounts if not otherwise reflected in such balance sheet (which amounts shall also be calculated in accordance with generally accepted accounting principles consistently applied and on an after-tax basis):

•       the accrual or payment of any fees payable to a broker or investment advisor by the Bank as a result of the consummation of the merger;

•       the accrual or payment of any change-in-control payment owed or payable to James Greiner as a result of the consummation of the merger, but not including any amounts payable to him pursuant to the employment agreement contemplated by Section 8.01(i) of the merger agreement;

•       the accrual or payment of $1,200,000 to terminate the Bank’s data processing contract with The Bisys Group, Inc.;

•       the accrual in full of any deferred compensation plan maintained by the Bank;

•       the accrual or payment of the cost to extend the duration of the insurance tail coverage policy described in Section 12.08 of the merger agreement from three to nine years, if so elected by the Bank; and

•       the accrual of all compensable vacation and sick days for employees of the Bank.

For purposes of calculating the Bank’s stockholders’ equity, the mark-to-market adjustment to equity of the Bank’s investment portfolio will be $(327,571).

The exchange ratio representing the number of shares of MainSource common stock to be issued in exchange for one share of Bank common stock in the merger will be determined as follows:

•       if the average of the high and low sales prices of shares of MainSource common stock as quoted on the Nasdaq Stock Market for the ten consecutive trading days ending three trading days prior to the closing date of the merger, referred to as the average MainSource stock price, is not less than $17.00 per share and not more than $21.00 per share, then the exchange ratio will be determined by dividing the per share cash consideration by the average MainSource stock price;

•       if the average MainSource stock price is less than $17.00 per share, the exchange ratio will be determined by dividing the per share cash consideration by $17.00; and

•       if the average MainSource stock price is greater than $21.00 per share, the exchange ratio will be determined by dividing the per share cash consideration by $21.00; in each case, if applicable, the result will be calculated (and rounded, if applicable) to the fourth decimal place.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF
HFS BANK, F.S.B. AND SUBSIDIARY (Continued)
(Unaudited)

NOTE 3—Bank Merger (Continued)

As of October 26, 2005,  and assuming no adjustment based on the Bank’s stockholders’ equity, the per share cash consideration would be $19.35 per share and the exchange ratio would be 1.0403 shares of MainSource common stock, based on MainSource’s October 26, 2005 closing price of $18.60 per share. Cash will be paid in lieu of issuing fractional shares.

At the closing of the merger, James Greiner, the president and chief executive officer of the Bank, will terminate his existing employment agreement with the Bank in exchange for the change of control payments and other amounts payable under the terms of that agreement. At closing, Mr. Greiner will enter into an employment agreement with the surviving bank to serve as president for a term of up to three years after the merger.

The merger is expected to close in the second quarter of calendar year 2006. The merger agreement has been approved by the boards of directors of the Bank and MainSource, but is subject to certain other customary closing conditions, including the approval of the shareholders of the Bank and the approval of regulatory authorities.

ANNEX A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated to be effective as of October 26, 2005, by and between MAINSOURCE FINANCIAL GROUP, INC. (“MainSource”) and HFS BANK, F.S.B. (“HFS”).

W I T N E S S E T H:

WHEREAS, MainSource is an Indiana corporation registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the “BHC Act”), with its principal office located in Greensburg, Decatur County, Indiana; and

WHEREAS, HFS is a federal savings bank with its principal office located in Hobart, Lake County, Indiana; and

WHEREAS, it is the desire of MainSource and HFS that MainSource shall form as a wholly-owned subsidiary an interim federal savings bank with its principal office located in Greensburg, Decatur County, Indiana (“Merger Corp”) and that HFS be merged with and into Merger Corp with Merger Corp surviving (the “Merger”); and

WHEREAS, a majority of the entire Board of Directors of each of MainSource, Merger Corp and HFS have approved this Agreement, authorized its execution and designated this Agreement a plan of merger.

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MainSource, Merger Corp and HFS hereby make this Agreement and prescribe the terms and conditions of the affiliation of MainSource and HFS and the mode of carrying such Merger into effect as follows:

ARTICLE I

THE MERGER

1.01.   General Description.   Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article X hereof), HFS shall be merged with and into Merger Corp (previously defined as the “Merger”) and the separate corporate existence of HFS shall cease. Merger Corp shall survive the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the United States.

1.02.   Name, Officers, Directors and Management.   The name of the Surviving Corporation shall be “MainSource Bank—Hobart.” Its principal office shall be located at 555 East Third Street, Hobart, Indiana 46342. The officers of Merger Corp serving at the Effective Time shall serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. At the Effective Time, the Board of Directors of the Surviving Corporation shall be composed of the directors of Merger Corp as of the Effective Time. Immediately thereafter, the Board of Directors shall be composed of five (5) directors, duly elected or appointed in accordance with the Bylaws of the Surviving Corporation, one of whom shall be James Greiner and the remainder of whom shall be selected by James Greiner with the consent of MainSource, which shall not be unreasonably withheld. The directors of the Surviving Corporation shall serve until such time as their successors have been duly elected and have been qualified or until their earlier resignation, death or removal from office. Notwithstanding the foregoing, in the event any member of the Board of Directors of the Surviving Corporation who is not also an employee of MainSource, the

Surviving Corporation, or any other subsidiary of MainSource, is removed as a director during the first eighteen (18) months following the Effective Time, whether as a result of the merger or consolidation of the Surviving Corporation with another entity or otherwise, unless such removal is the result of such director’s resignation, retirement, or dismissal from the Board of Directors for cause, such director shall be entitled to receive fees for service on the Board as if the director had served a full eighteen (18) months. The amount of such fees shall be consistent with the fees currently paid by MainSource’s subsidiary banks to each of their boards of directors, and at a minimum shall be equal to an annual retainer of $2,700 per year (paid quarterly) plus $400 for each meeting attended by a director.

1.03.   Filings.   As soon as practicable after the satisfaction or waiver of all conditions to the Merger specified in Article VIII below, and provided this Agreement has not been terminated pursuant to Article IX below, the Parties will file articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) with the Office of Thrift Supervision (“OTS”).

1.04.   Charter and By-Laws.   The Charter and By-Laws of Merger Corp in existence at the Effective Time shall remain the Charter and By-Laws of the Surviving Corporation following the Effective Time, until such Charter and By-Laws shall be further amended as provided by applicable law and such Charter and By-Laws.

1.05.   Effect of the Merger.   The effect of the Merger, at the Effective Time, shall be as set forth in 12 C.F.R. § 552.13(e). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of HFS and Merger Corp shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of HFS and Merger Corp shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.06.   Additional Actions.   If at any time after the Effective Time, MainSource shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of HFS, or (b) otherwise to carry out the purposes of this Agreement, HFS and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry on the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of HFS or otherwise to take any and all such action.

ARTICLE II

MANNER AND BASIS OF EXCHANGE OF STOCK

2.01   Consideration.   Subject to the terms and conditions of this Agreement, at the Effective Time:

(a)    Subject to the adjustments set forth in Section 2.02 and 2.07 below, each share of HFS Common stock issued and outstanding immediately prior to the Effective Time (other than shares held as treasury stock of HFS and shares held directly or indirectly by MainSource, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) (the “HFS Outstanding Stock”) shall become and be converted into the right to receive the Per Share Merger Consideration. The “Per Share Merger Consideration” shall equal the result of (i) the Total Merger Consideration (as hereinafter defined) divided by (ii) the number of shares of HFS Outstanding Stock. The Per Share Merger Consideration shall be payable:

      (i)  in a number of shares (the “Exchange Ratio”) of the Common Stock, no par value (“MainSource Common Stock”) determined as provided in Section 2.02(c) the “Per Share Stock Consideration”), or

  (ii)  in cash in an amount equal to the Total Merger Consideration divided by the HFS Outstanding Stock (the “Per Share Cash Consideration”);

provided, however, that 52% of the HFS Outstanding Stock (the “Stock Conversion Number”) shall be converted into the Per Share Stock Consideration and the balance of the HFS Outstanding Stock shall be converted into the Per Share Cash Consideration, except as provided in the next sentence. For federal income tax purposes, it is intended that the Merger will qualify as an integrated plan of reorganization under the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code and, notwithstanding anything to the contrary contained herein, in order that the aforementioned integrated plan of reorganization will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Sections 368(a)(1)(A) and 368(a)(2)(D)  of the Internal Revenue Code, MainSource and HFS shall increase the Stock Conversion Number, and thereby reduce the number of shares of HFS Common Stock that will be converted into the right to receive the Per Share Cash Consideration, to ensure that the aggregate Per Share Stock Consideration  will represent at least forty-five percent  (45%) of the value of the total of the Total Merger Consideration plus any amount treated as merger consideration for federal income tax purposes.

Each HFS shareholder shall have the right to elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration as to each share of HFS Common Stock owned by such shareholder, subject however to the election, allocation, adjustment and proration procedures set forth in this Article II.

(b)   Each share of HFS Common Stock that, immediately prior to the Effective Time, is held as treasury stock of HFS or held directly or indirectly by MainSource (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall by virtue of the Merger be canceled and retired and shall cease to exist, and no exchange or payment shall be made therefor.

(c)    Notwithstanding the foregoing, if any holders of HFS Common Stock dissent from the Merger and demand dissenters’ rights pursuant to Article III below, any issued and outstanding  shares of HFS Common Stock held by such dissenting holders shall not be converted as described in this Section 2.01(a), but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such dissenting holders; provided, however, that each share of HFS Common Stock outstanding immediately prior to the Effective Time and held by a dissenting holder who shall, after the Effective Time, withdraw his or her demand for dissenters’ rights or lose his or her right to exercise dissenters’ rights shall have only such rights as are provided herein.

Section 2.02.   Total Merger Consideration and Adjustments; Determination of Exchange Ratio.

(a)   Total Merger Consideration.   The Total Merger Consideration shall equal $36,110,970, subject to adjustment as provided in Section 2.02(b) (as adjusted, the “Total Merger Consideration”).

(b)   Adjustment Based Upon HFS’ Stockholder’s Equity.

           (i)  If as of the last day of the calendar month ending immediately prior to the Closing Date (the “Measurement Date”) the HFS Total Stockholder’s Equity, as determined in accordance with Section 2            .02(b)(ii), is less than $19,250,000, the Total Merger Consideration shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between $19,250,000 and the actual HFS Total Stockholder’s Equity as of the Measurement Date. If at the Measurement Date HFS’ Total Stockholder’s Equity is greater than $19,750,000, the Total Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to the difference between $19,750,000 and the actual HFS Total Stockholder’s Equity as of the Measurement Date.

          (ii)  The HFS Total Stockholder’s Equity shall be determined based upon the balance sheet of HFS as of the Measurement Date, prepared in accordance with generally accepted accounting principles consistently applied, after adjustment for the following amounts if not otherwise reflected in such balance sheet (which amounts shall also be calculated in accordance with generally accepted accounting principles consistently applied and on an after-tax basis):

(A)       the accrual or payment of any fees payable to a broker or investment advisor by HFS as a result of the consummation of the transaction contemplated herein;

(B)        the accrual or payment of any change-in-control payment owed or payable to James Greiner as a result of the consummation of the transaction contemplated herein but not including any amounts payable to him pursuant to the employment agreement contemplated by Section 8.01(i);

(C)        the accrual or payment of $1,200,000 to terminate HFS’ data processing contract with The Bisys Group, Inc.;

(D)       the accrual in full of any deferred compensation plan maintained by HFS;

(E)        the accrual or payment of the cost to extend the duration of the insurance tail coverage policy described in Section 12.08 from three to six years, if so elected by HFS; and

(F)         the accrual of all compensable vacation and sick days for employees of HFS.

For purposes of the calculation of HFS Total Stockholder’s Equity, MainSource agrees that the mark-to-market adjustment to equity of HFS’ investment portfolio shall be $(327,571).

        (iii)  The Chief Financial Officer of HFS shall prepare a certificate (the “CFO Certificate”) evidencing the calculation of  the HFS Total Stockholder’s Equity and HFS shall deliver such certificate to MainSource at least three (3) days prior to Closing.

(c)   Determination of Exchange Ratio.   The Exchange Ratio shall be determined as follows:

           (i)  If the average of the high and low sales prices of shares of MainSource Common Stock for the ten (10) consecutive trading days ending three (3) trading days prior to the Closing Date as quoted on the Nasdaq Stock Market (the “Average MainSource Stock Price”) is not less than $17.00 per share and not more than 21.00 per share, then the Exchange Ratio shall be determined by dividing (i) the Per Share Merger Consideration by (ii) the Average MainSource Stock Price;

          (ii)  If the Average MainSource Stock Price is less than $17.00 per share, the Exchange Ratio shall be determined by dividing the Per Share Merger Consideration by $17.00; and

        (iii)  If the Average MainSource Stock Price is greater than $21.00 per share, the Exchange Ratio shall be determined by dividing the Per Share Merger Consideration by $21.00;

in each case, if applicable, the result shall be calculated (and rounded, if applicable) to the fourth decimal place. The Per Share Cash Consideration shall not be affected by any change to the Exchange Ratio pursuant to this Section 2.02(c).

2.03   Rights as Shareholders; Stock Transfers; Cancellation of Options.   At the Effective Time, (a) holders of HFS Common Stock shall cease to be, and shall have no rights as, shareholders of HFS, other than the right to receive (i) any dividend or other distribution with respect to such HFS Common Stock with a record date occurring prior to the Effective Time and (ii) the consideration provided under this Article II, and (b) each of the options to purchase HFS Common Stock that is outstanding immediately prior to the Effective Time shall be cancelled and holders of options to purchase HFS Common Stock shall have no further or continuing right to receive HFS Common Stock, MainSource Common Stock or any form of consideration other than the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock  transfer books of HFS or the Surviving Corporation of shares of HFS Common Stock, and no attempted or purported exercise of HFS Stock Options shall be effective.

2.04   Fractional Shares.   Notwithstanding any other provision in this Agreement, no fractional shares of MainSource Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MainSource shall pay to each holder of HFS Common Stock who otherwise would be entitled to a fractional share of MainSource Common Stock an amount in cash (without interest) determined by multiplying such fraction by the Average MainSource Stock Price.

2.05   Election and Allocation Procedures.

(a)    Subject to the allocation procedures set forth in Section 2.05(b), each record holder of HFS Common Stock will be entitled (1) to elect to receive MainSource Common Stock (a “Stock Election”) for all or some of the shares of HFS Common Stock (“Stock Election Shares”) held by such record holder, (2) to elect to receive cash (a “Cash Election”) for all or some of the shares of HFS Common Stock (“Cash Election Shares”) held by such record holder or (3) to indicate that such holder makes no such election (a “Non-Election”) for all or some of the shares of HFS Common Stock (“Non-Election Shares”) held by such record holder. All such elections (each, an “Election”) shall be made on a form designed for that purpose by MainSource and reasonably acceptable to HFS (an “Election Form”). The shareholders of HFS entitled to receive the Election Form shall be those shareholders of record as of the record date fixed for the special shareholders’ meeting at which the Merger will be submitted to a vote of the HFS shareholders. MainSource shall also use commercially reasonable efforts to make the Election Form available to shareholders of record who become such after the record date for the special shareholders’ meeting and before the Election Deadline. Any shares of HFS Common Stock with respect to which the record holder thereof shall not, as of the Election Deadline (as defined below), have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be Non-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The “Exchange Agent” shall be Registrar & Transfer Company, or such other bank or trust company as may be selected by MainSource (which may be an affiliate of MainSource) and is reasonably acceptable to HFS, to effect the payment of the Per Share Merger Consideration to holders of HFS Common Stock pursuant to this Agreement.

(b)   Not later than the 5th business day after the Election Deadline, MainSource shall cause the Exchange Agent to effect the allocation among the holders of HFS Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger as follows:

(i)   Number of Stock Election Shares Equal to Stock Conversion Number.   If the number of Stock Election Shares equals the Stock Conversion Number, then (A) all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and (B) all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration;

(ii)   Number of Stock Election Shares Less Than Stock Conversion Number.   If the number of Stock Election Shares is less than the Stock Conversion Number, the Non-Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) by first eliminating and converting the Non-Election which covers the largest number of shares of HFS Common Stock, and then eliminating and converting the Non-Election which covers the next largest number of shares and continuing this process until the total Stock Election Shares shall be equal as closely as practicable to the Stock Conversion Number. In the event that, following the elimination and conversion of all Non-Elections to Stock Elections, the number of Stock Election Shares still is less than the Stock Conversion Number, the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) by first eliminating and converting the Cash Election which covers the largest number of shares of HFS Common Stock, and then eliminating and converting the Cash Election which covers the next largest number of shares and continuing this process until the total Stock Election Shares shall be equal as closely as practicable to the Stock Conversion Number; and

(iii)   Number of Stock Election Shares Greater Than Stock Conversion Number.   If the number of Stock Election Shares exceeds the Stock Conversion Number, all Non-Elections shall be eliminated (each in its entirety) and converted to Cash Elections (each in its entirety); thereafter, the Stock Elections shall be eliminated (each in its entirety) and converted to Cash Elections (each in its entirety) by first eliminating and converting the Stock Election which covers the smallest number of shares of HFS Common Stock, and then eliminating and converting the Stock Election which covers the next smallest number of shares and continuing this process (subject to the following proviso) until the total Stock Election Shares shall be equal as closely as practicable to the Stock Conversion Number; provided, however, that when all Stock Elections of HFS shareholders who have made Stock Elections with respect to less than 200 shares of HFS Common Stock have been eliminated, if the number of Stock Election Shares still exceeds the Stock Conversion Number, the Exchange Agent shall allocate pro rata from among the remaining Stock Elections a sufficient number of Stock Election Shares and convert such Stock Elections into Cash Elections such that after converting such Stock Elections to Cash Elections, the number of remaining Stock Election Shares shall be equal as closely as practicable the Stock Conversion Number.

(c)    A holder of HFS’s shares that is a bank, trust company, security broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, security broker-dealer or nominee certifies to the satisfaction of HFS and MainSource the names of the persons for whom it is so holding shares (the “Beneficial Owners”). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

2.06   Exchange Procedures.

(a)    At the time of mailing of the Proxy Statement to HFS’ shareholders or such other date as the parties may agree in writing (the “Mailing Date”), MainSource shall mail an Election Form and a letter of transmittal to each holder of record of HFS Common Stock. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., local time, on the date of the meeting of HFS’ shareholders contemplated by Section 6.01 (the “Election Deadline”) or such other time and date as the parties may agree in writing, and in order to be deemed properly completed the Election Form must be accompanied by one or more certificates (the “Old Certificates”) (or indemnity satisfactory to MainSource and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) representing all shares of HFS Common Stock covered by such Election Form, together with duly executed transmittal materials included in or required by the Election Form (which transmittal materials shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent and shall be in such form and have such other  provisions as MainSource may reasonably specify). MainSource shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms (and the accompanying certificates and material) have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of MainSource (or of the Exchange Agent) shall be conclusive and binding. Neither MainSource nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and MainSource shall also make all computations contemplated by Article II hereof (other than the determination of HFS Total Stockholder’s Equity pursuant to Section 2.02(b), which shall be made as provided in Section 2.02(b)(iii)), and all such computations shall be conclusive and binding on the former holders of HFS Common Stock absent manifest error. Shares of HFS Common Stock covered by an Election Form which is not effective shall be treated as if no Election had been made with respect to such shares of HFS Common Stock. Once an Election is made it may be amended at any time prior to the Election Deadline, but thereafter it may not be amended or revoked.

(b)   At or prior to the Effective Time, MainSource shall deposit, or cause to be deposited, with the Exchange Agent certificates representing shares of MainSource Common Stock to be issued as part of the Total Merger Consideration (“New Certificates”) and shall deposit with the Exchange Agent an estimated amount of cash to be issued as part of the Total Merger Consideration (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Time with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the “Exchange Fund”).

(c)    The Exchange Agent shall cause the New Certificates into which shares of a shareholder’s HFS Common Stock are converted at the Effective Time and/or any check in respect of any Per Share Cash Consideration, fractional share interests or dividends or distributions which such person shall be entitled to receive, to be delivered promptly to such shareholder upon delivery (if not  previously delivered) to the Exchange Agent of certificates representing such shares of HFS Common Stock (“Old Certificates”) (or indemnity satisfactory to MainSource and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any Merger Consideration that any such person shall be entitled to receive pursuant to this Article II upon such delivery.

(d)   Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of HFS Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(e)    No dividends or other distributions on MainSource Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of HFS Common Stock converted in the Merger into the right to receive shares of such MainSource Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with this Article II. After becoming so entitled in accordance with this Article II, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MainSource Common Stock such holder had the right to receive upon surrender of the Old Certificate.

(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of HFS for six months after the Effective Time shall be returned to MainSource. Any shareholders of HFS who have not theretofore complied with this Article II shall thereafter look only to MainSource for payment of Per Share Stock Consideration, Per Share Cash Consideration, cash in lieu of any fractional shares and unpaid dividends and distributions on MainSource Common Stock deliverable in respect of each share of HFS Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

(g)    In the event that the Merger is not completed for any reason, MainSource shall cause the Exchange Agent to promptly return any Old Certificates and/or any indemnity instruments received from HFS shareholders to such shareholders.

2.07   Anti-Dilution Adjustments.   Should MainSource change (or establish a record date for changing) the number of shares of MainSource Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource Common Stock, and the record date therefor shall be prior to the Effective Time, the per share dollar thresholds set forth in Section 2.03(c) shall be appropriately adjusted, it being the intention of the parties that the HFS shareholders shall receive, in the aggregate, such number of shares of MainSource Common Stock representing the same percentage of outstanding shares of MainSource Common Stock at the Effective Time as would have been represented by the number of shares of MainSource Common Stock the shareholders of HFS would have received if any of the foregoing actions had not occurred.

2.08   Certain Actions Relating to Rule 16b-3.   Prior to the Effective Time, MainSource and HFS shall take all such steps as may be required to cause any dispositions of shares of HFS Common Stock resulting from the transactions contemplated by Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to HFS to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE III

DISSENTER’S RIGHTS

Shareholders of HFS who properly exercise and perfect statutory dissenter’s rights shall have the rights accorded to dissenting shareholders under Part 552.14 of Title 12 of the Code of Federal Regulations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HFS

On or prior to the date hereof, HFS has delivered to MainSource a schedule (the “HFS Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI; provided that the mere inclusion of an item in the HFS Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by HFS that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined below).

For the purpose of this Agreement, and in relation to HFS, a “Material Adverse Effect” means any effect that (i) is material and adverse to the financial position, results of operations or business of HFS, or (ii) would materially impair the ability of HFS to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking, securities and similar laws and regulations of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action or omission taken with the prior written consent of MainSource or required by the terms of this Agreement, (e) changes in the general level of interest rates or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally, including any change in the value of the investment and loan portfolios resulting from such changes in interest rates, (f) reasonable and customary expenses incurred in connection with the Merger and all expenses related to any employment or severance contract as provided in Section 6.17 and 7.05 of this Agreement and any benefit or retirement plan disclosed on the HFS Disclosure Schedule, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of HFS, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

For the purpose of this Agreement, and in relation to HFS, “knowledge” and similar phrases with respect to HFS means the actual knowledge of a particular fact by any director of HFS or by the Chief Executive Officer, the Chief Financial Officer, the Chief Lending Officer or the Secretary of HFS.

Accordingly, HFS hereby represents and warrants to MainSource as follows:

4.01.   Organization and Authority.   HFS is a federal savings bank duly incorporated and organized and existing pursuant to the laws of the United States. HFS has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth in the HFS Disclosure Schedule, HFS has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

4.02.   Authorization.   (a) HFS has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 8.02(e) and (f) hereof. As of the date hereof, HFS has no knowledge of any reason why the approvals set forth in Section 8.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.02(e). This Agreement and its execution and delivery by HFS have been duly authorized and approved by the Board of Directors of HFS and, assuming due execution and delivery by MainSource, constitutes a valid and binding obligation of HFS, subject to the fulfillment of the conditions precedent set forth in Section 8.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)   Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates HFS’ Charter or By-Laws; (ii) to the knowledge of HFS, conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the HFS shareholder approval and approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which HFS is a party or by which HFS is subject or bound; (iv) results in the creation of or gives any person, corporation or entity the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MainSource) or any other adverse interest, upon any right, property or asset of HFS which would be material to HFS; or (v) terminates or gives any person, corporation or entity the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which HFS is bound or with respect to which HFS is to perform any duties or obligations or receive any rights or benefits, except, in the case of clauses (ii) through (v), which would not individually or in the aggregate have a Material Adverse Effect.

(c)   Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, insurance, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, to the knowledge of HFS, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by HFS.

4.03.   Capitalization.   (a) The authorized capital stock of HFS as of the date hereof consists, and at the Effective Time will consist, of 4,000,000 shares of common stock, no par value, of which 1,866,200 shares are issued and outstanding (such issued and outstanding shares are referred to herein as “HFS Common Stock”), and 1,000,000 shares of preferred stock, no par value, none of which preferred shares are issued and outstanding. Such issued and outstanding shares of HFS Common Stock have been duly and validly authorized by all necessary corporate action of HFS, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former HFS shareholder. HFS has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no obligation to authorize or issue any other capital stock or any additional shares of HFS Common Stock. Each share of HFS Common Stock is entitled to one vote per share. A description of the HFS Common Stock is contained in the Charter of HFS, as amended, as set forth in the HFS Disclosure Schedule pursuant to Section 4.04 hereof.

(b)   Except as set forth in the HFS Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of HFS Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of HFS, by which HFS is or may become bound. HFS does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of HFS Common Stock.

(c)   Except as set forth in the HFS Disclosure Schedule, HFS has no knowledge of any person or entity which beneficially owns 5% or more of its outstanding shares of common stock.

4.04.   Organizational Documents.   The Charter and By-Laws of HFS, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to MainSource and are attached to the HFS Disclosure Schedule.

4.05.   Compliance with Law.   (a) To the knowledge of HFS, HFS has not engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor to its knowledge is it in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except, in either case, where such violation would not have a Material Adverse Effect. HFS possesses and holds all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of its business without interference or interruption, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to Merger Corp at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement or where the failure to obtain such consents or the inability to transfer would not have a Material Adverse Effect.

(b)   Except as set forth on the HFS Disclosure Schedule, HFS is not a party to or subject to, and has not during the last five (5) years been a party to or subject to, any formal written or otherwise binding agreements with, or orders or directives of, any government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of HFS. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of HFS as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to HFS.

(c)   All of the existing offices and branches of HFS have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements in all material respects. HFS has no approved but unopened offices or branches.

4.06.   Accuracy of Statements Made and Materials Provided to MainSource.   (a) No representation, warranty or other statement made, or any information provided, by HFS in this Agreement or the HFS Disclosure Schedule (and any update thereto), and no written information which has been or shall be supplied by HFS with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to HFS’ shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by HFS with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

(b)   Any written materials, documents or information provided by HFS to MainSource in connection with MainSource’s due diligence investigation or confidential review of HFS or otherwise are complete in all material respects.

4.07.   Litigation and Pending Proceedings.   Except as set forth in the HFS Disclosure Schedule:

(a)    There are no claims, actions, suits, proceedings, mediations, arbitrations or to its knowledge investigations pending or, to the knowledge of HFS, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does HFS have any knowledge of a basis for any such claim, action, suit, proceeding, litigation, arbitration or investigation) against HFS which, if decided adversely to HFS, would result in a Material Adverse Effect.

(b)   HFS is not: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to its knowledge, under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to its knowledge, threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

4.08.   Financial Statements and Reports.   HFS has delivered to MainSource copies of the following financial statements and reports of HFS, including the notes thereto (collectively, the financial statements listed in items (a), (b) and (c) are the “HFS Financial Statements”):

(a)    Balance Sheets and the related Statements of Income and Statements of Changes in Shareholders’ Equity of HFS as of and for the fiscal years ended March 31, 2005, 2004 and 2003 and as of and for the three month periods ended June 30, 2005 and 2004;

(b)   Statements of Cash Flows of HFS for the fiscal years ended March 31, 2005, 2004 and 2003 and for the three months ended June 30, 2005 and 2004;

(c)    Statements of Changes in Financial Position of HFS for the fiscal years ended March 31, 2005, 2004 and 2003; and

(d)   Reports of Condition and Income (“Call Reports”) as of the close of business on March 31, 2005, 2004 and 2003 and June 30, 2005 and 2004.

4.09.   Properties, Contracts, Employees and Other Agreements.   (a)  Set forth in the HFS Disclosure Schedule are true, accurate and complete lists setting forth the following:

           (i)  A brief description and the location of all real property owned by HFS and the principal buildings and structures located thereon, together with a legal description of such real property and, within forty-five (45) days of the date of this Agreement a copy of any currently existing survey drawings of each parcel of real property owned by HFS, and each lease of real property to which HFS is a party, identifying the parties thereto, the annual rental payable, the expiration date of the lease and a brief description of the property covered;

         (ii)  All conditional sales contracts or other title retention agreements relating to HFS in an amount in excess of $25,000 per agreement;

        (iii)  All written agreements, contracts, leases, licenses, lines of credit, understandings, commitments or obligations of HFS which individually:

(A)       involve payment or receipt by HFS (other than as disbursements of loan proceeds to customers, loan payments by customers or customer deposits, or other loan, withdrawal or deposit transactions in the ordinary course of business) of more than $25,000;

(B)        involve payments based on profits of HFS (excluding any employee benefit plan which is described in Section 4.14);

(C)        relate to the purchase of goods, products, supplies or services in excess of $25,000;

(D)       were not made in the ordinary course of business and which relate to the receipt or expenditure by HFS of more than $25,000;

(E)        may not be terminated without penalty of $10,000 or more at will or upon notice of ninety (90) days or less; or

(F)         involve the employment of, or payment to, any present or former directors, officers, employees or consultants relating to their services as such with HFS; and

         (iv)  The name and current annual salary of each director, officer and employee of HFS whose current annual salary is in excess of $50,000, and the profit sharing, bonus or other form of compensation (other than salary) paid or payable by HFS to or for the benefit of each such person for the fiscal year ended March 31, 2005, and any employment, severance or deferred compensation agreement or arrangement with respect to each such person.

Anything in this Section 4.08(a) to the contrary notwithstanding, HFS shall not be required to list any contract or agreement that has been fully performed by the parties thereto or which has been terminated or expired.

(b)   HFS has, prior to the date of this Agreement, given access to MainSource to the files and documentation of all borrowers of HFS, or persons or entities that are or may become obligated to HFS under an existing letter of credit, line of credit, loan transaction, loan agreement, promissory note or other commitment of HFS, in excess of $25,000 individually or in the aggregate with respect to such borrower, whether in principal, interest or otherwise, and including all guarantors of such indebtedness.

(c)   To the knowledge of HFS, each of the agreements, contracts, commitments, leases, instruments and documents set forth in the HFS Disclosure Schedule relating to this Section 4.09 is valid and enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditor’s rights. Except as set forth in the HFS Disclosure Schedule, none of the foregoing requires the consent of any party to its assignment in connection with the Merger contemplated by this Agreement.

(d)   HFS is not in default under or in breach of or, to the knowledge of HFS, alleged to be in default under or in breach of, any loan or credit agreement, conditional sales contract or other title retention agreement, security agreement, bond, indenture, mortgage, license, contract, lease, commitment or any other instrument or obligation, except where such default or breach will not result in a Material Adverse Effect.

4.10.   Absence of Undisclosed Liabilities.   Except as provided in the HFS Financial Statements and in the HFS Disclosure Schedule, except for unfunded loan commitments and obligations on letters of credit to customers of HFS made in the ordinary course of business, except for trade payables incurred in the ordinary course of HFS’ business, except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, and except for contracts which are expressly exempt from disclosure under Section 4.09(a), HFS does not have, nor will it have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $25,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. To the knowledge of HFS, HFS is not delinquent in the payment of any amount due pursuant to any trade payable, and has properly accrued for such payables in accordance with generally accepted accounting principles, except where such delinquency or failure to accrue will not result in a Material Adverse Effect.

4.11.   Title to Assets.   Except as described in this Section 4.11 or the HFS Disclosure Schedule:

(a)    HFS has good title in fee simple to all real property (including, without limitation, all real property used as HFS’ premises and all other real estate owned) which is reflected in the HFS Financial Statements as of June 30, 2005; good title to all personal property reflected in the HFS Financial Statements as of June 30, 2005, which is material to the conduct of HFS’ business, other than personal property disposed of in the ordinary course of business since June 30, 2005; good title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which HFS purports to own or which HFS uses in its business; good title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its business; and good title to all property and assets acquired and not disposed of or leased since June 30, 2005, except in each case where the failure to have such good title or right to use would not have a Material Adverse Effect. All of such properties and assets are owned by HFS free and clear of all land or conditional sales contracts, mortgages, liens, pledges, easements, covenants, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the HFS Disclosure Schedule; (ii) as specifically noted in reasonable detail in the HFS Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) contracts, mortgages, liens, pledges, restrictions, security interests, charges, claims, rights of third parties or encumbrances of any nature which are not material in amounts to HFS and which do not materially detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. HFS has not received any written notice that any real property owned or leased by HFS is not in compliance with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by HFS and material to the conduct of HFS’ business is in good operating condition in all material respects and has been and is being maintained and repaired in the ordinary course of business.

(b)   With respect to all real property presently or formerly owned, leased or used by HFS, to HFS’ knowledge, HFS and each of the prior owners have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corp of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, “Environmental Laws”). To the knowledge of HFS, there are no pending or threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against HFS with respect to the Environmental Laws, and there is no reasonable basis or grounds for any such claim, action or proceeding. No environmental clearances or other governmental approvals are required for the conduct of the business of HFS or the consummation of the Merger contemplated hereby. To the knowledge of HFS, HFS is not the owner, and has not been in the chain of title or the operator or lessee, of any property on which any substances have been used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law. To the knowledge of HFS, HFS does not have any liability for any clean-up or remediation under any of the Environmental Laws with respect to any real property.

4.12.   Loans and Investments.

(a)    Except as set forth in the HFS Disclosure Schedule, there is no loan by HFS in excess of $25,000 that has been classified by regulatory examiners or management as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss” or in excess of $25,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability. The most recent loan watch list of HFS and a list of all loans in excess of $25,000 which HFS has determined to be thirty (30) days or more past due with respect to principal or interest payments or has placed on nonaccrual status are set forth in the HFS Disclosure Schedule.

(b)   All loans reflected in the HFS Financial Statements as of June 30, 2005, and which have been made, extended, renewed, restructured, approved, amended or acquired since June 30, 2005: (i) have been made in the ordinary course of business; (ii) to the knowledge of HFS, constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors’ rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness; and (iv) to the knowledge of HFS, are secured, to the extent that HFS has a security interest in collateral or a mortgage securing such loans, by perfected security interests or recorded mortgages naming HFS as the secured party or mortgagee (unless by written agreement to the contrary).

(c)    The reserves, the allowance for possible loan and lease losses and the carrying value for real estate owned which are shown on the HFS Financial Statements are, in the judgment of management of HFS, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

(d)   Except as set forth in the HFS Disclosure Schedule, none of the investments reflected in the HFS Financial Statements as of and for the period ended June 30, 2005, and none of the investments made by HFS since June 30, 2005 are subject to any restriction, whether contractual or statutory, which materially impairs the ability of HFS to dispose freely of such investment at any time. HFS is not a party to any repurchase agreements with respect to securities.

(e)    Set forth in the HFS Disclosure Schedule is a true, accurate and complete list of all loans in which HFS has any participation interest in excess of $100,000 or which have been made with or through another financial institution on a recourse basis against HFS (which recourse amount exceeds $100,000).

(f)    Except as set forth in the HFS Disclosure Schedule, and except for customer deposits and ordinary trade payables, HFS does not have any indebtedness for borrowed money.

4.13.   Shareholder Rights Plan and Anti-takeover Mechanisms.   Except as set forth in the HFS Disclosure Schedule, HFS has no provisions of an anti-takeover nature in its organizational documents.

4.14.   Employee Benefit Plans.

(a)    With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), sponsored or otherwise maintained by HFS, whether written or oral, in which HFS participates as a participating employer, to which HFS contributes, with respect to which HFS acts as administrator, trustee or fiduciary, or any nonqualified employee benefit plans or deferred compensation, bonus, stock or incentive plans, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of HFS, and including any such plans, to HFS’ knowledge, which have been terminated, merged into another plan, frozen or discontinued since January 1, 2000 (collectively, “HFS Plans”) except as set forth in the HFS Disclosure Schedule:

           (i)  to the knowledge of HFS, all such HFS Plans have, on a continuous basis since their    adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA, the Code, and the Department of Labor (“Department”) and Treasury Regulations promulgated thereunder;

          (ii)  all HFS Plans intended to constitute tax-qualified plans under Section 401(a) of the Code have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations promulgated thereunder, and, to the extent available, favorable determination and/or opinion letters have been timely received from the Internal Revenue Service (“Service”) with respect to each such HFS Plan stating, in the case of any determination letters received, that each, in its current form (or at the time of its disposition if it has been terminated, merged, frozen or discontinued), is qualified under and satisfies all applicable provisions of the Code and Treasury Regulations;

        (iii)  all HFS Plans intended to constitute tax qualified plans under Section 401(a) of the Code have received any favorable opinion letters required from the Service with respect to “GUST” (as defined in Section 2 of Rev. Proc. 2002-6), and the document has been amended by the adoption of a “good faith EGTRRA amendment” as that phrase is defined in IRS Notice 2001-42, as well as amendments incorporating the final Treasury Regulations to Code Section 401(a)(9) and the mandatory distributions provisions of Code Section 401(a)(31), and HFS does not have knowledge of any circumstances likely to result in revocation of any such favorable opinion letter;

         (iv)  except as set forth on the HFS Disclosure Schedule, no HFS Plan (or its related trust) holds any stock or other securities of HFS;

          (v)  HFS does not have any material liability to the Department or the Service with respect to any HFS Plan;

         (vi)  HFS has not engaged in any transaction that will subject HFS, or any HFS Plan, to a civil penalty imposed by Section 502 or any other provision of ERISA or excise taxes under Sections 4971, 4975, 4976, 4977 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any HFS Plan;

        (vii)  no prohibited transaction (as defined in Section 406 of ERISA or as defined in Section 4975(c) of the Code) has occurred with respect to any HFS Plan;

      (viii)  each HFS Plan subject to ERISA or intended to be qualified under Section 401(a) of the Code is being operated in all material respects in accordance with the applicable provisions of ERISA and the Code and the Department and Treasury Regulations promulgated thereunder;

         (ix)  no participant or beneficiary or non-participating employee has been improperly denied any benefit due or to become due under any HFS Plan or has been misled as to his or her rights under any HFS Plan;

          (x)  all obligations required to be performed by HFS under any provision of any HFS Plan are being performed by it in all material respects and it is not in default under or in violation of any provision of any HFS Plan except for such failures or defaults as would not, individually or in the aggregate, have a Material Adverse Effect on HFS;

         (xi)  no event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA under any HFS Plan that would, individually or in the aggregate, have a Material Adverse Effect on HFS;

        (xii)  to the knowledge of HFS, there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened, against HFS, any HFS Plan or the assets of any HFS Plan;

      (xiii)  with respect to any HFS Plan sponsored, participated in or contributed to by HFS, or with respect to which HFS is responsible for complying with the reporting and disclosure requirements of ERISA or the Code, HFS has not received any notice of violation of the reporting and disclosure requirements imposed either under ERISA or the Code for which a penalty has been or may be imposed;

       (xiv)  with respect to any HFS Plan there has been no breach of the fiduciary provisions of ERISA that would, individually or in the aggregate, have a Material Adverse Effect on HFS, and there is no known outstanding fiduciary liability that would, individually or in the aggregate, have a Material Adverse Effect on HFS; and

        (xv)  any HFS Plan may be terminated at any time, subject to the applicable provisions of ERISA and the Code.

(b)   HFS has provided to MainSource true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following current documents, as applicable:

           (i)  pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation right plans and, if required under the reporting and disclosure requirements of ERISA, all amendments thereto and all summary plan descriptions thereof (including any modifications thereto);

          (ii)  all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining agreements, arrangements or understandings;

        (iii)  all executive and other incentive compensation plans, programs and agreements;

         (iv)  all group insurance and health insurance contracts, policies or plans;

          (v)  all other incentive, welfare or employee benefits plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed to by HFS for its current or former directors, officers or employees; and

         (vi)  all reports filed with the Service or Department of Labor within the preceding three years by HFS with respect to any HFS Plan.

(c)    Except as set forth on the HFS Disclosure Schedule, no current or former director, officer or employee of HFS (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in Section 3(1) of ERISA) after termination of employment with HFS, except that such individuals may be entitled to continue their group health care coverage pursuant to Section 4980B of the Code if they pay the cost of such coverage pursuant to the applicable requirements of that plan or of the Code with respect thereto or other applicable law, or (ii) is currently receiving a disability benefit under a long term or short term disability plan maintained by HFS.

(d)   No HFS Plan is, and HFS does not have any material liability with respect to any plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

(e)    With respect to any group health plan (as defined in Section 607(1) of ERISA) sponsored or maintained by HFS, in which HFS participates as a participating employer or to which HFS contributes, to the knowledge of HFS, no director, officer, employee or agent of HFS has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on HFS under Code Section 4980B(a). With respect to all such plans, to the knowledge of HFS, all applicable provisions of Section 4980B of the Code and Section 601 of ERISA have been complied with in all material respects by HFS.

(f)    Except as otherwise provided in the HFS Disclosure Schedule, there are no material collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon HFS and no such agreement, commitment, understanding or plan is under negotiation by management with any employee or group of employees, any member of management or any other person.

(g)    Except as otherwise provided in the HFS Disclosure Schedule, no Voluntary Employees’ Beneficiary Association (“VEBA”) as defined in Code Section 501(c)(9) is sponsored or maintained by HFS.

(h)   Except as otherwise provided in the HFS Disclosure Schedule, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated as a result of the transactions contemplated by the terms of this Agreement that would, individually or in the aggregate, have a Material Adverse Effect on HFS.

(i)    All liabilities of the HFS Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no HFS Plan, at the end of any plan year, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of actuaries on such HFS Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. HFS has no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the HFS Plans, whether or not waived, nor does HFS or any of its affiliates have any liability or potential liability as a result of the underfunding of, or termination of, or withdrawal from, any plan by HFS or by any person which may be aggregated with HFS for purposes of Section 412 of the Code. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any of the HFS Plans as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, or to the knowledge of HFS threatened or imminent with respect to any HFS Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which HFS would be liable after June 30, 2005, except as is reflected on the HFS Financial Statements.

(j)     As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, any termination of employment relating thereto and occurring prior to, at or following the Effective Time), HFS and its successor will not be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code).

4.15.   Obligations to Employees.   To the knowledge of HFS, all accrued obligations and liabilities of HFS or the HFS Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by HFS in accordance with generally accepted accounting principles and applicable law applied on a consistent basis and actuarial methods with respect to the following: (a) withholding taxes, unemployment compensation or social security benefits; (b) all pension, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option and stock appreciation rights plans and agreements; (c) all employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, retirement, early retirement, severance, reimbursement, bonus or collective bargaining plans and agreements; (d) all executive and other incentive compensation plans, programs, or agreements; (e) all group insurance and health contracts, policies and plans; and (f) all other incentive, welfare (including, without limitation, vacation and sick pay), retirement or employee benefit plans or agreements maintained or sponsored, participated in, or contributed to by HFS for its current or former directors, officers, employees and agents, including, without limitation, all liabilities and obligations to the HFS Plans (as defined in Section 4.14(a) hereof). All accruals and reserves referred to in this Section 4.15 are correctly and accurately reflected and accounted for in all respects in the HFS Financial Statements and the books, statements and records of HFS, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on HFS.

4.16.   Taxes, Returns and Reports.   Except as set forth in the HFS Disclosure Schedule, HFS has since January 1, 1999 (a) duly and timely filed all federal and state tax returns required to be filed, and to the knowledge of HFS, each such return is true, accurate and complete in all material respects; (b) to the knowledge of HFS, paid or otherwise adequately reserved in accordance with generally accepted accounting principles for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). HFS has established, and shall establish in the Subsequent HFS Financial Statements, in accordance with generally accepted accounting principles, a reserve for taxes in the HFS Financial Statements adequate to cover all of HFS’ tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. To the knowledge of HFS, HFS does not have, nor will it have, any liability for taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent HFS Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of HFS. HFS has not received notice that it is currently under audit by any state or federal taxing authority. No federal, state or local tax returns of HFS have been audited by any taxing authority during the past five (5) years.

4.17.   Deposit Insurance.   The deposits of HFS are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and HFS has paid or properly reserved or accrued in all material respects for all current premiums and assessments with respect to such deposit insurance.

4.18.   Insurance.   Set forth in the HFS Disclosure Schedule is a list and brief description of all policies of insurance (including, without limitation, bankers’ blanket bond, directors’ and officers’ liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by HFS on the date hereof or with respect to which HFS pays any premiums. To the knowledge of HFS, each such policy is in full force and effect. All premiums due thereon have been paid when due, and a true, accurate and complete copy of each such policy has been made available to MainSource prior to the date hereof.

4.19.   Books and Records.   The books and records of HFS are complete and correct in all material respects and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of HFS set forth in the HFS Financial Statements, except where the failure to so accurately reflect would not result in a Material Adverse Effect.

4.20.   Broker’s, Finder’s or Other Fees.   Except for reasonable fees and expenses of HFS’ investment bankers, all of which shall be paid by HFS prior to the Effective Time or reflected as a reduction in HFS Total Stockholder’s Equity, and except as set forth in the HFS Disclosure Schedule, no investment banker, agent, broker or other person acting in a similar capacity on behalf of HFS or under any authority of HFS is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

4.21.   Interim Events.   Except as otherwise permitted hereunder or as disclosed in the HFS Disclosure Schedule, since March 31, 2005, HFS has not:

(a)    Suffered any changes having a Material Adverse Effect;

(b)   Suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $10,000 individually or in the aggregate;

(c)    Declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 6.03(a)(iii) hereof;

(d)   Repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

(e)    Granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of HFS except pursuant to the express terms thereof or except for normal increases in the ordinary course of business and in accordance with past practices;

(f)    Increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

(g)    Leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

(h)   Except for the Merger contemplated by this Agreement, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

(i)    Incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

(j)     Mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges, liens or other security interests: (i) required to be granted in connection with acceptance by HFS of government deposits or advances; or (ii) granted in connection with repurchase or reverse repurchase agreements; or (iii) granted in connection with the acquisition or lease of such asset;

(k)   Except as set forth in the HFS Disclosure Schedule, canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

(l)    Entered into any transaction, contract or commitment other than in the ordinary course of business;

(m)  Agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

(n)   Conducted its business in any manner other than substantially as it was being conducted through March 31, 2005.

4.22.   Regulatory Filings.   Since January 1, 2001, all filings with all regulatory agencies were true, accurate and complete in all material respects as of the dates of the filings and complied in all material respects as to form with the applicable requirements, and no such filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

4.23.   No Third Party Options.   Except as set forth in the HFS Disclosure Schedule, there are no agreements, options, commitments or rights with, of or to any third party to acquire any shares of capital stock or assets of HFS.

4.24.   Indemnification Agreements.

(a)    HFS is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Charter or By-Laws of HFS or as required by applicable law.

(b)   No claims have been made against or filed with HFS at any time since March 31, 2003 nor have, to the knowledge of HFS, any claims been threatened against HFS at any time since March 31, 2003, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of HFS.

4.25.   Shareholder Approval.   The affirmative vote of the holders of two-thirds of the HFS Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders) is required for shareholder approval of this Agreement and the Merger.

4.26.   Opinion of Financial Advisor.   The Board of Directors of HFS, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Keefe, Bruyette & Woods, HFS’s financial advisor, that the terms of the Merger are fair to the shareholders of HFS from a financial point of view as of the date of this Agreement.

4.27.   No Other Representations.   Except as set forth in this Agreement, HFS makes no other representations or warranties, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose, representations or warranties and other statements and information contained in or arising from the Confidential Information Memorandum prepared by Keefe, Bruyette & Woods, or representations or warranties as to any forecasts, projections, budgets or other forward looking information provided to or obtained by MainSource or its representatives. MainSource acknowledges and agrees that it is not relying on any representations and warranties, whether oral or otherwise, except as set forth in this Agreement.

4.28.   Nonsurvival of Representations and Warranties.   The representations and warranties of HFS contained in this Agreement shall expire at the Effective Time, and thereafter HFS shall have no further liability with respect thereto.

4.29   Knowledge of MainSource Breach.   HFS has no knowledge that the representations and warranties of MainSource in this Agreement or pursuant hereto are incorrect or incomplete in any material respect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

On or prior to the date hereof, MainSource has delivered to HFS a schedule (the “MainSource Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article V or to one or more of its covenants contained in Article VII; provided that the mere inclusion of an item in the MainSource Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MainSource that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined below).

For the purpose of this Agreement, and in relation to MainSource and its subsidiaries, a Material Adverse Effect on MainSource means any effect that (i) is material and adverse to the financial position, results of operations or business of MainSource and its subsidiaries taken as a whole, or (ii) would materially impair the ability of MainSource to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on MainSource shall not be deemed to include the impact of (a) changes in banking, securities and similar laws and regulations of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles, (d) effects of any action or omission taken pursuant to the terms of this Agreement, (e) changes in the general level of interest rates or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry generally, (f) reasonable and customary expenses incurred in connection with the Merger, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of MainSource, and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices.

For the purpose of this Agreement, and in relation to MainSource, “knowledge” and similar phrases with respect to MainSource means the actual knowledge of a particular fact by any director of MainSource and by any other officer of MainSource that is as of the date of this Agreement required to file reports with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934.

Accordingly, MainSource represents and warrants to HFS as follows:

5.01.   Organization and Authority.   Each of MainSource and its subsidiaries is an entity duly organized and validly existing under the laws of its applicable state or country. MainSource and its subsidiaries have full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Each of MainSource and its subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it make such qualification necessary except where the failure to so qualify would not have a Material Adverse Effect.

5.02.   Authorization.

(a)    MainSource has, and as of the Effective Time Merger Corp will have, the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Section 8.01(d), (e) and (f) hereof. As of the date hereof, MainSource has no knowledge of any reason why the approvals set forth in Section 8.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 8.02(e). This Agreement and its execution and delivery by MainSource have been duly authorized by the Board of Directors of MainSource. Assuming due execution and delivery of HFS, this Agreement constitutes a valid and binding obligation of MainSource, subject to the conditions precedent set forth in Section 8.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights.

(b)   Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of MainSource or any of its subsidiaries; (ii) to the knowledge of MainSource, conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the HFS shareholder approval and approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; or (iii) conflicts with, results in a breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, contract, lease, agreement, arrangement, commitment or other instrument to which MainSource is subject or bound and which is material to MainSource on a consolidated basis, except, in the case of clauses (ii) or (iii), which would not individually or in the aggregate have a Material Adverse Effect on MainSource.

(c)    Other than in connection or in compliance with applicable federal and state banking, securities, insurance, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, to the knowledge of MainSource, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for the consummation of the Merger by MainSource.

5.03.   Capitalization.   (a) The authorized capital stock of MainSource as of the date hereof consists, and at the Effective Time will consist, of 25,000,000 shares of common stock, no par value, 13,471,121 of which shares are outstanding (such outstanding shares are referred to herein as “MainSource Common Stock”) and 400,000 shares of preferred stock, none of which are outstanding. Such issued and outstanding shares of MainSource Common Stock have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MainSource shareholder. MainSource has no capital stock authorized, issued or outstanding other than as described in this Section 5.03(a) and has no obligation to authorize or issue any other capital stock or any additional shares of MainSource Common Stock other than in connection with employee and director stock options under its existing stock option plans or as described in the MainSource Disclosure Schedule. Each share of MainSource Common Stock is entitled to one vote per share.

(b)   Except as set forth on the MainSource Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MainSource Common Stock, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MainSource, by which MainSource is or may become bound. MainSource does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MainSource Common Stock.

5.04.   Compliance with Law.   (a) To the knowledge of MainSource, neither MainSource nor any of its subsidiaries has engaged in any activity nor taken or omitted to take any action which has resulted in the violation of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, nor are they in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such activity, omission to act or violation would not have a Material Adverse Effect.

(b)   All formal written or otherwise binding agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of MainSource or its subsidiaries which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, MainSource or its subsidiaries, including, without limitation, all correspondence, communications and commitments related thereto, are set forth in the MainSource Disclosure Schedule. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body, cited in any examination report of MainSource or its subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant’s or auditor’s report to MainSource or its subsidiaries.

(c)   To the knowledge of MainSource, all of the existing offices and branches of MainSource or its subsidiaries have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements.

5.05.   Accuracy of Statements Made and Materials Provided to HFS.   (a)  No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement or the MainSource Disclosure Schedule (and any update thereto), and no written information which has been or shall be supplied by MainSource with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to HFS’ shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by MainSource with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by HFS specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

(b)   Any written materials, documents or information provided by MainSource to HFS in connection with HFS’ due diligence investigation or confidential review of MainSource or otherwise are complete in all material respects.

5.06.   Litigation and Pending Proceedings.   Except as set forth in the MainSource Disclosure Schedule:

(a)    There are no claims, actions, suits, proceedings, mediations, arbitrations or, to the knowledge of MainSource, investigations pending or, to the knowledge of MainSource, threatened in any court or before any government agency or authority, arbitration panel or otherwise (nor does MainSource have any knowledge of a basis for any claim, action, suit, proceeding, litigation, investigation or arbitration) against MainSource which, if decided adversely to MainSource, would result in a Material Adverse Effect.

(b)   To the knowledge of MainSource, MainSource is not: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or under governmental investigation with respect to any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or threatened proceeding by any government regulatory agency or authority having jurisdiction over its respective business, assets, capital, properties or operations.

5.07.   MainSource Securities and Exchange Commission Filings; NASDAQ.   (a) MainSource Common Stock is registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act. MainSource has timely filed all reports and other documents required to be filed by it under the Exchange Act and the Securities Act of 1933, as amended (the “1933 Act”), including MainSource’s Annual Report on Form 10-K for the year ended December 31, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005. All such SEC filings were true, accurate and complete in all material respects as of the dates of the filings and complied as to form in all material respects with the Exchange Act and the rules and regulations promulgated thereunder as of the dates of the filings, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading.

(b)   The outstanding shares of MainSource Common Stock are quoted for trading on the NASDAQ National Market (under the symbol “MSFG”) and MainSource has timely filed with the NASDAQ National Market all material forms, reports, registrations, statements and certifications required to be filed by MainSource.

5.08.   Regulatory Filings.   All filings with all regulatory agencies were true, accurate and complete in all material respects as of the dates of the filings and complied in all respects as to form with the applicable requirements, and no such filing contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in light of the circumstances under which they were made, not false or misleading.

5.09.   Total Merger Consideration.   MainSource has taken all appropriate action to reserve a sufficient number of authorized but unissued shares of MainSource Common Stock to be issued as part of the Total Merger Consideration in accordance with this Agreement. MainSource has, or prior to the Closing Date shall have, a sufficient amount of cash to pay the cash to be paid as part of the Total Merger Consideration in accordance with this Agreement.

5.10.   Organizational Documents.   The Articles of Incorporation and By-Laws of MainSource, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to HFS and are included in the MainSource Disclosure Schedule.

5.11.   Shareholder Approval.   Approval by MainSource’s shareholders of the Merger or any other actions contemplated by this Agreement is not required.

5.12.   Absence of Changes.   Since June 30, 2005, there has not been any material change in the financial condition, the results of operations or the business of MainSource or its subsidiaries.

5.13.   Broker’s, Finder’s or Other Fees.   Except for reasonable fees and expenses of MainSource’s investment bankers, all of which shall be paid by MainSource prior to the Effective Time, no investment banker, agent, broker or other person acting in a similar capacity on behalf of MainSource or its subsidiaries or under any authority of MainSource or its subsidiaries is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

5.14.   No Other Representations.   Except as set forth in this Agreement, MainSource makes no other representations or warranties, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose or representations or warranties as to any forecasts, projections, budgets or other forward looking information provided to or obtained by HFS or its representatives. HFS acknowledges and agrees that it is not relying on any representations and warranties, whether oral or otherwise, except as set forth in this Agreement.

5.15.   Nonsurvival of Representations and Warranties.   The representations and warranties of MainSource contained in this Agreement shall expire at the Effective Time, and thereafter MainSource shall have no further liability with respect thereto.

5.16   Knowledge of HFS Breach.   MainSource has no knowledge that the representations and warranties of HFS in this Agreement or pursuant hereto are incorrect or incomplete in any material respect.

ARTICLE VI

COVENANTS OF HFS

HFS covenants and agrees with MainSource as follows:

6.01.   Shareholder Approval.   After the Registration Statement contemplated by Section 7.02 has been declared effective by the SEC, HFS will submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Charter and By-Laws of HFS at the earliest possible reasonable date. Subject to Section 6.06 hereof, the Board of Directors of HFS shall recommend to HFS’ shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from HFS’ shareholders.

6.02.   Other Approvals.   (a) HFS shall proceed expeditiously, cooperate fully and use commercially reasonable best efforts to assist MainSource in procuring upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

(b)   HFS will use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents described in the HFS Disclosure Schedule and designated therein as material.

(c)   Any materials or information provided by HFS to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

6.03.   Conduct of Business.   (a) Except as set forth in the HFS Disclosure Schedule, on and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, HFS will not, without the prior written consent of MainSource (which consent shall be deemed given unless MainSource disapproves of the same within five business days of having received HFS’s written request for such approval if such written request is also summarized in an electronic mail message sent to the Chief Executive Officer and the Chief Financial Officer of MainSource):

           (i)  make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

         (ii)  authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 4.03 hereof;

        (iii)  distribute or pay any dividends on its shares of common stock, or authorize a stock split, or make any other distribution to its shareholders other than quarterly dividends not to exceed $0.11 per share per quarter;

         (iv)  redeem any of its outstanding shares of common stock;

          (v)  merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other person, corporation or entity or enter into any other similar transaction not in the ordinary course of business, except as permitted by Section 6.06;

         (vi)  purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio;

       (vii)  make any loan or commitment to lend money, issue any letter of credit or accept any deposit, except in the ordinary course of business in accordance with its existing banking practices;

      (viii)  except for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $75,000 in the aggregate;

         (ix)  make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of HFS to dispose freely of such investment at any time; or subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings and except for pledges or liens required to be granted in connection with acceptance by HFS of government deposits or advances;

          (x)  promote to a new position or increase the rate of compensation or enter into any agreement to promote to a new position or increase the rate of compensation (except in each case for promotions and compensation increases in the ordinary course of business and in accordance with past practices) of any director, officer or employee of HFS, modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of HFS (except for agreements with present employees in the ordinary course of business and in accordance with past practices);

         (xi)  other than as required by law or regulatory authorities or the terms of any of the following: execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any deferred compensation, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of HFS; or materially change the level of benefits or payments under any of the foregoing or materially increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits; provided, however, that HFS may terminate the deferred compensation plan referred to in Section 6.15 and pay the amounts due thereunder to the Participants (as defined in Section 6.15).

       (xii)  amend, modify or restate HFS’ organizational documents from those in effect on the date of this Agreement and as delivered to MainSource hereunder;

      (xiii)  give, dispose of, sell, convey or transfer; assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or substantially all of the assets of HFS, or enter into any agreement or commitment relative to the foregoing;

       (xiv)  fail to maintain HFS’ reserve for loan losses at the greater of: (A) 0.60% of total gross loans outstanding, or (B) the amount calculated by HFS each quarter consistent with past practice, provided that at least $45,000 of the reserve for loan losses remains unallocated;

        (xv)  fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, except such as are being contested in good faith;

       (xvi)  issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of HFS;

     (xvii)  except for obligations disclosed within this Agreement or the Disclosure Statement, FHLB overnight advances, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the HFS Financial Statements or the Subsequent HFS Financial Statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $25,000;

      (xiii)  open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, except to the extent pursuant to any such plans in effect on the date hereof and except for renovations and improvements not in excess of $15,000 per branch or $50,000 in the aggregate;

       (xix)  pay (except in accordance with written agreements in effect on the date hereof) or commit to pay any management or consulting or other similar type of fees; or

        (xx)  enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated or permitted by this Agreement and legal, accounting and fees related to the Merger) requiring payments by HFS which exceed $25,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

(b)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, HFS shall: (i) carry on its business substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and persons having business dealings with it; (iii) maintain all of the material properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted, in all material respects and consistent with past practice; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to HFS and to the conduct of its business; (v) maintain a rating of at least two (2) from its latest safety and soundness and compliance examination; (vi) maintain a CRA rating of satisfactory; (vii) timely file all documents and reports required to be filed pursuant to the Exchange Act; and (viii) not knowingly do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on the financial condition, results of operations, business, assets, or capital of HFS.

6.04   Insurance.   HFS shall use commercially reasonable efforts to maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors’ and officers’ liability insurance in commercially reasonable amounts.

6.05   Affiliate Agreements.   HFS shall, within thirty (30) days after the date of this Agreement and promptly thereafter until the Effective Time to reflect any changes, provide MainSource with a list identifying each person who, to the knowledge of HFS, may be deemed to be an affiliate of HFS for purposes of Rule 145 under the 1933 Act. On or prior to the date of this Agreement, and thereafter as may be required for a person who may be deemed an affiliate of HFS following the date of this Agreement, HFS shall use commercially reasonable efforts to obtain from each director, executive officer and other person who may be deemed to be such an affiliate of HFS to deliver to MainSource on or prior to the Effective Time a written agreement, substantially in the form as attached hereto as Exhibit A.

6.06   Acquisition Proposals.   (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of MainSource or except as permitted by this Agreement, HFS shall not permit nor authorize its directors, officers, employees, agents or representatives to, directly or indirectly, initiate or solicit, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock constituting 10% or more of its outstanding common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, such amount of common stock) or similar transaction relating to HFS or to which HFS may become a party (all such transactions are hereinafter referred to as “Acquisition Transactions”). Notwithstanding the foregoing, HFS may provide information to any corporation, association, partnership, person or other entity or group: (i) that was solicited by or on behalf of HFS with respect to an Acquisition Transaction prior to the date of this Agreement or (ii) that requests such information without being solicited by or on behalf of HFS.

(b)   HFS shall promptly communicate to MainSource the terms of any proposal or offer which HFS may receive with respect to an Acquisition Transaction. HFS may, in response to an unsolicited written proposal with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into any such agreement, arrangement or understandings, and recommend the approval of such Acquisition Transaction, in each case, only if HFS’ Board of Directors determines in good faith by majority vote, after consultation with its financial advisors and outside legal counsel, that failing to take such action would be a breach of the fiduciary duties of HFS’ Board of Directors in connection with seeking an Acquisition Transaction.

(c)   In the event HFS’ Board of Directors, after consultation with its financial advisors and outside legal counsel, determines in good faith that it would result in a violation of its fiduciary duties under applicable law to recommend this Agreement and the Merger to HFS’ shareholders for their approval, then in submitting this Agreement to the shareholders at the meeting of shareholders, HFS may submit this Agreement without recommendation of approval, in which case the Board of Directors may communicate the basis for its lack of a recommendation of approval to the shareholders in the proxy statement or an appropriate amendment or supplement thereto to the extent required by law.

(d)   This Section 6.06 shall not authorize HFS or any of its directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

6.07   Press Releases.   Except as required by applicable law or stock exchange rule, HFS will not issue any press or news releases or make any other public announcements or disclosures relating to the Merger without the prior consent of MainSource following delivery of a final copy of such press or news release, which consent shall not be unreasonably withheld or delayed.

6.08   Material Changes to Disclosure Schedules.   HFS shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the HFS Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the HFS Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of HFS contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall be deemed to supplement or amend the HFS Disclosure Schedule (i) for the purpose of determining whether the condition set forth in Section 8.01(a) has been satisfied or (ii) for the purpose of determining whether MainSource is entitled to terminate this Agreement pursuant to Section 9.01(b) and obtain an Expense Reimbursement payment pursuant to Section 9.03, unless MainSource shall have first consented in writing with respect to such supplement, amendment or update.

6.09   Access; Information.   (a) MainSource and its representatives and agents shall, at all times during normal business hours prior to the Effective Time, upon reasonable notice, have full and continuing access to the properties, facilities, operations, books and records of HFS. MainSource and its representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of HFS and of its financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of HFS. Upon request, HFS will furnish MainSource or its representatives or agents, their attorneys’ responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by MainSource which has been or is developed by HFS, its auditors, accountants (excluding any work papers or notes prepared by such accountants if such accountants object) or attorneys (provided with respect to attorneys, such disclosure would not result in the waiver by HFS of any claim of attorney-client privilege), and will permit MainSource or its representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for HFS (provided that a representative of HFS shall have an opportunity to participate in any such discussions), and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to MainSource or its representatives or agents, subject to the receipt by the auditors of such confidentiality agreement of MainSource as they may reasonably request. No investigation by MainSource shall affect the representations and warranties made by HFS herein. Any confidential information or trade secrets received by MainSource or its representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MainSource or, at HFS’ request, returned to HFS in the event this Agreement is terminated as provided in Article IX hereof. This Section 6.09 will not require the disclosure of any information to MainSource which would be prohibited by law. The ability of MainSource to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 6.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, MainSource (and each employee, representative or agent of MainSource) may disclose to any and all persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to MainSource relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and MainSource shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (i) the date of the public announcement of discussions relating to any of the transactions contemplated hereby or (ii) the date of the public announcement of any of the transactions contemplated hereby.

(b)   Beginning on the date of this Agreement, James L. Saner, President of MainSource, or at his election, Donald A. Benziger, Senior Vice President and Chief Financial Officer of MainSource, or James M. Anderson, Principal Accounting Officer of MainSource, shall be entitled to receive notice of and to attend all regular and special meetings of the board of directors and all committees of HFS, including, without limitation, the loan committee, investment committee, the executive committee, the personnel committee, and any other committee of HFS, except that any such person shall be excluded from the portion of any meeting where this Agreement or the transactions contemplated by this Agreement are being discussed.

6.10   Financial Statements.   As soon as reasonably available after the date of this Agreement, HFS will deliver to MainSource any additional audited financial statements which have been prepared on its behalf or at its direction, and the monthly unaudited balance sheets and profit and loss statements of HFS prepared for its internal use (collectively, “Subsequent HFS Financial Statements”) and its Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law. The Subsequent HFS Financial Statements and such Call Reports will be prepared on a basis consistent with past accounting practices and, to the extent required, generally accepted accounting principles applied on a consistent basis to the extent applicable (except as noted therein and except that such HFS Financial Statements and Call Reports might not have notes and might not reflect year-end accruals and adjustments). The Subsequent HFS Financial Statements, including any notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

6.11   [Intentionally Omitted]

6.12   Environmental.   If requested by MainSource, HFS will cooperate with an environmental consulting firm designated by MainSource in connection with the conduct, at MainSource’s expense, by such firm of a phase one environmental investigation on all real property owned or leased by HFS as of the date of this Agreement, and any real property acquired or leased by HFS after the date of this Agreement. In the event MainSource requests a phase two environmental investigation on any real property owned or leased by HFS as of the date of this Agreement or acquired or leased by HFS after the date of this Agreement, HFS will cooperate with the environmental firm designated by MainSource, at MainSource’s expense, in connection with the conduct by such firm of a phase two environmental investigation. MainSource shall promptly provide to HFS copies of any reports or surveys it receives. MainSource shall obtain the consent of any landlord of leased real property prior to conducting any intrusive environmental investigation and shall enter into an agreement with HFS reasonably acceptable to HFS concerning the restoration of any owned or leased property to its original condition prior to such investigation and agreeing to indemnify HFS with respect to any loss or damages caused by such investigation.

6.13   Governmental Reports.   Promptly upon its becoming available, HFS shall furnish to MainSource one (1) copy of each financial statement, report, notice, or proxy statement sent by HFS to any Governmental Authority or to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by HFS with the OTS or any successor agency, and of any order issued by any Governmental Authority in any proceeding to which HFS is a party. For purposes of this provision, “Governmental Authority” shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over HFS or HFS’ business, operations or properties.

6.14   Adverse Action.   HFS shall not take any action that is intended or is reasonably likely to result in(v) the Merger not being treated as a reorganization within the meaning of Section 368(a) of the Code, (w) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set forth in Section 8.01(a), in any respect at any time at or prior to the Effective Time, (x) any of the conditions to the Merger set forth in Article VIII not being satisfied, (y) a material violation of any provision of this Agreement or (z) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

6.15   Deferred Compensation Agreements.   Unless previously terminated by HFS, pursuant to the terms of the Deferred Compensation Agreements between HFS and each of the persons listed in Section 6.15 of the HFS Disclosure Schedule (the “Participants”), no later than 60 days following the Effective Date, the Participants shall be paid in one lump sum their previously accrued account balances under those Deferred Compensation Agreements, and the Deferred Compensation Plan shall be terminated.

6.16   Profit Sharing/Defined Contribution Plan.   On and after the date of this Agreement, and until the plan is merged or disposed of in a legal manner, or participation in the plan is otherwise discontinued, and at a time to be determined by MainSource or until this Agreement shall be terminated as herein provided:

(i)    HFS shall continue to sponsor the HFS Employees’ Savings and Profit Sharing Plan (the “HFS 401(k) Plan” or “401(k) Plan”) in accordance with its terms and conditions, as set forth in the 401(k) Plan and its related trust document as of the date of this Agreement, and in accordance with applicable law;

(ii)   HFS shall continue to fund all employee and employer contributions to the 401(k) Plan which are required during this time period. However, HFS may only make discretionary employer contributions after receipt of written approval from MainSource, which approval shall not be unreasonably withheld if the rate or amount of any discretionary employer contributions is not in excess of the rate or amount of discretionary employer contributions made by HFS to the 401(k) Plan during the last Plan Year; notwithstanding the foregoing, to the extent consistent with its past practices, HFS shall be permitted to make discretionary employer contributions  to the HFS 401(k) Plan with respect to the year ending March 31, 2006 in an amount up to 6% of all salaries for such year; and

(iii)  HFS shall not amend, or cause an amendment of, the 401(k) Plan without the prior written consent of MainSource, except for any amendment which is necessary to maintain the qualification of the 401(k) Plan and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, or as otherwise required by law, regulations, the Service or the Department of Labor.

(iv)  HFS shall not terminate or agree to the termination of the appointment of any fiduciary as defined in ERISA with respect to the 401(k) Plan without the prior written consent of MainSource,

which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA; and

(v)    HFS shall not terminate, agree to the termination of, or cause the termination of any agreement with any service provider providing services to the 401(k) Plan as of the date of this Agreement without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such service provider of its service agreement.

6.17.   Current Employment Agreement with James Greiner.   Prior to the Effective Time, James Greiner will continue to be paid the compensation provided for in his employment agreement with HFS dated as of April 1, 2005 and shall continue participating in the employee benefit, retirement, and compensation plans and other perquisites provided for in such Agreement. Any benefits payable under insurance, health, retirement and bonus plans through the Effective Date will be paid when due under those plans. At the Effective Time, such employment agreement with HFS shall terminate, and HFS shall pay to Mr. Greiner, in consideration of such termination, a cash lump sum equal to the amount payable to Mr. Greiner under Section 8 of the employment agreement and provide to Mr. Greiner the other benefits to which he is entitled thereunder (excluding health insurance under Section 8(d)). HFS shall obtain from Mr. Greiner, within thirty (30) days after the date as of which this Agreement is dated, a binding written commitment, in the event the Merger is consummated, to accept the amounts payable under this Section 6.17 in lieu of any amounts that otherwise would be payable, and benefits to which he would be entitled, under such employment agreement.

ARTICLE VII

COVENANTS OF MAINSOURCE

MainSource covenants and agrees with HFS as follows:

7.01.   Approvals.   MainSource shall have primary responsibility for the preparation, filing and costs of all bank holding company and bank regulatory applications required for consummation of the Merger, and shall file such applications as promptly as practicable and in the most expeditious manner practicable, and in any event, within thirty (30) days after the execution of this Agreement. MainSource shall provide to HFS and HFS’ counsel draft and final copies of all applications to be filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications and the opportunity to comment on such applications and correspondence, and MainSource shall reasonably consider such comments. MainSource shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to MainSource, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

7.02.   SEC Registration.   (a) MainSource shall file with the SEC as promptly as practicable and in the most expeditious manner practicable, and in any event, within forty-five (45) days after the execution of this Agreement, a Registration Statement on an appropriate form under the 1933 Act covering the shares of MainSource Common Stock to be issued pursuant to this Agreement and shall use commercially reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the “Registration Statement”. The Registration Statement shall include a proxy statement-prospectus (the “Proxy Statement”) reasonably acceptable to MainSource and HFS containing information concerning HFS prepared by HFS and its counsel, prepared for use in connection with the meeting of shareholders of HFS referred to in Section 6.01 hereof, all in accordance with the rules and regulations of the SEC. The Registration Statement and the Proxy Statement shall comply as to form with the requirements of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder. MainSource shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of MainSource common stock. MainSource shall, as soon as practicable after filing the Registration Statement, make all filings required to cause the additional MainSource Common Stock to be issued as part of the Total Merger Consideration to be authorized for quotation on the Nasdaq National Market.

(b)   MainSource covenants and agrees that all information furnished by MainSource for inclusion in the Registration Statement, the Proxy Statement, and all applications and submissions for banking and other regulatory approvals will comply in all material respects with the provisions of applicable law, including the 1933 Act and the Exchange Act and the rules and regulations of the SEC, the FDIC, the OTS and FRB, and will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Without limiting the foregoing, at the time the Proxy Statement is mailed to HFS shareholders, and at all times subsequent to such mailing up to and including the date of the shareholders meetings at which the Merger and this Agreement will be presented for approval, the Registration Statement and the Proxy Statement, with respect to all information relating to MainSource, the Merger, this Agreement and the transactions contemplated hereby, (i) will comply in all material respects with the applicable provisions of the 1933 Act and the Exchange Act and the rules and regulations of the SEC and (ii) will not contain any untrue statement of a material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

7.03.   Employee Benefit Plans.

(a)    As soon as practicable following the Effective Time, MainSource will make available to the officers and employees of HFS who continue as employees of Merger Corp or any subsidiary of MainSource after the Effective Time, subject to Section 7.03(b) hereof, substantially the same employee benefits on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. HFS’ employees will receive full credit for prior service with HFS for purposes of eligibility, level of benefits, vesting and period of service requirements.

(b)   Except as provided in Section 1.02 (regarding the appointment of directors to the board of directors of Merger Corp), Section 6.15 regarding Deferred Compensation Agreements, Section 6.17 (regarding the current employment agreement of James Greiner, this Section 7.03, Section 7.05 (regarding HFS’ employees), Section 8.01(i) (regarding the employment of James Greiner) and Section 12.08 (regarding indemnification and insurance), neither the terms of this Agreement nor the provision of any employee benefits by MainSource or any of its subsidiaries to employees of HFS shall:

           (i)  create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of HFS; or

          (ii)  prohibit or restrict MainSource, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time, provided such change, amendment or termination does not affect the qualified status of such employee benefits or violate applicable law or regulations; and provided, further, however, that such change, amendment or termination shall apply to MainSource’s employees generally and not solely to employees formerly employed by HFS.

(c)    As soon as reasonably practicable following the Effective Time, subject to applicable law and the requirements of the MainSource Financial Group, Inc. 401(k) Plan (“MainSource 401(k) Plan”), MainSource shall succeed HFS as the participating employer in the HFS 401(k) Plan, thereafter discontinue participation in the HFS 401(k) Plan, as otherwise provided in the HFS 401(k) Plan document, and amend as necessary the MainSource 401(k) Plan so that, (i) from and after the Effective Time, employees of HFS who become employees of the Surviving Corporation will accrue benefits pursuant to the MainSource 401(k) Plan, and (ii) from and after the merger of those plans, former HFS employees participating in the MainSource 401(k) Plan shall receive credit for eligibility, vesting and contribution purposes, for the service of such employees with HFS prior to the Effective Time as if such service were with MainSource or its subsidiaries; provided, however, that the benefit of any such former HFS employee in respect of service prior to the Effective Time shall be determined under the contribution formulae under the HFS 401(k) Plan as in effect from time to time prior to the Effective Time and the benefit of any such former HFS employee in respect of service from and after the Effective Time shall be determined under the contribution formulae under the MainSource 401(k) Plan as in effect from time to time from and after the Effective Time.

7.04.   Adverse Actions; Transactions in MainSource Common Stock.   (a) MainSource shall not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to the standard set out in Section 8.02(a), in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VIII not being satisfied, (iii) a material violation of any provision of this Agreement, (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation or (v) the Merger not being treated as a reorganization within the meaning of Section 368(a) of the Code.

(b)   MainSource shall not, and shall use commercially reasonable efforts to cause its directors, officers, subsidiaries and affiliates not to, purchase or otherwise acquire MainSource Common Stock in violation of Regulation M under the Exchange Act.

7.05.   Employment of HFS’ Employees.   (a) At the Effective Time, all of the employees of HFS shall become employees of Merger Corp until their subsequent resignation or termination by Merger Corp. Such former HFS employees will receive full credit for prior service with HFS for purposes of eligibility, level of benefits, vesting and period of service requirements. In the event that Merger Corp terminates an individual who was previously employed by HFS within the first twelve (12) months after the Effective Time, such individual shall be entitled to severance benefits on the same terms and conditions as HFS currently offers to similarly situated officers and employees as set forth in HFS’ Severance Pay Plan attached to the HFS Disclosure Schedule.  Thereafter, in the event that Merger Corp terminates an individual who was previously employed by HFS, such individual shall be entitled to severance benefits on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees.

(b)   From and after the Effective Time, each of the employees of Merger Corp who were employees of HFS prior to the Effective Time shall be entitled to enforce the obligations to them under this Section as third party beneficiaries.

7.06   Public Disclosure; Update to MainSource Disclosure Statement.   (a)  Except as required by applicable law or rules of the Nasdaq Stock Market, MainSource will not issue any press or news releases or make any other public announcements or disclosures relating to the Merger without the prior consent of HFS following delivery of a final copy of such press or news release, which consent shall not be unreasonably withheld or delayed.

(b)   MainSource shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the MainSource Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the MainSource Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of MainSource contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall be deemed to supplement or amend the MainSource Disclosure Schedule (i) for the purpose of determining whether the condition set forth in Section 8.02(a) has been satisfied or (ii) for the purpose of determining whether HFS is entitled to terminate this Agreement pursuant to Section 9.01(c) and obtain an Expense Reimbursement payment pursuant to Section 9.03, unless HFS shall have first consented in writing with respect to such supplement, amendment or update.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER

8.01.   MainSource.   The obligation of MainSource to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by MainSource:

(a)   Representations and Warranties at Effective Time.   Each of the representations and warranties of HFS contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time, except that representations and warranties made as of a specific date shall be true, accurate and correct in all material respects at and as of such date; provided that no representation or warranty of HFS shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of HFS, has had or would result in a Material Adverse Effect on HFS.

(b)   Covenants.   Each of the covenants and agreements of HFS shall, subject to the standard set out in the second and third paragraphs to Article IV, have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)   Deliveries at Closing.   MainSource shall, subject to the standard set out in the second and third paragraphs to Article IV, have received from HFS at the Closing the items and documents, in form and content reasonably satisfactory to MainSource, set forth in Section 11.02(b) hereof.

(d)   Registration Statement Effective.   MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of HFS in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)   Regulatory Approvals.   All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of MainSource reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on MainSource or (ii) reduce the benefits of the transactions contemplated hereby to such a material degree that MainSource would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f)   Shareholder Approval.   The shareholders of HFS shall have approved and adopted this Agreement as required by applicable law and its Charter.

(g)   Officers’ Certificate.   HFS shall have delivered to MainSource a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that to the best of their knowledge and belief, the conditions set forth in Sections 8.01(a), (b), (f) and (h) have been satisfied.

(h)   Fairness Opinion.   HFS’ investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of HFS) its fairness opinion, and shall have reconfirmed such opinion as of the Closing, stating that the Merger Consideration relating to the Merger is fair to the shareholders of HFS from a financial point of view.

(i)   Employment Agreement.   James Greiner shall have entered into an employment agreement with Merger Corp., effective as of the Effective Time, in substantially the form attached hereto as Exhibit B.

8.02.   HFS.   The obligation of HFS to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by HFS:

(a)   Representations and Warranties at Effective Time.   Each of the representations and warranties of MainSource contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time, except that representations and warranties made as of a specific date shall be true, accurate and correct in all material respects at and as of such date; provided that no representation or warranty of MainSource shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of MainSource, has had or would result in a Material Adverse Effect on MainSource.

(b)   Covenants.   Each of the covenants and agreements of MainSource shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

(c)   Deliveries at Closing.   HFS shall, subject to the standard set out in the first paragraph to Article V, have received from MainSource at the Closing the items and documents, in form and content reasonably satisfactory to HFS, listed in Section 11.02(a) hereof.

(d)   Registration Statement Effective.   MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of HFS in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

(e)   Regulatory Approvals.   All regulatory approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of HFS reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that HFS would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(f)   Shareholder Approval.   The shareholders of HFS shall have approved and adopted this Agreement as required by applicable law and HFS’ Charter.

(g)   Officers’ Certificate.   MainSource shall have delivered to HFS a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that to the best of their knowledge and belief, the conditions set forth in Sections 8.02(a) and (b) have been satisfied.

(h)   Fairness Opinion.   HFS’ investment banker shall have issued (as of a date not later than the mailing date of the proxy statement-prospectus relating to the Merger to be mailed to the shareholders of HFS) its fairness opinion, and shall have reconfirmed such opinion as of the Closing, stating that the Merger Consideration relating to the Merger is fair to the shareholders of HFS from a financial point of view.

(i)   Employment Agreement.   Merger Corp. shall have entered into an employment agreement with James Greiner, effective as of the Effective Time, in substantially the form attached hereto as Exhibit B.

(j)   Tax Opinion.   HFS shall have received the written opinion of Bose McKinney & Evans LLP, counsel to MainSource in form and substance reasonably satisfactory to HFS, dated the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such opinion, Bose McKinney & Evans LLP may require and rely upon representations and covenants, including those contained in certificates of officers of HFS, MainSource and others, reasonably satisfactory in form and substance to such counsel.

ARTICLE IX

TERMINATION OF MERGER

9.01.   Manner of Termination.   This Agreement and the Merger may be terminated at any time prior to the Effective Time by written notice delivered by MainSource to HFS, or by HFS to MainSource, as follows:

(a)    By MainSource or HFS, if:

           (i)  the Merger contemplated by this Agreement has not been consummated by June 30, 2006; provided, however, that a party hereto in willful breach of or willful default hereunder shall have no right to terminate this Agreement pursuant to this Section 9.01(a)(i); or

          (ii)  the Agreement and the Merger are not approved by the requisite vote of the shareholders of HFS at the Special Meeting of Shareholders of HFS; or

        (iii)  the respective Boards of Directors of MainSource and HFS mutually agree to terminate this Agreement.

(b)   By MainSource if:

           (i)  at any time prior to the Effective Time, MainSource’s Board of Directors so determines, in the event of either:

(A)       a breach by HFS of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to HFS of such breach and the cure does not result in a Material Adverse Effect on HFS; or

(B)        a breach by HFS of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days after the giving of written notice to HFS of such breach and any such cure would not result in a Material Adverse Effect; or

          (ii)  it shall reasonably determine that the Merger contemplated by this Agreement has become impracticable by reason of commencement or threat of any claim, litigation or proceeding against MainSource, HFS, Merger Corp. or any director or officer of any of such entities relating to this Agreement or the Merger which has, or is reasonably likely to result in the restraint or prohibition of this Agreement or the obtaining of material damages; or

        (iii)  there has been a Material Adverse Effect in the business, assets, capitalization, financial condition or results of operations of HFS as of the Closing Date, as compared to that in existence as of June 30, 2005; or

         (iv)  HFS’ Board of Directors submits, or intends to submit, this Agreement to the shareholders without recommending the approval of this Agreement; or

          (v)  HFS fulfills the requirements of Section 6.01 hereof but the shareholders of HFS do not approve and adopt the Merger and this Agreement; or

         (vi)  the Average MainSource Stock Price is greater than $23.00 per share; or

        (vii)  in the event that HFS fails to maintain a composite rating of at least two (2) from its latest safety and soundness and compliance examination, or fails to maintain a CRA rating of satisfactory or better.

(c)    By HFS, if:

           (i)  at any time prior to the Effective Time, HFS’ Board of Directors so determines, in the event of either:

(A)       a breach by MainSource of any representation or warranty contained herein that would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect, unless the breach is cured within thirty (30) days from the giving of written notice to MainSource of such breach and the cure does not result in a Material Adverse Effect on MainSource; or

(B)        a breach by MainSource of any of the covenants or agreements contained herein that would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect on MainSource, unless the breach is cured within thirty (30) days after the giving of written notice to MainSource of such breach and any such cure would not result in a Material Adverse Effect; or

          (ii)  there has been a change constituting a Material Adverse Effect in the financial condition, results of operations, business, assets or capitalization of MainSource on a consolidated basis as of the Closing Date, as compared to that in existence on June 30, 2005; or

        (iii)  it shall reasonably determine that the Merger contemplated by this Agreement have become impracticable by reason of commencement or threat of any material claim, litigation or proceeding against MainSource, HFS, Merger Corp. or any director or officer of any of such entities relating to this Agreement or the Merger which has, or is reasonably likely to result in the restraint or prohibition of this Agreement or the obtaining of material damages; or

         (iv)  HFS fulfills the requirements of Section 6.01 hereof but the shareholders of HFS do not approve and adopt the Merger and this Agreement; or

          (v)  the Average MainSource Stock Price is less than $15.00 per share; or

         (vi)  HFS enters into an agreement with respect to an Acquisition Transaction as permitted by Section 6.06(b) and the HFS Board of Directors elects to terminate this Agreement.

9.02.   Effect of Termination.   Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of MainSource or HFS and their respective directors, officers, employees, agents and shareholders, and neither party shall have any obligation or liability hereunder, except: (i) with respect to those provisions of this Agreement which are designated in Section 12.10 as surviving any termination of this Agreement, including without limitation,  the payment of expenses set forth in Section 12.11 and, if applicable, the payment of the Termination Fee and/or Expense Reimbursement as provided by Section 9.03 hereof; and (ii) the termination will not in any way release a breaching party from liability for any willful breach of this Agreement (it being understood that if HFS enters into an agreement with respect to an Acquisition Transaction, or the HFS Board of Directors does not recommend the Merger as provided in Section 6.06(b) and (c), it shall not be considered a willful breach).

9.03   Termination Fee and Expense Reimbursement.   In recognition of the efforts, expenses and other opportunities foregone by MainSource and HFS while structuring and pursuing the Merger, the parties agree that (a) a termination fee of $1,000,000 (the “Termination Fee”) and/or (b) out-of-pocket and personnel expenses equal to $200,000 in the aggregate (the “Expense Reimbursement”) shall be paid by the applicable party if this Agreement is terminated:

           (i)  by MainSource pursuant to Section 9.01 (b)(iv) or by HFS pursuant to Section 9.01(c)(vi) above      and MainSource is not in breach of this Agreement, in which case HFS shall pay the Termination Fee and Expense Reimbursement to MainSource.

         (ii)  by MainSource pursuant to Section 9.01 (b)(i) (other than pursuant to Section 9.01(b)(i)(B) as a result of a breach of Section 6.03(b)(v) or (vi)) and MainSource is not in breach of this Agreement, in which case HFS shall pay the Expense Reimbursement to MainSource.

(iii)  by HFS pursuant to Section 9.01 (c)(i) above and HFS is not in breach of this Agreement, in which case MainSource shall pay the Expense Reimbursement to HFS.

If any party is required to pay the Termination Fee and/or Expense Reimbursement hereunder, upon such payment, such party shall have no further liability to the other party for any breach of this Agreement resulting in the requirement to pay the Termination Fee and/or Expense Reimbursement. Each party acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, each party would not have entered into this Agreement; accordingly, if a party fails promptly to pay the amount due pursuant to this Section 9.03, and, in order to obtain such payment, the other party commences an action which results in a judgment against the other party for the Termination Fee and/or Expense Reimbursement, the payor party shall pay to the payee party its costs and expenses (including attorneys’ fees and expenses) in connection with such action, together with interest on the amount of the Termination Fee at the rate of eight percent (8%) per annum.

ARTICLE X

EFFECTIVE TIME OF THE MERGER

Upon the terms and subject to the conditions specified in this Agreement, the Merger will become effective at the close of business on the day and at the time specified in the Articles of Combination of Merger Corp and HFS as filed with the OTS in accordance with 12 C.F.R. § 552.13(j) (the “Effective Time”). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the fifth business day immediately following the date on which the last of the conditions set forth in Article VIII (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing, but subject to the delivery at the Closing of such certificates, opinions and other instruments and documents) is fulfilled or waived following (a) the fulfillment of all conditions precedent to the Merger set forth in Article VIII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger, and in no event will the Effective Time occur later than June 30, 2006.

ARTICLE XI

CLOSING

11.01.   Closing Date and Place.   So long as all conditions precedent set forth in Article VIII hereof have been satisfied and fulfilled, the closing of the Merger (the “Closing”) will take place on a date (the “Closing Date”) and at a location to be reasonably determined by MainSource, but in no event later than five business days after the satisfaction (or waiver) of all of the conditions precedent set forth in Article VIII.

11.02.   Deliveries.   (a) At the Closing, MainSource will deliver to HFS the following:

           (i)  the officers’ certificate contemplated by Section 8.02(g) hereof;

         (ii)  copies of all approvals by government regulatory agencies necessary to consummate the Merger;

        (iii)  copies of the resolutions of the Board of Directors of MainSource certified by the Secretary of MainSource and Merger Corp, respectively, relative to the approval of this Agreement and the Merger;

         (iv)  the tax opinion required by Section 8.02(j);

          (v)  the employment agreement required by Section 8.01(j) hereof; and

         (vi)  such other documents as HFS or its legal counsel may reasonably request.

(b)   At the Closing, HFS will deliver to MainSource the following:

           (i)  the officers’ certificate contemplated by Section 8.01(g) hereof;

         (ii)  a list of HFS’ shareholders of record as of the close of  business on a trading day not more than three trading days immediately preceding the Closing Date, certified by the President and Secretary of HFS;

        (iii)  copies of the resolutions adopted by the Board of Directors and shareholders of HFS relative to the approval of this Agreement and the Merger, and copies of the Charter and Bylaws of HFS including all amendments thereto as of the Closing Date, certified by the Secretary of HFS;

         (iv)  the fairness opinion required by Sections 8.01(i) and 8.02(h) hereof;

          (v)  the affiliate agreements required by Section 6.05 hereof;

         (vi)  the CFO certificate required by Section 2.02(iii);

       (vii)  the employment agreement required by Section 8.01(j) hereof; and

      (viii)  such other documents as MainSource or its legal counsel may reasonably request.

ARTICLE XII

MISCELLANEOUS

12.01.   Effect of Agreement.   This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto;. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other persons except for the provisions of Section 1.02 (regarding the appointment of directors to the board of directors of Merger Corp), Section 6.15 regarding Deferred Compensation Agreements, Section 6.17 (regarding the current employment agreement of James Greiner), Section 7.03 (regarding employee benefit plans), Section 7.05 (regarding HFS’ employees), Section 8.01(i) (regarding the employment of James Greiner) and Section 12.08 (regarding indemnification and insurance), which may be enforced by the persons referred to therein as third party beneficiaries.

12.02.   Waiver; Amendment.   (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

(b)   This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

12.03.   Notices.   All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid as follows:

If to MainSource or Merger Corp:	with a copy to (which will not constitute notice):

MainSource Financial Group, Inc.
201 North Broadway	Bose McKinney & Evans LLP
Greensburg, Indiana 47240	2700 First Indiana Plaza
ATTN: James L. Saner, Sr.,	135 North Pennsylvania Street
President and Chief	Indianapolis, Indiana 46204
Executive Officer	ATTN: Karen Ball Woods
Telephone: (812) 663-0157	Telephone: (317) 684-5376
Fax: (812) 663-4812	Fax: (317) 223-0376

If to HFS:	with a copy to (which will not constitute notice):

HFS Bank, F.S.B.
555 East Third Street Hobart, Indiana 46342-1175 ATTN: James Greiner, President and Chief Executive Officer Telephone: (219) 942-1175, ext. 303 Fax: (219) 942-6399	Blank Rome LLP 600 New Hampshire Avenue, N.W. Washington, D.C. 20037 ATTN: Edward L. Lublin, Esquire Telephone: (202) 772-5933 Fax: (202) 772-5858

or such substituted address or person as any of them have given to the other in writing. All such notices, requests or other communications will be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

12.04.   Headings.   The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

12.05.   Severability.   In case any one or more of the provisions contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

12.06.   Counterparts.   This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same instrument.

12.07.   Governing Law.   This Agreement will be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Decatur County, Indiana or the United States District Court for the Southern District of Indiana—Indianapolis Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts.

12.08.   Indemnification.   (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers or employees of HFS as provided in its charter or by-laws (or comparable organizational documents) and any existing indemnification agreements or arrangements of HFS shall survive the Merger and shall continue in full force and effect in accordance with their terms and to the fullest extent permitted by law as the joint and several obligation of Merger Corp and MainSource, and shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.

(b)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of HFS (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of HFS or its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

(c)   MainSource shall use commercially reasonable efforts to obtain and maintain a directors’ and officers’ liability insurance tail coverage policy for a period of three years beginning at the Effective Time with respect to the current and former directors and officers of HFS, relating to periods prior to the Effective Time, with coverages at least the same as the coverages as were in effect under HFS’s director and officer liability policy on the date hereof to satisfy its obligations under this Section 12.08. If HFS elects to extend the coverage of such policy to a period of no more than six years beginning at the Effective Time, HFS may do by paying or accruing for payment the additional incremental premium cost for such extension with a corresponding deduction from HFS Total Stockholders Equity in accordance with Section 2.02(b).

(d)   MainSource shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Article. The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other person named herein and his or her heirs and representatives and their successors and assigns.

12.09.   Entire Agreement.   This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein. Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

12.10.   Survival of Representations, Warranties or Covenants.   Except as set forth in the following sentences, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter MainSource, Merger Corp. and HFS will have no further liability with respect thereto. The covenants contained in Sections 6.09 (regarding confidentiality), 9.02, 9.03, 12.03, 12.04, 12.05, 12.07, 12.09, 12.10, 12.11 and 12.12 shall survive termination of this Agreement. The covenants contained in Sections 1.02 (regarding the appointment of directors to the board of directors of Merger Corp),  6.09 (regarding confidentiality), MainSource’s obligations under agreements contemplated by Section 6.12, Sections 6.15, 7.03, 7.05, 12.03, 12.04, 12.05,12.07, 12.08, 12.09, 12.10, 12.11 and 12.12 shall survive the Effective Time.

12.11.   Expenses.   Each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

12.12.   Certain References.   Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term “business day” will mean any day except Saturday and Sunday when MainSource Bank, in Greensburg, Indiana, a wholly-owned subsidiary of MainSource, is open for the transaction of business.

12.13.    Disclosure Schedules.    The Disclosure Schedules attached hereto are intended to be and hereby are specifically made a part of this Agreement.

IN WITNESS WHEREOF, MainSource and HFS have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ James L. Saner, Sr.
James L. Saner, Sr., President
HFS BANK, F.S.B.
By:	/s/ James Greiner
James Greiner, President

EXHIBIT A TO
AGREEMENT AND PLAN OF MERGER

[DATE]

MainSource Financial Group, Inc.
201 North Broadway
Greensburg, Indiana 47240

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of HFS Bank, F.S.B., an Indiana corporation (“HFS”), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Neither my entering into this letter agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an “affiliate.”

Pursuant to the terms of the Agreement and Plan of Merger dated as of October 26, 2005, (the “Merger Agreement”), between MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), and HFS, providing for the merger of HFS with and into a newly-formed interim federal savings bank that is a wholly-owned subsidiary of MainSource (the “Merger”), and as a result of the Merger, I may receive shares of common stock, no par value, of MainSource (the “MainSource Securities”) and/or cash in exchange for the shares of common stock, no par value, of HFS owned by me at the effective time of the Merger.

I also understand that I will not be an “affiliate” of MainSource after the Merger.

I represent and warrant to MainSource that in such event:

A.             I shall not make any sale, transfer or other disposition of the MainSource Securities in violation of the Act and the Rules and Regulations.

B.              I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of MainSource Securities, to the extent I felt necessary, with my counsel and counsel for HFS.

C.              I have been advised that the issuance of MainSource Securities to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the shareholders of HFS, I may have been deemed to have been an affiliate of HFS and a distribution by me of MainSource Securities has not been registered under the Act, the MainSource Securities must be held by me indefinitely unless (i) a distribution of MainSource Securities by me has been registered under the Act, (ii) a sale of MainSource Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to MainSource, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of the MainSource Securities by me.

D.             I understand that MainSource is under no obligation to register the sale, transfer or other disposition of MainSource Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration available; provided, however, that in the event that I sell my MainSource Securities in accordance with Rule 145 or other applicable exemption, upon receipt by MainSource of such representation letters from me and/or my broker as MainSource or its counsel may reasonably request, MainSource will provide notification (and/or an opinion of its counsel if required by the transfer agent) to the transfer agent for the MainSource Securities that such sale may be effected based upon such exemption.

E.              I also understand that stop transfer instructions will be given to MainSource’s transfer agent with respect to MainSource Securities and that there will be placed on the certificates for the MainSource Securities, or any substitutes therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated [DATE] between the registered holder hereof and MainSource Financial Group, Inc., a copy of which is on file with MainSource Financial Group, Inc.”

F.               I also understand that unless the transfer by me of my MainSource Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, MainSource reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to MainSource a copy of a letter from the staff of the Commission, or an opinion of MainSource’s counsel or other counsel reasonably acceptable to MainSource, or such other evidence and representation letters reasonably acceptable to MainSource, to the effect that such legend is not required for purposes of the Act and, in any event, may be removed after one year following the Effective Time (as defined in the Merger Agreement) as long as MainSource is then current in its filings under the Securities Exchange Act of 1934.

Very truly yours,
Printed:
Accepted this day of , by:
MAINSOURCE FINANCIAL GROUP, INC.
By:
James L. Saner, Sr.
President and Chief Executive Officer

2

EXHIBIT B

EMPLOYMENT AGREEMENT

[See Annex D]

1

Annex B

KEEFE, BRUYETTE & WOODS, INC.
SPECIALISTS IN FINANCIAL SERVICES

211 BRADENTON AVE.   DUBLIN, OH 43017

PHONE	FAX
614-766-8400	614-766-8406

October 26, 2005

Board of Directors
HFS Bank, FSB
555 East Third Street
Hobart, IN 46342-0487

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of HFS Bank, FSB, (“HFSK”), of the consideration to be paid to HFSK shareholders in the merger (the “Merger”) between HFSK and MainSource Financial Group, Inc., an Indiana corporation  (“MSFG”). We have not been requested to opine as to, and our opinion does not in any manner address, HFSK’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated October 26, 2005, by and among HFSK and MSFG (the “Agreement”), at the effective time of the Merger, MSFG will acquire all of HFSK’s issued and outstanding shares of common stock. HFSK shareholders will receive $19.35 per share (“Consideration”) in cash and stock. The aggregate Consideration will be comprised of approximately 52% in MSFG stock and 48% in cash, subject to certain adjustments as detailed in the Agreement.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by HFSK, including (i) the Agreement (ii) Annual Reports for the years ended March 31, 2005, 2004 and 2003 (iii) unaudited financial statements for the quarter ended June 30, 2005  (iv) and other information we deemed relevant. We also discussed with senior management and directors of HFSK, the current position and prospective outlook for HFSK. We reviewed financial and stock market data of other thrifts and the financial and structural terms of several other recent transactions involving mergers and acquisitions of thrifts or proposed changes of control of comparably situated companies.

For MSFG, we reviewed (i) Annual Reports for the years ended December 31, 2004, 2003 and 2002, (ii) unaudited financial statements for the quarters ended March 31, 2005 and June 30, 2005 (iii) and other information we deemed relevant. We also discussed with members of the senior management team of MSFG, the current position and prospective outlook for MSFG.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by HFSK and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such

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Board of Directors
HFS Bank, FSB
October 26, 2005

data. With respect to the financial information, including forecasts and asset valuations we received from HFSK, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of HFSK’s management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of HFSK. We have further relied on the assurances of management of HFSK that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to MSFG or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to HFSK in connection with the Merger and will receive a fee for such services. In addition, HFSK has agreed to indemnify us for certain liabilities arising out of our engagement by HFSK in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by MSFG in the Merger is fair, from a financial point of view, to the stockholders of HFSK.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of HFSK used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of HFSK in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Sincerely,

Keefe, Bruyette, & Woods, Inc.

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Annex C

TITLE 12—BANKS AND BANKING

CHAPTER V—OFFICE OF THRIFT SUPERVISION, DEPARTMENT OF THE TREASURY

PART 552—FEDERAL STOCK ASSOCIATIONS—INCORPORATION, ORGANIZATION, AND CONVERSION—Table of Contents

Sec. 552.14  Dissenter and appraisal rights.

(a)   Right to demand payment of fair or appraised value.   Except as  provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Sec. 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock: Provided, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

(b)   Exceptions.   No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock’s fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers’ Automated Quotation System (“NASDAQ”) on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Sec. 552.13(h)(2) of this part. “Qualified consideration” means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

(c)   Procedure—(1)  Notice.   Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management’s proxy solicitation for such meeting.

(2)   Demand for appraisal and payment.   Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

(3)   Notification of effective date and written offer.   Within ten days after the effective date of the combination, the resulting association shall:

           (i)  Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

         (ii)  Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

        (iii)  Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

(4)   Acceptance of offer.   If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions

C-1

of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

(5)   Petition to be filed if offer not accepted.   If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

(6)   Stock certificates to be noted.   Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

(7)   Withdrawal of demand.   Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

(8)   Valuation and payment.   The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

(9)   Costs and expenses.   The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

(10)   Voting and distribution.   Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): Provided, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

(11)   Status.   Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

C-2

Annex D

EXHIBIT B

EMPLOYMENT AGREEMENT

This Employment Agreement, effective as of                     , 20    , [insert effective date of Merger] (the “Effective Date”), among MainSource Bank—Hobart, a federal savings bank (“Company”), James H. Greiner (“Employee”) and MainSource Financial Group, Inc. (“Parent”).

RECITALS

A.    The Company is engaged in the business of commercial banking, including but not limited to the promotion of savings through the solicitation of deposits from the general public, the promotion of home ownership through the origination of mortgage loans primarily to finance the purchase, construction or improvement of residential real estate and the origination of loans for automobile purchases, commercial and personal purposes (“Business”).

B.     The Company desires to retain, by contract, Employee to serve as President of the Company.

C.     Employee has knowledge and experience to serve in such capacity and the parties wish to confirm their employment relationship pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and other good and valuable consideration, the parties agree as follows:

1.   Employment.   The Company hereby employs Employee as President and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth.

2.   Term.   Subject to the provisions for termination as provided in paragraphs 10 and 12 hereof, the term of this Agreement shall commence on the Effective Date hereof and continue through [insert date that represents the later of (i) the second anniversary of the Effective Date or (ii) December 31, 2007] (the “Initial Term”), and it shall be extended by the election of the president of Parent for an additional one year period beginning at the end of the Initial Term by the Company serving written notice of election to Employee prior to [insert date that represents the later of (i) the first anniversary of the Effective Date or (ii) December 31, 2006]. The term of the Agreement may not be extended by election of Employee. However, in no event will the term of this Agreement or the employment of Employee extend beyond [insert date that represents the later of (i) the third anniversary of the Effective Date or (ii) December 31, December 31, 2008].

3.   Duties.   During the term hereof, Employee shall serve as President of the Company and shall to the best of his efforts manage, direct and administer the operations of the Company including, but not limited to:  driving the growth of the Company’s business; business development activities; working to meet the projected profit goals of the Company and supporting the planned conversion of the Company’s charter and business model from a thrift institution regulated by the Office of Thrift Supervision to a state commercial bank regulated by the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. Employee shall report to the president of Parent or (if so determined by the president of Parent) the Company’s chief executive officer. The precise services, duties and authority of Employee may be further defined, extended or curtailed from time to time at the discretion of the president of Parent or (if so determined by the president of Parent) the Company’s chief executive officer; provided, however, that such services, duties and authority shall always be consistent with those which are customary for his position with the Company. The Employee shall exercise his duties of employment in a manner consistent with and in compliance with the requirements of all applicable statutes of the United

States of America and the State of Indiana and of the administrative rules and regulations issued thereunder and of the procedures, rules and regulations of the applicable regulatory agencies of the United States of America and the State of Indiana. Similarly, Employee shall exercise his supervision and control over the employees of the Company that report to him in such a manner as to cause them to exercise their duties of employment so as to meet the standards provided by the previous sentence of this paragraph. The Company shall not relocate the principal office where Employee renders services to a location other than an office of the Company within Lake County or Porter County in Indiana.

4.   Extent of Services.   Employee, subject to the control of the president of Parent or (if so determined by the president of Parent) the Company’s chief executive officer, shall have the power and authority commensurate and necessary to his position with the Company. Employee shall devote his entire employable time, attention and best efforts to the Business of the Company and shall not, without the consent of the president of Parent or (if so determined by the president of Parent) the Company’s chief executive officer, which consent shall not be unreasonably withheld, during the term of this Agreement, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Employee from investing his personal assets in such form or manner as will not require any services on the part of Employee in the operation of the affairs of the enterprise in which such investments are made. Employee shall be a full-time employee of the Company and shall devote at least forty (40) hours per week (excused absences and vacation periods counted as hours worked for this purpose) to the affairs of the Company, unless the president of Parent consents to a shorter work period. During the term of his employment hereunder, the Employee shall not provide any banking or bank-related services or solicit or engage in any banking or bank-related business otherwise than on behalf of the Company or an affiliate of the Company.

5.   Board Member.   So long as the Company exists as a separate entity and not merged or consolidated into another entity and Employee remains employed by the Company pursuant to the terms of this Agreement, including any extensions hereof, the Company shall cause Employee to be elected as a member of the Company’s Board of Directors and in accordance with the By-Laws of the Company. Upon the termination of this Agreement, unless the Parent otherwise consents to his retention on the Board, Employee shall take any actions necessary to remove himself from the Board of Directors of the Company.

6.   Compensation.   Employee shall be compensated for services rendered hereinunder during the term hereof as follows:

(a)    As an incentive for Employee to enter into this Agreement, the Company, within sixty (60) days following the execution of this Agreement, shall pay Employee, in a lump sum, One Hundred Thousand Dollars ($100,000.00), subject to withholding of taxes and other customary amounts. Such amount shall be deemed earned upon the execution of this Agreement and shall not be reduced due to the termination of Employee’s employment for any reason prior to the end of the term of this Agreement.

(b)   Employee shall receive an annualized base salary of One Hundred Thirty-Five Thousand Dollars ($135,000.00). Base salary hereunder shall be payable in equal periodic installments consistent with the Company’s payroll practices and subject to withholding of taxes and other customary amounts.

(c)    Employee shall not be eligible for the Company’s or Parent’s Executive Bonus Plan for 2006, payable in 2007, or for 2007, payable in 2008.

7.   Fringe Benefits.

(a)    Subject to Employee’s payment of the employee portion of the costs of coverage, Employee shall be entitled to participate in the employee benefit and welfare plans, retirement plans and insurance programs offered by the Company, or which it may adopt from time to time, in accordance with the terms and conditions of any of such plans and programs, for its management or supervisory personnel generally. Employee shall receive full credit for prior service with HFS Bank and its successors for purposes of eligibility, level of benefits, vesting and period of service requirements under such plans and programs. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any employee benefit or welfare plans or programs or employee fringe benefits it may adopt from time to time, subject to the Company’s obligations in paragraph 7(b).

(b)   Without limiting the generality of Section 7(a), Company shall provide for each of Employee and his wife health insurance through the Company’s employee health insurance plan until Employee and his wife each reach age 65, subject to Employee paying the employee portion of any premiums in accordance with such plan. In the event that Company modifies such health insurance plan in a manner such that the coverage provided to Employee and his wife thereafter is less than the coverage provided to Employee and his wife prior to such modification, or in the event that the Company terminates such plan, the Company shall provide supplemental and/or replacement health insurance coverage, as applicable, to Employee and his spouse, at no additional cost to Employee and his spouse, such that there shall be no reduction in the level of coverage and benefits provided to Employee and his spouse. The obligations of this paragraph shall survive the termination of this Agreement for any reason.

(c)    Employee shall be entitled to at least three hundred fifty-six (356) hours of paid time off for each year during the term hereof administered in accordance with the Company’s policies.

(d)   The Company shall reimburse Employee for all reasonable expenses he may incur for promoting the Business, including expenses for entertainment, travel, and similar items, subject to such limits and conditions as the Parent may reasonably establish applicable to its executive officers. Without limiting the generality of the foregoing, during the term of his employment, Employee and his wife shall be entitled to attend the annual Indiana Bankers convention, with the cost of attendance, travel, accommodations and meals paid by the Company. The Company shall also pay for Employee’s membership in a local country club during the term of this Agreement.

(e)    During the term of this Agreement, the Company shall furnish Employee a non-luxury automobile made by an American manufacturer suitable to the nature of his position and adequate for the performance of his employment, of a quality consistent with that provided by Parent to other Presidents of its subsidiary banks. The Company will maintain, insure and provide fuel for operation of such automobile in accordance with policies or practice established from time to time by the Parent for its executives. Upon termination of the employment of Employee, Company will offer to transfer the automobile to Employee for a price equal to the fair market value thereof or if leased, the assumption of the remaining lease payments and any buyout amount.

8.   Disability.   If Employee shall become physically or mentally disabled during the term of this Agreement to the extent that he shall be unable to perform his duties and services for and on behalf of the Company, the Company shall continue to make payment of a portion of Employee’s base salary in the amount and for the duration as set forth in Company policies or practices established from time to time by the Company for executive managers of the Company.

9.   Confidentiality.

(a)    The Company possesses and will continue to possess information which has been created, discovered, developed by or otherwise become known to the Company (including information discovered or made available by subsidiaries, affiliates or joint ventures of the Company or in which property rights have been assigned or otherwise conveyed to the Company) which information (whether in print or electronic format) has commercial value to the Company, including but not limited to trade secrets, innovations, processes, computer codes, data, know how, improvements, discoveries, developments, techniques, marketing plans, strategies, costs, customers, and client lists, or any information Employee has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesired publicity, whether or not developed by Employee (“Confidential Information”). Unless previously authorized in writing or instructed in writing by the Company, Employee will not, at any time, disclose to others, or use, or allow anyone else to disclose or use any Confidential Information (except as may be necessary in the performance of Employee’s employment with the Company), unless and until and then only to the extent that, such Confidential Information has become ascertainable or obtainable from public or published sources or was available to Employee on a non-confidential basis prior to any disclosure, provided that the source of such material is or was not bound by any obligation of confidentiality to the Company.

(b)   Upon termination of employment to the extent he has not already done so, the Employee will deliver to the Company any and all Information and Property (as herein defined) then in his possession or subject to his control. For purposes of this sub-section, the term “Information and Property” means and includes (i) all files, records, reports, memoranda and other documents, whether written or electronic, that the Employee received, prepared, helped prepare, directed the preparation of, maintained or kept in connection with his services as a director, officer or employee of the Company or any of its affiliates; (ii) all door and file keys, identification cards or badges, credit cards, computer hardware, computer software, computer printers, computer access codes and similar items issued or made available to the Employee in connection with his service as a director, officer or employee of the Company or any of its affiliates; (iii) all documents, whether written or electronic, containing any trade secrets (as defined in Indiana Code §24-2-3-2) of the Company or any of its affiliates; and (iv) all documents, whether written or electronic, containing non-public information regarding the Company or any of its affiliates or its customers or employees, the use or disclosure of which might be adverse to the best interests of such entity or its business. The Employee expressly agrees and promises that he will not retain any copies, duplicates, reproductions, or excerpts of any Information and Property. The Employee acknowledges that this obligation is continuing and agrees promptly to deliver to the Company any subsequently discovered Information and Property and any subsequently discovered copies, duplicates or reproductions of, or excerpts from Information and Property. In the case of electronic data contained in files residing on the Employee’s personally-owned computers, the Employee shall permit access to such computers to Company representatives to delete all such files (including any drives or disks associated therewith) that can be located easily and delete all other such files (including any drives or disks associated therewith) as and when they are discovered. Notwithstanding anything else in this subparagraph (i), the Employee may retain documents concerning any benefit plans or employment policies from which he may be or become entitled to benefits and documents concerning his rights under this Agreement.

10.   Termination.

(a)    The Company may terminate this Agreement during the term hereof for just cause, as defined below, upon written notice to Employee.

(b)   This Agreement may also be terminated (i) whenever the Company and Employee shall mutually agree to a termination in writing, (ii) upon the resignation or death of Employee, (iii) pursuant to paragraph 12, or (iv) upon expiration of the term hereof.

(c)    Upon the termination of this Agreement by the Company for just cause as defined in subparagraph (d), or pursuant to paragraph 12, or upon the resignation or death of Employee, Employee or his personal representative shall be entitled to receive only the compensation accrued but unpaid as of the date of the termination hereof and shall not be entitled to any compensation following the termination date or additional compensation except as expressly provided in this Agreement.

(d)   Just cause shall mean:

           (i)  Employee’s conviction of, or plea by Employee of nolo contendre to, any felony or any               crime involving embezzlement of funds belonging to the Company fraud or other conduct in such a manner as will injure or adversely affect the Company or its employees, customers, agents, officers or directors;

          (ii)  Employee’s absence from his employment for a period in excess of paid time off as provided in paragraph 7(b) for any reasons other than family, medical or disability leave under the Company’s policies or excused absence approved by the president of Parent;

        (iii)  Employee’s absence from employment or inability to perform his duties hereunder as a result of physical or mental disability for a period in excess of the period for which salary is continued pursuant to paragraph 8 or in excess of family, medical or disability leave under the Company’s policies;

         (iv)  Employee’s failure to perform substantially his duties with the Company, his intentional breach of the provisions of this Agreement, his gross negligence or willful malfeasance in discharging his obligations hereunder and such acts and their consequences are not remedied within ten (10) days (or such longer reasonable period of time designated by the Parent) after written notice hereof has been given to Employee by the board of directors of Parent; provided further, however, that Company shall not terminate Employee until after Employee and his lawyer shall have had the opportunity to appear before the board of directors of Parent at the next regularly scheduled board meeting to discuss such matter and any cure attempted by Employee.

11.   Non-Competition.   Employee acknowledges that the services he will render to the Company under this Agreement will be of a special and unusual character, with a unique value to the Company. Employee has served in an executive management position with and was a shareholder of the banking entity merged into the Company and has acquired unique and invaluable information about and developed relationships with customers who will continue to use the services of Company and for which he will continue to receive benefit. Employee further acknowledges the scope of the Company’s Business and that any limitations on his post employment activities are necessary to protect the Company’s Business because of its scope. In view of the unique value to the Company of the services of Employee, his prior relationship with the predecessor of the Company, because of the confidential information of the Company obtained by or disclosed to Employee, and as a material inducement to the Company to enter into this Agreement and to provide Employee the compensation and benefits stated herein, including the signing bonus, and other good and valuable consideration, Employee covenants and agrees that for the period of two (2) years following the date of termination of employment with Company for any reason, Employee will not, directly or indirectly, either as a principal, agent, manager, partner, director, officer, consultant or shareholder, on his behalf or on behalf of any other entity:

(a)    in Lake County Indiana, the counties in the States of Illinois or Indiana which are contiguous to Lake County Indiana, own, manage, operate, control, be employed by, participate in, render assistance to or be connected in any manner with the ownership, management, representation, operation or control of any entity which competes with the Business of the Company at the time of termination of employment with Company; provided, however, that nothing herein is intended to prevent Employee from owning less than one percent (1%) of any class of common stock or other equity securities traded on a national securities exchange or quoted on the Nasdaq National Market System, even if the issuing company is directly competitive with Parent or the Company;

(b)   solicit, entice or encourage any employee of the Company to leave employment with the Company and to not hire or employ (or cause and/or assist, whether directly or indirectly any third party to hire or employ) any such employee; and

(c)    contact, solicit, encourage or induce any customers of the Company to obtain business and/or services from any entity (other than the Company) which is engaged in any activity competitive with the Business of the Company.

The term “customer” shall mean any person or entity to which the Company has provided services during the one (1) year period prior to the date of termination or persons or entities targeted by the Company or contacted for the purpose of selling such goods or services during such one (1) year period.

12.   Regulatory Provisions.

(a)    If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (i) pay the Employee all of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole) all of its obligations which were suspended.

(b)   If the Employee is removed and/or permanently prohibited from participation in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), the employment of Employee and all obligations of the Company under this Agreement shall terminate as of the effective date of the order.

(c)    If the Company is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), the employment of Employee and all obligations of the Company under this Agreement shall terminate as of the date of default.

(d)   The employment of Employee and all obligations of the Company under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Director of the Federal Deposit Insurance Corporation (the “Director”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined by the Director to be in an unsafe or unsound condition.

13.   Remedies.   Given the important nature of the services Employee will provide to the Company, the scope and nature of the Company’s business and the sensitive nature of the information and functions Employee will have with the Company, Employee acknowledges that the limitations contained herein in paragraphs 9 and 11 are reasonable. In the event of an actual or threatened breach by Employee of the provisions of paragraphs 9 and 11, the Company shall be entitled to an injunction restraining Employee from such breach in addition to recovery of monetary damages together with the costs and expenses and reasonable attorney’s fees and expenses incurred by Company in seeking and enforcement such provisions in paragraphs 9 and 11. If Employee violates any covenants contained in paragraphs 9 and 11, the terms and the covenants violated shall be automatically extended to a like period of time from the date on which Employee ceases such violation or from the date of entry by a court of competent jurisdiction of any order or judgment enforcing such covenant, whichever period is later.

14.   Tax Liability.   It is the intention of Company and Employee that any and all payments Employee receives pursuant to this Agreement are reasonable compensation for services provided by Employee to Company during the term hereof, and together with any other payments due to Employee from Company or its successor (“other payments”), shall not constitute “excess parachute payments” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended. If the Internal Revenue Service or the independent accountants acting as auditors for Company or its successor determine that the compensation by itself or together with other payments constitute “excess parachute payments, “ the payments hereunder shall be reduced to the maximum amount which may be paid without constituting the payments as “excess parachute payments.”  If, regardless of the aforesaid adjustment, the Internal Revenue Service determines that the payments constitute “excess parachute payments” under Sections 280G and 4999 of the Code, Company shall assume responsibility for the loss of any tax deductions, and Employee shall assume responsibility for payment of any income and excise taxes attributable to the excess parachute payment.

15.   Breach by Company; No Mitigation of Damages.   In the event that Company terminates the employment of Employee other than as permitted under this Agreement, or in the event that Employee terminates his employment due to the breach of this Agreement by Company: (i) all salary payable under the remaining term of this Agreement (including, if applicable, any extension if theretofore elected by Company) shall become immediately due and payable by Company to Employee; and (ii) Employee shall continue to be entitled to receive the fringe benefits to which he is entitled under paragraphs 7(b) and (e). It is the intention of Company and Employee that Employee shall not be required to mitigate any damages resulting from the breach of this Agreement by Company and any earnings or compensation received by Employee from any other person or entity following the termination of his employment shall not reduce or be offset against any damages payable by Company hereunder.

16.   Successors and Assigns.   Company may assign this Agreement to any successor by merger, consolidation or sale of all or substantially all of the assets of Company; but otherwise neither Company nor Employee shall assign this Agreement or any part hereof. This Agreement shall be binding upon and inure to the benefit of any successor, assign, heir or personal representative of either party hereto.

17.   Covenants and Promises Survive Termination of Employment.   Company and Employee agree that the obligations, duties and covenants contained in paragraphs 7(b), 9, 11, 12, 14 and 15 shall survive termination of this Agreement and Employee’s employment.

18.   Severability.   The parties agree that each and every paragraph, sentence, clause, term, word and provisions of this Agreement is severable and that, in the event any portion of this Agreement is adjudged to be invalid or unenforceable, the remaining portions thereof shall remain in full force and effect to the fullest extent permitted by law. If any part of paragraph 11 of this Agreement is for any reason excessively broad as to time duration or geographic scope, activity or subject, it will be construed by a court by limiting or reducing it so as to be enforceable to the extent compatible with applicable law as it then exists.

19.   Miscellaneous.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of such together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20.   Governing Law.   This Agreement shall be interpreted in accordance with and be governed exclusively by the laws of the State of Indiana. The parties expressly agree that any and all actions concerning any dispute arising from this Agreement shall be filed and maintained only in a state court of competent jurisdiction sitting in the Marion County State of Indiana or the federal U.S. District Court, Southern District of Indiana and each party consents to such jurisdiction.

21.   Waiver.   No waiver by the Company, of any breach hereunder by the Employee shall be deemed or construed as a waiver of any other breach or of any subsequent breach. The Employee acknowledges that the Company for business reasons or otherwise, may waive a breach by another individual of provisions similar to the provisions agreed to by the Employee in this Agreement. The Employee acknowledges that no waiver by the Company, of any other individuals’ breach of provisions similar to the provisions in this Agreement shall be construed as a waiver of any breach by the Employee of this Agreement.

22.   Notices.   All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to be given when delivered personally or sent by registered or certified mail, facsimile transmission, or electronic mail to the last known residence address Employee has on file with the Company, or in case of Company, to the business address of the Company.

23.   Obligations of Parent.   Parent hereby unconditionally guarantees (as a primary obligor) to Employee, and becomes surety for, (i) the prompt payment of all amounts due to the Employee under this Agreement, and (ii) the prompt and complete compliance with and performance by Company of all representations, warranties, covenants, agreements and other obligations to the Employee under or pursuant to this Agreement. The payment, compliance and performance obligations hereunder guaranteed by Guarantor are hereinafter collectively referred to as the “Obligations.”  This is a guaranty of payment, performance and completion and not of collection, and the Employee shall be required, as a condition of the Parent’s liability, to make any demand upon or to pursue any of his rights against Company, or to pursue any rights which may be available to him with respect to any other person or entity who may be liable for the payment of the Obligations. This is an absolute, unconditional, irrevocable and continuing guaranty with respect to the payment and performance of the Obligations and will remain in full force and effect until all of the Obligations have been indefeasibly paid in full or otherwise satisfied.

24.   Entire Agreement.   This Agreement constitutes the complete agreement among the parties with regard to the subject matter addressed herein, shall supersede any and all previous agreements and/or commitments, whether oral or written, between or among the parties and shall not be amended or modified absent an agreement signed by all parties. The parties further agree that no verbal or other statements, discussions, or impressions, other than those provisions contained in this Agreement, have been relied upon by any party in executing this Agreement.

[Signatures on the following page]

IN WITNESS WHEREOF, the parties have signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

MAINSOURCE BANK—HOBART
By:	By:
James H. Greiner	Name:
Title:
Date:	Date:
“Employee”	“Company”
MAINSOURCE FINANCIAL GROUP, INC.
By:
Name:
Title:
Date:
“Parent”

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

MainSource Financial Group, Inc. (“MainSource”) is an Indiana corporation. MainSource’s officers and directors are and will be indemnified under Indiana law and the Restated Articles of Incorporation and Amended and Restated Bylaws of MainSource against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. MainSource’s Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

MainSource’s Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. MainSource’s Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other entity against expense, liability or loss, whether or not MainSource would have the power to indemnify such person against such expense, liability or loss under the IBCL. MainSource currently maintains officer and director liability insurance.

MainSource’s Amended and Restated Bylaws contain indemnification provisions to substantially the same effect as in the Restated Articles of Incorporation.

MainSource has entered into Indemnification Agreements with its directors and executive officers pursuant to which MainSource is obligated to indemnify such directors and executive officers to the fullest extent permitted by law, to advance expenses incurred in defending indemnified claims and to cover each such director or executive officer with directors’ and officers’ liability insurance to the maximum extent of the coverage available for any of MainSource’s directors or officers. The agreements also require any legal action by or on behalf of MainSource or any affiliate of MainSource against such directors and executive officers or their spouses, heirs, executors or personal representatives to be brought within two years from the date of accrual of the cause of action, unless a shorter limitations period is provided by law.

ITEM 21. EXHIBITS.

The following exhibits are filed with this Registration Statement:

2	Agreement and Plan of Merger between MainSource Financial Group, Inc. and HFS Bank, F.S.B. (appears as Annex A to the prospectus)
5	Opinion and consent of Bose McKinney & Evans LLP regarding legality of the securities being registered.
8	Opinion and consent of Bose McKinney & Evans LLP regarding tax matters.*
23.1	Consent of Crowe Chizek and Company LLC.
23.2	Consent of BKD, LLP to HFS’ financials.
23.3	Consent of BKD to Peoples’ financials.
23.4	Consent of BKD to Union Community’s financials.
23.5	Consent of Keefe, Bruyette & Woods, Inc.
24	Powers of Attorney.
99.1	HFS Bank, F.S.B. proxy card.
99.2	Election Form and Transmittal Letter and instructions to shareholders of HFS Bank, F.S.B..

*                    To be filed by amendment.

ITEM 22.         UNDERTAKINGS.

A.              The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

B.               The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

C.               The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

D.              The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.               (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensburg, Indiana, on the 13th day of February, 2006.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ JAMES L. SANER, SR.
James L. Saner, Sr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of the 13th day of February, 2006.

	SIGNATURE	TITLE
	/s/ JAMES L. SANER, SR.	Director, President and Chief Executive Officer (Principal
	James L. Saner, Sr.	Executive Officer)
	JAMES M. ANDERSON*	Senior Vice President and Chief Financial Officer
	James M. Anderson	(Principal Financial and Accounting Officer)
	ROBERT E. HOPTRY*	Director and Chairman of the Board
Robert E. Hoptry
	WILLIAM G. BARRON*	Director
William G. Barron
	D.J. HINES*	Director
D.J. Hines
	DOUGLAS I. KUNKEL*	Director
Douglas I. Kunkel
	PHILIP A. FRANTZ*	Director
Philip A. Frantz
	RICK S. HARTMAN*	Director
Rick S. Hartman
	BRIAN CRALL*	Director
Brian Crall
* By:	/s/ JAMES L. SANER, SR.
James L. Saner, Sr.
Attorney-in-Fact